As filed with the Securities and Exchange Commission on August 22, 2013

Registration No. 333-190027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6798	62-1543819
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Eric Bolton, Jr.

Chairman of the Board of Directors and

Chief Executive Officer

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna, Esq.	Richard F. Mattern, Esq.	Paul D. Manca, Esq.
Mark S. Opper, Esq.	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC	Joseph E. Gilligan, Esq.
Goodwin Procter LLP	First Tennessee Building	Hogan Lovells US LLP
The New York Times Building	165 Madison Avenue, Suite 2000	Columbia Square
620 Eighth Avenue	Memphis, Tennessee 38103	555 Thirteenth Street, NW
New York, New York 10018	Tel: (901) 526-2000	Washington, D.C. 20004
Tel: (212) 813-8800	Fax: (901) 577-2303	Tel: (202) 637-5600
Fax: (212) 355-3333		Fax: (202) 637-5910

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)’	Amount of registration fee(3) (4)
Common Stock, $0.01 par value per share	33,567,969 shares	N/A	$2,242,131,222	$305,826.70

(1)	Represents the estimated maximum number of shares of Mid-America Apartment Communities, Inc.’s, or MAA, common stock, $0.01 par value per share, to be issued in connection with the merger described herein. The number of shares of common stock is based on (i) 93,244,357 common shares of beneficial interest of Colonial Properties Trust, or Colonial, $0.01 par value per share, or Colonial common shares, the estimated maximum number of Colonial common shares that may be cancelled and exchanged in the merger described herein and (ii) the exchange ratio of 0.360 shares of MAA common stock for each common share of beneficial interest of Colonial.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the MAA common stock was calculated based upon the market value of Colonial common shares (the securities to be converted in the parent merger) in accordance with Rule 457(c) under the Securities Act as follows: the sum of (a) the product of (i) $24.15, the average of the high and low prices per Colonial common share on July 15, 2013, as quoted on the New York Stock Exchange, multiplied by (ii) 88,744,357, the estimated maximum number of Colonial common shares that may be cancelled and exchanged in connection with the merger described herein as of July 16, 2013 and (b) the product of (i) $21.99, the average of the high and low prices per Colonial common share on August 19, 2013, as quoted on the New York Stock Exchange, multiplied by (ii) 4,500,000 Colonial common shares, the estimated additional number of Colonial common shares that may be cancelled and exchanged in connection with the merger described herein as of August 20, 2013.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1 million of the proposed maximum aggregate offering price.
(4)	$292,329.24 of the registration fee was previously paid in connection with the filing of the initial Form S-4.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Mid-America Apartment Communities, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 22, 2013

JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Mid-America Apartment Communities, Inc. and the Shareholders of Colonial Properties Trust:

The board of directors of Mid-America Apartment Communities, Inc., which we refer to as MAA, and the board of trustees of Colonial Properties Trust, which we refer to as Colonial, have each unanimously approved an agreement and plan of merger, dated as of June 3, 2013, by and among MAA, Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial and Colonial Realty Limited Partnership, which we refer to as the merger agreement. Pursuant to the merger agreement, MAA and Colonial will combine through a merger of Colonial with and into MAA, with MAA surviving the merger, which we refer to as the parent merger. If completed, we believe the parent merger will create the preeminent Sunbelt-focused multifamily real estate investment trust, or REIT, in the United States with a pro forma total market capitalization of approximately $8.7 billion and a pro forma equity market capitalization of approximately $5.4 billion, each as of June 30, 2013. The combined company, which we refer to as the Combined Corporation, will retain the name “Mid-America Apartment Communities, Inc.” and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “MAA.” H. Eric Bolton, Jr., will serve as the chairman and chief executive officer of the Combined Corporation following the parent merger. The obligations of MAA and Colonial to effect the parent merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement (including the approvals of each company’s shareholders).

If the parent merger is completed pursuant to the merger agreement, each Colonial shareholder will receive 0.360 shares of MAA common stock for each Colonial common share of beneficial interest, which we refer to as Colonial common shares, held immediately prior to the effective time of the parent merger, with cash paid for fractional Colonial common shares. MAA shareholders will continue to hold their existing shares of MAA common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the price of MAA common stock or the price of Colonial common shares occurring prior to the completion of the parent merger. MAA common stock is currently listed on the NYSE under the symbol “MAA” and Colonial common shares are currently listed on the NYSE under the symbol “CLP.” Based on the closing price of MAA common stock on the NYSE of $67.97 on May 31, 2013, the last trading date before the announcement of the proposed merger, the 0.360 exchange ratio represented approximately $24.47 in MAA common stock for each Colonial common share. Based on the closing price of MAA common stock on the NYSE of $62.26 on August 20, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the 0.360 exchange ratio represented approximately $22.41 in MAA common stock for each Colonial common share. The value of the merger consideration will fluctuate with changes in the market price of MAA common stock. We urge you to obtain current market quotations for MAA common stock and Colonial common shares.

We anticipate that MAA will issue approximately 31.9 million shares of MAA common stock in connection with the parent merger, will reserve approximately 1.6 million shares of MAA common stock in respect of Colonial equity awards that MAA will assume in connection with the parent merger, and will reserve approximately 2.6 million shares of MAA common stock in respect of the potential conversion of limited partnership units issued by Mid-America Apartments, L.P., which we refer to as MAA LP, to former limited partners of Colonial Realty Limited Partnership, which we refer to as Colonial LP. Upon completion of the parent merger, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Colonial LP.

MAA and Colonial will each be holding a special meeting of their respective shareholders. At the MAA special meeting, MAA shareholders will be asked to vote on (i) a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders, (ii) a proposal to approve the MAA 2013 Stock Incentive Plan, and (iii) a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. At the Colonial special meeting, Colonial shareholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger, dated as of June 3, 2013, between MAA and Colonial, and the other transactions contemplated by the merger agreement, (ii) an advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the parent merger, and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement.

The record date for determining the shareholders entitled to receive notice of, and to vote at, the MAA special meeting and the Colonial special meeting is August 22, 2013. The parent merger cannot be completed unless the MAA shareholders and Colonial shareholders each approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of each of (i) a majority of the outstanding shares of MAA common stock entitled to vote on the parent merger and (ii) a majority of the outstanding Colonial common shares entitled to vote on the parent merger.

The MAA board of directors, which we refer to as the MAA Board, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of MAA common stock to Colonial shareholders in connection with the parent merger, are advisable and in the best interests of MAA and its shareholders, and (ii) adopted and approved the merger agreement, the parent merger and the other transactions contemplated thereby. The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders, FOR the proposal to approve the MAA 2013 Stock Incentive Plan and FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

The Colonial board of trustees, which we refer to as the Colonial Board, has unanimously (i) determined that the parent merger (including the plan of merger) and the other transactions contemplated by the merger agreement are advisable and in the best interests of Colonial and its shareholders, and (ii) approved and adopted the merger agreement and the plan of merger. The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers, and FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about MAA, Colonial, the parent merger, the merger agreement and the special meetings. This document is also a prospectus for shares of MAA common stock that will be issued to Colonial shareholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 32.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the MAA special meeting or the Colonial special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of MAA common stock and/or Colonial common shares, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the parent merger and the MAA special meeting and the Colonial special meeting, as applicable.

Sincerely,

H. Eric Bolton Chairman and Chief Executive Officer Mid-America Apartment Communities, Inc.	Thomas H. Lowder Chairman and Chief Executive Officer Colonial Properties Trust

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the parent merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [—], 2013, and is first being mailed to MAA and Colonial shareholders on or about [—], 2013.

MID-AMERICA APARTMENT COMMUNITIES, INC.

6584 Poplar Avenue

Memphis, Tennessee 38138

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 27, 2013

To the Shareholders of Mid-America Apartment Communities, Inc.:

You are invited to attend a special meeting of shareholders of Mid-America Apartment Communities, Inc., a Tennessee corporation, which we refer to as MAA. The meeting will be held at 9:00 a.m., Central Daylight Time, on September 27, 2013, at MAA’s corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138 to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Merger, as it may be amended or modified from time-to-time, which we refer to as the merger agreement, by and among MAA, Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial Properties Trust, an Alabama real estate investment trust, which we refer to as Colonial, and Colonial Realty Limited Partnership, pursuant to which Colonial will merge with and into MAA, with MAA continuing as the surviving corporation, which we refer to as the parent merger, and the other transactions contemplated by the merger agreement, including the issuance of MAA common stock to Colonial shareholders in connection with the parent merger;

•	a proposal to approve the MAA 2013 Stock Incentive Plan; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

THE MAA BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

MAA shareholders of record at the close of business on August 22, 2013 are entitled to receive this notice and vote at the MAA special meeting.

The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MAA common stock. The parent merger cannot be completed without the approval by MAA shareholders of this proposal. The proposals to approve the MAA 2013 Stock Incentive Plan and to adjourn the MAA special meeting require that the votes cast “FOR” each proposal exceed the votes cast “AGAINST” each proposal. Approval of the MAA 2013 Stock Incentive Plan is not a condition to the completion of the parent merger.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the MAA special meeting.

Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the MAA special meeting, please take advantage of one of the advance voting options to assure that your shares of MAA common stock are represented at the MAA special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

Leslie B.C. Wolfgang

Senior Vice President, Director of Investor Relations

and Corporate Secretary

Memphis, Tennessee

[—], 2013

Your vote is important. Whether or not you expect to attend the MAA special meeting in person, we urge you to vote your shares of MAA common stock as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of MAA common stock may be represented and voted at the MAA special meeting. If your shares of MAA common stock are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your shares of MAA common stock.

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750

Birmingham, Alabama 35203

(205) 250-8700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 27, 2013

To the Shareholders of Colonial Properties Trust:

A special meeting of the shareholders of Colonial Properties Trust, an Alabama real estate investment trust, referred to in this joint proxy statement/prospectus as Colonial, will be held in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209 on September 27, 2013 commencing at 10:30 a.m., local time, for the following purposes:

1.	Approval and Adoption of Merger Agreement and Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 3, 2013, as it may be amended or modified from time-to-time (referred to in the accompanying joint proxy statement/prospectus as the “merger agreement”), by and among Mid-America Apartment Communities, Inc., referred to in the accompanying joint proxy statement/prospectus as MAA, Colonial, Mid-America Apartments, L.P., Martha Merger Sub, LP and Colonial Realty Limited Partnership, pursuant to which, among other things, Colonial will be merged with and into MAA, with MAA surviving the parent merger (referred to in the accompanying joint proxy statement/prospectus as the “parent merger”), the parent merger pursuant to the Plan of Merger (referred to in the accompanying joint proxy statement/prospectus as the “plan of merger”) and the other transactions contemplated by the merger agreement;

2.	Approval of Executive Compensation Payable in Connection with the Merger. To consider and cast an advisory (non-binding) vote upon a proposal to approve compensation payable to certain executive officers of Colonial in connection with the parent merger; and

3.	Adjournment of the Special Meeting. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of proposal 1.

We do not expect to transact any other business at the Colonial special meeting. Shareholders of record at the close of business on August 22, 2013 are entitled to notice of and to vote at the Colonial special meeting and at any adjournment or postponement of the Colonial special meeting.

The merger agreement and plan of merger and the compensation payable under existing arrangements that certain executive officers of Colonial may receive in connection with the parent merger are more fully described in the accompanying joint proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus, and a copy of the plan of merger is included as Annex B to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus is a part of this notice.

All Colonial shareholders of record are cordially invited to attend the Colonial special meeting. Even if you plan to attend the Colonial special meeting, we urge you to submit a valid proxy promptly. If your Colonial common shares are registered in your own name, you may submit your proxy by (1) filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed postage-paid reply envelope, (2) authorizing the voting of your shares over the Internet at www.proxyvoting.com/colonial, or (3) calling toll free (877) 215-9164 and following the instructions on the enclosed proxy card. If your Colonial common shares are held in “street name,” you should follow the enclosed instructions that your broker, bank, or other nominee has provided.

Your vote is very important regardless of the number of Colonial common shares you own. We cannot complete the merger unless the merger agreement and parent merger pursuant to the plan of merger are approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding Colonial common shares entitled to vote on such proposal. Accordingly, we urge you to review the enclosed materials and request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope or submit your proxy over the Internet or by telephone.

Under Alabama law, Colonial shareholders who do not vote in favor of the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement will have the right to dissent from the parent merger and obtain payment of the fair value of their shares if the parent merger is consummated, but only if they submit a written notice of their intent to demand payment to Colonial prior to the Colonial special meeting and comply with the other requirements of Article 13 of the Alabama Business Corporation Law (the “ABCL”) explained in the joint proxy statement/prospectus accompanying this notice. A copy of the applicable ABCL statutory provisions is included as Annex H to the accompanying joint proxy statement/prospectus, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying joint proxy statement/prospectus.

Colonial’s board of trustees unanimously recommends that you vote FOR approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement as described in proposal 1, FOR approval, on an advisory (non-binding) basis, of the compensation payable to certain Colonial executive officers described in proposal 2 and FOR approval of one or more adjournments of the special meeting in accordance with proposal 3. Approval of proposals 1, 2 and 3 are subject to separate votes by Colonial’s shareholders, and approval of the compensation arrangements in proposal 2 is not a condition to completion of the parent merger. Since the approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement in proposal 1 requires the affirmative vote of the holders of at least a majority of the outstanding Colonial common shares entitled to vote on proposal 1, if you fail to vote, if you fail to authorize your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the approval of the Colonial merger proposal.

By Order of the Board of Trustees of Colonial Properties Trust

John P. Rigrish

Chief Administrative Officer and Corporate Secretary

[—], 2013

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about MAA and Colonial from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from MAA’s or Colonial’s proxy solicitor in writing or by telephone at the following addresses and telephone numbers:

If you are a MAA shareholder:	If you are a Colonial shareholder:

D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Telephone: Banks and brokers: (212) 269-5550 Shareholders: (800) 628-8532	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014

Investors may also consult MAA’s or Colonial’s website for more information concerning the mergers described in this joint proxy statement/prospectus. MAA’s website is www.maac.com. Colonial’s website is www.colonialprop.com. Additional information is available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request copies of any documents, please do so by September 18, 2013 in order to receive them before the special meetings.

For more information, see “Where You Can Find More Information” beginning on page 205.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by MAA (File No. 333-190027) with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of MAA for purposes of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the shares of MAA common stock to be issued to Colonial shareholders in exchange for Colonial common shares pursuant to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among MAA, Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial and Colonial Realty Limited Partnership, as such agreement may be amended or modified from time-to-time and which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of MAA and Colonial for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the MAA special meeting and a notice of meeting with respect to the Colonial special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [—], 2013. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to MAA shareholders or Colonial shareholders nor the issuance by MAA of shares of its common stock to Colonial shareholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding MAA has been provided by MAA and information contained in this joint proxy statement/prospectus regarding Colonial has been provided by Colonial.

i

Annex A—Agreement and Plan of Merger

Annex B—Plan of Merger (Alabama)

Annex C—Form of Colonial Properties Trust Voting Agreement

Annex D—Form of Mid-America Apartment Communities, Inc. Voting Agreement

Annex E—Mid-America Apartment Communities, Inc. 2013 Stock Incentive Plan

Annex F—Opinion, dated June 1, 2013, of J.P. Morgan Securities LLC

Annex G—Opinion, dated June 2, 2013, of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex H—Article 13 of the Alabama Business Corporation Law

Annex I—Form of Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P.

v

QUESTIONS AND ANSWERS

The following are answers to some questions that MAA shareholders and Colonial shareholders may have regarding the proposed transaction between MAA and Colonial and the other proposals being considered at the MAA special meeting and the Colonial special meeting. MAA and Colonial urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this joint proxy statement/prospectus to:

•	“MAA” are to Mid-America Apartment Communities, Inc., a Tennessee corporation; all references to MAA LP are to Mid-America Apartments, L.P., a Tennessee limited partnership;

•	“OP Merger Sub” are to Martha Merger Sub, LP, a Delaware limited partnership and a subsidiary of MAA LP;

•	“Colonial” are to Colonial Properties Trust, an Alabama real estate investment trust;

•	“Colonial LP” are to Colonial Realty Limited Partnership, a Delaware limited partnership;

•	the “MAA Board” are to the board of directors of MAA;

•	the “Colonial Board” are to the board of trustees of Colonial;

•

the “merger agreement” are to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among MAA, MAA LP, OP Merger Sub, Colonial, and Colonial LP, as it may be amended or modified from time-to-time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•

the “plan of merger” are to the Plan of Merger, dated as of June 3, 2013, by and between MAA and Colonial, as it may be amended from time-to-time, a copy of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference;

•	the “parent merger” are to the merger of Colonial with and into MAA, with MAA continuing as the surviving entity pursuant to the terms of the merger agreement;

•

the “partnership merger” are to the merger, prior to the parent merger, of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP pursuant to the terms of the merger agreement;

•	the “mergers” are to the parent merger and the partnership merger;

•	the “Combined Corporation” are to MAA after the effective time of the mergers; and

•	the “NYSE” are to the New York Stock Exchange.

Q:	What is the proposed transaction?

A:	MAA and Colonial are proposing a combination of their companies through the merger of Colonial with and into MAA, with MAA continuing as the surviving entity, pursuant to the terms of the merger agreement. The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and the shares of the Combined Corporation common stock will be listed and traded on the NYSE under the symbol “MAA.”

The merger agreement also provides for the merger of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity as an indirect wholly-owned subsidiary of MAA LP.

Q:	What will happen in the proposed transaction?

A:

As a result of the parent merger, each issued and outstanding Colonial common share (other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable law) will be converted automatically into the right to receive 0.360 shares of common stock, par value $0.01 per share, of the Combined Corporation, as described under “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger” beginning on page 152. Colonial shareholders will not receive any fractional shares of MAA common stock in the parent merger. Instead, Colonial shareholders will be paid cash (without interest) in lieu of any fractional share interest to which they would otherwise be entitled.

As a result of the partnership merger, each outstanding limited partnership interest in Colonial LP will be converted automatically into 0.360 limited partnership units in MAA LP.

Q:	How will MAA shareholders be affected by the parent merger and the issuance of shares of MAA common stock to Colonial shareholders in the parent merger?

A:	After the mergers, each MAA shareholder will continue to own the shares of MAA common stock that the shareholder held immediately prior to the parent merger. As a result, each MAA shareholder will own shares of common stock in the Combined Corporation, a larger company with more assets. However, because MAA will be issuing new shares of MAA common stock to Colonial shareholders in the parent merger, each outstanding share of MAA common stock immediately prior to the parent merger will represent a smaller percentage of the aggregate number of shares of Combined Corporation common stock outstanding after the mergers. Upon completion of the parent merger, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding shares of Combined Corporation common stock, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Colonial LP.

Q:	What happens if the market price of shares of MAA common stock or Colonial common shares changes before the closing of the parent merger?

A:	No change will be made to the exchange ratio of 0.360 if the market price of shares of MAA common stock or Colonial common shares changes before the parent merger. Because the exchange ratio is fixed, the value of the consideration to be received by Colonial shareholders in the parent merger will depend on the market price of shares of MAA common stock at the time of the parent merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The MAA Board and the Colonial Board are using this joint proxy statement/prospectus to solicit proxies of MAA and Colonial shareholders in connection with the merger agreement and the parent merger. In addition, MAA is using this joint proxy statement/prospectus as a prospectus for Colonial shareholders because MAA is offering shares of its common stock to be issued in exchange for Colonial common shares in the parent merger. The parent merger cannot be completed unless:

•

the holders of MAA common stock vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger; and

•	the holders of Colonial common shares vote to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement.

Each of MAA and Colonial will hold separate meetings of their respective shareholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the parent merger and the other proposals being voted on at the shareholder meetings and you should read it carefully. The enclosed voting materials allow you to vote your shares of MAA common stock and/or Colonial common shares, as applicable, without attending your company’s shareholders’ meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	Am I being asked to vote on any other proposals at the shareholder meetings in addition to the parent merger proposal?

A:	MAA. At the MAA special meeting, MAA shareholders will be asked to consider and vote upon the following additional proposals:

•	A proposal to approve the MAA 2013 Stock Incentive Plan to replace the Mid-America Apartment Communities, Inc. 2004 Stock Plan, which expires by its terms on October 31, 2013; and

•

A proposal to adjourn the MAA special meeting, if necessary to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Colonial. At the Colonial special meeting, Colonial shareholders will be asked to consider and vote upon the following additional proposals:

•	An advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers; and

•

A proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement.

Q:	Why are MAA and Colonial proposing the mergers?

A:	Among other reasons, the MAA Board and the Colonial Board believe that the mergers will create the pre-eminent Sunbelt-focused multifamily real estate investment trust, referred to herein as a REIT, that will own approximately 85,000 apartment units in 285 communities, representing the second largest publicly-traded REIT portfolio of owned apartments. The Combined Corporation is expected to have significant liquidity, greater access to multiple forms of capital, an improved investment grade rating with limited near-term debt maturities and a lower cost of capital than either MAA or Colonial on a standalone basis. The increased size and diversification of the Combined Corporation’s portfolio is expected to enhanced its competitive advantage across the Sunbelt region, and synergies and advantages generated by the mergers are expected to drive higher margins. To review the reasons of the MAA Board and the Colonial Board for the mergers in greater detail, see “The Parent Merger—Recommendation of the MAA Board and Its Reasons for the Parent Merger” beginning on page 88 and “The Parent Merger—Recommendation of the Colonial Board and Its Reasons for the Parent Merger” beginning on page 92.

Q:	Who will be the board of directors and management of the Combined Corporation after the parent merger?

A:

At the effective time of the parent merger, the number of directors that comprise the board of directors of the Combined Corporation will be twelve, with all seven of the members of the MAA Board immediately prior to the completion of the parent merger, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined

Corporation. In addition, five current members of the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, will join the board of directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation.

H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation.

Q:	Will MAA and Colonial continue to pay distributions prior to the effective time of the parent merger?

A:	Yes. The merger agreement permits MAA to continue to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.695 per share per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits Colonial to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.21 per share per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of quarterly dividends will be coordinated by MAA and Colonial so that that if either the MAA shareholders or the Colonial shareholders receive a dividend for any particular quarter prior to the closing the mergers, the shareholders of the other entity will also receive a dividend for that quarter prior to the closing of the mergers.

Q:	When and where are the shareholder meetings?

A:	The MAA special meeting will be held at MAA corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138 on September 27, 2013 commencing at 9:00 a.m., local time.

The Colonial special meeting will be held at in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209 on September 27, 2013 commencing at 10:30 a.m., local time.

Q:	Who can vote at the shareholder meetings?

A:	MAA. All MAA shareholders of record as of the close of business on August 22, 2013, the record date for determining shareholders entitled to notice of and to vote at the MAA special meeting, are entitled to receive notice of and to vote at the MAA special meeting. As of the record date, there were 42,740,450 shares of MAA common stock outstanding and entitled to vote at the MAA special meeting, held by approximately 1,500 holders of record. Each share of MAA common stock is entitled to one vote on each proposal presented at the MAA special meeting.

Colonial. All Colonial shareholders of record as of the close of business on August 22, 2013, the record date for determining shareholders entitled to notice of and to vote at the Colonial special meeting, are entitled to receive notice of and to vote at the Colonial special meeting. As of the record date, there were 88,828,342 Colonial common shares outstanding and entitled to vote at the Colonial special meeting, held by approximately 2,381 holders of record. Each Colonial common share is entitled to one vote on each proposal presented at the Colonial special meeting.

Q:	What constitutes a quorum?

A:	MAA. MAA’s bylaws provide that the presence, in person or by proxy, of holders of a majority of the shares of MAA common stock outstanding on the MAA record date will constitute a quorum.

Colonial. Colonial’s bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum.

Shares that are voted, in person or by proxy, and shares abstaining from voting are treated as present at each of the MAA special meeting and the Colonial special meeting, respectively, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?

A:	MAA.

•

Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, requires the affirmative vote of holders of at least a majority of the outstanding shares of MAA common stock.

•	Approval of the MAA 2013 Stock Incentive Plan requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

•	Approval of one or more adjournments of the MAA special meeting requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Colonial.

•

Approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the Colonial common shares outstanding as of the record date for the special meeting.

•

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Colonial in connection with the mergers will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on the proposal.

•

Approval of one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger, will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal.

Q:	How does the MAA Board recommend that MAA shareholders vote on the proposals?

A:	After careful consideration, the MAA Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, are advisable and in the best interests of MAA and its shareholders and approved and adopted the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, FOR the proposal to approve the MAA 2013 Stock Incentive Plan and FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger.

For a more complete description of the recommendation of the MAA Board, see “The Parent Merger—Recommendation of the MAA Board and Its Reasons for the Parent Merger” beginning on page 88.

Q:	How does the Colonial Board recommend that Colonial shareholders vote on the proposals?

A:	The Colonial Board has unanimously determined that the parent merger (including the plan of merger) and the other transactions contemplated by the merger agreement are advisable and in the best interests of Colonial and its shareholders, and approved and adopted the merger agreement and the plan of merger. The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers, and FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger.

For a more complete description of the recommendation of the Colonial Board, see “The Parent Merger—Recommendation of the Colonial Board and Its Reasons for the Parent Merger” beginning on page 92.

Q:	Have any shareholders already agreed to approve the mergers?

A:	Pursuant to separate voting agreements, certain directors, officers and shareholders of MAA, who together as of August 20, 2013 owned approximately 0.36% of the outstanding shares of MAA common stock, have agreed to vote in favor of the parent merger and the other transactions contemplated by the merger agreement, and certain limited partners of MAA LP, who together as of August 20, 2013 owned approximately 37.37% of the outstanding limited partnership interests of MAA LP, have agreed to vote in favor of the partnership merger, the other transactions contemplated by the merger agreement and the amendment and restatement of the limited partnership agreement of MAA LP, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 172.

Pursuant to separate voting agreements, certain trustees, officers and shareholders of Colonial, who together as of August 20, 2013 owned approximately 3.9% of the outstanding Colonial common shares, have agreed to vote in favor of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 172.

Q:	Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:

In addition to the approvals of the shareholders of each of MAA and Colonial of the parent merger and the other transactions contemplated by the merger agreement, there are a number of conditions that must be satisfied or waived for the mergers to be consummated. Among other things, the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LP must be approved by the holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA. For a description of all of the conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 165.

Q:	Are there risks associated with the parent merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the parent merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 32.

Q:	If my shares of MAA common stock or my Colonial common shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of MAA common stock or my Colonial common shares for me?

A:	No. Unless you instruct your broker, bank or other nominee how to vote your shares of MAA common stock and/or your Colonial common shares, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares of MAA common stock and/or your Colonial common shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares.

Q:	What happens if I do not vote for a proposal?

A:	MAA. If you are a MAA shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•

with respect to the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, it will have the same effect as a vote “AGAINST” this proposal;

•

with respect to the MAA 2013 Stock Incentive Plan proposal, if you abstain, fail to vote or fail to instruct your broker, bank or nominee to vote, it will have no effect on the outcome of the vote for this proposal; and

•	with respect to the adjournment proposal, it will have no effect on the outcome of the vote for this proposal.

Colonial. If you are a Colonial shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•

with respect to the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, it will have the same effect as a vote “AGAINST” this proposal;

•

with respect to the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers, an abstention from voting will have the same effect as voting “AGAINST” this proposal; if you fail to vote or fail to instruct your broker, bank or nominee to vote, your Colonial common shares will not affect whether this proposal is approved; and

•

with respect to the adjournment proposal, an abstention from voting will have the same effect as voting “AGAINST” this proposal; if you fail to vote or fail to instruct your broker, bank or nominee to vote, your Colonial common shares will not affect whether this proposal is approved.

Q:	Will my rights as a shareholder change as a result of the parent merger?

A:	The rights of the MAA shareholders will be substantially unchanged as a result of the parent merger. Colonial shareholders will have different rights following the effective time of the parent merger due to the differences between the governing documents of MAA and Colonial. At the effective time of the parent merger, the charter and bylaws of MAA will thereafter be the charter and bylaws of the Combined Corporation. For more information regarding the differences in shareholder rights, see “Comparison of Rights of Shareholders of MAA and Shareholders of Colonial” beginning on page 186.

Q:	When are the mergers expected to be completed?

A:	MAA and Colonial expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If the shareholders of both MAA and Colonial approve the mergers, and if the other conditions to closing the mergers are satisfied or waived, it is expected that the mergers will be completed in the third quarter of 2013. However, there is no guaranty that the conditions to the mergers will be satisfied or that the mergers will close.

Q:	Do I need to do anything with my share certificates now?

A:	No. You should not submit your share certificates at this time. After the parent merger is completed, if you held Colonial common shares, the exchange agent for the Combined Corporation will send you a letter of transmittal and instructions for exchanging your Colonial common shares for shares of the Combined Corporation common stock pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Colonial shareholder will receive shares of common stock of the Combined Corporation pursuant to the terms of the merger agreement.

If you are a MAA shareholder, you are not required to take any action with respect to your MAA shares. Such shares will represent shares of the Combined Corporation after the parent merger.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed parent merger?

A:	It is intended that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. The closing of the parent merger is conditioned on the receipt by each of MAA and Colonial of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of Colonial common shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Combined Corporation common stock in exchange for Colonial common shares in connection with the parent merger, except with respect to cash received in lieu of fractional shares of Combined Corporation common stock. Holders of Colonial common shares should read the discussion under the heading “The Parent Merger—Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 125 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger.

Q:	Are MAA and Colonial shareholders entitled to appraisal rights?

A:	Each shareholder of an Alabama real estate investment trust has the same appraisal rights as a shareholder of an Alabama business corporation under the Alabama Business Corporation Law, or ABCL. Pursuant to the ABCL, holders of Colonial common shares are entitled to dissent and demand payment for their shares at “fair value” plus accrued interest. MAA’s obligation to close the mergers will be conditioned on holders of no more than 15% of the outstanding Colonial common shares properly perfecting their right to dissent and demand cash payment for their Colonial common shares.

MAA shareholders are not entitled to exercise dissenters’ rights in connection with the parent merger. See “Dissenters’ Rights” beginning on page 177 for more information on the applicable provisions of the ABCL.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of MAA common stock and/or your Colonial common shares will be represented and voted at the MAA special meeting or the Colonial special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the MAA special meeting or the Colonial special meeting, as applicable, if you later decide to attend the meeting in person. However, if your shares of MAA common stock or your Colonial common shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the MAA special meeting or the Colonial special meeting, as applicable.

Q:	How will my proxy be voted?

A:	All shares of MAA common stock entitled to vote and represented by properly completed proxies received prior to the MAA special meeting, and not revoked, will be voted at the MAA special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of MAA common stock should be voted on a matter, the shares of MAA common stock represented by your proxy will be voted as the MAA Board recommends and therefore FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, FOR the proposal to approve the MAA 2013 Stock Incentive Plan, and FOR the proposal to adjourn the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If you do not provide voting instructions to your broker, bank or other nominee, your shares of MAA common stock will NOT be voted at the MAA special meeting and will be considered broker non-votes.

All Colonial common shares entitled to vote and represented by properly completed proxies received prior to the Colonial special meeting, and not revoked, will be voted at the Colonial special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Colonial common shares should be voted on a matter, the Colonial common shares represented by your proxy will be voted as the Colonial Board recommends and therefore FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers and FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker, bank or other nominee, your Colonial common shares will NOT be voted at the Colonial special meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the MAA special meeting or the Colonial special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•

by sending a written notice to the corporate Secretary of MAA or the corporate Secretary of Colonial, as applicable, in time to be received before the MAA special meeting or the Colonial special meeting, as applicable, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before the MAA special meeting or the Colonial special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•

by attending the MAA special meeting or the Colonial special meeting, as applicable, and voting in person. Simply attending the MAA special meeting or the Colonial special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of MAA common stock or your Colonial common shares are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for the MAA special meeting or the Colonial special meeting?

A:	You may receive more than one set of voting materials for the MAA special meeting and/or the Colonial special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of MAA common stock or your Colonial common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of MAA common stock or your Colonial common shares. If you are a holder of record and your shares of MAA common stock or Colonial common shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a shareholder of both MAA and Colonial?

A:	You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:	Do I need identification to attend the MAA or Colonial special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of MAA common stock or Colonial common shares, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of MAA common stock or Colonial common shares, as applicable, on the applicable record date.

Q:	Will a proxy solicitor be used?

A:	Yes. MAA has engaged D.F. King & Co., Inc., referred to herein as D.F. King, to assist in the solicitation of proxies for the MAA special meeting, and MAA estimates it will pay D.F. King a fee of approximately $20,000. MAA has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses. In addition to mailing proxy solicitation material, MAA’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to MAA’s directors, officers or employees for such services.

Colonial has engaged Morrow & Co., LLC, referred to herein as Morrow & Co., to assist in the solicitation of proxies for the Colonial special meeting and Colonial estimates it will pay Morrow & Co. a fee of approximately $25,000. Colonial has also agreed to reimburse Morrow & Co. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Morrow & Co. against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Colonial’s trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Colonial’s trustees, officers or employees for such services.

Q:	Who can answer my questions?

A:	If you have any questions about the parent merger or the other matters to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a MAA shareholder:	If you are a Colonial shareholder:

D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Telephone: Banks and brokers: (212) 269-5550 Shareholders: (800) 628-8532	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, MAA and Colonial encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 205. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mid-America Apartment Communities, Inc. (See page 46)

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2013, MAA owned or owned interests in a total of 163 multifamily apartment communities comprising 49,017 apartments located in 13 states, including four communities comprising 1,156 apartments owned through MAA’s joint venture, Mid-America Multifamily Fund II, LLC. MAA also had two development communities under construction totaling 564 units as of June 30, 2013. Four of MAA’s properties include retail components with approximately 107,000 square feet of gross leasable area.

MAA’s most significant asset is its ownership interest in Mid-America Apartments, L.P., or MAA LP, a Tennessee limited partnership. MAA LP and its subsidiaries conduct the operations of a substantial majority of MAA’s business, hold a substantial majority of MAA’s consolidated assets and generate a substantial majority of MAA’s revenues. MAA is the sole general partner of MAA LP and, as of June 30, 2013, owned 40,141,197 common units of partnership interest, or approximately 95.9% of the outstanding partnership interests of MAA LP. Prior to the effective times of the mergers, MAA will contribute all of its assets, with the exception of its ownership interest in MAA LP and certain bank accounts held by MAA, to MAA LP, and as a result, MAA will be structured as a traditional umbrella partnership REIT, or UPREIT.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600. MAA had 1,384 full-time employees and 62 part-time employees as of December 31, 2012.

Martha Merger Sub, LP, or OP Merger Sub, an indirect wholly-owned subsidiary of MAA LP, is a Delaware limited partnership formed on May 30, 2013 for the purpose of effecting the partnership merger. Upon completion of the partnership merger, OP Merger Sub will be merged with and into Colonial LP, with Colonial LP surviving as an indirect wholly-owned subsidiary of MAA LP. OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Colonial Properties Trust (See page 46)

Colonial, originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under the Alabama REIT statute on August 21, 1995, is a self-administered REIT that has elected to be taxed as a REIT under the Code. Colonial is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. As of June 30, 2013, Colonial owned or maintained a partial ownership in a total of 115 multifamily apartment communities comprising 34,577 apartments located in 11 states and Colonial had seven commercial properties with approximately 1,194,000 square feet of gross leasable area.

Colonial’s only material asset is its ownership of limited partnership interests in Colonial Realty Limited Partnership, or Colonial LP, a Delaware limited partnership formed in 1993. Colonial LP and its subsidiaries conduct all of Colonial’s business, hold all of Colonial’s consolidated assets and generate all of Colonial’s revenues. Colonial is the sole general partner of Colonial LP and, as of June 30, 2013, owned approximately 92.5% of the outstanding partnership interests of Colonial LP.

Colonial common shares are listed on the NYSE, trading under the symbol “CLP.”

Colonial’s principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700. Colonial had 911 employees as of December 31, 2012.

The Combined Corporation (See page 47)

The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and will be a Tennessee corporation that is a self-administered REIT, which has elected to be taxed as a REIT under the Code. The Combined Corporation will be a Sunbelt-focused, publicly traded, multifamily REIT with enhanced capabilities to deliver value for residents, shareholders and employees. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $5.4 billion, and a total market capitalization in excess of $8.7 billion as of June 30, 2013. The Combined Corporation’s asset base will consist primarily of approximately 85,000 multifamily units in 285 properties. The Combined Corporation will maintain strategic diversity across large and secondary markets within the high growth Sunbelt region of the United States. The Combined Corporation’s ten largest markets will be Dallas/Ft. Worth, Atlanta, Austin, Raleigh, Charlotte, Nashville, Jacksonville, Tampa, Orlando and Houston.

The business of the Combined Corporation will be operated through MAA LP and its subsidiaries and will be structured as a traditional UPREIT. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximate 94.6% partnership interest in MAA LP and, as its sole general partner, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of MAA LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “MAA.”

The Combined Corporation’s principal executive offices will be located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number will be (901) 682-6600.

The Mergers

The Merger Agreement (See page 151)

MAA, MAA LP, OP Merger Sub, Colonial and Colonial LP have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. MAA and Colonial encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the merger agreement.

The Mergers (See page 68)

Subject to the terms and conditions of the merger agreement, at the effective time of the parent merger, Colonial will merge with and into MAA, which is referred to herein as the parent merger, with MAA surviving the parent merger, which is referred to herein as the Combined Corporation. The shares of common stock of the Combined Corporation are expected to be listed and traded on the NYSE under the symbol “MAA.” The merger agreement also provides for the merger, prior to the parent merger, of OP Merger Sub, a subsidiary of MAA LP, with and into Colonial LP with Colonial LP continuing as the surviving entity and an indirectly wholly owned subsidiary of MAA LP, which is referred to herein as the partnership merger, and, together with the parent merger, are referred to herein as the mergers.

Upon completion of the parent merger, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding common shares of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Colonial LP.

The Merger Consideration (See page 152)

In the parent merger, each Colonial common share (other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable law) issued and outstanding immediately prior to the effective time of the parent merger will be converted into the right to receive 0.360 shares of MAA common stock. The exchange ratio is fixed and will not be adjusted for changes in the market value of MAA common stock or Colonial common shares. Because of this, the implied value of the consideration to be received by Colonial shareholders in the parent merger will fluctuate between now and the completion of the mergers. Based on MAA’s closing price of $67.97 per share on May 31, 2013, the last trading day before the announcement of the proposed merger, the exchange ratio represented approximately $24.47 in MAA common stock for each Colonial common share. Based on MAA’s closing price of $62.26 per share on August 20, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $22.41 in MAA common stock for each Colonial common share.

You are urged to obtain current market prices of shares of MAA common stock and Colonial common shares. You are cautioned that the trading price of the common stock of the Combined Corporation after the mergers may be affected by factors different from those currently affecting the trading prices of MAA common stock and Colonial common shares, and therefore, the historical trading prices of MAA and Colonial may not be indicative of the trading price of the Combined Corporation. See the risks related to the mergers and the related transactions described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32.

Voting Agreements (See page 172)

Concurrently with the execution of the merger agreement, Colonial and Colonial LP entered into separate Voting Agreements with H. Eric Bolton, Jr., MAA’s Chairman and Chief Executive Officer, W. Reid Sanders, a member of the MAA Board, and another shareholder of MAA who is not a director or officer of MAA, and MAA and MAA LP entered into separate Voting Agreements with Thomas H. Lowder, James K. Lowder and Harold W. Ripps, each members of the Colonial Board. As of August 20, 2013, the MAA directors and shareholders who are a party to a Voting Agreement with Colonial and Colonial LP collectively owned approximately 0.36% of the outstanding shares of MAA common stock and approximately 37.37% of the outstanding limited partnership units in MAA LP, and the Colonial trustees who are a party to a Voting Agreement with MAA and

MAA LP collectively owned approximately 3.9% of the outstanding Colonial common shares and approximately 3.5% of the outstanding limited partnership units in Colonial LP (including the limited partnership units held by Colonial).

Pursuant to the terms of the Voting Agreements, each of the shareholder parties thereto has agreed, subject to the terms and conditions contained in each Voting Agreement, to among other things, vote all of his shares of MAA common stock, Colonial common shares, limited partnership units in MAA LP or, in the event of any vote by limited partners of Colonial LP, limited partnership units in Colonial LP, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in favor of the mergers and against any other Acquisition Proposal (as defined in the “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” on page 160) for MAA or Colonial, as applicable, any action or agreement that would reasonably be expected to result in any condition to the consummation of the mergers not being fulfilled, and any action that could reasonably be expected to impede or materially adversely affect consummation of the transactions contemplated by the merger agreement.

Each of the shareholder parties to the Voting Agreements has also agreed to comply with certain restrictions on the transfer of his shares subject to the Voting Agreement. Each Voting Agreement entered into with MAA shareholders terminates upon the earliest to occur of: (1) the later to occur of (A) the approval and adoption of the merger agreement at the MAA special meeting, and (B) the approval of the merger agreement by the holders of limited partnership units in MAA LP; and (2) the termination of the merger agreement pursuant to its terms. Each Voting Agreement entered into with Colonial shareholders terminates upon the earliest to occur of: (1) the approval and adoption of the merger agreement at the Colonial special meeting; and (2) the termination of the merger agreement pursuant to its terms.

The foregoing summary of the Voting Agreements is subject to, and qualified in its entirety by reference to, the full text of each of the Voting Agreements. Copies of the Forms of Voting Agreement are attached as Annex C and Annex D to this joint proxy statement/prospectus and are incorporated herein by reference. For more information see “Voting Agreements” beginning on page 172.

Recommendation of the MAA Board (See page 88)

After careful consideration, the MAA Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, which is collectively referred to herein as the MAA merger proposal, are advisable and in the best interests of MAA and its shareholders and unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA shareholders vote FOR the MAA merger proposal, FOR the proposal to approve the MAA 2013 Stock Incentive Plan and FOR the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

Recommendation of the Colonial Board (See page 92)

After careful consideration, and based in part on the unanimous recommendation of the transaction committee of the Colonial Board, the Colonial Board unanimously (i) determined that the parent merger (including the plan of merger) and the other transactions contemplated by the merger agreement are advisable and in the best interests of Colonial and its shareholders, (ii) approved and adopted the merger agreement and the plan of merger, (iii) directed that a proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger be submitted for consideration at a meeting of Colonial’s shareholders and (iv) recommended the approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger by Colonial’s shareholders. The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to plan of merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers, and FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement.

Summary of Risk Factors Related to the Merger (See page 32)

You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the mergers and the related transactions are described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32.

•	The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either MAA or Colonial.

•

The parent merger and related transactions are subject to approval by shareholders of both MAA and Colonial and the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LP are subject to approval by holders of limited partnership interests of MAA LP.

•	MAA and Colonial shareholders will be diluted by the parent merger.

•	If the mergers do not occur, one of the companies may incur payment obligations to the other.

•	Failure to complete the mergers could negatively affect the stock prices and future business and financial results of both MAA and Colonial.

•	The pendency of the mergers could adversely affect the business and operations of MAA and Colonial.

•

The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Colonial or could result in any competing Acquisition Proposal being at a lower price than it might otherwise be.

•	If the mergers are not consummated by December 31, 2013, either MAA or Colonial may terminate the merger agreement.

•	If the parent merger does not qualify as a tax-free reorganization, Colonial or MAA shareholders may recognize a taxable gain.

•

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders and Colonial shareholders.

The MAA Special Meeting (See page 48)

The MAA special meeting will be held at MAA corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, on September 27, 2013, at 9:00 a.m., Central Daylight Time.

At the MAA special meeting, MAA shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the MAA merger proposal;

•	a proposal to approve the MAA 2013 Stock Incentive Plan; and

•

a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

Approval of the MAA merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of MAA common stock.

Approval of the MAA 2013 Stock Incentive Plan requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Approval of the adjournment of the MAA special meeting requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

At the close of business on the record date, directors and executive officers of MAA and their affiliates were entitled to vote 302,780 shares of MAA common stock, or approximately 0.71% of the shares of MAA common stock issued and outstanding on that date. Messrs. Bolton and Sanders have entered into voting agreements that obligate them to vote “FOR” the MAA merger proposal. Additionally, MAA currently expects that the other MAA directors and executive officers will vote their shares of MAA common stock in favor of the MAA merger proposal as well as the other proposals to be considered at the MAA special meeting, although none of them is obligated to do so.

Your vote as a MAA shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the MAA special meeting in person.

The Colonial Special Meeting (See page 60)

The Colonial special meeting will be held in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209 on September 27, 2013 at 10:30 a.m., Central Daylight Time.

At the Colonial special meeting, Colonial shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger, which we sometimes refer to as the Colonial merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers; and

•

a proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

Approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, will require the affirmative vote of the holders of at least a majority of the Colonial common shares outstanding as of the record date for the Colonial special meeting.

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Colonial in connection with the mergers will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as voting against this proposal.

Approval of one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger, will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal.

At the close of business on the record date, trustees and executive officers of Colonial and their affiliates were entitled to vote 5,909,185 Colonial common shares, or approximately 6.7% of the Colonial common shares issued and outstanding on that date. Messrs. T. Lowder, J. Lowder and Ripps have entered into voting agreements that obligate them to vote “FOR” the Colonial merger proposal. Additionally, Colonial currently expects that the other Colonial trustees and executive officers will vote their Colonial common shares in favor of the Colonial merger proposal as well as the other proposals to be considered at the Colonial special meeting, although none of them is obligated to do so.

Your vote as a Colonial shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Colonial special meeting in person.

Opinions of Financial Advisors

Opinion of MAA’s Financial Advisor (See page 98)

J.P. Morgan Securities LLC, which we refer to herein as J.P. Morgan, rendered its oral opinion, subsequently confirmed in writing, to the MAA Board that, as of June 1, 2013, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 0.360 provided for in the parent merger was fair, from a financial point of view, to MAA. The full text of the written opinion of J.P. Morgan dated June 1, 2013, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the MAA Board, is directed only to the exchange ratio in the parent merger and does not constitute a recommendation to any shareholder of MAA as to how such shareholder should vote at the MAA special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

See “The Parent Merger—Opinion of MAA’s Financial Advisor” beginning on page 98.

Opinion of Colonial’s Financial Advisor (See page 104)

Colonial’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as BofA Merrill Lynch, delivered a written opinion, dated June 2, 2013, to the Colonial Board as to the fairness, from a financial point of view and as of such date, to the holders of Colonial common shares of the exchange ratio provided for in the parent merger. The full text of BofA Merrill Lynch’s written opinion, dated June 2, 2013, is attached as Annex G to this joint proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch delivered its opinion to the Colonial Board for the benefit and use of the Colonial Board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the parent merger from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Colonial or in which Colonial might engage or as to the underlying business decision of Colonial to proceed with or effect the mergers. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the mergers or any other matter.

See “The Parent Merger—Opinion of Colonial’s Financial Advisor” beginning on page 104.

Treatment of the Colonial Equity Incentive Plans (See page 153)

At the effective time of the parent merger, the Combined Corporation will assume all outstanding options, whether or not exercisable, and restricted share awards subject to their current terms under the Colonial equity incentive plans, as adjusted for the exchange ratio. Each option so assumed by the Combined Corporation will continue to have the same terms and conditions (including vesting schedule) as were applicable under the Colonial equity incentive plans prior to the effective time of the parent merger

As of the effective time of the parent merger, all Colonial common shares subject to vesting and other restrictions under the Colonial equity incentive plans will convert into the right to receive shares of Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to such shares of Colonial restricted shares immediately prior to the effective time of the parent merger, as adjusted for the exchange ratio.

See “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger—Assumption of Colonial Equity Incentive Plans by MAA” beginning on page 153.

Directors and Management of MAA After the Mergers (See page 152)

Immediately following the effective time of the parent merger, the MAA Board will be increased to 12 members, with the seven current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. The MAA Board will fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, which members are referred to herein as the Colonial designees, to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). The Colonial designees will be nominated by the MAA Board for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Certain of the executive officers of MAA immediately prior to the effective time of the mergers will continue as the executive officers of the Combined Corporation following the effective time of the mergers.

Interests of MAA’s Directors and Executive Officers in the Mergers (See page 117)

In considering the recommendation of the MAA Board to approve the parent merger and the other transactions contemplated by the merger agreement, MAA shareholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Interests of Colonial’s Trustees and Executive Officers in the Mergers (See page 118)

In considering the recommendation of the Colonial Board to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, Colonial shareholders should be aware that executive officers and trustees of Colonial have certain interests in the mergers that may be different from, or in addition to, the interests of Colonial shareholders generally. These interests may create potential conflicts of interest. The Colonial Board was aware of those interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the transactions contemplated by the merger agreement.

Listing of Shares of the Combined Corporation Common Stock; Delisting and Deregistration of Colonial Common Shares (See page 148)

It is a condition to the completion of the mergers that the shares of MAA common stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance. After the parent merger is completed, the Colonial common shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Shareholder Dissenters’ Rights in the Parent Merger (See page 177)

Each shareholder of an Alabama real estate investment trust has the same appraisal rights as a shareholder of an Alabama business corporation under the Alabama Business Corporation Law, or the ABCL, holders of Colonial common shares are entitled to dissent and demand payment for their shares at “fair value” plus accrued interest. See “Dissenters’ Rights” beginning on page 177. MAA’s obligation to close the mergers will be conditioned on holders of no more than 15% of Colonial common shares properly perfecting their right to dissent and demand cash payment for their shares.

Conditions to Completion of the Mergers (See page 165)

A number of conditions must be satisfied or waived, where legally permissible, before the mergers can be consummated. These include, among others:

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA shareholders and Colonial shareholders;

•

approval of the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement by the holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA;

•

a Form S-4 will have been declared effective and no stop order suspending the effectiveness of such Form S-4 will have been issued and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

•

the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the shares of MAA common stock to be issued in connection with the parent merger will have been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers;

•	the transfer of certain assets held directly by MAA to MAA LP will have occurred; and

•

certain third party consents and approvals being obtained and remaining in full force and effect, except where the failure to obtain the consent or approval would not be reasonably likely to have a material adverse effect on Colonial or MAA.

As of the date of this joint proxy statement/prospectus, all of the third party consents and approvals required as a condition to the obligation of the parties to complete the mergers as described in the final bullet point above had been obtained and not rescinded.

Neither MAA nor Colonial can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

For more information regarding the conditions to the consummation of the mergers and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 165.

Regulatory Approvals Required for the Mergers (See page 124)

MAA and Colonial are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement. See “The Parent Merger—Regulatory Approvals Required for the Mergers” beginning on page 124.

No Solicitation and Change in Recommendation (See page 160)

Under the merger agreement, each of MAA and Colonial has agreed it will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, trustees, directors or employees, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, or (iv) propose publicly or agree to do any of the foregoing.

However, prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by their respective shareholders, each of MAA and Colonial may, under certain specified circumstances, engage in discussions or negotiations with and provide nonpublic information regarding itself to a third party making an unsolicited, bona fide written competing Acquisition Proposal. Under the merger agreement, Colonial is required to notify MAA promptly, and MAA is required to notify Colonial promptly, if it receives any Acquisition Proposal or inquiry or any request for nonpublic information in connection with an Acquisition Proposal.

Before the approval of the mergers and the other transactions contemplated by the merger agreement by their respective shareholders, each of the MAA Board and the Colonial Board may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ or trustees’, as applicable, duties under applicable law. For more information regarding the limitations on MAA, the MAA Board, Colonial and the Colonial Board to consider other Acquisition Proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 160.

Termination of the Merger Agreement (See page 168)

The merger agreement may be terminated at any time before the effective time of the partnership merger by the mutual consent of MAA and Colonial in a written instrument, which action must be taken or authorized by the MAA Board and the Colonial Board.

In addition, either MAA or Colonial (so long as they are not at fault) may decide to terminate the merger agreement if (provided such action must be taken or authorized by the MAA Board or the Colonial Board, as applicable):

•

a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•

the mergers have not been consummated on or before 5:00 p.m. (New York time) December 31, 2013 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•

there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure to be satisfied of certain closing conditions, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to December 31, 2013 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

•

shareholders of either MAA or Colonial fail to approve the parent merger and the other transactions contemplated by the merger agreement at the duly convened MAA special meeting or Colonial special meeting, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder approval was primarily due to that party’s material breach of certain provisions of the merger agreement); or

•

holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA, fail to approve the partnership merger, the other transactions contemplated by the merger agreement and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting (provided that this termination right will not be available to MAA where a failure to obtain the approval of holders of limited partnership units in MAA LP was primarily caused by any action or failure to act of a MAA party that constitutes a material breach of the merger agreement).

MAA may also decide to terminate the merger agreement if:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal (as defined below in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”); provided, that such termination will be null and void unless MAA concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by MAA to Colonial”; or

•

(i) the Colonial Board has made a Colonial board change in recommendation and MAA terminates the merger agreement within 10 business days of the date MAA receives notice of the change, or (ii) the Colonial parties have materially breached any of their obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal).

Colonial has reciprocal termination rights with respect to the merger agreement as MAA described above.

For more information regarding the rights of MAA and Colonial to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 168.

Termination Fee and Expenses (See page 169)

Generally, all fees and expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, if the merger agreement is terminated because either party fails to obtain the approval of its shareholders, among other reasons, such party will be required to pay the other party reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million. In certain other circumstances, either MAA or Colonial may be obligated to pay the other a termination fee of $75 million plus reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 169 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 170.

Litigation Relating to the Mergers (See page 149)

On June 19, 2013, a putative class action lawsuit was filed in the Circuit Court for Jefferson County, Alabama against Colonial and purportedly on behalf of a proposed class of all Colonial shareholders captioned Williams v. Colonial Properties Trust, et al. (the “State Litigation”). A derivative claim purportedly on behalf of Colonial was also asserted in the State Litigation. The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial LP, MAA, MAA LP and OP Merger Sub and alleges that the Colonial trustees breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that the defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief.

On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty and, even if it did, such claims would also be derivative and not direct. The Court scheduled a motions hearing for August 8, 2013, which was continued on the request of the parties to the State Litigation to August 14, 2013 to facilitate settlement discussions. In the meantime, on August 2, 2013, plaintiff filed an amended complaint that re-asserted plaintiff’s earlier claims and added a new claim that the Colonial trustees breached their alleged duty of candor by not providing Colonial shareholders full and complete disclosures regarding the merger.

On August 14, 2013, prior to the Court’s scheduled hearing, the parties to the State Litigation reached an agreement in principle to settle the State Litigation, in which (a) defendants agreed to make certain additional disclosures in this joint proxy statement/prospectus, and (b) the parties agreed that they would use their best efforts to agree upon, execute and present to the Court a stipulation of settlement which would, among other things, (i) provide for the conditional certification of a non-opt out settlement class pursuant to Alabama Rules of Civil Procedure 23(b)(1) and (b)(2) consisting generally of all record and beneficial holders of the common stock of Colonial from June 3, 2013 through and including the date of the closing of the parent merger (the “Settlement Class”); (ii) release all claims that members of the Settlement Class may have that were alleged in the State Litigation or otherwise arising out of or relating in any manner to the parent merger (except Colonial shareholders’ statutory dissenters’ rights, see “Dissenters’ Rights” beginning on page 177), and (iii) dismiss the State Litigation with prejudice. The proposed settlement also provides that the defendants will not oppose a request to the Court by plaintiff’s counsel for attorney’s fees up to an immaterial amount agreed to by the parties and is subject to, among other things, confirmatory discovery, agreement to a stipulation of settlement, and final court approval following notice to the Settlement Class. The parties reported the proposed settlement to the Court on August 14, 2013, and the Court ordered a stay of all proceedings (except those related to settlement). Colonial and MAA management believe that the allegations in the amended complaint are without merit and that the disclosures made prior to the settlement are adequate under the law but wish to settle the State Litigation in order to avoid the cost and distraction of further litigation. In the event that the stipulation of settlement is not approved by the Court, the defendants intend to vigorously defend the State Litigation.

On August 20, 2013, a purported Colonial shareholder filed an individual lawsuit in the United States District Court for the Northern District of Alabama against Colonial captioned Kempen v. Colonial Properties Trust, et al. (the “Federal Litigation”). The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial LP, MAA, MAA LP and OP Merger Sub, and alleges that all defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because the joint proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC on July 19, 2013 is allegedly materially misleading, depriving plaintiff of making a fully informed decision regarding his vote on the parent merger. The complaint alleges that defendants misrepresented or omitted material facts concerning Colonial’s projections, the financial analyses of Colonial’s financial advisor, conflicts of interest affecting defendants and Colonial’s financial advisor, and the process employed by the Colonial trustees leading up to the decision to approve and recommend the parent merger. Plaintiff seeks an order enjoining the consummation of the mergers, rescission of the mergers in the event they are consummated or awarding Plaintiff rescissory damages, and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees. Colonial and MAA management believe that the allegations in the complaint are without merit and intend to vigorously defend the Federal Litigation.

Material U.S. Federal Income Tax Consequences of the Parent Merger (See page 125)

Colonial and MAA intend that the parent merger of Colonial with and into MAA will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the parent merger is conditioned on the receipt by each of MAA and Colonial of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of Colonial common shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Combined Corporation common stock in exchange for Colonial common shares in connection with the parent merger, except with respect to cash received in lieu of fractional shares of Combined Corporation common stock.

For further discussion of the material U.S. federal income tax consequences of the parent merger and the ownership of common stock of the Combined Corporation, see “The Parent Merger—Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 125.

Holders of Colonial common shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger.

Accounting Treatment of the Mergers (See page 147)

MAA prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The parent merger will be accounted for by applying the acquisition method. See “The Parent Merger—Accounting Treatment.”

Comparison of Rights of Shareholders of MAA and Shareholders of Colonial (See page 186)

If the parent merger is consummated, shareholders of Colonial will become shareholders of MAA. The rights of Colonial shareholders are currently governed by and subject to the provisions of the Alabama Real Estate Investment Trust Law, or the AREITL, and the declaration of trust and bylaws of Colonial. Upon consummation of the parent merger, the rights of the former Colonial shareholders who receive MAA common stock will be governed by the Tennessee Business Corporation Act, or the TBCA, and the MAA charter and MAA bylaws, rather than the declaration of trust and bylaws of Colonial.

For a summary of certain differences between the rights of MAA shareholders and Colonial shareholders, see “Comparison of Rights of Shareholders of MAA and Shareholders of Colonial” beginning on page 186.

Selected Historical Financial Information of MAA

The following table sets forth selected consolidated financial information for MAA. The selected statement of income data for each of the years in the five-year period ended December 31, 2012 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2012 have been derived from MAA’s audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the six months ended June 30, 2013 and 2012 and the selected balance sheet data as of June 30, 2013 have been derived from MAA’s unaudited consolidated financial statements incorporated herein by reference. The following information should be read together with MAA’s Annual Report on Form 10-K for the year ended December 31, 2012, MAA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other information that MAA has filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 205.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands except per share data)
Operating Data:
Total operating revenues	$264,356	$232,315	$497,165	$430,806	$380,138	$357,093	$348,644
Expenses:
Property operating expenses	105,149	95,702	203,326	182,577	163,588	149,516	144,866
Depreciation and amortization	65,406	59,228	126,136	110,870	98,384	90,464	84,706
Acquisition expenses	499	231	1,581	3,319	2,512	950	—
Merger Related expenses	5,737	—
Property management and general and administrative expenses	17,405	17,933	35,846	38,823	30,389	28,540	28,636

Income from continuing operations before non-operating items	70,160	59,221	130,276	95,217	85,265	87,623	90,436
Interest and other non-property income	70	254	430	802	903	385	509
Interest expense	(30,906)	(28,058)	(58,751)	(57,415)	(54,632)	(55,412)	(58,497)
(Loss) gain on debt extinguishment	(169)	5	(654)	(755)	—	(140)	(116)
Amortization of deferred financing costs	(1,607)	(1,640)	(3,552)	(2,902)	(2,627)	(2,374)	(2,307)
Net casualty gains (loss) and other settlement proceeds	455	(2)	(6)	(619)	314	34	(117)
Gains on sale of non-depreciable and non-real estate assets	—	(3)	45	1,084	—	15	(3)
Gains on properties contributed to joint ventures	—	—	—	—	752	—	—

Income from continuing operations before investments in real estate joint ventures	38,003	29,777	67,788	35,412	29,975	30,131	29,905
Gain (loss) from real estate joint ventures	101	(98)	(223)	(593)	(1,149)	(816)	(844)

Income from continuing operations	38,104	29,679	67,565	34,819	28,826	29,315	29,061
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	1,808	2,479	625	3,613	2,051	5,257	3,130
Gains (loss) on sale of discontinued operations	43,121	22,382	41,635	12,799	(2)	4,649	(120)

Consolidated net income	83,033	54,540	109,825	51,231	30,875	39,221	32,071
Net income attributable to noncontrolling interests	(2,764)	(2,490)	(4,602)	(2,410)	(1,114)	(2,010)	(1,822)

Net income attributable to Mid-America Apartment Communities, Inc.(1)	80,269	52,050	105,223	48,821	29,761	37,211	30,249
Preferred dividend distributions		—	—	—	6,549	12,865	12,865
Premiums and original issuance costs associated with the redemption of preferred stock		—	—	—	5,149	—	—

Net income available for common shareholders	$80,269	$52,050	$105,223	$48,821	$18,063	$24,346	$17,384

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands except per share data)
Per Share Data:
Weighted average shares outstanding (in thousands):
Basic	42,523	40,243	41,039	36,995	31,856	28,341	26,943
Effect of dilutive stock options and partnership units(5)	1,771	1,982	1,898	2,092	121	76	141

Diluted	44,294	42,225	42,937	39,087	31,977	28,417	27,084

Income from continuing operations, adjusted	$36,661	$28,324	$64,761	$33,059	$15,754	$14,641	$14,556
Income from discontinued operations, adjusted	43,534	23,675	40,437	15,521	2,301	9,504	2,646

Net income attributable to common shareholders, adjusted	$80,195	$51,999	$105,198	$48,580	$18,055	$24,145	$17,202

Earnings per share—basic:
Income from continuing operations available for common shareholders	$0.86	$0.70	$1.58	$0.90	$0.50	$0.51	$0.54
Discontinued property operations	1.02	0.59	0.98	0.42	0.07	0.34	0.10

Net income available for common shareholders	$1.88	$1.29	$2.56	$1.32	$0.57	$0.85	$0.64

Earnings per share—diluted:
Income from continuing operations available for common shareholders	$0.86	$0.70	$1.57	$0.89	$0.49	$0.52	$0.54
Discontinued property operations	1.01	0.59	0.99	0.42	0.07	0.33	0.10

Net income available for common shareholders	$1.87	$1.29	$2.56	$1.31	$0.56	$0.85	$0.64

Dividends declared(1)	$1.3900	$1.3200	$2.6750	$2.5425	$2.4725	$2.4600	$2.4600
Balance Sheet Data:
Real estate owned, at cost	$3,812,195	$3,522,783	$3,734,544	$3,396,934	$2,958,765	$2,707,300	$2,529,522
Real estate assets, net	$2,746,897	$2,519,706	$2,694,071	$2,423,808	$2,084,863	$1,933,863	$1,850,175
Total assets	$2,834,217	$2,599,088	$2,751,068	$2,530,468	$2,176,048	$1,986,826	$1,921,955
Total debt	$1,691,541	$1,589,421	$1,673,848	$1,649,755	$1,500,193	$1,399,596	$1,323,056
Noncontrolling interest	$31,500	$26,576	$31,058	$25,131	$22,125	$22,660	$25,648
Total Mid-America Apartment Communities, Inc. shareholders’ equity and redeemable stock	$985,818	$844,084	$918,765	$722,368	$522,267	$433,368	$418,774
Other Data (at end of period):
Market capitalization (shares and units)(2)	$3,011,956	$2,926,516	$2,852,113	$2,558,107	$2,353,115	$1,671,036	$1,293,145
Ratio of total debt to total capitalization(3)	36.0%	35.2%	37.0%	39.2%	38.9%	45.6%	50.6%
Number of properties, including joint venture ownership interest(4)	164	168	166	167	157	147	145
Number of apartment units, including joint venture ownership interest(4)	49,113	49,002	49,591	49,133	46,310	43,604	42,554

(1)

Beginning in 2006, at their regularly scheduled meetings, the Board of Directors began routinely declaring dividends for payment in the following quarter. This can result in dividends declared during a calendar year being different from dividends paid during a calendar year.

(2)

Market capitalization includes all series of preferred shares (value based on $25 per share liquidation preference) and common shares, regardless of classification on balance sheet, as well as partnership units (value based on common stock equivalency).

(3)	Total capitalization is market capitalization plus total debt.
(4)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.
(5)	See EPS note in Part 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements, Note 1 of the Form 10-K incorporated by reference.

Selected Historical Financial Information of Colonial

The following table sets forth selected consolidated financial information for Colonial. The selected income statement data for each of the fiscal years ended December 31, 2012, 2011 and 2010 and the selected balance sheet data as of December 31, 2012 and 2011 have been derived from Colonial’s audited consolidated financial statements incorporated herein by reference. The selected income statement data for each of the fiscal years ended December 31, 2009 and 2008 and the selected balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Colonial’s historical audited financial statements, which are not included in this joint proxy/solicitation. The selected statement of income data for the six months ended June 30, 2013 and 2012 and the selected balance sheet data as of June 30, 2013 have been derived from Colonial’s unaudited consolidated financial statements incorporated herein by reference. The following information should be read together with Colonial’s Current Report on Form 8-K filed with the SEC on August 21, 2013, Colonial’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other information that Colonial has filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 205.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except where indicated and except per share data)
OPERATING DATA(1)
Total revenues	$200,162	$178,599	$368,847	$329,626	$301,707	$296,866	$309,043
Expenses:
Depreciation and amortization	62,653	57,696	117,004	111,776	102,993	100,798	92,835
Impairment, legal contingencies and other losses(2)	1,002	895	22,762	5,736	1,308	10,324	93,116
Other operating	98,748	90,397	188,392	169,262	158,890	159,222	169,245

Income (loss) from operations	37,759	29,611	40,689	42,852	38,516	26,522	(46,153)

Interest expense	43,194	46,330	92,085	86,573	83,091	86,177	72,531
Debt cost amortization	2,759	2,835	5,697	4,767	4,618	4,941	5,019
Interest income	930	1,550	2,468	1,337	1,289	1,424	2,774
Gain (loss) on sale of property	25	(235)	(4,305)	115	(1,504)	10,103	6,467
Gain on retirement of debt	—	—	—	—	1,044	56,427	15,951
Other income, net(5)	2,543	21,557	30,955	16,625	1,969	7,176	12,080

(Loss) income from continuing operations	(4,696)	3,318	(27,975)	(30,411)	(46,395)	10,534	(86,431)

Income from discontinued operations(2)	28,677	7,948	36,840	36,590	7,852	4,644	35,908
Dividends to preferred shareholders	—	—	—	—	5,649	8,142	8,773
Preferred unit repurchase gains	—	—	—	2,500	3,000	—	—
Preferred share/unit issuance costs write-off	—	—	—	(1,319)	(4,868)	25	(27)
Distributions to preferred unitholders	—	—	—	3,586	7,161	7,250	7,251
Net income (loss) available to common shareholders	$21,685	$10,401	$8,160	$3,428	$(48,054)	$(509)	$(55,429)
Income (loss) per share—basic:
Continuing Operations	$(0.06)	$0.03	$(0.30)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued Operations	0.30	0.09	0.39	0.40	0.10	0.13	0.64

Net income (loss) per share—basic(3)	$0.24	$0.12	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)

Income (loss) per share—diluted:
Continuing Operations	$(0.06)	$0.03	$(0.30)	$(0.36)	$(0.77)	$(0.14)	$(1.83)
Discontinued Operations	0.30	0.09	0.39	0.40	0.10	0.13	0.64

Net income (loss) per share—diluted(3)	$0.24	$0.12	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)

Dividends declared per common share	$0.42	$0.36	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	$2,930,654	$3,102,257	$2,777,810	$2,724,104	$2,706,988	$2,755,644	$2,665,700
Total assets	3,082,994	3,302,663	3,286,208	3,258,605	3,171,134	3,172,632	3,155,169
Total long-term liabilities	1,647,326	1,842,032	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019
Redeemable preferred stock	—	—	—	—	—	4	4
OTHER DATA
Funds from operations(4)*	$61,289	$58,415	$92,461	$104,712	$81,310	$129,808	$920
Cash flow provided by (used in)
Operating activities	67,975	70,461	137,108	118,086	109,707	108,594	117,659
Investing activities	172,522	(110,410)	(143,612)	(175,639)	(102,287)	(166,466)	(167,497)
Financing activities	(231,227)	40,506	11,726	59,051	(7,056)	53,277	(34,010)
Total properties (at end of year)	122	136	125	153	156	156	192

(1)	Since the filing of Colonial’s Annual Report on Form 10-K for the year ended December 31, 2012, all periods have been adjusted in accordance with ASC 205-20, Discontinued Operations. See Colonial’s Current Report on Form 8-K filed with the SEC on August 21, 2013.
(2)	The six months ended June 30, 2013 and 2012 includes $2.8 million, including $1.9 million presented in Discontinued Operations, and $1.2 million, including $0.3 million presented in Discontinued Operations, respectively, in non-cash impairment charges. For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million, including $3.3 million presented in Discontinued Operations, $0.2 million, $0.3 million, $12.3 million, including $2.1 million presented in Discontinued Operations, and $116.9 million, including $25.5 million presented in Discontinued Operations, respectively, in non-cash impairment charges.
(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.
(4)	Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line on our consolidated statements of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (A) as an alternative to net income (determined in accordance with GAAP), (B) as an indicator of financial performance, (C) as cash flow from operating activities (determined in accordance with GAAP) or (D) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including our ability to make distributions.
(5)	For the six month periods ended June 30, 2013 and 2012, the change is primarily attributable to the gain of approximately $21.9 million recognized on the redemption of Colonial’s 15% ownership interest in the DRA/CLP joint venture, presented net of a $3.2 million non-cash impairment charge.
*	Non-GAAP financial measure. See Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations” included in Exhibit 99.1 to Colonial’s Current Report on Form 8-K filed with the SEC on August 21, 2013, and Item 2—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations” of Colonial’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated herein by reference, for reconciliation.

Selected Unaudited Pro Forma Consolidated Financial Information (See page F-1)

The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of MAA and Colonial after giving effect to the mergers. The unaudited pro forma financial information assumes that the mergers are accounted for by applying the acquisition method. The unaudited pro forma condensed consolidated balance sheet data gives effect to the mergers as if they had occurred on June 30, 2013. The unaudited pro forma condensed consolidated statement of income data gives effect to the mergers as if they had occurred on January 1, 2012, in each case based on the most recent valuation data available. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of both MAA and Colonial, incorporated herein by reference. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 and “Where You Can Find More Information” beginning on page 205.

	For the Six Months Ended June 30, 2013
	(Dollars in thousands except per share data)
	MAA	Colonial	Pro forma adjustments	MAA Pro forma
Operating Data
Total Operating Revenues	$264,356	$200,162	$(165)	$464,353
Property Operating Expenses	105,149	78,873	—	184,022
Depreciation and Amortization	65,406	62,653	4,987	133,046
Interest Expense	30,906	43,194	(8,153)	65,947
Net income from continuing operations available for common shareholders	36,695	(4,850)	5,233	37,078

Per Share Data
Net income (loss) from continuing operations per share attributable to common shares—basic	$0.86	$(0.06)		$0.50
Net income (loss) from continuing operations per share attributable to common shares—diluted	$0.86	$(0.06)		$0.49
Weighted average common shares outstanding—basic	42,523	87,958		74,391
Weighted average common shares outstanding—diluted	44,294	87,958		79,286

Balance Sheet Data
Real estate assets, net	$2,746,897	$2,893,755	$804,726	$6,445,378
Total assets	2,834,217	3,082,994	890,230	6,807,441
Total debt	1,691,541	1,647,327	97,243	3,436,111
Total equity	1,011,797	1,136,535	946,955	3,095,287

	For the Year Ended December 31, 2012
	(Dollars in thousands except per share data)
	MAA	Colonial	Pro forma adjustments	MAA Pro forma
Operating Data
Total Operating Revenues	$497,165	$368,847	$(329)	$865,683
Property Operating Expenses	203,326	152,540	—	355,866
Depreciation and Amortization	126,136	117,004	85,328	328,468
Interest Expense	58,751	92,085	(15,514)	135,322
Net income from continuing operations available for common shareholders	64,821	(25,910)	(62,254)	(23,343)

	For the Year Ended December 31, 2012
	(Dollars in thousands except per share data)
	MAA	Colonial	Pro forma adjustments	MAA Pro forma
Per Share Data
Net income (loss) from continuing operations per share attributable to common shares—basic	$1.58	$(0.30)		$(0.32)
Net income (loss) from continuing operations per share attributable to common shares—diluted	$1.57	$(0.30)		$(0.32)
Weighted average common shares outstanding—basic	41,039	87,251		72,450
Weighted average common shares outstanding—diluted	42,937	87,251		72,450

Unaudited Comparative Per Share Information

The following table sets forth for the six months ended June 30, 2013 and the year ended December 31, 2012 selected per share information for MAA common stock on a historical and pro forma combined basis and for Colonial common shares on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2012, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of MAA and Colonial contained in their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2013, in MAA’s Annual Report on Form 10-K for the year ended December 31, 2012 and in Colonial’s Current Report on Form 8-K filed with the SEC on August 21, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

The Colonial pro forma equivalent per common share amounts were calculated by multiplying the MAA pro forma amounts by the exchange ratio of 0.360.

	MAA		Colonial
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Six Months Ended June 30, 2013
Income (loss) from continuing operations available for common shareholders per common share, basic	$0.86	$0.50	$(0.06)	$0.18
Income (loss) from continuing operations available for common shareholders per common share, diluted	$0.86	$0.49	$(0.06)	$0.18
Cash dividends declared per common share	$1.39	$1.39	$0.42	$0.50

As of June 30, 2013
Book value per share	$23.68	$41.45	$12.81	$14.92

For the Year Ended December 31, 2012
Income (loss) from continuing operations available for common shareholders per common share, basic	$1.58	$(0.32)	$(0.30)	$(0.12)
Income (loss) from continuing operations available for common shareholders per common share, diluted	$1.57	$(0.32)	$(0.30)	$(0.12)
Cash dividends declared per common share	$2.675	$2.6750	$0.72	$0.96

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a MAA shareholder or Colonial shareholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of MAA and Colonial because these risks will also affect the Combined Corporation. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q of MAA and Colonial, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

Risk Factors Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either MAA or Colonial.

Upon the consummation of the parent merger, each Colonial common share (other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under the ABCL) will be converted into the right to receive 0.360 shares of MAA common stock, with cash paid in lieu of any fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market prices of either shares of MAA common stock or Colonial common shares. Changes in the market price of shares of MAA common stock prior to the parent merger will affect the market value of the merger consideration that Colonial shareholders will receive on the closing date of the parent merger. Stock price changes may result from a variety of factors (many of which are beyond the control of MAA and Colonial), including the following factors:

•	market reaction to the announcement of the mergers;

•	changes in the respective businesses, operations, assets, liabilities and prospects of MAA and Colonial;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Corporation;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of MAA common stock and Colonial common shares;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which MAA and Colonial operate; and

•	other factors beyond the control of MAA and Colonial, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of shares of MAA common stock at the closing of the parent merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Colonial and MAA. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of MAA common stock during the period after May 31, 2013, the last trading day before Colonial and MAA announced the mergers, through August 20, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.360 represented a market value ranging from a low of $21.86 to a high of $25.20.

Because the parent merger will be completed after the date of the MAA and Colonial special meetings, at the time of your special meeting, you will not know the exact market value of the shares of MAA common stock that Colonial shareholders will receive upon completion of the parent merger. You should consider the following two risks:

•

If the market price of shares of MAA common stock increases between the date the merger agreement was signed or the date of the MAA and Colonial special meetings and the closing of the parent merger, Colonial shareholders will receive shares of MAA common stock that have a market value upon completion of the parent merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively.

•

If the market price of shares of MAA common stock declines between the date the merger agreement was signed or the date of the MAA and Colonial special meetings and the closing of the parent merger, Colonial shareholders will receive shares of MAA common stock that have a market value upon completion of the parent merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively.

Therefore, while the number of shares of MAA common stock to be issued per share of Colonial common shares is fixed, (1) MAA shareholders cannot be sure of the market value of the consideration that will be paid to Colonial shareholders upon completion of the parent merger and (2) Colonial shareholders cannot be sure of the market value of the consideration they will receive upon completion of the parent merger.

The parent merger and related transactions are subject to approval by shareholders of both MAA and Colonial and the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LP are subject to approval by holders of limited partnership interests of MAA LP.

In order for the parent merger to be completed, both MAA shareholders and Colonial shareholders must approve the parent merger and the other transactions contemplated by the merger agreement and holders of limited partnership interests of MAA LP must approve the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LLP. Approval of the parent merger requires (i) the affirmative vote of a majority of the shares of MAA common stock outstanding and entitled to vote on the proposal; and (ii) the affirmative vote of a majority of the Colonial common shares outstanding as of the record date for the Colonial special meeting. Approval of the partnership merger and the amendment and restatement of the limited partnership agreement of MAA requires the approval of holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA.

MAA and Colonial shareholders will be diluted by the parent merger.

The parent merger will dilute the ownership position of the MAA shareholders and result in Colonial shareholders having an ownership stake in the Combined Corporation that is smaller than their current stake in Colonial. Upon completion of the parent merger, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding shares of Combined Corporation common stock, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Colonial LP. Consequently, MAA shareholders and Colonial shareholders, as a general matter, will have less influence over the management and policies of the Combined Corporation after the effective time of the parent merger than each currently exercise over the management and policies of MAA and Colonial, as applicable.

If the mergers do not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, MAA or Colonial may be obligated to pay the other party a termination fee of $75 million and/or up to $10 million in expense reimbursement. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 169 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 170.

Failure to complete the mergers could negatively affect the stock prices and the future business and financial results of both MAA and Colonial.

If the mergers are not completed, the ongoing businesses of MAA and Colonial could be adversely affected and each of MAA and Colonial will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	MAA or Colonial being required, under certain circumstances, to pay to the other party a termination fee of $75 million and/or up to $10 million in expense reimbursement;

•	having to pay certain costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both MAA and Colonial.

The pendency of the mergers could adversely affect the business and operations of MAA and Colonial.

Prior to the effective time of the mergers, some tenants or vendors of each of MAA and Colonial may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of MAA and Colonial, regardless of whether the mergers are completed. Similarly, current and prospective employees of MAA and Colonial may experience uncertainty about their future roles with the Combined Corporation following the mergers, which may materially adversely affect the ability of each of MAA and Colonial to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, each of MAA and Colonial may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Colonial or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of MAA and Colonial to initiate, solicit, knowingly encourage or knowingly facilitate any third-party proposals to acquire all or a significant part of MAA or Colonial, respectively. With respect to any bona fide third-party Acquisition Proposal, either MAA or Colonial, as applicable, generally has an opportunity to offer to modify the terms of the merger agreement in response to such proposal before the MAA Board or the Colonial Board, as the case may be, may withdraw or modify its recommendation to their respective shareholders in response to such Acquisition Proposal. Upon termination of the merger agreement in certain circumstances, one of the parties may be required to pay a substantial termination fee and/or expense reimbursement to the other party. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 160, “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 169, and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 170.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of MAA or Colonial from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

If the mergers are not consummated by December 31, 2013, either MAA or Colonial may terminate the merger agreement.

Either MAA or Colonial may terminate the merger agreement if the mergers have not been consummated by December 31, 2013. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the mergers. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 168.

If the parent merger does not qualify as a tax-free reorganization, Colonial or MAA shareholders may recognize a taxable gain.

The parent merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. As a result, Colonial shareholders that are U.S. holders (as defined below) are not expected to recognize gain or loss as a result of the parent merger (except with respect to the receipt of cash in lieu of fractional shares of Combined Corporation common stock). The closing of the parent merger is conditioned on the receipt by each of MAA and Colonial of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the Internal Revenue Service, or the IRS, or on the courts. If for any reason the parent merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then each Colonial shareholder generally would recognize gain or loss, for U.S. federal income tax purposes, equal to the difference between the sum of the fair market value of the Combined Corporation common stock and cash in lieu of fractional shares of Combined Corporation common stock received by the shareholder in the parent merger and the shareholder’s adjusted tax basis in the Colonial common shares exchanged therefor. Moreover, under the “investment company” rules under Section 368 of the Code, if both MAA and Colonial are “investment companies” under such rules, the failure of either Colonial or MAA to qualify as a REIT could cause the parent merger to be taxable to Colonial or MAA, respectively, and its shareholders. See “The Parent Merger—Material U.S. Federal Income Tax Consequences of the Parent Merger” on page 125.

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders and Colonial shareholders.

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the shareholders of MAA or the shareholders of Colonial generally. These interests include, among other things, the continued service as a director or an executive officer of the Combined Corporation, or, in the alternative, a sizeable severance payment if terminated upon, or following, consummation of the mergers and the ownership of limited partnership interests of either MAA LP or Colonial LP, as applicable. These interests, among other things, may influence or may have influenced the directors and executive officers of MAA and trustees and executive officers of Colonial to support or approve the mergers. See “The Parent Merger—Interests of MAA’s Directors and Executive Officers in the Mergers” beginning on page 117 and “The Parent Merger—Interests of Colonial’s Trustees and Executive Officers in the Mergers” beginning on page 118.

Risk Factors Relating to the Combined Corporation Following the Mergers

Risks Related to the Combined Corporation’s Operations

The Combined Corporation expects to incur substantial expenses related to the mergers.

The Combined Corporation expects to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. There are a large number of systems that must be integrated, including property management, revenue management, resident payment, credit screening, lease administration, website content management, purchasing, accounting, payroll, fixed assets and financial reporting. Although MAA and Colonial have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the Combined Corporation expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

Following the mergers, the Combined Corporation may be unable to integrate the businesses of MAA and Colonial successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies that currently operate as independent public companies. MAA and Colonial estimate that the transaction will generate approximately $25 million of annual gross savings in general and administrative expenses. The Combined Corporation is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems. These savings are expected to be realized upon full integration, which is expected to occur over the 18-month period following the closing of the mergers. However, the Combined Corporation will be required to devote significant management attention and resources to integrating the business practices and operations of MAA and Colonial. Potential difficulties the Combined Corporation may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of MAA and Colonial in a manner that permits the Combined Corporation to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Corporation’s management, the disruption of the Combined Corporation’s ongoing business or inconsistencies in the Combined Corporation’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Corporation to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Corporation.

Following the mergers, the Combined Corporation may be unable to retain key employees.

The success of the Combined Corporation after the mergers will depend in part upon its ability to retain key MAA and Colonial employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Corporation following the mergers. Accordingly, no assurance can be given that MAA, Colonial or, following the mergers, the Combined Corporation will be able to retain key employees to the same extent as in the past.

The mergers will result in changes to the board of directors and management of the Combined Corporation that may affect the strategy of the Combined Corporation as compared to that of MAA and Colonial independently.

If the parties complete the mergers, the composition of the board of directors of the Combined Corporation and management team will change from the respective boards and management teams of MAA and Colonial. The board of directors of the Combined Corporation will consist of twelve members, with all seven directors from the current MAA Board and five directors from the current Colonial Board constituting the members of the Combined Corporation’s board of directors. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation. This new composition of the board of directors and the management team of the Combined Corporation may affect the business strategy and operating decisions of the Combined Corporation upon the completion of the mergers.

The future results of the Combined Corporation will suffer if the Combined Corporation does not effectively manage its expanded operations following the mergers.

Following the mergers, the Combined Corporation expects to continue to expand its operations through additional acquisitions of properties, some of which may involve complex challenges. The future success of the Combined Corporation will depend, in part, upon the ability of the Combined Corporation to manage its expansion opportunities, which may pose substantial challenges for the Combined Corporation to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Corporation’s expansion or acquisition opportunities will be successful, or that the Combined Corporation will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to an Investment in the Combined Corporation’s Common Stock

The market price of shares of the common stock of the Combined Corporation may be affected by factors different from those affecting the price of shares of MAA common stock or Colonial common shares before the mergers.

Upon completion of the parent merger, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding shares of Combined Corporation common stock, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion to shares of Combined Corporation common stock of all limited partnership units issued by MAA LP to former limited partners of Colonial LP. The results of operations of the Combined Corporation, as well as the market price of the common stock of the Combined Corporation, after the parent merger may be affected by other factors in addition to those currently affecting MAA’s or Colonial’s results of operations and the market prices of MAA common stock and Colonial common shares. These factors include:

•	a greater number of shares of the Combined Corporation outstanding as compared to the number of currently outstanding shares of MAA;

•	different shareholders;

•	different markets; and

•	different assets and capitalizations

Accordingly, the historical market prices and financial results of MAA and Colonial may not be indicative of these matters for the Combined Corporation after the parent merger. For a discussion of the businesses of MAA and Colonial and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by MAA and Colonial into this joint proxy statement/prospectus referred to under “Where You Can Find More Information.”

The market price of the Combined Corporation’s common stock may decline as a result of the mergers.

The market price of the Combined Corporation’s common stock may decline as a result of the mergers if the Combined Corporation does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Corporation’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the parent merger, MAA shareholders and Colonial shareholders will own interests in a Combined Corporation operating an expanded business with a different mix of properties, risks and liabilities. Current shareholders of MAA and Colonial may not wish to continue to invest in the Combined Corporation, or for other reasons may wish to dispose of some or all of their shares of the Combined Corporation’s common stock. If, following the effective time of the parent merger, large amounts of the Combined Corporation’s common stock are sold, the price of the Combined Corporation’s common stock could decline.

After the parent merger is completed, Colonial shareholders who receive shares of the Combined Corporation common stock in the parent merger will have different rights that may be less favorable than their current rights as Colonial shareholders.

After the closing of the parent merger, Colonial shareholders who receive shares of the Combined Corporation common stock in the parent merger will have different rights than they currently have as Colonial shareholders. For a detailed discussion of the significant differences between the current rights as a shareholder of Colonial and the rights as a shareholder of the Combined Corporation following the parent merger, see “Comparison of Rights of Shareholders of MAA and Shareholders of Colonial” beginning on page 186.

The Combined Corporation cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by MAA and Colonial.

The shareholders of the Combined Corporation may not receive dividends at the same rate they received dividends as shareholders of MAA and Colonial following the parent merger for various reasons, including the following:

•	the Combined Corporation may not have enough cash to pay such dividends due to changes in the Combined Corporation’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Corporation’s board of directors, which reserves the right to change MAA’s current dividend practices at any time and for any reason;

•	the Combined Corporation may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that the Combined Corporation’s subsidiaries may distribute to the Combined Corporation may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Shareholders of the Combined Corporation will have no contractual or other legal right to dividends that have not been declared by the Combined Corporation’s board of directors.

In connection with the announcement of the merger agreement, two lawsuits have been filed, seeking, among other things, to enjoin the mergers, and an adverse judgment in either of these lawsuits may prevent the mergers from being effective or from becoming effective within the expected timeframe.

On June 19, 2013, a putative class action lawsuit was filed in the Circuit Court for Jefferson County, Alabama against Colonial and purportedly on behalf of a proposed class of all Colonial shareholders captioned Williams v. Colonial Properties Trust, et al. (the “State Litigation”). A derivative claim purportedly on behalf of Colonial was also asserted in the State Litigation. The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial, LP, MAA, MAA LP and OP Merger Sub and alleges that the Colonial trustees breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that the defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief.

On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty and, even if it did, such claims would also be derivative and not direct. The Court scheduled a motions hearing for August 8, 2013, which was continued on the request of the parties to the State Litigation to August 14, 2013 to facilitate settlement discussions. In the meantime, on August 2, 2013, plaintiff filed an amended complaint that re-asserted plaintiff’s earlier claims and added a new claim that the Colonial trustees breached their alleged duty of candor by not providing Colonial shareholders full and complete disclosures regarding the merger.

On August 14, 2013, prior to the Court’s scheduled hearing, the parties to the State Litigation reached an agreement in principle to settle the State Litigation, in which (a) defendants agreed to make certain additional disclosures in this joint proxy statement/prospectus, and (b) the parties agreed that they would use their best efforts to agree upon, execute and present to the Court a stipulation of settlement which would, among other things, (i) provide for the conditional certification of a non-opt out settlement class pursuant to Alabama Rules of Civil Procedure 23(b)(1) and (b)(2) consisting generally of all record and beneficial holders of the common stock of Colonial from June 3, 2013 through and including the date of the closing of the parent merger (the “Settlement Class”); (ii) release all claims that members of the Settlement Class may have that were alleged in the State Litigation or otherwise arising out of or relating in any manner to the parent merger (except Colonial shareholders’ statutory dissenters’ rights, see “Dissenters’ Rights” beginning on page 177), and (iii) dismiss the State Litigation with prejudice. The proposed settlement also provides that the defendants will not oppose a request to the Court by plaintiff’s counsel for attorney’s fees up to an immaterial amount agreed to by the parties and is subject to, among other things, confirmatory discovery, agreement to a stipulation of settlement, and final court approval following notice to the Settlement Class. The parties reported the proposed settlement to the Court on August 14, 2013, and the Court ordered a stay of all proceedings (except those related to settlement). Colonial and MAA management believe that the allegations in the amended complaint are without merit and that the disclosures made prior to the settlement are adequate under the law but wish to settle the State Litigation in order to avoid the cost and distraction of further litigation. In the event that the stipulation of settlement is not approved by the Court, the defendants intend to vigorously defend the State Litigation.

On August 20, 2013, a purported Colonial shareholder filed an individual lawsuit in the United States District Court for the Northern District of Alabama against Colonial captioned Kempen v. Colonial Properties Trust, et al. (the “Federal Litigation”). The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial LP, MAA, MAA LP and OP Merger Sub, and alleges that all defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because the joint proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC on July 19, 2013 is allegedly materially misleading, depriving plaintiff of making a fully informed decision regarding his vote on the parent merger. The complaint alleges that defendants misrepresented or omitted material facts concerning Colonial’s projections, the financial analyses of Colonial’s financial advisor, conflicts of interest affecting defendants and Colonial’s financial advisor, and the process employed by the Colonial trustees leading up to the decision to approve and recommend the parent merger. Plaintiff seeks an order enjoining the consummation of the mergers, rescission of the mergers in the event they are consummated or awarding Plaintiff rescissory damages, and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees. Colonial and MAA management believe that the allegations in the complaint are without merit and intend to vigorously defend the Federal Litigation.

Colonial and MAA cannot assure you as to the outcome of the State Litigation, the Federal Litigation, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the State Litigation, Federal Litigation or settlement of these claims. Neither Colonial nor MAA is able to reliably estimate the likelihood or amount of potential loss. If any plaintiff is successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may prevent the completion of the mergers in the expected time frame, or may prevent them from being completed altogether. Regardless of whether either plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of MAA and Colonial. For more information about litigation related to the mergers, see “The Parent Merger—Litigation Relating to the Mergers” beginning on page 149.

Counterparties to certain significant agreements with MAA or Colonial may exercise contractual rights under such agreements in connection with the mergers.

MAA and Colonial are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the mergers will constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the mergers. Certain MAA and Colonial joint ventures, management and service contracts, and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Corporation.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Corporation’s results after the mergers, and accordingly, you have limited financial information on which to evaluate the Combined Corporation.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Corporation. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the mergers, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the mergers that MAA and Colonial believe are reasonable under the circumstances. MAA and Colonial cannot assure you that the assumptions will prove to be accurate over time.

The Combined Corporation will have a significant amount of indebtedness and may need to incur more in the future.

The Combined Corporation will have substantial indebtedness following completion of the parent merger. For example, as of July 31, 2013, the Combined Corporation would have had an estimated fixed charge coverage ratio of 1.5x and an estimated debt as a percentage of total market capitalization of 39.9% (by comparison, as of that date, the standalone figures for MAA were 2.1x and 36.0%, respectively, and for Colonial were 1.0x and 41.8%, respectively). In addition, in connection with executing the Combined Corporation’s business strategies following the mergers, the Combined Corporation expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Corporation may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Corporation, including:

•	reducing the Combined Corporation’s credit ratings and thereby raising its borrowing costs;

•	hindering the Combined Corporation’s ability to adjust to changing market, industry or economic conditions;

•	limiting the Combined Corporation’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making the Combined Corporation more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing the Combined Corporation at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Corporation may be required to raise substantial additional capital to execute its business strategy. The Combined Corporation’s ability to arrange additional financing will depend on, among other factors, the Combined Corporation’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Corporation’s control. If the Combined Corporation is able to obtain additional financing, the Combined Corporation’s credit ratings could be further adversely affected, which could further raise the Combined Corporation’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The Combined Corporation may incur adverse tax consequences if MAA or Colonial has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of MAA and Colonial has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and each intend to continue to do so through the time of the parent merger, and the Combined Corporation intends to continue operating in such a manner following the parent merger. None of MAA, Colonial or the Combined Corporation has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as both Colonial and MAA do, and as the Combined Corporation will, following the parent merger). The determination of various factual matters and circumstances not entirely within the control of MAA, Colonial or the Combined Corporation, as the case may be, may affect any such company’s ability to qualify as a REIT. In order to qualify as a REIT, each of MAA, Colonial and the Combined Corporation must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If any of MAA, Colonial or the Combined Corporation loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because:

•

such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	such company could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•

unless such company is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for the ten years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, such company would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

The Combined Corporation will inherit any liability with respect to unpaid taxes of MAA or Colonial for any periods prior to the parent merger. In addition, as described above, if Colonial failed to qualify as a REIT as of the parent merger but the Combined Corporation nonetheless qualified as a REIT, in the event of a taxable disposition of a former Colonial asset during the ten years following the parent merger the Combined Corporation would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the parent merger. In addition, under the “investment company” rules under Section 368 of the Code, if both MAA and Colonial are “investment companies” under such rules, the failure of either Colonial or MAA to qualify as a REIT could cause the parent merger to be taxable to Colonial or MAA, respectively, and its shareholders. As a result of all these factors, MAA’s, Colonial’s or the Combined Corporation’s failure to qualify as a REIT could impair the Combined Corporation’s ability to expand its business and raise capital, and would materially adversely affect the value of its stock. In addition, for years in which the Combined Corporation does not qualify as a REIT, it will not otherwise be required to make distributions to shareholders.

In certain circumstances, even if the Combined Corporation qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Corporation’s cash available for distribution to its shareholders.

Even if each of MAA, Colonial and the Combined Corporation has, as the case may be, qualified and continues to qualify as a REIT, the Combined Corporation may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, the Combined Corporation may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Corporation may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Corporation’s shareholders would be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. The Combined Corporation and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Corporation indirectly owns its assets. Any U.S. federal or state taxes the Combined Corporation (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Corporation to shareholders. See section “The Parent Merger—Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 125.

MAA and Colonial face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Corporation will face various other risks, including those discussed in reports filed by MAA and Colonial with the SEC. See “Where You Can Find More Information” beginning on page 205.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which MAA and Colonial operate and beliefs of, and assumptions made by, MAA management and Colonial management and involve uncertainties that could significantly affect the financial results of MAA, Colonial or the Combined Corporation. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving MAA and Colonial, including future financial and operating results, and the Combined Corporation’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that MAA and Colonial expect or anticipate will occur in the future—including statements relating to expected synergies, improved liquidity and balance sheet strength—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although MAA and Colonial believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, MAA and Colonial can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•

each of MAA’s and Colonial’s success, or the success of the Combined Corporation, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments;

•	changes in national, regional and local economic climates;

•	changes in financial markets and interest rates, or to the business or financial condition of MAA, Colonial or the Combined Corporation or their respective businesses;

•	the nature and extent of future competition;

•	each of MAA’s and Colonial’s ability, or the ability of the Combined Corporation, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•	the ability and willingness of MAA, Colonial and the Combined Corporation to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•	availability to MAA, Colonial and the Combined Corporation of financing and capital;

•

each of MAA’s and Colonial’s ability, or the ability of the Combined Corporation, to deliver high quality properties and services, to attract and retain qualified personnel and to attract and retain residents and other tenants;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect MAA, Colonial or the Combined Corporation;

•	risks associated with achieving expected revenue synergies or cost savings as a result of the mergers;

•

risks associated with the companies’ ability to consummate the mergers, the timing of the closing of the mergers and unexpected costs or unexpected liabilities that may arise from the mergers, whether or not consummated; and

•

those additional risks and factors discussed in reports filed with the Securities and Exchange Commission, or the SEC, by MAA and Colonial from time-to-time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that MAA, Colonial or persons acting on their behalf may issue.

Neither MAA nor Colonial undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES

Mid-America Apartment Communities, Inc.

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2013, MAA owned or owned interests in a total of 163 multifamily apartment communities comprising 49,017 apartments located in 13 states, including four communities comprising 1,156 apartments owned through MAA’s joint venture, Mid-America Multifamily Fund II, LLC. MAA also had two development communities under construction totaling 564 units as of June 30, 2013. Total expected costs for the development projects are $73.8 million, of which $37.8 million has been incurred through June 30, 2013. MAA expects to complete construction on the three projects by the fourth quarter of 2014. Four of MAA’s properties include retail components with approximately 107,000 square feet of gross leasable area.

MAA’s most significant asset is its ownership interest in MAA LP, which, together with its subsidiaries, conducts the operations of a substantial majority of MAA’s business, holds a substantial majority of MAA’s consolidated assets and generates a substantial majority of MAA’s revenues. MAA is the sole general partner of MAA LP and, as of June 30, 2013, owned 40,141,197 common units of partnership interest, or approximately 95.9% of the outstanding partnership interests of MAA LP. Prior to the effective times of the mergers, MAA will contribute all of its assets, with the exception of its ownership interest in MAA LP and certain bank accounts held by MAA, to MAA LP, and as a result, MAA will be structured as a traditional UPREIT.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600.

OP Merger Sub, an indirect wholly-owned subsidiary of MAA LP, is a Delaware limited partnership formed on May 30, 2013 for the purpose of effecting the partnership merger. Upon completion of the partnership merger, OP Merger Sub will be merged with and into Colonial LP with Colonial LP surviving as an indirect wholly-owned subsidiary of MAA LP. OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Additional information about MAA and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

Colonial Properties Trust

Colonial, originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under the Alabama REIT statute on August 21, 1995, is a self-administered REIT that has elected to be taxed as a REIT under the Code. Colonial is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. As of June 30, 2013, Colonial owned or maintained a partial ownership in a total of 115 multifamily apartment communities comprising 34,577 apartments located in 11 states. Additionally, Colonial has seven commercial properties with approximately 1,194,000 square feet of gross leasable area.

Colonial’s only material asset is its ownership of limited partnership interests in Colonial LP, which, together with its subsidiaries, conducts all of Colonial’s business, holds all of Colonial’s consolidated assets and generates all of Colonial’s revenues. Colonial is the sole general partner of Colonial LP and, as of June 30, 2013, owned approximately 92.5% of the outstanding partnership interests of Colonial LP.

Colonial common shares are listed on the NYSE, trading under the symbol “CLP.”

Colonial’s principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

Additional information about Colonial and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

The Combined Corporation

The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and will be a Tennessee corporation that will be a self-administered REIT, structured as a traditional UPREIT, which has elected to be taxed as a REIT under the Code. The Combined Corporation is a Sunbelt-focused, publicly traded, multifamily REIT with enhanced capabilities to deliver value for residents, shareholders and employees. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $5.1 billion, and a total market capitalization in excess of $8.6 billion. The Combined Corporation’s asset base will consist primarily of approximately 85,000 multifamily units in 285 properties. The Combined Corporation will maintain strategic diversity across large and secondary markets within the high growth Sunbelt region of the United States. The Combined Corporation’s ten largest markets are expected to be Dallas/Ft. Worth, Atlanta, Austin, Raleigh, Charlotte, Nashville, Jacksonville, Tampa, Orlando and Houston.

The business of the Combined Corporation will be operated through MAA LP and its subsidiaries. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximate 94.6% partnership interest in MAA LP and, as its sole general partner, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of MAA LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “MAA.”

The Combined Corporation’s principal executive offices will be located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number will be (901) 682-6600.

THE MAA SPECIAL MEETING

Date, Time and Place

The MAA special meeting will be held at MAA corporate headquarters, 6584 Poplar Avenue, Memphis, Tennessee 38138, on September 27, 2013, at 9:00 a.m., Central Daylight Time.

Purpose of the MAA Special Meeting

At the MAA special meeting, MAA shareholders will be asked to consider and vote upon the following matters:

•

a proposal to approve the merger agreement, the merger of Colonial with and into MAA, with MAA continuing as the surviving corporation, and the other transaction contemplated by the merger agreement, including the issuance of MAA common stock to Colonial shareholders in connection with the parent merger, which we refer to collectively as the MAA merger proposal;

•	a proposal to approve the MAA 2013 Stock Incentive Plan; and

•

a proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

Recommendation of the MAA Board

After careful consideration, the MAA Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger, are advisable and in the best interests of MAA and its shareholders and has unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Certain factors considered by the MAA Board in reaching its decision to adopt and approve the parent merger can be found in the section of this joint proxy/statement/prospectus entitled “The Parent Merger—Recommendation of the MAA Board and Its Reasons for the Parent Merger” beginning on page 88.

The MAA Board unanimously recommends that MAA shareholders vote FOR the MAA merger proposal, FOR the proposal to approve the MAA 2013 Stock Incentive Plan and FOR the proposal to adjourn the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals.

Approval of the merger agreement is subject to a vote by MAA’s shareholders separate from the vote on approval of the MAA 2013 Stock Incentive Plan. Approval of the MAA 2013 Stock Incentive Plan is not a condition to completion of the mergers.

MAA Record Date; Who Can Vote at the MAA Special Meeting

Only MAA shareholders of record at the close of business on the record date, August 22, 2013, are entitled to receive notice of the MAA special meeting and to vote the shares of MAA common stock that they held on the record date at the MAA special meeting, or any postponement or adjournment of the MAA special meeting. The only class of stock that can be voted at the MAA special meeting is MAA common stock. Each share of MAA common stock is entitled to one vote on all matters that come before the MAA special meeting.

On the record date, there were approximately 42,740,450 shares of MAA common stock outstanding and entitled to vote at the MAA special meeting.

A list of MAA shareholders entitled to vote at the MAA special meeting will be open for examination by any MAA shareholder, for any purpose germane to the MAA special meeting, during ordinary business hours, beginning two (2) days after notice of the MAA special meeting is given through the time of the MAA special meeting and place of the MAA special meeting at MAA’s principal executive offices at 6587 Poplar Avenue, Memphis, Tennessee 38138.

Quorum

A quorum of shareholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of a majority of the shares of MAA common stock outstanding on the MAA record date will constitute a quorum. On the record date, there were 42,740,450 shares of MAA common stock outstanding and entitled to vote. Thus, 21,370,226 shares of MAA common stock must be represented by shareholders present at the MAA special meeting or by proxy to have a quorum for the MAA special meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chairman of the MAA special meeting or a majority of the votes present at the MAA special meeting may adjourn the MAA special meeting to another date.

Vote Required for Approval

Approval of the MAA merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of MAA common stock.

Approval of the MAA 2013 Stock Incentive Plan requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Approval of the adjournment of the MAA special meeting requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Abstentions and Broker Non-Votes

If you are a MAA shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the MAA merger proposal, it will have the same effect as a vote “AGAINST” the MAA merger proposal;

•

with respect to the MAA 2013 Stock Incentive Plan proposal, if you abstain, fail to vote or fail to instruct your broker, bank or nominee to vote, it will have no effect on the outcome of the vote for this proposal; and

•	with respect to the adjournment proposal, it will have no effect on the outcome of the vote for this proposal.

Voting by MAA Directors and Executive Officers

At the close of business on the record date, directors and executive officers of MAA and their affiliates were entitled to vote 302,780 shares of MAA common stock, or approximately 0.71% of the shares of MAA common stock issued and outstanding on that date. Messrs. Bolton and Sanders have entered into voting agreements that obligate them to vote “FOR” the MAA merger proposal. Additionally, MAA currently expects that the other MAA directors and executive officers will vote their shares of MAA common stock in favor of the MAA merger proposal as well as the other proposals to be considered at the MAA special meeting, although none of them is obligated to do so.

Manner of Submitting Proxy

A proxy card is enclosed for use by MAA shareholders. MAA requests that MAA shareholders sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. MAA shareholders may also vote their shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of MAA common stock represented by it will be voted at the MAA special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a proxy card is signed and returned without an indication as to how the shares of MAA common stock represented by the proxy are to be voted with regard to a particular proposal, the MAA common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy statement/prospectus, MAA has no knowledge of any business that will be presented for consideration at the MAA special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of MAA. In accordance with the MAA bylaws and Tennessee law, business transacted at the MAA special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the MAA special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the MAA special meeting in person.

Shares held in “Street Name”

If a MAA shareholder holds shares of MAA common stock in a stock brokerage account or if its shares are held by a bank or nominee (that is, in “street name”), such shareholder must provide the record holder of its shares with instructions on how to vote its shares of MAA common stock. MAA shareholders should follow the voting instructions provided by their broker, bank or nominee. Please note that MAA shareholders may not vote shares of MAA common stock held in street name by returning a proxy card directly to MAA or by voting in person at the MAA special meeting unless they provide a “legal proxy,” which MAA shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold shares of MAA common stock on behalf of their customers may not give a proxy to MAA to vote those shares without specific instructions from their customers.

If a MAA shareholder does not instruct its broker, bank or nominee to vote, then the broker, bank or nominee may not vote those shares, and it will have the effects described above under “—Abstentions and Broker Non-Votes.”

Shares held in the MAA Employee Stock Ownership Plan

If MAA shareholders hold shares of MAA common stock in an account under the MAA Employee Stock Ownership Plan, such shareholders have the right to vote the shares in their account. To do this, the MAA shareholder must sign and timely return the proxy card received with this joint proxy statement/prospectus, or grant the shareholder’s proxy by telephone or over the Internet by following the instructions on the proxy card.

Revocation of Proxies or Voting Instructions

MAA shareholders of record may change their vote or revoke their proxy at any time before the final vote at the MAA special meeting by:

1.	submitting another properly completed proxy card bearing in time to be received before the MAA special meeting or by submitting a later dated proxy by telephone or over the Internet in which case the later-submitted proxy will be recorded and the earlier proxy revoked;

2.	submitting written notice that the MAA shareholder is revoking the proxy to MAA’s Corporate Secretary, 6584 Poplar Avenue, Memphis, Tennessee 38138 in time to be received before the MAA special meeting; or

3.	voting in person at the MAA special meeting.

Attending the MAA special meeting without voting will not, by itself, revoke a MAA shareholder’s proxy.

If a MAA shareholder’s common shares are held by its broker or bank as nominee or agent, the shareholder should follow the instructions provided by the broker or bank.

Tabulation of Votes

MAA will appoint an inspector of election for the MAA special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The cost of proxy solicitation for the MAA special meeting will be borne by MAA. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of MAA, without additional remuneration, in person, by telephone or any other electronic means of communication deemed appropriate. MAA will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. MAA has retained D.F. King to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000 for these services, plus reimbursement for reasonable out-of-pocket expenses and expenses, and to indemnify D.F. King against certain losses, costs and expenses.

Adjournment

In addition to the other proposals being considered at the MAA special meeting, MAA shareholders are also being asked to approve a proposal that will give the MAA Board authority to adjourn the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the other proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If this proposal is approved, the MAA special meeting could be successively adjourned to any date. In addition, the MAA Board could postpone the MAA special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the MAA special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum does not exist, the chairman of the MAA special meeting or the holders of a majority of the shares of MAA common stock present at the MAA special meeting, in person or by proxy, may adjourn the MAA special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve any other proposal, the MAA special meeting may be adjourned if the votes cast, in person or by proxy, at the MAA special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the MAA special meeting, please contact MAA’s proxy solicitor, D.F. King, toll-free at 1-800-628-8532.

PROPOSALS SUBMITTED TO MAA SHAREHOLDERS

Merger Proposal

(Proposal 1 on the MAA Proxy Card)

MAA shareholders are asked to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger. For a summary and detailed information regarding this proposal, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Parent Merger” beginning on page 68 and “The Merger Agreement” beginning on page 151. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If this proposal is not approved, the mergers will not be completed.

MAA is requesting that MAA shareholders approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of MAA common stock represented by such proxy card will be voted “FOR” the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of MAA common stock entitled to vote on such proposal.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger.

2013 Stock Incentive Plan

(Proposal 2 on the MAA Proxy Card)

Proposal

On June 17, 2013, the compensation committee of the MAA Board, which we refer to as the MAA Compensation Committee, voted to approve the Mid-America Apartment Communities, Inc. 2013 Stock Incentive Plan, or the MAA 2013 Plan, and the MAA Board is recommending the MAA 2013 Plan to MAA shareholders for approval.

The MAA 2013 Plan will replace the Mid-America Apartment Communities, Inc. 2004 Stock Plan, or the MAA 2004 Plan, which expires by its terms on October 31, 2013. The MAA 2013 Plan provides flexibility to the MAA Compensation Committee to use various equity-based incentive awards as compensation tools to motivate MAA’s workforce. If the MAA 2013 Plan is approved by the shareholders, MAA will no longer make grants under the MAA 2004 Plan. If the MAA 2013 Plan is not approved, the MAA 2004 Plan will expire on October 31, 2013 and MAA will not be able to continue making stock-based incentive awards consistent with historical practices.

The material features of the MAA 2013 Plan are:

•

The maximum number of shares of MAA common stock reserved and available for issuance under the MAA 2013 Plan is the sum of (i) 225,000 newly authorized shares, plus (ii) any shares underlying grants under the MAA 2004 Plan that are forfeited, cancelled or are terminated (other than by exercise) in the future; such 225,000 shares represent the approximate number of shares of MAA common stock that remain available for issuance under the MAA 2004 Plan, which will expire by its terms on October 31, 2013;

•

The award of stock options (both incentive and non-qualified options), restricted stock, restricted stock units, unrestricted stock, performance share awards, other stock-based awards, cash-based awards and dividend equivalent rights is permitted;

•	Any material amendment (other than an amendment that curtails the scope of the MAA 2013 Plan) is subject to approval by MAA’s shareholders;

•	Stock options may not be repriced without shareholder approval; and

•	The term of the MAA 2013 Plan is for ten years from the date of approval by MAA shareholders.

The maximum number of shares of MAA common stock reserved and available for issuance under the MAA 2013 Plan is the sum of (i) 225,000 newly authorized shares, plus (ii) any shares underlying grants under the MAA 2004 Plan that are forfeited, cancelled or terminated (other than by exercise) in the future; such 225,000 shares represent the approximate number of shares of MAA common stock that remain available for issuance under the MAA 2004 Plan, which will expire by its terms on October 31, 2013. Based solely on the closing price of MAA’s common stock as reported by the NYSE on June 28, 2013 of $67.77, the maximum aggregate market value of such 225,000 shares of MAA common stock is $15,248,250. As of June 28, 2013 MAA had outstanding grants of 37,527 shares of restricted MAA common stock. The foregoing, along with the new share request of 225,000 shares (referred to as MAA’s “overhang”), would represent approximately 0.61% of MAA’s total outstanding shares as of June 28, 2013 on a fully diluted basis. Although 0.61% will represent the total overhang if the 2013 Plan is approved, MAA cannot predict the amount or timing of specific equity awards in the future and, thus, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards; however, MAA is committed to maintaining an equity incentive program that accomplishes MAA’s incentive and retention goals while being sensitive to shareholders’ concerns about dilution and expense. MAA’s current three-year average burn rate is 0.10%.

The shares available under the MAA 2013 Plan will be authorized but unissued shares. The shares of common stock underlying any awards that are forfeited, cancelled, held back to cover the exercise price or tax withholding, reacquired by MAA prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the MAA 2013 Plan are added back to the shares of MAA common stock available for issuance under the MAA 2013 Plan.

To ensure that certain awards granted under the MAA 2013 Plan to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the MAA 2013 Plan provides that the MAA Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following:

•	Funds from operations;

•	Funds from operations per share;

•	Adjusted funds from operations;

•	Adjusted funds from operations per share;

•	Net operating income;

•	Gross operating income;

•	Total shareholder return;

•	Earnings per share;

•	Stock price;

•	Acquisitions;

•	Dispositions;

•	Strategic transactions;

•	Portfolio or regional occupancy rates;

•	Portfolio or regional rent rates;

•	Portfolio or regional revenue rates; or

•	Return on capital, assets, equity, development, or investment.

The MAA Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 50,000 shares of MAA common stock for any performance cycle and options with respect to no more than 100,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash to any executive, it cannot exceed $2,500,000 for any performance cycle.

Reasons for the MAA 2013 Plan

The MAA Compensation Committee believes that stock-based incentive awards play an important role in MAA’s success by encouraging and enabling its current employees, officers and non-employee directors upon whose judgment, initiative and efforts it largely depends for the successful conduct of its business to acquire a proprietary interest in MAA. The MAA Compensation Committee anticipates that providing such persons with a direct stake in MAA will assure a closer identification of the interests of participants in the MAA 2013 Plan with those of MAA’s shareholders, thereby stimulating their efforts on MAA’s behalf and strengthening their desire to remain with MAA. The MAA 2004 Plan will expire on October 31, 2013 and the MAA 2013 Plan will therefore enable MAA to continue making such stock-based incentive awards.

Summary of the MAA 2013 Plan

The following description of certain features of the MAA 2013 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the MAA 2013 Plan that is attached hereto as Annex E.

Plan Administration

The MAA 2013 Plan will be administered by the MAA Compensation Committee. The MAA Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the MAA 2013 Plan. The MAA Compensation Committee may delegate to MAA’s Chief Executive Officer the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants

Persons eligible to participate in the MAA 2013 Plan will be those full or part-time officers, employees, non-employee directors and other key persons of MAA and its subsidiaries (including MAA LP) as selected from time-to-time by the MAA Compensation Committee. Approximately 63 individuals are currently eligible to participate in the MAA 2013 Plan.

The maximum award of stock options granted to any one individual will not exceed 100,000 shares of MAA common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units, performance shares or other stock-based award granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 50,000 shares of MAA common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $2,500,000.

Stock Options

The MAA 2013 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the MAA 2013 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the MAA Compensation Committee but may not be less than 100% of the fair market value of the MAA common stock on the date of grant. The MAA 2013 Plan provides that such fair market value will be deemed to be the last reported sale price of the shares of MAA common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in MAA’s capital structure. Option repricing may not be effected through cancellation and re-grants or cancellation in exchange for cash.

The term of each option will be fixed by the MAA Compensation Committee and may not exceed ten years from the date of grant. The MAA Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the MAA Compensation Committee.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the MAA Compensation Committee, by delivery (or attestation to the ownership) of shares of MAA common stock that are not then subject to restrictions under any MAA plan, or, with respect to stock options that are not incentive stock options, by a “net exercise” arrangement pursuant to which MAA will reduce the number of shares of stock issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price. Subject to applicable law, the exercise price may also be delivered to MAA by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock

The MAA Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the MAA Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above under “—Proposal”) and/or continued employment with MAA or its subsidiaries through a specified restricted period.

Deferred Stock Awards

The MAA Compensation Committee may award phantom stock units as restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the MAA Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with MAA or its subsidiaries through a specified vesting period. In the MAA Compensation Committee’s sole discretion and subject to the participant’s compliance with the procedures established by the MAA Compensation Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of restricted stock units. During the deferral period, the participant may be credited with dividend equivalent rights with respect to the restricted stock units.

Unrestricted Stock Awards

The MAA Compensation Committee may also grant shares of common stock that are free from any restrictions under the MAA 2013 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards

The MAA Compensation Committee may grant performance share awards to any participant that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the MAA Compensation Committee shall determine.

Dividend Equivalent Rights

The MAA Compensation Committee may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Other Stock-Based Awards

The MAA Compensation Committee may grant awards of capital stock other than common stock and other awards that are valued in whole or in part by reference to or are otherwise based on, common stock, including, for example, convertible preferred stock, convertible debentures, exchangeable securities, awards valued by reference to book value or subsidiary performance. These awards may be subject to such conditions and restrictions as the MAA Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified vesting period. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her awards.

Cash-Based Awards

The MAA Compensation Committee may grant cash bonuses under the MAA 2013 Plan. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Transferability

In general, unless otherwise permitted by the MAA Compensation Committee, no award granted under the MAA 2013 Plan is transferable by the participant other than by will or by the laws of descent and distribution, and awards may be exercised during the participant’s lifetime only by the participant, or by the participant’s legal representative or guardian in the case of the participant’s incapacity.

Adjustments for Stock Dividends, Stock Splits, Etc.

The MAA 2013 Plan requires the MAA Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the MAA 2013 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding

Participants in the MAA 2013 Plan are responsible for the payment of any federal, state or local taxes that MAA is required by law to withhold upon any option exercise or vesting of other awards or election pursuant to Section 83(b) of the Code. Subject to approval by the MAA Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or upon vesting of other awards.

Amendments and Termination

The MAA Board may at any time amend or discontinue the MAA 2013 Plan and the MAA Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the MAA 2013 Plan, including any amendments that increase the number of shares reserved for issuance under the MAA 2013 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the MAA 2013 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by MAA’s shareholders. Amendments shall also be subject to approval by MAA’s shareholders if and to the extent determined by the MAA Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the MAA 2013 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

New Plan Benefits

Because the grant of awards under the MAA 2013 Plan is within the discretion of the MAA Compensation Committee, MAA cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the MAA 2013 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the MAA 2013 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2012: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Restricted Stock
Name and Position	Dollar Value ($)(1)	Number (#)
H. Eric Bolton, Jr., CEO	522,050	8,385
Albert M. Campbell III, CFO	190,702	3,063
Thomas L. Grimes, Jr., COO	187,527	3,012
All current executive officers, as a group	900,279	14,460
All current directors who are not executive officers, as a group	251,219	4,035
All current employees who are not executive officers, as a group	481,892	7,740

(1)	Calculations are based on the closing price of MAA common stock of $62.26 on August 20, 2013.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the MAA 2013 Plan. It does not describe all federal tax consequences under the MAA 2013 Plan, nor does it describe state or local tax consequences.

Incentive Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then, generally, for U.S. federal income tax purposes, (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) MAA will not be entitled to any deduction. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then, generally, for U.S. federal income tax purposes, (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (b) MAA will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock. If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options

No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and MAA receives a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to MAA, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

As a result of Section 162(m) of the Code, MAA’s deduction for certain awards under the MAA 2013 Plan may be limited to the extent that the chief executive officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the chief financial officer) receives compensation in excess of $1 million per year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The MAA 2013 Plan is structured to allow grants to qualify as performance-based compensation.

Approval of the MAA 2013 Plan requires the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For purposes of the proposal to approve the MAA 2013 Plan, if a MAA shareholder abstains, fails to vote or fails to instruct its broker, bank or nominee to vote, it will have no effect on the outcome of the vote for this proposal.

The vote on the approval of the MAA 2013 Plan is a vote separate and apart from the vote to approve the merger agreement and the other transactions contemplated by the merger agreement. You may vote to approve this proposal and vote not to approve the MAA merger proposal, or you may vote against this proposal and vote to approve the merger agreement and the other transactions contemplated by the merger agreement.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the MAA 2013 Plan.

The MAA Adjournment Proposal

(Proposal 3 on the MAA Proxy Card)

The MAA special meeting may be adjourned to another time or place, if necessary or appropriate in the view of the MAA Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the MAA Board, in favor of the other proposals on the MAA proxy card if there are not sufficient votes at the time of such adjournment to approve such proposals.

MAA is asking MAA shareholders to approve the adjournment of the MAA special meeting, if necessary or appropriate in the view of the MAA Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the MAA Board

The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve one or more adjournments of the MAA special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger.

Other Business

As of the date of this joint proxy statement/prospectus, MAA does not intend to bring any other matters before the MAA special meeting, and MAA has no knowledge of any business that will be presented for consideration at the MAA special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of MAA. In accordance with the MAA bylaws and Tennessee law, business transacted at the MAA special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the MAA special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

THE COLONIAL SPECIAL MEETING

Date, Time and Place

The Colonial special meeting will be held in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209 on September 27, 2013 at 10:30 a.m., Central Daylight Time.

Purpose of the Colonial Special Meeting

At the Colonial special meeting, Colonial shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger, which we sometimes refer to as the Colonial merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the parent merger; and

•

a proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

Recommendation of the Colonial Board

The Colonial Board unanimously recommends that Colonial shareholders vote:

•	FOR the proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger;

•	FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers; and

•

FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

As discussed elsewhere in this joint proxy statement/prospectus, after careful consideration, and based in part on the unanimous recommendation of the transaction committee of the Colonial Board, the Colonial Board has unanimously approved and adopted the merger agreement and the plan of merger, and has determined that the parent merger is advisable and in the best interests of Colonial and its shareholders. Certain factors considered by the Colonial Board in reaching its decision to adopt and approve the parent merger can be found in the section of this joint proxy/statement/prospectus entitled “The Parent Merger—Recommendation of the Colonial Board and Its Reasons for the Parent Merger” beginning on page 92.

Approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger is subject to a vote by Colonial’s shareholders separate from the vote on approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Colonial in connection with the mergers. Approval of the compensation arrangements is not a condition to completion of the mergers.

Colonial Record Date; Who Can Vote at the Colonial Special Meeting

Only holders of record of Colonial common shares at the close of business on August 22, 2013, Colonial’s record date for the Colonial special meeting, are entitled to notice of, and to vote at, the Colonial special meeting or any adjournments or postponements thereof. As of the close of business on the record date, there were 88,828,342 Colonial common shares outstanding and entitled to vote at the Colonial special meeting, held by approximately 2,381 holders of record. Because many of the Colonial common shares are held by brokers and other institutions on behalf of Colonial shareholders, Colonial is unable to estimate the total number of Colonial shareholders represented by these record holders. Colonial common shares are the only security the holders of which are entitled to notice of, and to vote at, the Colonial special meeting.

Each Colonial common share owned on Colonial’s record date is entitled to one vote on each proposal at the Colonial special meeting.

If you own Colonial common shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or obtain an authorization from them and vote the shares yourself at the Colonial special meeting.

A list of Colonial shareholders entitled to vote at the Colonial special meeting will be open for examination by any Colonial shareholder, for any purpose germane to the Colonial special meeting, during ordinary business hours for a period of ten days before the Colonial special meeting at Colonial’s principal executive offices at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and at the time and place of the Colonial special meeting during the entire time of the Colonial special meeting.

Quorum

The presence at the Colonial special meeting, in person or by proxy, of Colonial shareholders entitled to cast a majority of all the votes entitled to be cast as such meeting will constitute a quorum for purposes of the Colonial special meeting. There must be a quorum for business to be conducted at the Colonial special meeting. It is important that Colonial shareholders vote promptly so that their Colonial common shares are counted toward the quorum.

All Colonial common shares represented at the Colonial special meeting, including abstentions and broker non-votes, will be treated as Colonial common shares that are present for purposes of determining the presence of a quorum. Colonial may seek to adjourn the Colonial special meeting if a quorum is not present at the Colonial special meeting.

Vote Required for Approval

Approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, will require the affirmative vote of the holders of at least a majority of the Colonial common shares outstanding as of the record date for the Colonial special meeting.

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Colonial in connection with the mergers will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as voting against this proposal.

Approval of one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger, will require the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal.

Abstentions and Broker Non-Votes

It is important that you vote your Colonial shares. Your failure to vote, or failure to instruct your broker, bank or other nominee on how to vote, will have the same effect as a vote against the Colonial merger proposal, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers or the proposal to approve one or more adjournments of the Colonial special meeting.

If you attend the Colonial special meeting, send in your signed proxy card or vote by telephone or over the Internet, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to approve the parent merger and to adopt the plan of merger, the advisory (non-binding) proposal to approve compensation payable to certain executive officers of Colonial in connection with the mergers or the adjournment proposal, your abstention will have the same effect as a vote against that proposal.

Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Colonial special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your Colonial common shares, your Colonial common shares will not be considered present at the Colonial special meeting or voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which do not indicate how to vote your Colonial common shares with respect to a particular proposal, in accordance with stock exchange rules relating to non-routine shareholder matters, your Colonial common shares will not be voted with respect to that particular proposal (this is referred to in this context as a “broker non-vote”). With respect to the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers or the proposal to approve one or more adjournments of the Colonial special meeting, broker non-votes will have no effect on the outcome.

Voting by Colonial Trustees and Executive Officers

At the close of business on the record date, trustees and executive officers of Colonial and their affiliates were entitled to vote 5,909,185 Colonial common shares, or approximately 6.7% of the Colonial common shares issued and outstanding on that date. Messrs. T. Lowder, J. Lowder and Ripps have entered into voting agreements that obligate them to vote “FOR” the Colonial merger proposal. Additionally, Colonial currently expects that the other Colonial trustees and executive officers will vote their Colonial common shares in favor of the Colonial merger proposal as well as the other proposals to be considered at the Colonial special meeting, although none of them is obligated to do so.

Manner of Submitting Proxy

Whether you plan to attend the Colonial special meeting in person, you should submit your proxy as soon as possible.

If you own Colonial common shares in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your Colonial common shares. You have four voting options:

•

In Person. To vote in person, come to the Colonial special meeting and you will be able to vote by ballot. To ensure that your Colonial common shares are voted at the Colonial special meeting, the Colonial Board recommends that you submit a proxy even if you plan to attend the Colonial special meeting.

•

Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Colonial before the Colonial special meeting, Colonial will vote your Colonial common shares as you direct.

•

Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Central Daylight Time on September 26, 2013 to be counted.

•

Internet. To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Central Daylight Time on September 26, 2013 to be counted.

The Internet and telephone voting options available to holders of record are designed to authenticate Colonial shareholders’ identities, to allow Colonial shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Central Daylight Time on September 26, 2013. Submitting a proxy will not affect your right to vote in person if you decide to attend the Colonial special meeting.

Shares held in “Street Name”

If your Colonial common shares are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form, as well as voting instructions with these proxy materials from that organization rather than from Colonial. Your broker, bank or other nominee will vote your Colonial common shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your Colonial common shares by following the enclosed instructions provided by that organization. Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the Colonial special meeting, which will have the same effect as described above under “Abstentions and Broker Non-Votes.”

Please note that Colonial shareholders may not vote Colonial common shares held in street name by returning a proxy card directly to Colonial or by voting in person at the Colonial special meeting unless they provide a “legal proxy,” which Colonial shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold Colonial common shares on behalf of their customers may not give a proxy to Colonial to vote those Colonial common shares without specific instructions from their customers

Revocation of Proxies or Voting Instructions

Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Colonial special meeting. If your Colonial common shares are registered in your own name, you may revoke your proxy in one of the following ways by:

•

submitting notice in writing to Colonial’s Corporate Secretary at Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, that you are revoking your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the Colonial special meeting;

•	submitting another proxy card bearing a later date and mailing it so that it is received before the Colonial special meeting;

•	submitting another proxy using the Internet or telephone voting procedures; or

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attending the Colonial special meeting and voting in person, although simply attending the Colonial special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the Colonial special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your Colonial common shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

If you have questions about how to vote or revoke your proxy, you should contact our proxy solicitor, Morrow & Co., LLC toll-free at (800) 460-1014.

Tabulation of Votes

Colonial will appoint an inspector of election for the Colonial special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

Colonial is soliciting proxies for the Colonial special meeting from Colonial shareholders. Colonial will bear the entire cost of soliciting proxies from Colonial shareholders. In addition to this mailing, Colonial’s trustees and officers may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Colonial common shares held of record by those persons, and Colonial will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

Colonial has engaged Morrow & Co. to assist in the solicitation of proxies for the Colonial special meeting and will pay Morrow & Co. a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses and will indemnify Morrow & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of Morrow & Co. is 470 West Avenue, Stamford, CT 06902. You can call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 460-1014.

Adjournment

In addition to the other proposals being considered at the Colonial special meeting, Colonial shareholders are also being asked to approve a proposal that will give the Colonial Board authority to adjourn the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger. If this proposal is approved, the Colonial special meeting could be successively adjourned to any date. In addition, the Colonial Board could postpone the Colonial special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Colonial special meeting is adjourned for the purpose of soliciting additional proxies, Colonial shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Whether a quorum is present, upon the affirmative vote of the holders of a majority of the Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on the adjournment, Colonial may adjourn the Colonial special meeting.

Rights of Dissenting Shareholders

Under the AREITL, Colonial shareholders are entitled to dissenters’ rights of appraisal with respect to Colonial common shares that are the same rights as a dissenting shareholder of an Alabama business corporation. Therefore, pursuant to Section 10A-2-13.01 et seq. of the ABCL (“ABCL Article 13”), holders of Colonial common shares are entitled to dissenters’ rights of appraisal in connection with the parent merger. This means that, subject to the parent merger being consummated, you are entitled to payment by MAA of the “fair value” (as defined in ABCL Article 13) of such dissenting Colonial common shares plus accrued interest in accordance with ABCL Article 13. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. To exercise your dissenters’ rights, you must submit a written demand for dissenters’ rights of appraisal to Colonial before the shareholder vote is taken on the merger agreement and plan of merger, and you must not vote in favor of the proposal to adopt the merger agreement. Colonial common shares held by shareholders who properly demand and exercise their dissenters’ rights of appraisal pursuant to ABCL Article 13 will not be converted into the right to receive the merger consideration. Your failure to follow exactly the procedures specified under ABCL Article 13 may result in the loss of your dissenters’ rights of appraisal. See “Dissenters’ Rights” beginning on page 177 and the text of ABCL Article 13 reproduced in its entirety as Annex H to this joint proxy statement/prospectus. If you hold your Colonial common shares through a broker, bank or other nominee and you wish to exercise dissenter’s rights, you should consult such organization to determine the appropriate procedures for the making of a demand for dissenters’ rights by that organization. In view of the complexity of the ABCL, shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Colonial special meeting, please contact Colonial’s proxy solicitor, Morrow & Co., LLC, at (203) 658-9400 or toll-free at (800) 460-1014.

PROPOSALS SUBMITTED TO COLONIAL SHAREHOLDERS

Merger Proposal

(Proposal 1 on the Colonial Proxy Card)

Colonial shareholders are asked to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve and adopt the merger agreement, the parent merger pursuant to plan of merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Parent Merger” beginning on page 68 and “The Merger Agreement” beginning on page 151. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and a copy of the plan of merger is attached as Annex B to this joint proxy statement/prospectus, each of which is incorporated by reference herein.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If the proposal is not approved, the mergers will not be completed even if the other proposals considered at the Colonial special meeting are approved.

Colonial is requesting that Colonial shareholders approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your Colonial common shares represented by such proxy card will be voted “FOR” the approval and adoption of the merger agreement, the parent merger pursuant to plan of merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding Colonial common shares entitled to vote on such proposal.

Recommendation of the Colonial Board

The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to plan of merger and the other transactions contemplated by the merger agreement.

Advisory Vote on Executive Compensation

(Proposal 2 on the Colonial Proxy Card)

As required by Section 14A of the Exchange Act and the SEC’s rules thereunder, Colonial is asking its shareholders to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the mergers, as described in this joint proxy statement/prospectus under “The Parent Merger—Executive Compensation Payable in Connection with the Mergers—Change in Control Compensation,” including in the associated narrative discussion. In accordance with these requirements, Colonial is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be payable to Colonial’s named executive officers in connection with the mergers, as disclosed in the table captioned “Change in Control Compensation” on page 123 under “The Parent Merger—Executive Compensation Payable in Connection with the Mergers,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be payable, are hereby APPROVED.”

The vote on the executive compensation payable in connection with the mergers is a vote separate and apart from the vote to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. You may vote to approve this proposal and vote not to approve the Colonial merger proposal, or you may vote against this proposal and vote to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. Because the vote on this proposal is advisory in nature only, it will not be binding on Colonial. Accordingly, because Colonial is contractually obligated to pay the compensation covered by this proposal, such compensation will be payable, subject only to certain applicable conditions, if the parent merger is approved and regardless of the outcome of the advisory vote.

The affirmative vote of the holders of a majority of Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal will be required to approve the proposal. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of common stock represented by such proxy card will be voted “FOR” this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Failures to submit a proxy (if you do not attend the Colonial special meeting in person) and any broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation of the Colonial Board

The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the mergers.

Colonial Adjournment Proposal

(Proposal 3 on the Colonial Proxy Card)

Colonial is asking its shareholders to consider and vote upon a proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

If the number of Colonial common shares present in person or represented by proxy at the Colonial special meeting voting in favor of proposal 1 to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement is insufficient to approve proposal 1 at the time of the Colonial special meeting, then Colonial may move to adjourn the Colonial special meeting in order to enable the Colonial Board to solicit additional proxies in respect of such proposal. In that event, Colonial shareholders will be asked to vote only upon the adjournment proposal, and not on any other proposal, including proposal 1.

In this proposal, you are being asked to authorize the holder of any proxy solicited by the Colonial Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Colonial special meeting one or more times for the purpose of soliciting additional proxies. If Colonial shareholders approve the adjournment proposal, Colonial could adjourn the Colonial special meeting and any adjourned session of the Colonial special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Colonial shareholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if Colonial has received proxies representing a sufficient number of votes against the approval of proposal 1 such that the proposal would be defeated, Colonial could adjourn the Colonial special meeting without a vote on proposal 1 and seek to obtain sufficient votes in favor of approval of proposal 1 to obtain approval of that proposal.

Whether a quorum is present, the affirmative vote of the holders of a majority of Colonial common shares present in person or represented by proxy at the Colonial special meeting and entitled to vote on this proposal will be required to approve the proposal. If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your Colonial common shares represented by such proxy card will be voted “FOR” this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Failures to submit a proxy (if you do not attend the Colonial special meeting in person) and any broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation of the Colonial Board

The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

Other Business

At this time, Colonial does not intend to bring any other matters before the Colonial special meeting, and Colonial does not know of any matters to be brought before the Colonial special meeting by others. If, however, any other matters properly come before the Colonial special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the Colonial special meeting or any adjournment or postponement thereof will be deemed authorized to vote the Colonial common shares represented thereby in accordance with the judgment of management on any such matter.

THE PARENT MERGER

The following is a description of the material aspects of the parent merger. While MAA and Colonial believe that the following description covers the material terms of the parent merger, the description may not contain all of the information that is important to the MAA shareholders and the Colonial shareholders. MAA and Colonial encourage the MAA shareholders and the Colonial shareholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the parent merger.

General

Each of the MAA Board and the Colonial Board has unanimously approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. In the parent merger, Colonial will merge with and into MAA, with MAA continuing as the Combined Corporation, and Colonial shareholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger.”

Background of the Mergers

The boards and management teams of Colonial and MAA periodically and in the ordinary course have evaluated and considered a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for their shareholders.

Prior to April 2012, Colonial from time to time engaged in discussions regarding a variety of possible business opportunities, including discussions with other companies in Colonial’s industry. These discussions ranged from possible commercial or partnering arrangements to possible acquisitions by or of Colonial or other business combination transactions. Colonial received, on occasion, unsolicited inquiries from third parties regarding possible business combinations or other strategic transaction opportunities. On occasion prior to April 2012, as part of its ongoing evaluation of its business strategy and business opportunities, Colonial engaged in discussions regarding possible strategic transactions, including discussions with another public multifamily REIT, referred to in this joint proxy statement/prospectus as “Company A,” and a real estate investment and management services firm, referred to in this joint proxy statement/prospectus as “Company B,” which in each case were both brief and preliminary.

In January 2012, Colonial received an unsolicited letter addressed to the executive committee of the Colonial Board from the chairman and chief executive officer of a national operator of multifamily apartments, referred to in this joint proxy statement/prospectus as “Company C.” The letter expressed an interest in exploring a potential business combination with Colonial and specified an initial indication of value of $22 to $25 in cash per outstanding Colonial common share, noting that the ultimate valuation determination would be made following completion of Company C’s diligence review. The letter did not contain any other terms regarding a proposed combination. The Colonial Board, of which Mr. Thomas H. Lowder—Colonial’s Chief Executive Officer—serves as chairman, discussed the letter from Company C during its regular, in person board meeting at Colonial’s headquarters in Birmingham, Alabama on January 24, 2012, at which meeting a representative of Colonial’s outside legal advisor, Hogan Lovells US LLP, herein referred to as Hogan Lovells, was present telephonically. Based on the preliminary nature of Company C’s expression of interest and its lack of material terms other than a preliminary indication of value, the Colonial Board’s view that the price range expressed in the letter was inadequate for a sale transaction of this type, Company C’s need for significant additional third party financing as part of an acquisition of Colonial and the impact on timing and certainty that would result from significant third party involvement, Colonial management’s familiarity with Company C and its concern with Company C’s ability to structure a public company acquisition of this size and consummate a transaction of this complexity, the Colonial Board determined not to proceed with further discussions with Company C at that time.

Beginning in the spring 2012, Colonial’s improved financial position, resulting from Colonial’s improved operating performance and reduced debt levels, improvements in general economic conditions and financial markets and strong multifamily industry fundamentals led the Colonial Board to assess its current business strategy in light of other possible strategic alternatives. At Colonial’s regular, in person board meeting at Colonial’s headquarters in Birmingham on April 25, 2012, the Colonial Board invited BofA Merrill Lynch to discuss with the Colonial Board potential strategic alternatives for Colonial and subsequently engaged BofA Merrill Lynch as Colonial’s financial advisor. Representatives of Hogan Lovells and Edward Hardin, co-general counsel of Colonial, and counsel with Burr & Forman LLP, herein referred to as Burr Forman, were also present. Potential strategic alternatives discussed at this meeting included potential sale, merger and acquisition opportunities. During the discussion, the Colonial Board further discussed Colonial’s improved financial position, improvements in the financial markets and strong multifamily industry fundamentals as well as the potential benefits to Colonial shareholders if a transaction were structured to allow them to continue to participate in the ongoing success of Colonial’s business. As a result, the discussions were focused principally on the possibility of a strategic combination transaction with other multifamily REITs, including MAA and Company A. Following this discussion, the Colonial Board authorized Mr. Lowder to contact representatives of MAA and Company A in an effort to determine whether there was interest by either such party in discussing a possible strategic combination transaction with Colonial.

In early May 2012, Mr. Lowder spoke by telephone with the chief executive officer of Company A. Mr. Lowder and the chief executive officer of Company A discussed the multifamily industry generally, as well as their respective companies. During this discussion, Mr. Lowder inquired whether Company A would have interest in considering a possible strategic combination of the two companies. This discussion was limited to a preliminary inquiry and did not address any specific terms of a possible transaction. At the end of the discussion, Mr. Lowder suggested that the chief executive officer of Company A contact Mr. Lowder if Company A was interested in engaging in further discussions regarding a possible strategic combination with Colonial. After this discussion, the chief executive officer of Company A did not contact Mr. Lowder or Colonial to engage in further discussions, and representatives of Colonial and Company A did not engage in further discussions regarding a potential strategic combination transaction.

On May 9, 2012, Mr. Lowder contacted H. Eric Bolton, Jr., Chairman and Chief Executive Officer of MAA, to inquire about whether MAA would be interested in exploring a potential strategic combination transaction with Colonial. As part of this conversation, Messrs. Lowder and Bolton discussed the potential strategic merits of combining the companies to create a leading Sunbelt-focused multifamily REIT. During the subsequent week, Mr. Bolton contacted each director of MAA individually by telephone to inform them of his conversation with Mr. Lowder and advise them that a potential strategic transaction with Colonial would be discussed at the next regular quarterly meeting of the MAA Board.

Subsequent to the May 9, 2012 meeting, Messrs. Bolton and Lowder contacted each other by telephone and email to make arrangements for an in person meeting to discuss a potential strategic combination transaction between MAA and Colonial further.

On May 24, 2012, the MAA Board held a regular quarterly meeting in Memphis with members of senior management and representatives of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, herein referred to as Baker Donelson. At this meeting, Mr. Bolton summarized his communications with Mr. Lowder and made a presentation to the MAA Board that provided a preliminary overview of Colonial including, among other things, information regarding Colonial’s history, strategy, core and non-core properties, financial condition, management and trustees. The MAA Board further discussed its interest in a potential strategic transaction with Colonial, but also discussed that it would likely not be interested in owning Colonial’s non-core assets long-term. The MAA Board then reviewed several financial metrics for Colonial and MAA and also reviewed Colonial’s publicly available financial statements. Next, Mr. Bolton and the MAA Board discussed the potential impact of combining the MAA and Colonial portfolios and certain terms of a potential strategic combination transaction, including conditions, pricing, synergies and costs with respect to such potential transaction. Mr. Bolton then reviewed with the MAA Board certain considerations for a potential transaction with Colonial, including potential benefits to MAA and its shareholders and integration and other challenges associated with a potential strategic combination transaction with Colonial.

On July 11, 2012 and July 12, 2012, Messrs. Bolton and Lowder met in Memphis to discuss a potential strategic combination transaction. Messrs. Bolton and Lowder discussed, among other things, the location of the Combined Corporation’s corporate headquarters, key executive positions of MAA and Colonial, synergy opportunities from the combination of MAA’s and Colonial’s respective platforms, MAA’s and Colonial’s respective portfolios and strategies, the likely future of the publicly-traded apartment sector and scale-related advantages.

In mid-July, 2012, Mr. Lowder received and returned an unsolicited telephone call from the chairman and chief executive officer of Company C. The chairman and chief executive officer of Company C expressed interest in meeting with Mr. Lowder to discuss a possible strategic acquisition transaction. Mr. Lowder informed the chairman and chief executive officer of Company C of the Colonial Board’s concerns with respect to a proposed transaction with Company C and declined to engage in a substantive discussion regarding a possible strategic acquisition transaction with Company C. After this discussion, Mr. Lowder did not have any further discussions with the chairman and chief executive officer of Company C.

On July 25, 2012, the Colonial Board held a regular, in person meeting at Colonial’s headquarters in Birmingham with Mr. Hardin present. During this meeting, Mr. Lowder updated the Colonial Board regarding developments since the April 2012 Board meeting, including Mr. Lowder’s telephone discussion in May 2012 with the chief executive officer of Company A. Mr. Lowder also updated the Colonial Board regarding Mr. Lowder’s communications with Mr. Bolton regarding a possible strategic business combination transaction. Mr. Lowder also reported to the Colonial Board regarding his telephone discussion in mid-July with the chairman and chief executive officer of Company C. Following discussion, the Colonial Board determined that Colonial should continue to consider the possibility of a strategic combination with MAA and authorized Mr. Lowder to continue preliminary discussions with MAA regarding a potential strategic business combination transaction.

On July 31, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson. During the meeting, Mr. Bolton provided a summary to the MAA Board of the meetings with Mr. Lowder and other developments related to evaluating a possible strategic combination transaction with Colonial.

On August 15, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson during which Mr. Bolton updated the MAA Board on his August 8, 2012 call with Mr. Lowder. The MAA Board then discussed the engagement of legal and financial advisors.

On or about August 16, 2012, pursuant to the recommendations of the MAA Board, Mr. Bolton contacted Goodwin Procter LLP, herein referred to as Goodwin Procter, and J.P. Morgan to act as counsel and financial advisor, respectively, for MAA in a potential strategic combination transaction with Colonial.

On August 28, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson. During the meeting, Mr. Bolton updated the MAA Board that the Colonial Board was expected to meet to discuss potential strategic alternatives for Colonial. Mr. Bolton then summarized his recent discussions with J.P. Morgan regarding its preliminary assessment of the feasibility and potential structure of a proposal to Colonial. The MAA Board next discussed valuation and structuring options for a proposed strategic combination transaction with Colonial and potential earnings impact of a transaction on MAA.

On August 30, 2012, the Colonial Board held an in person meeting in Atlanta, Georgia with Mr. Hardin and representatives of BofA Merrill Lynch present. During this meeting, the Colonial Board reviewed and discussed

Colonial’s business plan and strategy and potential strategic alternatives. Potential strategic alternatives discussed at this meeting included potential sale, merger and acquisition opportunities. As part of this discussion, Colonial’s financial advisor discussed financial matters relating to a possible strategic transaction with MAA or Company A. Mr. Lowder reminded the Colonial Board of Mr. Lowder’s various communications with Mr. Bolton since May 2012, as well as Mr. Lowder’s telephone discussion in May 2012 with the chief executive officer of Company A. The Colonial Board also discussed certain issues associated with a cash sale transaction or auction process, including the risks and uncertainties associated with a buyer’s financing of a cash sale transaction and the potential detrimental effects on Colonial’s business from solicitation activities that occur prior to entering into and announcing a transaction. Following this discussion, the Colonial Board determined that Colonial should continue pursuing a strategy that offers Colonial shareholders the prospect of continued participation in long-term value creation. The Colonial Board also agreed that Colonial should continue preliminary discussions with MAA regarding the possibility of a strategic business combination transaction.

On September 11, 2012, Messrs. Bolton and Lowder, together with Albert M. Campbell III, Executive Vice President and Chief Financial Officer of MAA, and John W. Spiegel, an independent trustee of Colonial, met in Atlanta. Messrs. Bolton, Lowder, Campbell and Spiegel discussed the state of the apartment industry generally and potential business strategies. Messrs. Bolton and Campbell indicated that the parties would need to sign a confidentiality agreement and exchange information before MAA provided a written proposal for a potential strategic combination transaction.

On September 18, 2012, the MAA Board held a special in person meeting with members of senior management and representatives of J.P. Morgan, Goodwin Procter and Baker Donelson present in person or by telephone. Mr. Bolton provided a summary to the MAA Board of his meeting with Messrs. Lowder and Spiegel. Representatives of J.P. Morgan next presented a preliminary financial analysis relating to a potential strategic combination transaction with Colonial. The MAA Board also discussed with J.P. Morgan the strategic rationale of a potential transaction, certain preliminary financial information on each of MAA and Colonial, structural considerations and possible next steps in exploring a strategic combination transaction with Colonial. The MAA Board then instructed Mr. Bolton to continue discussions with Mr. Lowder regarding a strategic combination transaction.

On September 21, 2012, Messrs. Bolton and Lowder spoke by telephone. Mr. Bolton indicated that MAA was interested in pursuing a strategic combination transaction with Colonial given the strategic merits of the combination. During the conversation, Mr. Bolton highlighted that in order to proceed, both parties would need to share confidential information in order to best assess the opportunity. Mr. Bolton also noted that, given the strategic nature of the proposed transaction, both the anticipated level of synergies and the valuation of both MAA and Colonial would be important considerations in connection with evaluating whether to proceed with the proposed combination. Mr. Lowder indicated that the Colonial Board would further discuss a proposed strategic combination transaction with MAA.

On October 24, 2012, the Colonial Board held a regular, in person meeting at Colonial’s headquarters in Birmingham with Mr. Hardin present. During this meeting, Mr. Lowder updated the Colonial Board regarding the status of discussions with MAA since the August 30th Colonial Board meeting. Following discussion, the Colonial Board authorized Colonial management to enter into a confidentiality agreement with MAA to permit the exchange of non-public information in connection with the Colonial Board’s ongoing consideration of a possible strategic combination transaction with MAA.

On October 25, 2012, Mr. Lowder contacted Mr. Bolton by telephone and Mr. Lowder advised that Colonial was prepared to execute a confidentiality agreement, exchange further information and begin negotiations for a proposed strategic combination transaction.

On October 30, 2012, MAA and Colonial, with the assistance of their respective advisors, negotiated and entered into a confidentiality agreement that included mutual standstill and confidentiality restrictions.

On November 12, 2012, MAA and Colonial provided one another with access to an electronic data room containing due diligence materials.

On November 19, 2012, Mr. Bolton provided a written update to the MAA Board describing, among other things, the due diligence review of materials provided by Colonial in its electronic data room.

On November 27, 2012, Messrs. Bolton and Lowder met in Memphis to discuss considerations related to the proposed strategic combination transaction, including potential synergies and timing considerations. As part of the meeting, Mr. Lowder requested an outline of the basic terms of a transaction proposal.

Also on November 27, 2012, the management teams of both MAA and Colonial held a telephonic meeting with representatives of J.P. Morgan and BofA Merrill Lynch present to review the non-core assets owned and controlled by Colonial.

On December 4, 2012, the MAA Board held an in person regular quarterly meeting in Memphis with members of senior management and representatives of Baker Donelson, with representatives from J.P. Morgan and Goodwin Procter participating by telephone. Representatives from J.P. Morgan reviewed the discussions and meetings that had occurred since the last MAA Board meeting and presented a preliminary financial analysis of Colonial. The MAA Board discussed a proposed draft non-binding term sheet, as well as Colonial’s non-core assets, operating strategy and potential synergies that could result from the proposed combination with Colonial. Representatives from Goodwin Procter then discussed legal matters surrounding the term sheet with the MAA Board, including board composition, proposed conditions precedent to closing and mutual non-solicitation of competing transactions.

Also on December 4, 2012, the Nominating and Corporate Governance Committee of the MAA Board held a meeting to discuss the potential composition of the Combined Corporation’s board of directors in a proposed transaction with Colonial and a potential waiver of the MAA Board’s age limitation for General John S. Grinalds so that he could remain a member of the MAA Board for an additional year to assist in matters related to the proposed strategic transaction with Colonial.

On December 10, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Representatives of J.P. Morgan presented materials to the MAA Board containing, among other things, preliminary financial analyses relating to a combination between MAA and Colonial. The MAA Board then discussed various aspects of a proposed non-binding term sheet with Colonial. Following the discussion, the MAA Board authorized Mr. Bolton to deliver the non-binding term sheet to Colonial, proposing an exchange ratio of 0.340 of a share of MAA common stock per outstanding Colonial common share.

On December 11, 2012, MAA submitted the non-binding term sheet to Colonial, which provided for, among other things, an exchange ratio of 0.340 of a share of MAA common stock per outstanding Colonial common share and that the Combined Corporation would retain the MAA name and management team.

Also on December 11, 2012, Messrs. Bolton and Lowder met in Birmingham to discuss the material terms of the non-binding term sheet and to explain the rationale for those terms. Following the meeting, Mr. Bolton provided a written update to the MAA Board regarding his conversation with Mr. Lowder.

On December 12, 2012, at MAA’s and Colonial’s request, representatives from J.P. Morgan and BofA Merrill Lynch met to discuss the proposed financial terms presented by MAA to Colonial, including a review of financial metrics.

On December 16, 2012, the Colonial Board held a special telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. The Colonial Board reviewed and discussed the proposed strategic combination with MAA as well as the MAA proposal received on December 11th. BofA Merrill Lynch discussed with the Colonial Board, among other things, financial matters relating to Colonial and financial terms and other aspects of MAA’s proposal. During this meeting, the Colonial Board reviewed certain valuation approaches utilized by MAA and Colonial, including assumptions regarding, among other things, anticipated growth and expected synergies. The Colonial Board members also reviewed and discussed a proposed response to MAA’s exchange ratio proposal. In addition, the Colonial Board members discussed that, under the MAA proposal, MAA’s management would have responsibility for management of the Combined Corporation and MAA’s board members would constitute a majority of the initial members of the board of directors of the Combined Corporation. Following discussion, the Colonial Board determined to propose an alternative exchange ratio of 0.370 of a share of MAA common stock for each outstanding Colonial common share, which reflected an implied value of approximately $23.40 per Colonial common share as of December 14, 2012.

On December 17, 2012, Colonial submitted a counterproposal to MAA, which provided for, among other things, an exchange ratio of 0.370 of a share of MAA common stock per outstanding Colonial common share.

On December 17, 2012 and December 19, 2012, Messrs. Bolton and Lowder met both in person in Memphis and by telephone to discuss the terms of Colonial’s counterproposal.

On December 19, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized for the MAA Board the meetings and discussions that had occurred since the previous MAA Board meeting and reviewed the counterproposal received from Colonial. The MAA Board then discussed the terms of Colonial’s counterproposal, including its assumptions and exchange ratio. Mr. Bolton also discussed the factors considered in establishing the exchange ratio and emphasized the need for any potential transaction with Colonial to create value for MAA shareholders. Representatives from J.P. Morgan next presented a preliminary financial analysis of the counterproposal and an analysis of the proposed transaction at different exchange ratios. The MAA Board then discussed various exchange ratios that would create value for MAA shareholders. The MAA Board then formally authorized Mr. Bolton to continue discussions with Colonial.

On December 20, 2012, Mr. Bolton delivered to Mr. Lowder a letter in response to Colonial’s counterproposal outlining the strategic rationale for the proposed transaction and providing for an exchange ratio of 0.349 of a share of MAA common stock per outstanding Colonial common share.

On December 21, 2012, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder summarized his recent discussions with Mr. Bolton and MAA’s December 20th written response. The Colonial Board members discussed MAA’s written response, including MAA’s rationale in support of its exchange ratio proposal and synergy assumptions included in such written response. BofA Merrill Lynch discussed with the Colonial Board, among other things, financial terms of the MAA proposal, the relative contributions of Colonial and MAA to the Combined Corporation and certain related financial matters. During this discussion, the legal advisors discussed with the Colonial Board certain fiduciary considerations in the context of the Colonial Board’s consideration of a potential strategic combination transaction. The Colonial Board also discussed various alternative exchange ratios and resulting implied premiums and authorized Mr. Lowder to propose an exchange ratio of 0.360 of a share of MAA common stock for each outstanding Colonial common share, which reflected an implied value of approximately $23.25 per Colonial common share as of December 20, 2012.

On December 23, 2012, Mr. Lowder delivered to Mr. Bolton Colonial’s revised counterproposal, which provided for an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share.

On December 27, 2012, the MAA Board held a special telephonic meeting with members of senior management. Mr. Bolton reviewed the events that had occurred since the previous MAA Board meeting and reviewed Colonial’s counterproposal delivered on December 23, 2012. The MAA Board discussed the changed assumptions reflected in Colonial’s counterproposal and resulting impact on value for MAA shareholders. Mr. Bolton then discussed the factors considered in establishing the exchange ratio and discussed the due diligence that would be conducted to evaluate the underlying assumptions. Mr. Bolton then discussed with the MAA Board a range of exchange ratios that would provide sufficient value to MAA shareholders. After the discussions, the MAA Board authorized Mr. Bolton to continue discussions with Colonial.

Also on December 27, 2012, Messrs. Bolton and Lowder spoke by telephone. Messrs. Bolton and Lowder discussed Colonial’s counterproposal from December 23, 2012 and Mr. Bolton proposed an exchange ratio of 0.3545 of a share of MAA common stock per outstanding Colonial common share, reflecting the midpoint between the 0.349 exchange ratio last proposed by MAA and the 0.360 exchange ratio last proposed by Colonial. Mr. Lowder informed Mr. Bolton that, based on the discussions with the Colonial Board, Colonial was not in a position to proceed with further discussions regarding a possible strategic transaction based on MAA’s proposal, and discussions were terminated.

Between early January 2013 and late March 2013, Colonial’s management team and financial advisor received several unsolicited inquiries via telephone and e-mail from third parties inquiring whether Colonial had an interest in considering a strategic transaction. None of these unsolicited inquiries included a proposed price or price range or other proposed terms of a potential transaction or, except in the case of Company B and Company D, resulted in any further discussions. The Colonial Board or, as noted below, the executive committee of the Colonial Board, herein referred to as the Colonial Executive Committee, considered and discussed each of these communications and, except with respect to Company B and Company D, decided, given the absence of any proposed terms and the uncertainty regarding any such party’s ability to complete such a strategic transaction with Colonial, not to pursue discussions with the inquiring parties.

On January 21, 2013, Mr. Bolton provided a written update to the MAA Board regarding the proposed strategic combination transaction with Colonial. Mr. Bolton advised the MAA Board that no further discussions had been held with Colonial since December 27, 2012. Mr. Bolton summarized MAA’s most recent proposal to Colonial and the key metrics supporting that proposal. Mr. Bolton advised that, although the opportunity could re-emerge later, MAA would not actively pursue the proposed strategic transaction with Colonial at that time.

On January 29, 2013, Colonial’s financial advisor received an unsolicited written inquiry from the chief executive officer of a real estate management company, referred to in this joint proxy statement/prospectus as “Company D,” indicating that Company D was interested in exploring a potential all-cash acquisition of Colonial. The unsolicited written inquiry indicated that the all-cash amount would be at a premium to Colonial’s then current stock price, but did not include a proposed price, price range or other specific terms of a potential transaction. On or about January 30, 2013, Mr. Lowder received and returned an unsolicited telephone call from the chief executive officer of Company D. During the telephone call, the chief executive officer of Company D inquired whether Colonial was interested in discussing a potential sale of Colonial. Given the preliminary nature of Company D’s expression of interest, including the absence of a proposed price, price range or other specific terms in Company D’s January 29th letter, as well as concerns regarding Company D’s ability to structure and complete an acquisition of Colonial, Colonial did not engage in further substantive discussions with Company D regarding a possible sale transaction at that time. On March 8, 2013, Colonial received an unsolicited joint letter from Company D and a private equity investment firm aligned with Company D, which letter expressed interest in exploring a potential all-cash acquisition of Colonial at a premium to Colonial’s then current stock price. The March 8th letter did not include a proposed price, price range or other specific terms of a potential transaction. As described further below, the Company D expression of interest was reviewed and considered by the Colonial Executive Committee on March 12, 2013.

During February 2013, Messrs. Bolton and Lowder spoke briefly by telephone and conveyed to each other that their respective companies had not considered a proposed strategic combination transaction of the companies since negotiations had ceased in late 2012.

On February 22, 2013, Mr. Lowder received an unsolicited telephone call from the chief financial officer of Company B, expressing Company B’s interest in a potential acquisition of Colonial in an all-cash transaction at a premium to Colonial’s then current stock price. The chief financial officer of Company B indicated that Company B would not involve third party partners in the transaction, and that Company B would have a preliminary price or price range to share with Colonial within a few weeks. In addition, Company B’s chief financial officer proposed that Company B and Colonial enter into a confidentiality agreement in order to proceed with negotiations for a potential transaction.

On February 26, 2013, Mr. Bolton sent a regular monthly update to the MAA Board regarding the possibility of increased REIT mergers and acquisitions activity generally and provided the MAA Board with an update on the conversation that Mr. Bolton had with Mr. Lowder.

On or about March 11, 2013, Mr. Lowder and another Colonial employee met over dinner with Mr. Bolton during an industry conference. During this dinner, Mr. Lowder and Mr. Bolton discussed certain matters related to the industry in general, but did not discuss the prior discussions between the two companies regarding a potential strategic combination transaction.

On March 12, 2013, the Colonial Executive Committee held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder discussed with the Colonial Executive Committee the various unsolicited inquiries received from third parties since January 2013, including the inquiries from Company D and Company B. In addition, Mr. Lowder reported on his dinner meeting with Mr. Bolton the previous evening. The Colonial Executive Committee members then engaged in a discussion regarding Colonial’s strategic direction and the expressions of interest from each of Company D and Company B. The Colonial Executive Committee members also engaged in a discussion regarding the differences between an all-cash sale transaction of the type proposed by Company D and Company B and a stock-for-stock business combination transaction of the type previously discussed with MAA. During this discussion, the legal advisors discussed with the Colonial Executive Committee certain fiduciary considerations pertaining to members of the Colonial Board when it receives an unsolicited expression of interest regarding a potential strategic combination transaction. BofA Merrill Lynch discussed with the Colonial Executive Committee, among other things, certain preliminary financial considerations with respect to Company D’s and Company B’s respective expressions of interest. Based on the preliminary nature of Company D’s expression of interest, as well as Colonial management’s familiarity with Company D and the private equity investment firm aligned with Company D, concerns regarding Company D’s ability to structure and complete an acquisition of Colonial, taking into account the private equity investment firm’s involvement, and the importance of certainty of closing and the ability to timely complete a transaction, the Colonial Executive Committee determined not to proceed with discussions with Company D at that time. Based on Colonial management’s familiarity and experience with Company B, particularly with respect to executing large, complex transactions, and views regarding Company B’s ability to structure and complete a transaction with Colonial, the Colonial Executive Committee authorized Mr. Lowder to inform Company B that it would need to submit its proposal in writing, and include a price and other material terms and details regarding equity and debt sources, timing and diligence requirements, if it was to be considered by the Colonial Board, noting that certainty of closing and the ability to move quickly to complete a transaction should be stressed to Company B. The Colonial Executive Committee also determined that, given that no written proposal had been submitted, Colonial would not, at that time, engage in negotiations with Company B regarding the terms of its expression of interest or enter into a confidentiality agreement or exchange non-public information with Company B.

On March 13, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B. Mr. Lowder informed the chief financial officer of Company B that it would need to submit its proposal in writing, and include a price and other material terms, including details regarding equity and debt sources, timing and diligence requirements, if it was to be considered by the Colonial Board. Mr. Lowder also stressed the importance of certainty of closing and the ability to quickly complete a transaction. The chief financial officer of Company B indicated that it intended to arrange for an insurance company to provide bridge financing, that Company B intended to fund 50% of the equity financing from an existing investment fund and involve several other third party investors to provide the remaining equity financing and that Company B was evaluating the existing covenants applicable to Colonial’s outstanding debt instruments to determine whether to seek to modify any of the covenants in connection with a potential transaction. The chief financial officer of Company B also stated that Company B would agree, in the event that Company B and Colonial ultimately entered into a definitive agreement for a sale transaction, to include in such definitive agreement a provision, commonly known as a “go shop” provision, that would allow Colonial an opportunity to engage in a post-signing effort to solicit higher bids from potential acquirors.

On March 28, 2013, Mr. Lowder received a letter from Company B expressing Company B’s interest in a potential acquisition of Colonial in an all-cash transaction. The letter proposed that Company B would acquire all of the outstanding Colonial common shares and all outstanding limited partner interests in Colonial LP for $26.00 per share, which represented a 15% premium to the closing price of Colonial common shares on March 26, 2013. The letter also noted that Company B intended to capitalize the transaction through a combination of equity (including roll-over equity from existing limited partners of Colonial LP), new mortgage debt and the assumption of Colonial’s existing debt, that existing limited partners of Colonial LP would have the option to roll-over their interests, in a transaction intended to constitute a tax-deferred exchange, into units of a reconstituted partnership or similar entity, and that Company B’s proposal was subject to satisfactory completion of diligence (for which Company B requested a 60-day exclusivity period) and negotiation and execution of definitive documentation. The letter did not address several of the significant terms and conditions discussed on March 13th with Company B’s chief financial officer, including with respect to debt and equity sources or the inclusion of a “go shop” provision in definitive documentation.

On April 2, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B. At Mr. Lowder’s request, the chief financial officer of Company B provided additional information regarding certain aspects of Company B’s March 28th letter, including with respect to Company B’s proposed debt and equity financing requirements and sources, Company B’s internal approval process, the proposed ultimate capital structure including Company B’s intention to engage a third party operator to manage Colonial’s properties, Company B’s lender due diligence requirements and timing. Company B’s chief financial officer noted that Company B had identified a private company to operate the Colonial properties, but had not engaged outside legal and financial advisors regarding a possible transaction with Colonial, and confirmed Company B’s willingness to include a “go shop” provision in the definitive transaction document relating to the acquisition.

On April 4, 2013, Mr. Lowder met with a representative of J.P. Morgan in Birmingham where they discussed the real estate capital markets generally, the asset sale environment, and the strategic transaction discussions between MAA and Colonial in late 2012. As part of that discussion, Mr. Lowder indicated that Colonial was moving forward with its current business strategy as a stand-alone company and, if MAA continued to have an interest in a strategic combination transaction with Colonial, it should indicate that interest.

On April 8, 2013, the Colonial Board held a telephonic meeting at which Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells were present. During this meeting, Mr. Lowder discussed with the Colonial Board the various unsolicited inquiries received from third parties since January 2013, including the inquiries from Company D and Company B and reported on the discussion of these unsolicited inquiries by the Colonial Executive Committee during its March 8th meeting, including the Colonial Executive Committee’s reasons for deciding not to pursue discussions with Company D and to continue discussions with Company B. The Colonial Board then considered the following potential strategic alternatives: (1) continue to pursue Colonial’s existing business strategy as an independent, stand-alone company and not engage in any strategic transactions with any third parties; (2) continue to pursue Colonial’s existing business strategy as an independent, stand-alone company, but make certain adjustments to that business strategy to help further strengthen Colonial’s financial position, and not engage in any strategic transactions with any third parties; (3) explore a possible strategic combination transaction with MAA; or (4) explore a possible sale transaction with Company B or another third party. BofA Merrill Lynch discussed with the Colonial Board, among other things, certain preliminary financial considerations in connection with such potential strategic alternatives. During this discussion, the legal advisors discussed with the Colonial Board certain fiduciary considerations pertaining to members of the Colonial Board in the context of considering strategic combination transactions and sale transactions, including the differences between an all-cash sale transaction of the type proposed by Company D and Company B and a stock-for-stock business combination transaction of the type previously discussed with MAA. The Colonial Board also discussed the specific terms and conditions of Company B’s written expression of interest received on March 28th, including the matters discussed on April 2nd with Company B’s chief financial officer. Following this discussion, the Colonial Board authorized Mr. Lowder to continue preliminary discussions regarding a potential transaction with Company B. The Colonial Board also authorized Mr. Lowder to contact MAA to determine whether MAA was interested in reengaging in discussions regarding a strategic combination transaction.

In addition, during the April 8, 2013 Colonial Board meeting, the Colonial Board established two separate committees with respect to consideration of a possible strategic transaction: (1) a transaction committee, herein referred to as the Colonial Transaction Committee, consisting of Messrs. T. Lowder, Bailey, Crawford and Spiegel, to help facilitate the exploration, evaluation and negotiation of possible strategic transactions; and (2) a separate committee, herein referred to as the Colonial Special Committee, consisting of the three trustees who did not own limited partner interests in Colonial LP—Messrs. Bailey, Crawford and Spiegel—to evaluate, oversee and negotiate, as necessary, any matters that may arise in connection with a strategic transaction which relate to the interests of limited partners in Colonial LP that are potentially not aligned with the interests of Colonial shareholders generally. The Colonial Board formed the Colonial Transaction Committee at this meeting to facilitate timely reaction and response to rapidly changing circumstances with multiple simultaneous discussions with MAA and Company B that may be more difficult to accomplish on a timely basis given the size of the full Colonial Board. The Colonial Board formed the Colonial Special Committee at this meeting given the uncertainty regarding potential conflicts that may arise depending on the actual transaction structure in the event the Colonial Board ultimately decided to pursue a strategic transaction.

Also on April 8, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss reopening negotiations between MAA and Colonial regarding a potential strategic combination transaction.

On April 11, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized recent discussions between MAA and Colonial and provided an update on changes in share prices, financial guidance and third party net asset value analyses for MAA and Colonial. Representatives from J.P. Morgan then presented the MAA Board with an updated financial analysis for a proposed strategic transaction with Colonial (including, among other things, updated preliminary analyses reflecting changes in Colonial’s portfolio, including a number of asset sale transactions completed by Colonial) and an update on strategic and financial rationales for a potential combination. The MAA Board then discussed various issues, including, among others, potential exchange ratios as well as the due diligence review of Colonial being conducted. After the discussion, the MAA Board authorized the submission of a proposal to Colonial that provided for an exchange ratio of up to 0.360 of a share of MAA common stock per outstanding Colonial common share.

On April 12, 2013, Mr. Bolton contacted Mr. Lowder by telephone. During the course of such conversation, Mr. Lowder noted that Colonial had received an unspecified strategic transaction proposal or proposals.

Also on April 12, 2013, Mr. Bolton provided a written update to the MAA Board to summarize his conversation with Mr. Lowder. Mr. Bolton advised the MAA Board that MAA would submit a written proposal to Colonial with an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share.

On April 13, 2013, Mr. Bolton delivered a non-binding proposal to Colonial providing, among other things, for an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, the retention of Messrs. Bolton and Campbell as Chairman and Chief Executive Officer and Chief Financial Officer, respectively, of the Combined Corporation, and a 30-day exclusivity period for negotiations between MAA and Colonial.

On April 16 and 17, 2013, the Colonial Transaction Committee held telephonic meetings at which Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells were present. During these meetings, Mr. Lowder provided an update on Colonial’s ongoing evaluation of Company B’s expression of interest. Mr. Lowder also reported on the receipt of a new proposal from MAA and his discussions with Mr. Bolton regarding that proposal. The Colonial Transaction Committee engaged in a discussion regarding the terms of

MAA’s proposal and Company B’s expression of interest and the advantages and disadvantages of the two types of transactions. This discussion included, among other items, a discussion regarding the length of the relative diligence periods requested by Company B and MAA, the relative price proposed by Company B compared to the implied value of Colonial’s common shares based on the MAA exchange ratio proposal, the likelihood that each of Company B and MAA could complete its proposed transaction in a timely manner, and the ability of Colonial shareholders to continue to participate in the future growth of the Combined Corporation if Colonial were to pursue a strategic combination transaction with MAA. The Colonial Transaction Committee discussed the significant additional timing likely involved in a transaction with Company B given the limited diligence conducted by Company B to date, that Company B had not yet hired outside legal or financial advisors and had relied on public information for purposes of formulating its latest expression of interest and the greater transaction execution risk associated with a transaction with Company B given the number of outside partners, the multiple layers of financing and the desire to engage a third party operator reflected in Company B’s expression of interest. During this discussion, the legal advisors discussed with the Colonial Transaction Committee members the Colonial Board member’s fiduciary duties in the context of considering the potential alternative transactions, including in the context of considering a stock-for-stock strategic combination and an all-cash sale transaction. The Colonial Transaction Committee also discussed the advantages and disadvantages of agreeing to exclusivity in the context of competing proposals, the potential impact on price negotiations resulting from additional diligence review during an exclusivity period, the risks associated with a lengthy diligence period and strategic considerations and appropriate timing for entering into exclusivity with a potential counterparty. The Colonial Transaction Committee also engaged in a discussion regarding the provisions included in MAA’s proposal, including the “force the vote” provision, the change of board recommendation provisions, and the circumstances in which a termination fee would be payable. Following these discussions, the Colonial Transaction Committee authorized Mr. Lowder to engage in additional discussions with Company B to seek to improve its proposed terms, including the proposed price, and obtain greater specificity regarding the terms of Company B’s proposal, including with respect to Company B’s debt and equity financing plans, as well as a shorter exclusivity period. The Colonial Transaction Committee also authorized Mr. Lowder to engage in additional discussions with MAA to seek to improve the exchange ratio and revise the composition of the Combined Corporation board to more closely reflect the relative ownership of MAA’s and Colonial’s shareholders in the Combined Corporation, as well as a shorter exclusivity period. The Colonial Transaction Committee requested that Mr. Lowder seek to obtain improved proposals from MAA and Company B in advance of Colonial’s regular, in person board and committee meetings on April 23-24, 2013 in Birmingham so that the Colonial Board would be in a position to consider and discuss such proposals from MAA and Company B.

On April 17, 2013, Mr. Lowder contacted Mr. Bolton by telephone. In response to MAA’s proposal from April 13, 2013, and based on the requests of the Colonial Transaction Committee, Mr. Lowder requested an increase in the exchange ratio, an increase in the number of proposed board members at the Combined Corporation for Colonial representatives and a shorter exclusivity period.

On April 18, 2013, Mr. Bolton provided a written update to the MAA Board summarizing the requests he received from Mr. Lowder on April 17, 2013.

On April 18, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B requesting that Company B improve its expression of interest, including the cash price, and submit a proposal with greater detail regarding the terms of Company B’s proposal. The chief financial officer of Company B indicated that he had communicated with several outside investors in Company B, without identifying Colonial, and had received indications of interest from such investors in providing 50% or more of the equity financing for a transaction. He also stated that Company B intended to use commercial bank financing to fund a portion of the acquisition and to arrange for financing from Freddie Mac post-closing to replace the commercial bank financing, that Company B would obtain a debt commitment letter if requested, and that an unaffiliated public company operator was interested in a joint venture arrangement with Company B to acquire Colonial, noting that the partner desired to acquire outright certain properties representing approximately 30% of Colonial’ existing multifamily portfolio. The chief financial officer of Company B indicated that Company B would provide a more detailed written proposal on or prior to April 23, 2013. In several brief telephone conversations between a representative of BofA Merrill Lynch and the chief financial officer of Company B attempting to arrange this April 18th discussion, the chief financial officer of Company B originally had suggested that the proposed price could be as high as $27.00 per share, but subsequently noted that the proposed price would be $26.50 per share because of, in the view of Company B’s investment committee, valuation considerations associated with certain land recorded on Colonial’s financial statements.

On April 22, 2013, the MAA Board held a special telephonic meeting with members of senior management. Mr. Bolton summarized his recent conversations with Mr. Lowder and the status of the discussions with Colonial. The MAA Board discussed responses to Colonial’s requests, including the exchange ratio, board composition of the Combined Corporation and exclusivity period. The MAA Board then authorized Mr. Bolton to respond to Colonial with the same exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, a revised proposal on the composition of the board of the Combined Corporation and a request for a reduced exclusivity period of 21 days from the date on which substantially all due diligence materials were provided by Colonial.

Later on April 22, 2013, Mr. Bolton delivered to Mr. Lowder MAA’s response to Colonial’s requests from April 17, 2013. MAA responded that it would not agree to an increase to the exchange ratio above 0.360 of a share of MAA common stock per outstanding Colonial common share and proposed a revised board composition for the Combined Corporation along with a request for an exclusivity period of 21 days starting on the date on which substantially all due diligence materials were provided.

On April 23, 2013, Mr. Lowder received a letter and proposed term sheet from Company B’s chief financial officer. In the letter, Company B proposed to acquire all outstanding Colonial common shares and all outstanding limited partner interests in Colonial LP for $26.50 per share in cash, which represented a 15% premium to the closing price of Colonial common shares on April 22, 2013. The letter also noted that Company B intended to capitalize the transaction through a combination of equity (including roll-over equity from existing limited partners of Colonial LP), the inclusion of a joint venture partner, new mortgage debt and the assumption of Colonial’s existing debt, that existing limited partners of Colonial LP would have the option to roll-over their interests, in a transaction intended to constitute a tax-deferred exchange, into units of a reconstituted partnership or similar entity, and that Company B was requesting a 60-day exclusivity period to conduct diligence and negotiate definitive documentation. The letter noted that Company B’s proposal was not subject to a financing contingency. The term sheet received from Company B also noted that the transaction potentially could be structured to provide Colonial LP unitholders the option to exchange their units for those of another publicly traded REIT. The term sheet further noted that Company B’s proposed lender had given assurance that Colonial’s portfolio could be financed and that the lender was prepared to assist with bridge financing, that closing would be conditioned on, among other things, receipt of regulatory approvals and other standard conditions for Company B’s obligation to acquire a public company, that the definitive agreement would contain a 30-day “go shop” provision and that Company B was anticipating a shareholder vote and closing of the transaction on or before July 31, 2013. Company B also separately confirmed by e-mail to Mr. Lowder on April 23, 2013 that Company B’s joint venture partner would agree to issue units in its operating partnership if requested.

On April 23, 2013, the Colonial Transaction Committee met in person at Colonial’s headquarters in Birmingham, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present (in person or telephonically). During this meeting, Mr. Lowder provided an update on the status of discussions with MAA and Company B. Mr. Lowder informed the Colonial Transaction Committee of the updated information and proposals received from MAA and Company B. The Colonial Transaction Committee engaged in a discussion regarding the terms of the two proposals. During this discussion, the legal advisors discussed with the Colonial Transaction Committee members the Board members’ fiduciary duties when considering a stock-for-stock strategic combination transaction and an all-cash sale transaction. Following this discussion, the Colonial Transaction Committee agreed to discuss the two proposals, and other potential strategic alternatives, with the Colonial Board at its board meeting on April 24, 2013.

On April 24, 2013, the Colonial Board held its regular, in person board meeting at Colonial’s headquarters in Birmingham with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present (in person or telephonically). During this meeting, Mr. Lowder updated the Colonial Board on the status of discussions with MAA and Company B and the terms of each of MAA’s and Company B’s latest proposals. In addition, BofA Merrill Lynch updated the Colonial Board with respect to financial matters. The Colonial Board also engaged in a discussion regarding the terms of the two proposals and the various considerations discussed by the Colonial Transaction Committee during its meetings on April 16, 17 and 23. With respect to the MAA proposal, the Colonial Board discussed, among other things, the strength of the MAA management team, MAA’s anticipated approach to Colonial’s development pipeline, potential synergies, timing considerations, and the proposed board composition of the Combined Corporation in light of the relative ownership of shareholders in the two companies and historical knowledge of the members of the Colonial Board of the current Colonial properties that would comprise a substantial portion of the Combined Corporation’s portfolio. With respect to Company B’s proposal, the Colonial Board discussed, among other things, that the price proposed by Company B was at a substantial premium to the then current Colonial share price, management’s belief that Company B was capable of executing a sale transaction of the type proposed, Company B’s willingness to arrange for a third party operator to provide a liquidity option to holders of limited partnership interests in Colonial LP who elect to roll-over their equity as contemplated in Company B’s term sheet. The Colonial Board also noted the less-developed nature of Company B’s proposal, the fact that Company B had not completed the same level of diligence as MAA and concerns of not being able to reach agreement on mutually acceptable terms with Company B with respect to a sale transaction due to matters outside Colonial’s and, in some cases outside Company B’s control, including the need for Company B to conduct diligence on Colonial, Company B’s need to obtain substantial third party equity and debt financing from multiple parties and the likely need for each provider of such equity and debt financing to conduct diligence on Colonial, and Company B’s intention to involve a joint venture partner which would require a separate negotiation. During this discussion, the legal advisors discussed with the Colonial Board the Colonial Board members’ fiduciary duties when considering a stock-for-stock strategic combination transaction and an all-cash sale transaction. The Colonial Board also discussed, with respect to each proposal, the risks associated with the pursuit of, but failure to consummate, a transaction, confidentiality considerations associated with a lengthy process, and the potential disruption to Colonial in the event of rumors and leaks and management’s distraction from continuing business activities, as well as the possibility of continuing discussions with both MAA and Company B, noting the difficulties with such approach given the separate requests for exclusivity. The Colonial Board also noted the importance of including appropriate flexibility in the definitive transaction agreement with either MAA or Company B to enable Colonial to respond to other bona fide acquisition proposals, including Company B’s willingness to include a “go shop” provision in the definitive transaction agreement, given the Colonial Board’s prior decision not to solicit proposals for other transactions due to the potential detrimental effects on Colonial’s business and the appropriateness of a mutual non-solicitation of competing transactions in a strategic combination transaction with MAA. Following this discussion and its evaluation of the two proposals, the Colonial Board authorized the Colonial Transaction Committee to continue negotiations with MAA and enter into exclusivity arrangements with MAA subject to MAA agreeing to a more balanced representation on the Combined Corporation board (based on the relative ownership of shareholders from the two companies) than that included in MAA’s last proposal and subject to MAA agreeing that Colonial board designees on the Combined Corporation board would be entitled to be re-nominated for at least two years following the combination to facilitate the integration and combination of the two companies.

On April 25, 2013, Mr. Lowder contacted Mr. Bolton by telephone. In response to Mr. Bolton’s proposal from April 22, 2013, Mr. Lowder indicated, on behalf of Colonial, that Colonial was prepared to agree to an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share and a 21-day exclusivity period, but requested that the board of directors of the Combined Corporation consist of 12 directors, including seven directors from the MAA Board and five directors from the Colonial Board.

On April 26, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton summarized his telephone call with Mr. Lowder from April 25, 2013, and explained that the Colonial Board was prepared to begin detailed diligence, subject to resolution of board composition matters.

Also on April 26, 2013, one of the independent trustees of the Colonial Board received an email from a business acquaintance inquiring whether Mr. Lowder was interested in speaking with a former employee of the business acquaintance. The Colonial Board member subsequently learned that the former employee was now employed by a party that previously had made an unsolicited verbal inquiry regarding a transaction to acquire Colonial. On May 5, 2013, the Colonial Board member responded by e-mail stating that he had passed along the e-mail inquiry to Mr. Lowder. Neither the business acquaintance nor the former employee contacted the Colonial Board member or Mr. Lowder further. Given the status of negotiations with MAA, and the non-solicitation provision included in the term sheet signed by Colonial and MAA on May 2, 2013, as discussed below, as well as the speculative nature of the inquiry, Mr. Lowder did not contact the former employee.

Later on April 26, 2013, the Colonial Transaction Committee held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Transaction Committee discussed the terms and conditions included in the non-binding term sheet included as part of MAA’s April 22nd written proposal. Following discussion, the Colonial Transaction Committee authorized Mr. Lowder to prepare and deliver to MAA a written response to the terms and conditions included in the non-binding term sheet.

On April 29, 2013, at Colonial’s request, representatives from BofA Merrill Lynch separately contacted representatives from JP Morgan and Goodwin Procter regarding Colonial’s views with respect to the composition of the Combined Corporation’s board of directors.

Also on April 29, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. The MAA Board discussed the board composition of the Combined Corporation, including the proposed number of directors of the Combined Corporation from the Colonial Board taking into account the negotiated exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share. The MAA Board then authorized Mr. Bolton to accept Colonial’s proposal that the Combined Corporation’s board of directors consist of no more than seven directors from the MAA Board and no more than five directors from the Colonial Board.

Later on April 29, 2013, Mr. Bolton delivered a revised proposal to Colonial, which provided for (i) an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, (ii) a board of directors for the Combined Corporation consisting of 12 members, with seven directors from the MAA Board and five directors from the Colonial Board, and (iii) a 21-day exclusivity period beginning on the execution date of a term sheet. Following the delivery of the revised proposal, Mr. Bolton contacted Mr. Lowder by telephone to discuss the proposed board composition of the Combined Corporation.

On or about April 29, 2013, Mr. Lowder left a voicemail message for Company B’s chief financial officer informing him that the Colonial Board had determined not to pursue at this time further discussions with Company B regarding a possible strategic sale transaction.

Also on April 30, 2013, at Colonial’s request, BofA Merrill Lynch delivered Colonial’s revised non-binding term sheet to MAA. The term sheet requested, among other things, (i) that each Colonial designee to the Combined Corporation’s board of directors serve for two years, (ii) removal of a “force the vote” provision, (iii) removal of a requirement for a party to pay the other party’s expenses if its shareholders failed to approve the transaction, and (iv) removal of a requirement for a party to advise the other party of the terms of any competing proposals received during the exclusivity period.

Later on April 30, 2013, Mr. Bolton provided a written update to the MAA Board summarizing the status of negotiations relating to the composition of the Combined Corporation’s board of directors.

On May 1, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss integration matters relating to the proposed strategic transaction, including the applicability of MAA’s mandatory retirement policy for its board members to the Combined Corporation’s board of directors.

Also on May 1, 2013, representatives of Goodwin Procter and Hogan Lovells met telephonically to discuss the “force the vote” provision in the draft non-binding term sheet.

Also on May 1, 2013, J.P. Morgan delivered to Colonial, on behalf of MAA, a revised non-binding term sheet. The term sheet provided for, among other things, (i) a requirement that Colonial’s nominees to the Combined Corporation’s board of directors satisfy MAA’s existing corporate guidelines and code of business conduct and ethics, (ii) the reinstatement of the requirement for a party to pay the other party’s expenses if its shareholders failed to approve the transaction, and (iii) the reinstatement of the requirement for a party to advise the other party of the terms of any competing proposals received during the exclusivity period. The revised term sheet sent by J.P. Morgan did not contain a “force the vote” provision.

Later on May 1, 2013, at the request of MAA and Colonial, representatives of J.P. Morgan and BofA Merrill Lynch met telephonically to discuss certain matters relating to the term sheet circulated by J.P. Morgan earlier in the day, including the possibility that any new contractual arrangements intended to protect the income tax position of holders of limited partnership interests in Colonial LP, herein referred to as tax protection arrangements, may be requested for unitholders of Colonial LP in the strategic combination transaction and the requirement that a party would be required to advise the other party of the terms of any competing proposal during the exclusivity period.

On May 2, 2013, Mr. Bolton contacted Mr. Lowder telephonically to inquire whether any new tax protection arrangements would be requested for unitholders of Colonial LP in the strategic combination transaction. Mr. Lowder advised Mr. Bolton that any new tax protection arrangements would need to be discussed with the Colonial Special Committee.

On May 2, 2013, MAA and Colonial executed a term sheet that provided for, among other things, (i) an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, (ii) a board of directors for the Combined Corporation consisting of twelve directors, seven of whom would be designated initially by MAA and five of whom would be designated initially by Colonial, (iii) nomination of Colonial’s designees to the board of directors of the Combined Corporation in the 2014 and 2015 annual meetings so long as each individual designee remained in compliance with MAA’s then existing corporate governance guidelines and code of business conduct and ethics, (iv) retention of Messrs. Bolton and Campbell as the Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of the Combined Corporation, (v) a mutual non-solicitation provision with respect to competing transactions, (vi) payment of expenses by a party, up to a specified amount, if such party’s shareholders fail to approve the transaction, and (vii) a 21-day exclusivity period beginning on May 2, 2013.

On May 3, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss tax matters related to the transaction. During this discussion, Goodwin Procter inquired whether any new tax protection arrangements would be requested for unitholders of Colonial LP in the strategic combination transaction. Hogan Lovells noted any new tax protection arrangements would need to be discussed with the Colonial Special Committee.

On May 3, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton advised the MAA Board that a term sheet had been executed and a full diligence process was commencing.

Between May 3, 2013 and June 2, 2013, MAA and Colonial, together with their respective advisors, conducted due diligence reviews of each other.

On May 6, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder updated the Colonial Transaction Committee on the status of negotiations with MAA and related transaction matters.

On May 9, 2013, Messrs. Bolton and Campbell and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, met with Mr. Lowder, Paul F. Earle, Colonial’s Chief Operating Officer, and John P. Rigrish, Colonial’s Chief Administrative Officer and Corporate Secretary, in Memphis to discuss potential synergies from the proposed strategic combination transaction and matters relating to the integration of MAA’s and Colonial’s operations.

Also on May 9, 2013, Mr. Bolton sent an update to the MAA Board. Mr. Bolton explained that each company had commenced its diligence process. Mr. Bolton summarized his discussions with members of Colonial’s senior management regarding potential synergies and integration matters.

On May 13, 2013, members of senior management of Colonial and MAA met in Birmingham to discuss due diligence matters, including asset and other valuation matters and structural matters. Representatives of J.P. Morgan and BofA Merrill Lynch also attended this meeting.

On May 13, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hogan Lovells present. During this meeting, the members of the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA.

On May 13, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the members of the Colonial Transaction Committee discussed the status of negotiations with MAA and other matters related to the proposed strategic combination transaction with MAA.

On May 14, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder provided an update on the status of negotiations with MAA and related transaction matters.

On May 14, 2013, Goodwin Procter distributed an initial draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. Over the course of the next several weeks, Colonial and MAA, together with their respective legal and financial advisors, continued to negotiate the merger agreement and related transaction documentation, including the forms of voting agreement and the amended and restated limited partnership agreement of MAA LP.

On May 16, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hogan Lovells and Hunton & Williams LLP, herein referred to as Hunton & Williams, present. During the meeting, the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA and the proposed engagement of Hunton & Williams. Following discussion, the Colonial Special Committee retained Hunton & Williams as its outside legal advisor to provide advice to the Colonial Special Committee in its consideration of matters in which the interests of limited partners in Colonial LP potentially were not aligned with the interests of Colonial shareholders generally in accordance with the Colonial Special Committee’s mandate.

On May 20, 2013, the Colonial Special Committee held a telephonic meeting, with Mr. Hardin and representatives of Hunton & Williams present and representatives of Hogan Lovells present for part of the meeting. During this meeting, the members of the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA.

On May 20, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, representatives of Hogan Lovells provided an update on the terms of the MAA transaction. BofA Merrill Lynch discussed with the Colonial Transaction Committee financial terms and related financial matters regarding the proposed MAA transaction. The Colonial Transaction Committee also discussed the updated proposed terms as well as MAA’s proposal for those individuals that would enter into voting agreements in connection with the proposed transaction. Following these discussions, the Colonial Transaction Committee instructed Hogan Lovells to prepare a revised draft of the merger agreement in accordance with the Colonial Transaction Committee’s guidance and to circulate the revised draft to MAA and its legal advisor.

On May 21, 2013, the Colonial Board held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, BofA Merrill Lynch updated the Colonial Board regarding financial terms and related financial matters regarding the proposed MAA transaction. A representative of Hogan Lovells then updated the Colonial Board on the status of negotiations with MAA and the negotiation of terms and conditions related to the merger agreement. Following discussion, the Colonial Board concluded that discussions with MAA were progressing in an appropriate manner and unanimously agreed that the exclusivity period with MAA should be allowed to automatically renew for an additional 14 days in accordance with the provisions of the May 2, 2013 term sheet between Colonial and MAA.

On May 21, 2013, the MAA Board held a regular quarterly in person meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton updated the MAA Board on the areas of focus for the proposed strategic combination transaction with Colonial, including the current valuation analysis of Colonial, potential synergies from the transaction, quality of earnings review by Ernest & Young, and the structure of the transaction to minimize costs, risks and exposure. Representatives from J.P. Morgan presented materials to the MAA Board relating to the status of the proposed transaction, the proposed financial terms of the transaction, J.P. Morgan’s preliminary valuation of Colonial and the pro forma impact of the proposed transaction to MAA. Representatives of J.P. Morgan then discussed the effect of the proposed strategic combination transaction on exposure to certain markets and the current performance of the REIT sector in general. The MAA Board then discussed issues relating to the proposed transaction, including the financial metrics of the Combined Corporation and potential transaction costs. The MAA Board also discussed the status of Colonial’s disposition of its non-core assets, including three non-multifamily properties with signed letters of intent and the Three Ravinia property, which was under contract for sale at a value close to MAA’s estimated value for the property. Following that discussion, representatives from J.P. Morgan then presented a preliminary valuation summary of MAA and Colonial that included analyses of trading comparables, net asset values, discounted cash flows and exchange ratios as well as earnings impact of the proposed transaction. Following J.P. Morgan’s presentation, representatives from Goodwin Procter presented material to the MAA Board relating to structuring considerations for the proposed transaction, the existence of dissenters’ rights for Colonial shareholders, the potential required approvals of equity holders of Colonial and Colonial LP and open points in the merger agreement. Representatives of Goodwin Procter then presented information to the MAA Board on certain legal points that were under discussion in connection with the proposed strategic combination transaction, summarized the due diligence materials received to date from Colonial’s counsel with respect to the built-in-gain of unitholders of Colonial LP that would be applicable if Colonial requested new tax protection arrangements for these unitholders, discussed the need for waivers from certain MAA executives with respect to rights under existing employment agreements and equity awards, and summarized certain insurance policies. Finally, Mr. Bolton discussed with the MAA Board his opinion that the proposed strategic combination transaction was a compelling value creation opportunity for MAA shareholders, but highlighted that management and the MAA board needed to fully understand and explore risks relating to the potential transaction. Following the MAA board meeting, General John S. Grinalds retired from the MAA Board since he had reached the maximum director age contained in MAA’s existing corporate governance guidelines and code of business conduct and ethics and would not be standing for reelection to the MAA Board at the annual meeting of MAA shareholders to be held later that day.

Later on May 21, 2013, Hogan Lovells distributed a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, (i) reciprocal interim operating covenants, (ii) an asymmetrical termination fee of $50 million for Colonial and $65 million for MAA in the event the merger agreement was subsequently terminated by such party to enter into a Superior Proposal or in certain other limited circumstances, which is referred to as a termination fee, (iii) various revisions to the provision restricting the ability of a party to solicit other proposals after the signing of a definitive agreement, which is referred to as the non-solicitation provision, and (iv) the removal of a provision that allowed for limited flexibility in the structure of the transaction following the execution of the merger agreement.

On May 22, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of a form of voting agreement for certain Colonial shareholders.

On May 22, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hunton & Williams present. During this meeting, the members of the Colonial Special Committee discussed with Hunton & Williams matters relating to the proposed transaction with MAA. The Colonial Special Committee discussed the tax protection arrangements currently afforded to holders of limited partnership interests in Colonial LP, including the provisions in the existing limited partnership agreement of Colonial LP relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The Colonial Special Committee also discussed MAA’s proposal that the existing limited partnership agreement of Colonial LP be used as the limited partnership agreement of the Combined Corporation’s operating partnership and tax protection arrangement structures generally. During this discussion, Hunton & Williams discussed with the Colonial Special Committee the members’ fiduciary duties under applicable law, the types of tax protection arrangements that could be provided to limited partners in an operating partnership and the tax protection arrangements, if any, provided in other merger transactions to limited partners in operating partnerships. Following discussion, the Colonial Special Committee determined that the mergers should be structured to provide that the limited partnership agreement for the Combined Corporation’s operating partnership contain substantially the same provisions as contained in the existing limited partnership agreement of Colonial LP including, in particular, for the benefit of limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The Colonial Special Committee did not identify any other significant potential conflicts between limited partners of Colonial LP and Colonial shareholders, based on the structure of the proposed MAA transaction, that the Colonial Special Committee believed were within its mandate from the Colonial Board.

On May 23, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton summarized the remaining open points in the merger agreement as well as procedural and timing considerations for signing the merger agreement and announcing the proposed transaction.

Also on May 23, 2013, Goodwin Procter circulated a revised draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. The draft provided for, among other things, (i) a condition to closing that no more than a certain percentage of Colonial shareholders exercise dissenters’ rights in connection with the proposed transaction, (ii) the deletion or modification of certain interim operating covenants applicable to MAA, (iii) a symmetrical termination fee of $100 million for both MAA and Colonial, (iv) certain modifications to the non-solicitation provision, and (v) a reinstatement of the provision that allowed for flexibility in the structure of the transaction following the execution of the merger agreement.

On May 23, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Transaction Committee discussed the status of negotiations with MAA, the revised draft merger agreement received from MAA and certain provisions therein, including the amount and structure of the termination fee and expense reimbursement amount and a proposed closing condition regarding dissenters’ rights under Alabama law. The Colonial Transaction Committee also discussed Colonial’s proposed response to the revised draft merger agreement received from MAA.

On May 24, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss open points relating to the merger agreement and the identities of the officers, trustees, directors and shareholders, as applicable, of MAA and Colonial who would sign voting agreements in connection with the proposed transaction. Hogan Lovells also circulated to Goodwin Procter a revised draft of the form of voting agreement for certain Colonial shareholders.

On May 25, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically. Hogan Lovells advised that Colonial, based on the determination of the Colonial Special Committee, would not request any new tax protection arrangements for unitholders of Colonial LP other than a continuation in the MAA LP partnership agreement, for the benefit of MAA LP limited partners after the partnership merger, of the existing provision in the limited partnership agreement of Colonial LP relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The representatives from Goodwin Procter and Hogan Lovells then discussed various other open items relating to the merger agreement. Additionally, Goodwin Procter circulated to Hogan Lovells a revised draft of the form of voting agreement for certain Colonial shareholders.

On May 26, 2013, Hogan Lovells circulated a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, reciprocal interim operating covenants for MAA and Colonial. The revised draft also reflected other items that were continuing to be negotiated, including, among others, the closing condition relating to the percentage of Colonial shareholders that could exercise dissenters’ rights without MAA having a right to not consummate the mergers, the termination fee and a modified provision addressing the parties’ ability to restructure the transaction following the execution of the merger agreement.

Also on May 26, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of the form of voting agreement for certain MAA shareholders.

On May 27, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of MAA’s disclosure schedules to the merger agreement. The disclosure schedules included a list of certain third party consents that would need to be obtained as a condition to closing. Colonial, through Hogan Lovells, objected to the inclusion of those consents as a closing condition.

On May 27, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hunton & Williams and Hogan Lovells present. During this meeting, the Colonial Special Committee discussed with the legal advisors the status of negotiations with MAA regarding the structure of the transaction and the terms of the limited partnership agreement of the Combined Corporation’s operating partnership. During this discussion, the Colonial Special Committee discussed with the legal advisors the nature of changes with respect to the partnership merger reflected in the merger agreement. Also, during this discussion, the Colonial Special Committee noted that, consistent with the direction at the Colonial Special Committee’s May 22nd meeting, the current draft of the merger agreement provided that the limited partnership agreement of MAA LP would be amended to be in substantially the same form as the limited partnership agreement of Colonial LP then in effect, and would retain, for the benefit of all limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP.

On May 28, 2013, Hogan Lovells circulated to Goodwin Procter an initial draft of Colonial’s disclosure schedules to the merger agreement.

On May 28, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Board discussed the status of negotiations with MAA and certain provisions of the merger agreement. Also on May 28, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss certain closing conditions to the completion of the proposed transaction. Messrs. Bolton and Lowder also discussed the inclusion of the provision in the merger agreement that would allow for flexibility in the structure of the transaction following the execution of the merger agreement.

Later on May 28, 2013, Goodwin Procter circulated a revised draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. The revised draft included, among other things, reciprocal interim operating covenants.

On May 29, 2013, Goodwin Procter circulated a further revised draft of the merger agreement to Colonial and its legal and financial advisors. The draft provided for, among other things, a reciprocal termination fee of $75 million and a closing condition that no more than 15% of Colonial shareholders could exercise dissenters’ rights without MAA having a right to not consummate the mergers.

Later on May 29, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized for the MAA Board the overall status of the proposed strategic combination transaction with Colonial and the decision by Colonial, based on the determination of the Colonial Special Committee, not to request new tax protection arrangements for unitholders of Colonial LP. Mr. Bolton and representatives from Goodwin Procter and Baker Donelson summarized and described for the MAA Board the remaining open points in the merger agreement. The MAA Board then discussed the proposed terms of the merger agreement.

On May 29, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, a representative of Hogan Lovells summarized the status of negotiations with respect to the revised draft merger agreement. The Colonial Board discussed the revised draft merger agreement, including MAA’s inclusion of certain third party consents as a closing condition.

On May 30, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss the remaining open points in the merger agreement.

Later on May 30, 2013, Goodwin Procter circulated to Hogan Lovells a revised draft of MAA’s disclosure schedules to the merger agreement. The revised MAA disclosure schedules significantly limited the number of third party consents that were a condition to closing.

Also on May 30, 2013, Hogan Lovells circulated a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, (i) a symmetrical termination fee of $75 million, (ii) an agreement by MAA to assume all existing registration rights agreements of Colonial in connection with the proposed transaction, and (iii) the removal of the ability of either party to extend the outside closing date under the merger agreement in order to obtain third party consents. Subsequent to the distribution of the revised draft of the merger agreement, the parties agreed that the merger agreement would contain a provision that the parties would cooperate to provide flexibility in the structuring of the transaction following the execution of the merger agreement and a closing condition that no more than 15% of Colonial shareholders could exercise dissenters’ rights without MAA having a right to not consummate the mergers.

On May 31, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss the remaining open points in the merger agreement, including the termination fee.

On May 31, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of the amended and restated limited partnership agreement of MAA LP. Later that day, Hogan Lovells circulated a revised draft of that agreement to Goodwin Procter, along with a revised draft of Colonial’s disclosure schedules to the merger agreement.

On June 1, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. At the meeting, Mr. Bolton and representatives of Goodwin Procter and Baker Donelson summarized the resolution of the open points in the merger agreement discussed at the last meeting of the MAA Board and the minor terms of the merger agreement that needed to be finalized prior to the execution of the merger agreement. Representatives from Goodwin Procter and Baker Donelson then summarized the final terms of the merger agreement and described the process required for obtaining certain third party consents. The MAA Board then held an extended discussion of the terms of the merger agreement. Next, representatives from J.P. Morgan summarized the valuation methodologies used in its valuation of MAA and Colonial, the results of that analysis and the key financial highlights relating to the transaction with Colonial. After a discussion by the MAA Board of various financial aspects of the proposed strategic transaction with Colonial and J.P. Morgan’s valuation analysis, J.P. Morgan delivered to the MAA Board an oral opinion, which was confirmed by the delivery of a written opinion dated June 1, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to MAA. Following these presentations and discussions, and other discussions and deliberations by the MAA Board concerning, among other things, the matters described below under “—Recommendation of the MAA Board and Its Reasons for the Parent Merger,” representatives of Goodwin Procter and Baker Donelson summarized the process for the approval of the transaction and the duties of the directors, following which, Mr. Bolton and representatives of Baker Donelson reviewed the resolutions for consideration by the MAA Board to approve the proposed strategic transaction with Colonial. The MAA Board then unanimously (i) determined that the merger agreement, the parent merger and the transactions contemplated by the merger agreement were advisable and in the best interests of MAA and its shareholders, (ii) approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement, (iii) authorized and approved the issuance of shares of MAA common stock to the holders of Colonial common shares in the parent merger, (iv) directed that the merger agreement and the issuance of shares of MAA common stock be submitted for approval at a meeting of MAA shareholders, and (v) recommended the approval of the merger agreement and the issuance of shares of MAA common stock by MAA shareholders. In connection with the foregoing, the MAA Board also approved, among other things, the waivers to be given by certain MAA executives with respect to rights under existing employment agreements and equity awards, the preparation and filing of this joint proxy statement/prospectus, the engagement letter with J.P. Morgan, the amendment and restatement of the limited partnership agreement of MAA LP, and the preparation and mailing of a consent solicitation for holders of limited partnership units in MAA LP.

On June 1, 2013 and June 2, 2013, Goodwin Procter and Hogan Lovells exchanged drafts of the merger agreement, the disclosure schedules of both Colonial and MAA to the merger agreement and the amended and restated limited partnership agreement of MAA LP.

On June 2, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Colonial’s legal and financial advisors reviewed with the Colonial Board, among other things, legal and financial aspects of the proposed transaction with MAA. In addition, a representative of Hogan Lovells reviewed with the Colonial Board the material terms of the proposed merger agreement. Mr. Lowder then reviewed the strategic rationale and anticipated benefits of the proposed strategic combination transaction to Colonial shareholders. BofA Merrill Lynch then reviewed with the Colonial Board the financial terms of the proposed transaction and its financial analysis of the exchange ratio provided for in the parent merger and delivered to the Colonial Board an oral opinion, confirmed by delivery of a written opinion dated June 2, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the parent merger was fair, from a financial point of view, to the holders of Colonial common shares. During this meeting, the Colonial Transaction Committee delivered its recommendation that the Colonial Board approve the merger agreement. Following these presentations and discussions, and other discussions by the Colonial Board concerning, among other things, the matters described below under “—Recommendation of the Colonial Board and Its Reasons for the Parent Merger,” the Colonial Board, by a unanimous vote of all trustees, (i) concluded that the merger agreement and the transactions contemplated thereby, including the parent merger and the partnership merger, were advisable and in the best interests of Colonial and its shareholders, (ii) approved and adopted the merger agreement and the plan of merger, (iii) directed that the merger agreement and the parent merger pursuant to the plan of merger be submitted for approval at a meeting of Colonial shareholders and (iv) recommended the approval of the merger agreement and the parent merger pursuant to the plan of merger by Colonial shareholders.

On the morning of June 3, 2013, MAA and Colonial executed and delivered the merger agreement and certain ancillary documents prior to the opening of the stock markets and issued a joint press release announcing the mergers and execution of the merger agreement.

Recommendation of the MAA Board and Its Reasons for the Parent Merger

In evaluating the parent merger, the MAA Board consulted with its legal and financial advisors and MAA’s management and, after careful consideration, the MAA Board unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement (including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger) are advisable and in the best interests of MAA and its shareholders. The MAA Board unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

The MAA Board unanimously recommends that MAA shareholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of MAA common stock to Colonial shareholders in the parent merger.

In deciding to declare advisable and approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of the MAA common stock to the Colonial shareholders in connection with the parent merger, and to recommend that MAA shareholders vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, the MAA Board considered various factors that it viewed as supporting its decision, including the following material factors described below:

•	Strategic Benefits. The MAA Board expects that the parent merger will provide a number of significant potential strategic opportunities and benefits, including the following:

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the combination of two highly complementary multifamily portfolios to create the preeminent Sunbelt-focused multifamily REIT and the second largest publicly-held owner and operator of multifamily units in the United States by number of units will allow MAA shareholders to participate in a stronger Combined Corporation with the opportunity to leverage both companies’ strong presence across the United States Sunbelt region and would result in a platform with superior value creation opportunities;

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the combined portfolio of approximately 85,000 multifamily units in 285 properties would provide an enhanced competitive advantage across the Sunbelt region and drive opportunistic growth and capital deployment;

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by combining two companies with businesses in complementary geographic regions, the Combined Corporation is expected to have improved diversification across large and secondary markets in the high-growth Sunbelt region, which will enhance the strength of the portfolio;

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the combination of MAA and Colonial would more rapidly advance a number of strategic priorities underway at MAA, including, improving operating efficiencies, achieving more profitable scale, increasing assets in major and secondary Sunbelt markets and lowering capital costs to provide a stronger balance sheet;

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the transaction is expected to create operational and general and administrative cost synergies that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems, resulting in gross savings of approximately $25 million annually upon full integration, which is expected to occur over the 18–month period after closing of the mergers;

•	the Combined Corporation would be able to better serve the needs of its residents because of its larger geographic footprint and therefore increase its market share in high-growth Sunbelt markets;

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as a result of its larger size, greater access to multiple forms of capital and an improved investment-grade rating with limited near-term debt maturities, the Combined Corporation is expected to have a lower cost of capital than MAA on a stand-alone basis and provide financial flexibility to capture opportunities across business cycles;

•	the Combined Corporation will provide improved liquidity for MAA shareholders as a result of the increased equity capitalization and the increased shareholder base of the Combined Corporation; and

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the increased size and scale of the Combined Corporation is expected to produce operating cost advantages, enhance its ability to attract top talent, and strengthen the operating platform through integration of best practices from both companies, thereby allowing the Combined Corporation to be more competitive in the markets in which it operates.

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Fixed Exchange Ratio. The MAA Board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of MAA common stock or Colonial common shares, provides certainty as to the respective pro forma percentage ownership of the Combined Corporation.

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Superior Proposals. The MAA Board considered that, under certain circumstances, the merger agreement permits MAA, prior to the time MAA shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the MAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal constitutes or is reasonably likely to lead to a Superior Proposal and the MAA Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the shareholders of MAA under applicable laws (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 160).

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Limited Ability to Change Recommendation. The MAA Board considered that the merger agreement, in circumstances not involving a Superior Proposal, permits the MAA Board to withhold, withdraw or modify its recommendation that MAA shareholders vote in favor of approval of the MAA merger proposal if a material development or change in circumstances occurs after June 3, 2013 and the MAA Board determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the directors’ duties under applicable law (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 160).

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Opinion of Financial Advisor. The MAA Board considered the financial analyses presented to it by J.P. Morgan and J.P. Morgan’s oral opinion to the MAA Board, subsequently confirmed in writing, as to the fairness, from a financial point of view and as of the date of the opinion, to MAA of the exchange ratio pursuant to the merger agreement, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described below in the section “Opinion of MAA’s Financial Advisor” beginning on page 98.

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Familiarity with Businesses. The MAA Board considered its knowledge of the business, operations, financial condition, earnings and prospects of MAA and Colonial, taking into account the results of MAA’s due diligence review of Colonial, as well as its knowledge of the current and prospective environment in which MAA and Colonial operate, including economic and market conditions.

•	Governance. The MAA Board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the two companies’ operations:

•	seven of the twelve members of the board of directors of the Combined Corporation would be members of the MAA Board;

•	the Co-Lead Independent Directors for MAA would serve as Co-Lead Independent Directors for the Combined Corporation; and

•	the senior executives of MAA would serve as the senior executives of the Combined Corporation.

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High Likelihood of Consummation. The MAA Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the third party and security holder approvals needed to complete the mergers would be obtained in a timely manner.

The MAA Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. These factors included:

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

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that, under the terms of the merger agreement, MAA must pay Colonial a termination fee of $75 million and/or reimburse certain expenses incurred by Colonial in connection with the parent merger (up to $10 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to MAA shareholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction or superior proposal is available to MAA;

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the terms of the merger agreement placing limitations on the ability of MAA to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

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the risk that, notwithstanding the likelihood of the parent merger being completed, the parent merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the parent merger and the effect such failure to be completed may have on the trading price of MAA common stock and MAA’s operating results, particularly in light of the costs incurred in connection with the transaction

•

the risk that the anticipated strategic and financial benefits of the parent merger may not be realized or that the Combined Corporation may not achieve the forecasted net operating income or sales proceeds from the sale of certain of Colonial’s non-core and other assets;

•

the risk that the cost savings, operational synergies and other benefits to the holders of MAA common stock expected to result from the parent merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the mergers and the costs of integrating the businesses of MAA and Colonial;

•

the restrictions on the conduct of MAA’s business prior to the completion of the parent merger, which could delay or prevent MAA from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of MAA absent the pending completion of the parent merger;

•

that Colonial and MAA may be obligated to complete the parent merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Colonial and MAA that requires lender consent or approval to consummate the parent merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of all amounts outstanding under, certain of MAA’s and Colonial’s indebtedness;

•	the existence of statutory dissenters’ rights for Colonial shareholders; and

•	other matters described under the section “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

This discussion of the information and factors considered by the MAA Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the MAA Board in evaluating the merger agreement and the transactions contemplated by it, including the parent merger, and the complexity of these matters, the MAA Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the MAA Board may have given different weight to different factors. The MAA Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

This explanation of the reasoning of the MAA Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the Colonial Board and Its Reasons for the Parent Merger

By vote at a meeting held on June 2, 2013, and based in part on the unanimous recommendation of the transaction committee of the Colonial Board, the Colonial Board unanimously (i) determined that the parent merger (including the plan of merger) and the other transactions contemplated by the merger agreement are advisable and in the best interests of Colonial and its shareholders, (ii) approved and adopted the merger agreement and the plan of merger, (iii) directed that a proposal to approve and adopt the merger agreement and the parent merger pursuant to the plan of merger be submitted for consideration at a meeting of Colonial’s shareholders and (iv) recommended the approval and adoption of the merger agreement and parent merger pursuant to the plan of merger by Colonial’s shareholders. The Colonial Board unanimously recommends that Colonial shareholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger pursuant to plan of merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Colonial in connection with the parent merger and FOR the proposal to approve one or more adjournments of the Colonial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger.

In evaluating the parent merger, the Colonial Board consulted with Colonial’s management and outside legal and financial advisors. In deciding to declare advisable and approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, and to recommend that Colonial’s shareholders vote to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, the Colonial Board considered various factors that it viewed as supporting its decision, including the material factors described below.

•

Strategic Benefits. Discussions with Colonial management regarding Colonial’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Colonial’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, which led the Board to conclude that the alternative of continuing as a stand-alone company was less favorable to the Colonial shareholders than the parent merger and that the parent merger will provide a number of significant potential strategic opportunities and benefits, including the following:

•

the combination of Colonial’s and MAA’s highly complementary multifamily portfolios to create the pre-eminent Sunbelt focused multifamily REIT and the second largest publicly-held owner and operator of multifamily units in the United States by number of units will allow Colonial shareholders to participate in a stronger Combined Corporation with the opportunity to leverage both companies’ strong presence across the United States Sunbelt region and would result in a platform with superior value creation opportunities;

•

as a result of its larger size, greater access to multiple forms of capital and improved investment grade debt rating with limited near-term debt maturities, the Combined Corporation is expected to have a lower cost of capital than Colonial on a stand-alone basis and provide financial flexibility to capture opportunities across business cycles;

•	the combination of the two companies would more rapidly advance Colonial’s existing strategic priorities to grow its multifamily portfolio and strengthen its balance sheet;

•

by combining two companies with businesses in complementary geographic regions, the Combined Corporation is expected to have improved diversification across large and secondary markets in the high-growth Sunbelt region, which will enhance the strength of the portfolio;

•	the Combined Corporation is expected to benefit from Colonial’s development pipeline and internal development capabilities;

•

the increased size and scale of the Combined Corporation is expected to produce operating cost advantages, enhance its ability to attract top talent, and strengthen the operating platform through integration of best practices from both companies, thereby allowing the Combined Corporation to be more competitive in the markets in which it operates;

•

the transaction is expected to create operational and general and administrative cost synergies that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems, resulting in gross savings of approximately $25 million annually, which is expected to occur over the 18-month period after closing of the mergers; and

•

by creating one of the largest U.S. multifamily REITs by number of units and, based on current market prices, one of the largest publicly traded U.S. multifamily REITs by enterprise value, the merger is expected to enhance the Combined Corporation’s ability to execute large, accretive transactions and facilitate opportunistic growth and capital deployment.

•

MAA’s Business, Operating Results, Financial Condition and Management. The Colonial Board considered information with respect to the business, operating results and financial condition of MAA, on both a historical and prospective basis, including MAA’s stable operating performance, lower leverage and the lower volatility of its stock price over the past 10 years, the quality, breadth and experience of MAA’s senior management team, and the similarities in the cultures of, and complimentary markets served by, the two companies, as well as the Colonial Board’s knowledge of the current and prospective environment in which the two companies operate, including economic and market conditions.

•

Continued Operation as a Stand-Alone Company. The Colonial Board evaluated, as an alternative to the parent merger, the potential rewards and risks associated with the continued execution of Colonial’s strategic plan as an independent company. In evaluating Colonial’s historical results and prospects for growth, the Colonial Board noted Colonial’s success in maintaining high occupancy rates, executing on Colonial’s asset recycling program, strengthening Colonial’s balance sheet, increasing Colonial’s focus on the multifamily business, successfully exiting from several joint ventures, and reducing overhead costs. The Colonial Board reviewed Colonial’s historical and possible future performance in light of the risks affecting its business, operations and financial condition, including the risks discussed in this joint proxy statement/prospectus under “Risk Factors—Risks Relating to the Mergers.” The Colonial Board also considered, among other factors, the challenges of continuing to operate independently, current market and industry trends, and the risks affecting Colonial’s ability to compete effectively against other competitors in the industry.

•

Merger Consideration. The Colonial Board evaluated the value of the merger consideration based on the then-current market price and historic trading price of MAA common stock, as well as various factors bearing on the quality and potential long-term value of the MAA common stock to be received as consideration, including the greater liquidity of the stock in the Combined Corporation. The Colonial Board noted that, based on the closing prices of the MAA common stock and Colonial common shares on May 31, 2013, which was the last trading day before the meeting of the Colonial Board at which the Colonial Board approved the merger agreement, the merger consideration had an implied value of $24.47 per Colonial common share, which represented approximately a 10.7 percent premium to the closing price of the Colonial common shares on May 31, 2013. The Colonial Board also noted that the implied per share merger consideration represented a premium to the Colonial price per share of approximately 13.7 percent over the one-week period before May 31, 2013, and approximately 16.3 percent over the one-month period before May 31, 2013. The Colonial Board also took into account that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of Colonial common shares or shares of MAA common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Corporation and that a decrease in the market price of Colonial common shares before the parent merger closing would not provide MAA with a right to terminate the merger agreement.

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Dividend Rate. The Colonial Board considered that, based on the current dividend rates of Colonial and MAA, Colonial shareholders would see an approximately 19 percent increase in the dividend rate immediately after the closing, assuming no change in MAA’s current dividend rate.

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Ownership in the Combined Corporation. The Colonial Board considered that, as of the closing, Colonial shareholders would own approximately 44% of the Combined Corporation assuming the conversion to shares of Combined Corporation common stock of all MAA LP limited partnership units issued to Colonial LP unitholders in the partnership merger and, as a result, the combination will allow Colonial shareholders to participate in the future growth and value creation of the Combined Corporation and to share pro rata in the benefits of the expected synergies.

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Opinion of Financial Advisor. The Colonial Board considered the opinion, dated June 2, 2013, of BofA Merrill Lynch to the Colonial Board as to the fairness, from a financial point of view and as of such date, to the holders of Colonial common shares of the exchange ratio provided for in the parent merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled “Opinion of Colonial’s Financial Advisor.”

•

Tax-Free Transaction. The Colonial Board considered the expectation that the parent merger will generally qualify as a tax-free transaction for U.S. federal income tax purposes to Colonial shareholders that are U.S. holders.

•

Governance. The Colonial Board considered that the board of directors of the Combined Corporation would consist of twelve directors, five of whom will be chosen by the Colonial Board, which would facilitate an effective and timely integration of the two companies’ operations.

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Likelihood of Consummation. The Colonial Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the third party and security holder approvals needed to complete the mergers would be obtained in a timely manner.

•	Terms and Conditions of the Merger Agreement. The Colonial Board considered the terms and conditions of the merger agreement, including:

•

Colonial’s ability, under certain circumstances, prior to the time Colonial shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with the third party making such a proposal if the Colonial Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal either constitutes a Superior Proposal or is reasonably likely to lead to a superior proposal and the Colonial Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the trustees’ exercise of their fiduciary obligations to the shareholders of Colonial under applicable laws;

•

Colonial’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a Superior Proposal, provided that Colonial complies with its obligations relating to the entering into of any such agreement and immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $75 million and reimburses MAA for expenses (up to $10 million), which the Colonial Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the merger agreement, including the merger consideration;

•

the ability of the Colonial Board, under certain circumstances not involving a Superior Proposal, to withhold, withdraw or modify its recommendation that Colonial shareholders vote in favor of approval and adoption of the merger agreement and the parent merger pursuant to the plan of merger and terminate the merger agreement upon payment of a termination fee of $75 million and reimbursement of MAA for expenses (up to $10 million);

•

the fact that the merger agreement permits Colonial to continue to pay its regular quarterly cash dividend, in an amount not to exceed $0.21 per Colonial common share per quarter, as well as distributions in respect of units held in Colonial LP;

•

the fact that the merger agreement would provide Colonial with sufficient operating flexibility for it to conduct its business in the ordinary course of business consistent with past practice between the signing of the merger agreement and the completion of the parent merger; and

•	the fact that consent, approval or refinancing of Colonial’s existing indebtedness and most of MAA’s existing indebtedness is not a condition to completion of the parent merger.

•

Treatment of Holders of Limited Partner Interests in Colonial LP. The Colonial Board considered that, pursuant to the terms of the merger agreement, holders of limited partner interests in Colonial LP will receive 0.360 of a limited partner interest in MAA LP, in the partnership merger, which is the same as the exchange ratio in the parent merger. In addition, the Colonial Board considered that, consistent with the direction of the Colonial Special Committee, the limited partnership agreement of MAA LP will be amended to be in substantially the same form as the limited partnership agreement of Colonial LP currently in effect, and will retain, for the benefit of all limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP.

•

Dissenters’ Rights. The Colonial Board considered the fact that Colonial shareholders will have the right to exercise dissenters’ rights, as described in the section entitled “Dissenters’ Rights” beginning on page 177.

Alternative Transactions. The Colonial Board also considered, as alternatives to the parent merger or to continued independent operations, Colonial’s prospects for a merger or sale transaction with a company other than MAA and the potential terms for such other transactions. After taking into account the possible detrimental effects on Colonial’s business, including such effects on, among other things, its employees, tenants, customers, financing sources and business prospects, the Colonial Board determined not to solicit proposals for other transactions, whether a merger or sale, through an auction process or otherwise. The Colonial Board’s consideration of potential alternatives to the parent merger was informed by, among other matters, its familiarity with the various indications of interest and preliminary discussions involving potential transaction partners communicated from time to time, including the unsolicited inquiries received from Company B and Company D and described in this joint proxy statement/prospectus under “The Parent Merger—Background of the Mergers.” The Colonial Board concluded that the MAA merger, as compared to potential alternative transactions, would be in the best interests of Colonial’s shareholders in light of the overall terms of the MAA merger and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to Colonial.

In particular, in deciding to approve the merger agreement, rather than to attempt to pursue a transaction with Company B on the basis of Company B’s written proposal received in April 2013, the Colonial Board considered the following material factors:

•

the Colonial Board’s determination, based on its consideration of the business, strategic plan, operating results, and management team of the Combined Corporation, as well as cost synergies and other strategic benefits of a transaction with MAA described above, that it was in the best interests of the Colonial shareholders for Colonial to pursue a transaction with MAA, offering Colonial shareholders the prospect of continued participation in the long-term value creation of the Combined Corporation, rather than pursue an all-cash sale transaction with Company B at the all-cash price included in Company B’s proposal;

•

the less developed nature of Company B’s proposal and the risk of not being able to reach agreement on mutually acceptable terms with Company B with respect to a sale transaction due to, among other things:

•	the need for Company B to conduct diligence on Colonial (which had not yet been initiated);

•	the need for Company B to obtain substantial equity and debt financing, including from third party sources, which would be expected to conduct their own separate diligence investigation of Colonial;

•

the increased risk of information leaks and other significant adverse effects on Colonial, including on its personnel and operations, due to the larger number of third parties that would be involved in a lengthy diligence evaluation of Colonial and the distractions during the pendency of the multi-party diligence process;

•

the need to negotiate specific merger terms and the related definitive agreement, including (i) additional issues arising from the terms included in Company B’s written proposal, such as financing matters, closing conditions, and the termination provisions, and (ii) other matters not addressed in Company B’s written proposal, such as consequences of Company B’s failure to obtain the requisite third party financing or refusal to close the transaction after it signs a definitive agreement, including negotiation of remedies in certain circumstances if Company B failed or refused to complete the transaction; and

•

the additional complexity associated with Company B’s intention to negotiate with and retain a third party operator as a partner to operate Colonial properties, as well as the third party operator’s desire to acquire specific properties of Colonial.

•

uncertainty regarding the final all-cash purchase price to be offered by Company B and the concern, given that Company B’s all-cash purchase price proposal was based on only publicly available information, that the all cash price would be reduced during the diligence and negotiation process, particularly in light of the fact that, based on statements by the Company B chief financial officer in April 2013, the all-cash price of $26.50 had already been reduced by Company B’s investment committee based on valuation considerations associated with certain land recorded on Colonial’s financial statements, as discussed above under “The Parent Merger—Background of the Mergers”;

•

that, given the need for third party financing, a transaction with Company B would involve greater risk that the ability of the parties to complete the transaction on the terms negotiated may be adversely affected due to adverse market conditions or economic or other events outside the control of the parties, which would increase the risk that a closing may not ultimately occur on the terms negotiated with Company B or at all;

•

that, as discussed above, the provisions of the merger agreement with MAA would permit Colonial, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Colonial (i) complies with its obligations relating to the entering into of any such agreement and (ii) immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $75 million and reimburses MAA for expenses (up to $10 million); and

•

the risk that, during the time needed for Company B to finalize and present a final offer, including the time necessary to conduct diligence and assemble equity and debt financing and negotiate with a third party operator, the proposed transaction with MAA may no longer be available.

The Colonial Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the following material factors:

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that, following completion of the parent merger, Colonial would no longer exist as an independent public company and Colonial’s shareholders would be able to participate in any future earnings growth of Colonial solely through their ownership of MAA common stock;

•

the risk that, notwithstanding the likelihood of the parent merger being completed, the parent merger may not be completed, including the effect of the pendency of the parent merger and the effect such failure to be completed may have on:

•	the trading price of Colonial common shares;

•	Colonial’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	Colonial’s ability to attract and retain key personnel, tenants, suppliers and customers;

•

that, under the terms of the merger agreement, Colonial must pay MAA a termination fee of $75 million and/or reimburse certain expenses incurred by MAA in connection with the parent merger (up to $10 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Colonial shareholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative acquisition agreement or superior proposal is available to Colonial;

•

the risk that, although the terms of the merger agreement would permit Colonial, until approval of the parent merger by its shareholders, to furnish non-public information to, or engage in discussions or negotiations with, third parties making unsolicited acquisition proposals that the Colonial Board determines are reasonably likely to lead to a superior proposal and to terminate the merger agreement to accept a superior proposal, subject to payment to MAA of a termination fee of $75 million and reimbursement of expenses (up to $10 million), other potential bidders may choose not to make an alternative transaction proposal and that, historically, the incidence of such superior proposals are relatively rare;

•

that the terms of the merger agreement place limitations on the ability of Colonial to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal;

•

the risk that MAA may receive a superior proposal and terminate the merger agreement upon payment of a termination fee to Colonial of $75 million plus reimbursement of expenses incurred by Colonial (up to $10 million) in accordance with the terms of the merger agreement;

•

that, if the parent merger does not close, Colonial’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•

the possibility that the parent merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Colonial or MAA, including because Colonial shareholders and/or MAA shareholders may not approve the parent merger and the other transactions contemplated by the merger agreement, because approval of the unitholders of MAA LP may not be obtained, or because the required third party consents may not be obtained;

•

that Colonial is not permitted to terminate the merger agreement solely because of changes in the market price of MAA common stock and the risk that, because the merger consideration is MAA common stock and the exchange ratio is fixed, Colonial shareholders may be adversely affected by any decrease in the trading price of MAA common stock between the announcement of the transaction and the completion of the parent merger, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases);

•

the risk that the cost savings, operational synergies and other benefits to the holders of Colonial common shares expected to result from the parent merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•

the restrictions on the conduct of Colonial’s business prior to the completion of the parent merger, which could delay or prevent Colonial from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Colonial absent the pending completion of the parent merger;

•	that Colonial and MAA may be obligated to complete the parent merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Colonial and MAA that requires lender consent or approval to consummate the parent merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of all amounts outstanding under, certain of MAA’s and Colonial’s indebtedness;

•

that, if the Colonial Board had determined to pursue a sale of the company and engaged in negotiations with a third party, including Company B, and reached agreement on the terms of a definitive sale transaction with such third party, the all-cash per share purchase price potentially could have been superior to the value of the merger consideration to be received by Colonial shareholders in the strategic combination merger with MAA;

•

that certain of Colonial’s trustees and executive officers have certain interests in the parent merger that might be different from the interests of Colonial’s shareholders generally as described under the section entitled “The Parent Merger—Interests of Colonial’s Trustees and Executive Officers in the Mergers” beginning on page 118; and

•	the substantial costs to be incurred in connection with the transactions, including the transaction expenses arising from the mergers and the costs of integrating the businesses of Colonial and MAA.

This discussion of the information and factors considered by the Colonial Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Colonial Board in evaluating the merger agreement and the transactions contemplated by it, including the parent merger, and the complexity of these matters, the Colonial Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Colonial Board may have given different weight to different factors. The Colonial Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

THE COLONIAL BOARD UNANIMOUSLY RECOMMENDS THAT COLONIAL SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE PARENT MERGER PURSUANT TO THE PLAN OF MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL AND FOR THE PROPOSAL TO ADJOURN.

The explanation of the reasoning of the Colonial Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44.

Opinion of MAA’s Financial Advisor

Pursuant to an engagement letter dated May 31, 2013, MAA retained J.P. Morgan as its financial advisor in connection with the parent merger.

At the meeting of the MAA Board on June 1, 2013, J.P. Morgan rendered its oral opinion to the MAA Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the parent merger was fair, from a financial point of view, to MAA. J.P. Morgan has confirmed its June 1, 2013 oral opinion by delivering its written opinion to the MAA Board, dated June 1, 2013, that, as of such date, the exchange ratio in the parent merger was fair, from a financial point of view, to MAA. No limitations were imposed by the MAA Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated June 1, 2013, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the MAA Board, is directed only to the exchange ratio in the parent merger and does not constitute a recommendation to any shareholder of MAA as to how such shareholder should vote at the MAA special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated May 31, 2013 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning MAA and Colonial and the industries in which they operate;

•

compared the financial and operating performance of MAA and Colonial with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of shares of MAA common stock and Colonial common shares and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of MAA and used by J.P. Morgan at the direction of the management of MAA, relating to the respective businesses of MAA and Colonial, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the parent merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of MAA and Colonial with respect to certain aspects of the parent merger, and the past and current business operations of MAA and Colonial, the financial condition and future prospects and operations of MAA and Colonial, the effects of the parent merger on the financial condition and future prospects of MAA, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by MAA and Colonial or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (including real estate assets and liabilities), nor did J.P. Morgan evaluate the solvency of MAA or Colonial under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of MAA and Colonial, as applicable, as to the expected future results of operations and financial condition of MAA and Colonial to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed for United States federal income tax purposes that the partnership merger will qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the parent merger will qualify as a tax-free reorganization, and in each case will be consummated as described in the merger agreement and this joint proxy statement/prospectus, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to MAA with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the parent merger will be obtained without any adverse effect on MAA or Colonial or on the contemplated benefits of the parent merger.

The projections furnished to J.P. Morgan for MAA and Colonial were prepared by the management of MAA and used by J.P. Morgan at the direction of the management of MAA. MAA does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the parent merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information on the projections provided to J.P. Morgan, see “—Certain MAA Unaudited Prospective Financial Information” beginning on page 112 and “—Certain Colonial Unaudited Prospective Financial Information” beginning on page 115.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s written opinion dated June 1, 2013, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the parent merger, and J.P. Morgan has expressed no opinion as to the fairness of the parent merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of MAA or the underlying decision by MAA to engage in the parent merger. J.P. Morgan expressed no opinion as to the price at which shares of MAA’s common stock or Colonial’s common shares will trade at any future time, whether before or after the closing of the parent merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples. Using publicly available information, including published equity research analysts’ estimates of Funds From Operations, which we refer to as FFO, per share and Adjusted Funds From Operations, which we refer to as AFFO, per share for calendar year 2014, which we refer to as CY14, J.P. Morgan analyzed certain trading multiples of other selected publicly traded REITs. None of the selected REITs are identical to MAA or Colonial. However, the selected REITs were chosen because they are publicly traded REITs with operations that, for purposes of the analysis of J.P. Morgan, may be considered similar to those of MAA and Colonial, including primarily the ownership of multifamily real estate.

For each of the selected REITs, J.P. Morgan calculated the multiple of equity market price per share to the median estimate of CY14 FFO per share and AFFO per share, as reported by equity research analysts as of May 30, 2013. J.P. Morgan also calculated the same trading multiples for MAA and Colonial based on equity research analyst data and data provided by MAA management. In J.P. Morgan’s view, the FFO and AFFO metrics used by equity research analysts and MAA management were sufficiently similar so as not to materially affect this analysis.

The following presents the results of this analysis:

Consensus equity research estimates	Price / FFO per Share Multiple CY14	Price / AFFO per Share Multiple CY14
UDR, Inc.	16.4x	18.6x
Camden Property Trust	16.1x	19.0x
Essex Property Trust, Inc.	19.1x	20.9x
BRE Properties, Inc.	19.4x	21.5x
Home Properties, Inc.	13.1x	14.8x
Post Properties, Inc.	17.3x	19.8x
MAA	13.2x	15.1x
Colonial	14.7x	18.3x

Management estimates	Price / FFO per Share Multiple CY14	Price / AFFO per Share Multiple CY14
MAA	13.2x	15.2x
Colonial	16.0x	18.0x

J.P. Morgan also calculated the trading multiples above for Colonial taking into account adjustments for $217 million of assets under letters of intent or recently completed property divestitures and $108 million for the value of land. Factoring in these adjustments, the Colonial CY14 FFO and AFFO per share would be 12.4x and 15.5x, respectively, based on equity research estimates, and 13.6x and 15.3x, respectively, based on MAA management estimates.

Based on the above analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan then applied a multiple reference range of 13.0x to 16.0x for CY14 FFO per share and 15.0x to 19.0x for CY14 AFFO per share. The analysis indicated the following equity values per share of MAA common stock and Colonial common share.

	Equity value per MAA share	Equity value per Colonial share
Price / CY14 FFO per share multiple	$66.80 – $82.20	$21.50 – $25.70
Price / CY14 AFFO per share multiple	$66.90 – $84.80	$22.00 – $27.00

Net Asset Value Analysis. J.P. Morgan prepared a per share net asset value analysis for MAA using 2013 estimated cash net operating income and asset and liability balances as of March 31, 2013. Capitalization rate ranges varied by property based on the type of property, property age, location, property quality and other factors. J.P. Morgan applied a range of capitalization rates, which differed by asset, of 5.00%, at the low end, to 7.50%, at the high end, to the 2013 estimated cash net operating income for each property in MAA’s portfolio to arrive at an aggregate value for the property portfolio at March 31, 2013. The capitalization rate range represented estimated private market capitalization rates by property type, market size and quality based on research analyst estimates. To this aggregate value amount, J.P. Morgan added the value of other tangible real estate and non-real estate assets, including land and capital improvement projects. From gross asset value, J.P. Morgan deducted debt balances, other tangible liabilities, a debt mark-to-market adjustment and a swap mark-to-market adjustment.

J.P. Morgan prepared a per share net asset value analysis for Colonial using 2013 estimated cash net operating income and asset and liability balances as of March 31, 2013. Capitalization rate ranges varied by property based on the type of property, property age, location, property quality and other factors. J.P. Morgan applied a range of capitalization rates, which differed by asset, of 4.25%, at the low end, to 7.00%, at the high end, to the 2013 estimated cash net operating income for each multifamily property in Colonial’s portfolio to arrive at an aggregate value for the property portfolio at March 31, 2013. Similarly, J.P. Morgan applied a range of capitalization rates, which differed by asset, of 6.50%, at the low end, to 9.00%, at the high end, to the 2013 estimated cash net operating income for each commercial property in Colonial’s portfolio to arrive at an aggregate value for the property portfolio at March 31, 2013. The capitalization rate range represented the estimated private market capitalization rates by property type, market size and quality based on research analyst estimates. To this aggregate value amount, J.P. Morgan added the value of other tangible real estate and non-real estate assets, including land and capital improvement projects. From gross asset value, J.P. Morgan deducted debt balances, other tangible liabilities, a debt mark-to-market adjustment and a swap mark-to-market adjustment. Synergies were not taken into account in the net asset value analysis for either MAA or Colonial. The analysis indicated the following equity values per share of MAA common stock and Colonial common share.

	Equity value per MAA share	Equity value per Colonial share
Net asset valuation analysis	$64.70 – $74.30	$22.80 – $27.10

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for each of MAA’s common stock and Colonial’s common shares. J.P. Morgan calculated the unlevered free cash flows that MAA and Colonial are expected to generate during fiscal years 2013 through 2022 based on projections and extrapolations provided by MAA’s management through 2017 and additional extrapolations reviewed and approved by MAA’s management. For purposes of the J.P. Morgan opinion, “unlevered free cash” was calculated by taking the Earnings Before Interest, Taxes, Depreciation and Amortization (including cost of stock-based compensation treated as a cash expense), subtracting capital expenditures, subtracting property acquisition costs, adding property or joint venture disposition proceeds, subtracting development spending and adjusting for changes in working capital.

The following table presents the sum of capital expenditures, property acquisition costs, property or joint venture disposition proceeds and development spending, adjusted for changes in working capital, as projected by MAA management for fiscal years 2013 through 2017 and provided by MAA management to J.P. Morgan:

($ in million)	2013	2014	2015	2016	2017
MAA	$(277)	$(334)	$(322)	$(325)	$(330)
Colonial	$(106)	$(170)	$(13)	$(55)	$(60)

J.P. Morgan also calculated a range of terminal asset values of each of MAA and Colonial at the end of the 10-year period ending December 31, 2022 by applying a perpetual growth rate ranging from 2.25% to 2.75% of the unlevered free cash flow of each company during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.5% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of selected REITs, which were chosen because they are publicly traded REITs with operations that, for purposes of the analysis of J.P. Morgan, may be considered similar to those of MAA and Colonial, including primarily the ownership of multifamily real estate. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for each company’s cash and debt balances as of March 31, 2013. The Colonial value was further adjusted based on the value of assets under letters of intent or recently completed property divestitures of $217 million and the value of land not developed by 2022 of $51 million, based on estimates derived from information provided by Colonial management. The analysis indicated the following equity values per share of MAA common stock and Colonial common share.

	Equity value per MAA share	Equity value per Colonial share
Discounted cash flow analysis	$60.90 – $83.00	$22.80 – $30.00

Relative Value Analysis. Based upon a comparison of the range of implied equity values for each of MAA and Colonial calculated pursuant to the trading multiples analysis, net asset value analysis and discounted cash flow analysis, J.P. Morgan calculated a range of implied exchange ratios for the transaction. This analysis indicated the following implied exchange ratios:

Range of implied exchange ratios
Public trading multiples
Price / CY14 FFO per share	0.262x – 0.385x
Price / CY14 AFFO per share	0.259x – 0.403x
Net asset value analysis	0.307x – 0.419x
Discounted cash flow analysis	0.275x – 0.493x

J.P. Morgan then compared the range of implied exchange ratios above to the natural exchange ratio of 0.325x (calculated as Colonial’s market price divided by MAA’s market price as of May 30, 2013) and the exchange ratio of 0.360x.

Value Creation Analysis—Intrinsic Value Approach. J.P. Morgan prepared a value creation analysis that compared the implied equity value of MAA’s common stock per share based on the discounted cash flow analysis to the pro forma Combined Corporation equity value per share. The pro forma Combined Corporation equity value was equal to: (1) (a) the mid-point equity value of MAA using discounted cash flow analysis at a discount rate of 7.75%, plus (b) the mid-point equity value of Colonial using discounted cash flow analysis at a discount rate of 7.75%, plus (c) the net present value of expected synergies calculated by discounting the expected cash flows from MAA management’s estimated synergies at a discount rate of 7.75%, less (d) an estimated $60 million of costs to achieve such synergies and transaction-related expenses; divided by (2) pro forma diluted shares outstanding of the Combined Corporation common stock. There can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than MAA management’s estimates. Similarly, there can be no assurance that the discount rate will not be substantially greater or less than J.P. Morgan’s estimates. This analysis, at the exchange ratio of 0.360x provided for in the parent merger, resulted in an implied value creation to the holders of MAA common stock of 8.2%.

Other Analyses. J.P. Morgan also noted the historical exchange ratio and accretion/dilution analyses described below for reference purposes only and not as a component of its fairness analysis. These analyses did not form a basis for, and were not relied on in forming, J.P. Morgan’s opinion.

J.P. Morgan calculated (1) the implied historical exchange ratios during the one-year period ended May 30, 2013 by dividing the daily closing price per Colonial common share by that of a share of MAA common stock for each trading day during that period and (2) the average of those daily implied historical exchange ratios for the ten-days, one-month, three-months, six-months, and one-year periods ending May 30, 2013. J.P. Morgan also noted the low and high exchange ratios for each period referenced in clause (2) above and the resulting premiums of the proposed exchange ratio to the average exchange ratios for each such period. The analysis resulted in the following implied exchange ratios for the periods indicated, as compared to the exchange ratio of 0.360x provided for in the parent merger:

	10-day	1-month	3-months	6-months	1-year
Average	0.329x	0.329x	0.328x	0.328x	0.327x

J.P. Morgan reviewed the potential pro forma financial effects of the parent merger, taking into account, among other things, MAA management’s estimated synergies, on the Combined Corporation’s estimated FFO and AFFO during calendar years 2014 and 2015. Based on the exchange ratio in the parent merger, this analysis indicated that, on a pro forma basis, the parent merger could be accretive relative to the Combined Corporation’s estimated FFO during calendar years 2014 and 2015 and dilutive relative to the Combined Corporation’s estimated AFFO during calendar years 2014 and 2015.

The following presents the results of this analysis:

	$ per share	%
FFO per share accretion/dilution
2014E	$0.12	2.3%
2015E	$0.09	1.7%
AFFO per share accretion/dilution
2014E	($0.08)	(1.7%)
2015E	($0.03)	(0.7%)

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to MAA or Colonial. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of MAA or Colonial. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MAA or Colonial.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise MAA with respect to the parent merger on the basis of such experience and its familiarity with MAA.

For services rendered in connection with the parent merger, MAA has agreed to pay J.P. Morgan a fee of $12 million, $2 million of which was payable upon delivery by J.P. Morgan of its opinion and the remainder of which will be payable contingent upon closing of the parent merger. In addition to the transaction fee, MAA may, at its sole discretion, pay J.P. Morgan an additional discretionary fee at closing of $2 million, based on MAA’s assessment of J.P. Morgan’s performance of its services rendered in connection with the parent merger. In addition, MAA has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of its oral opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with MAA, for which J.P. Morgan and its affiliates received compensation in the aggregate amount of approximately $2.5 million, of which $2.0 million represents the compensation paid to J.P. Morgan upon delivery of its fairness opinion. Such services during such period have included acting as co-lead arranger on MAA’s term loan credit facility in March of 2012 and acting as joint bookrunner on MAA’s equity offering in March of 2013. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under certain outstanding credit facilities of MAA. In June 2013, following delivery of its oral opinion, J.P. Morgan’s commercial banking affiliate also agreed to act as administrative agent, lead arranger and lender under MAA’s new term loan credit facility. During such period, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Colonial. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of MAA or Colonial for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Colonial’s Financial Advisor

Colonial has retained BofA Merrill Lynch to act as Colonial’s financial advisor in connection with the mergers. BofA Merrill Lynch is an internationally recognized investment banking firm, which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Colonial selected BofA Merrill Lynch to act as Colonial’s financial advisor on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with Colonial and its business.

At a June 2, 2013 meeting of the Colonial Board held to evaluate the parent merger, BofA Merrill Lynch rendered to the Colonial Board an oral opinion, confirmed by delivery of a written opinion dated June 2, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the parent merger was fair, from a financial point of view, to the holders of Colonial common shares.

The full text of BofA Merrill Lynch’s written opinion, dated June 2, 2013, is attached as Annex G to this joint proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Colonial Board for the benefit and use of the Colonial Board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the parent merger from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Colonial or in which Colonial might engage or as to the underlying business decision of Colonial to proceed with or effect the mergers. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the mergers or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Colonial and MAA;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Colonial furnished to or discussed with BofA Merrill Lynch by Colonial’s management, including certain financial forecasts relating to Colonial prepared by Colonial management, referred to as the Colonial forecasts;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of MAA furnished to or discussed with BofA Merrill Lynch by MAA’s management, including certain financial forecasts relating to MAA prepared by such management, referred to as the MAA forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings, referred to as the cost savings, anticipated by the managements of Colonial and MAA to result from the mergers;

•	discussed with the management of Colonial and MAA the past and current business, operations, financial condition and prospects of Colonial and MAA;

•

reviewed the potential pro forma financial impact of the transaction to be effected by the mergers on the future financial performance of MAA after taking into account potential cost savings, including the potential effect on MAA’s estimated funds from operations and adjusted funds from operations;

•

reviewed the trading histories for Colonial common shares and shares of MAA common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Colonial and MAA with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the parent merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of Colonial and MAA to the future financial performance of the Combined Corporation on a pro forma basis;

•	reviewed a draft dated June 2, 2013 of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon assurances of the managements of Colonial and MAA that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Colonial forecasts, the MAA forecasts and the cost savings, BofA Merrill Lynch was advised by the managements of Colonial and MAA, and BofA Merrill Lynch assumed, with Colonial’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future financial performance of Colonial and MAA and the other matters covered thereby, and further assumed, with Colonial’s consent, that such cost savings would be realized in the amounts and at the times projected. BofA Merrill Lynch relied, at Colonial’s direction, upon the assessments of the managements of Colonial and MAA as to the ability to integrate the businesses and operations of Colonial and MAA.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Colonial, MAA or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Colonial, MAA or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of Colonial, MAA or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at Colonial’s direction, that the mergers would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Colonial, MAA or the mergers (including the contemplated benefits thereof) and that no such adverse effect would result in the event that the mergers were effected through an alternative structure as permitted under the terms of the merger agreement. BofA Merrill Lynch also assumed, at Colonial’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch further assumed, at Colonial’s direction, that the parent merger would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the partnership merger would qualify as an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). BofA Merrill Lynch was advised by Colonial and MAA that each of Colonial and MAA had operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further assumed, at Colonial’s direction, that the mergers would not adversely affect such status or operations of Colonial or MAA.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the exchange ratio provided for in the parent merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers, any terms, aspects or implications of the partnership merger (including any consideration payable in such partnership merger), any transfer of assets contemplated to be undertaken in connection with the mergers or any other arrangements, agreements or understandings entered into in connection with or related to the mergers or otherwise. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Colonial or any alternative transaction; however, at Colonial’s direction, BofA Merrill Lynch held preliminary discussions with selected third parties that had contacted, or had been contacted by, Colonial. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio provided for in the parent merger to the holders of Colonial common stock and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any class of securities, creditors or other constituencies of any party. In addition, BofA Merrill Lynch expressed no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors, trustees or employees of any party to the mergers, or class of such persons, relative to the exchange ratio or otherwise. BofA Merrill Lynch also expressed no view or opinion with respect to, and relied, with Colonial’s consent, upon the assessments of Colonial’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Colonial, MAA and the mergers (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that Colonial obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of the shares of MAA common stock actually would be when issued or the prices at which Colonial common shares or MAA common stock would trade at any time, including following announcement or consummation of the mergers.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on Colonial, MAA or the mergers. Although subsequent developments may affect BofA Merrill Lynch’s opinion, BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, Colonial imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following is a brief summary of the material financial analyses provided by BofA Merrill Lynch to the Colonial Board in connection with its opinion, dated June 2, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term “implied merger consideration value” refers to $24.47 per share calculated as the implied value of the merger consideration based on the 0.360 fixed exchange ratio and MAA’s closing stock price of $67.97 per share on May 31, 2013. Implied equity value reference ranges derived for Colonial from the analyses described below generally were rounded to the nearest $0.25. In calculating implied exchange ratio reference ranges as reflected in such analyses, BofA Merrill Lynch (i) compared the low-end of the approximate implied per share equity value reference ranges for Colonial to the high-end of the approximate implied per share equity value reference ranges for MAA in order to derive the low-end of the implied exchange ratio reference ranges and (ii) compared the high-end of the approximate implied per share equity reference ranges for Colonial to the low-end of the approximate implied per share equity reference ranges for MAA in order to derive the high-end of the implied exchange ratio reference ranges. Financial data for Colonial utilized in the financial analyses described below were pro forma for the sale of Colonial’s Three Ravinia Class A office asset.

Selected Public Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information of Colonial, MAA and the following six REITs, which, in its professional judgment, BofA Merrill Lynch generally considered relevant for purposes of its analysis as U.S. publicly traded multifamily REITs, referred to as the selected companies:

•	UDR, Inc.

•	Camden Property Trust

•	Apartment Investment and Management Company

•	Home Properties, Inc.

•	Post Properties, Inc.

•	Associated Estates Realty Corporation

BofA Merrill Lynch reviewed equity values, based on closing stock prices on May 31, 2013, as a multiple of calendar year 2013 estimated funds from operations, referred to as FFO per share. BofA Merrill Lynch also reviewed enterprise values, calculated as equity values based on closing stock prices on May 31, 2013 plus debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The observed low, median, mean and high calendar year 2013 estimated FFO per share multiples for the selected REITs excluding Colonial, but including MAA which was viewed as a selected REIT for Colonial, were 12.5x, 14.9x, 15.2x and 17.5x, respectively, and the observed low, median, mean and high calendar year 2013 estimated EBITDA multiples were 15.8x, 16.8x, 18.0x and 22.4x, respectively. The observed low, median, mean and high calendar year 2013 estimated FFO per share multiples for the selected REITs excluding MAA, but including Colonial which was viewed as a selected REIT for MAA, were 12.5x, 16.3x, 15.6x and 17.5x, respectively, and the observed low, median, mean and high calendar year 2013 estimated EBITDA multiples were 15.8x, 17.8x, 18.2x and 22.4x, respectively. BofA Merrill Lynch then applied selected ranges derived from the selected REITs of calendar year 2013 estimated FFO per share multiples and calendar year 2013 estimated EBITDA multiples of 15.5x to 17.5x and 17.0x to 18.0x, respectively, to corresponding data of Colonial and applied selected ranges of calendar year 2013 estimated FFO per share multiples and calendar year 2013 estimated EBITDA multiples of 13.5x to 15.5x and 16.0x to 17.0x, respectively, to corresponding data of MAA. Financial data of the selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Colonial and MAA were based on internal forecasts and estimates of the respective managements of Colonial and MAA. This analysis indicated approximate implied per share equity value reference ranges based on calendar year 2013 estimated FFO per share and calendar year 2013 estimated EBITDA for Colonial of $20.75 to $23.50 and $22.50 to $24.75, respectively, and for MAA of $65.75 to $75.50 and $66.25 to $72.75, respectively.

Based upon the approximate implied per share equity value reference ranges for Colonial and MAA described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the parent merger:

Implied Exchange Ratio Reference Ranges Based on:		Exchange Ratio
2013E FFO	2013E EBITDA	0.360x
0.275x – 0.357x	0.309x – 0.374x

No company used in this analysis is identical or directly comparable to Colonial or MAA. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Colonial and MAA were compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed publicly available financial information relating to the following five selected transactions which, in its professional judgment, BofA Merrill Lynch generally considered relevant for purposes of its analysis as transactions involving target companies that were U.S. publicly traded multifamily REITs, referred to as the selected transactions:

Announcement Date	Acquiror	Target
5/28/2007	• Tishman Speyer Real Estate Venture VII, L.P. / Lehman Brothers Holdings Inc.	• Archstone-Smith Trust

2/17/2006	• Magazine Acquisition GP LLC (Morgan Stanley Real Estate / Onex Real Estate)	• The Town and Country Trust

6/7/2005	• ING Clarion Partners, LLC	• Gables Residential Trust

10/22/2004	• Colonial	• Cornerstone Realty Income Trust, Inc.

10/4/2004	• Camden Property Trust	• Summit Properties Inc.

BofA Merrill Lynch reviewed transaction values, based on the consideration payable in the selected transactions, as a multiple of the target company’s one-year forward FFO per share. The observed low, median, mean and high one-year forward FFO per share multiples for the selected transactions were 12.9x, 20.1x, 19.3x and 24.6x, respectively. BofA Merrill Lynch then applied a selected range of one-year forward FFO per share multiples derived from the selected transactions of 17.5x to 21.0x to Colonial’s calendar year 2013 estimated FFO per share. Financial data of the selected transactions were based on publicly available research analysts’ reports and financial data of Colonial were based on internal forecasts and estimates of Colonial’s management. This analysis indicated the following approximate implied per share equity value reference ranges for Colonial, as compared to the implied merger consideration value:

Implied Per Share Equity Value Reference Range for Colonial	Implied Merger Consideration Value
$23.50 – $28.00	$24.47

No company, business or transaction used in this analysis is identical or directly comparable to Colonial or the parent merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Colonial and the parent merger were compared.

Net Asset Value Analysis. BofA Merrill Lynch performed separate net asset value analyses of Colonial and MAA by calculating the estimated values by asset of Colonial’s and MAA’s respective operating real estate taking into account the estimated value of active developments, vacant land and other tangible assets less the estimated value of outstanding indebtedness and other tangible liabilities. The estimated fair market value of such operating real estate was calculated by applying to Colonial’s and MAA’s respective calendar year 2013 estimated net operating income from operating real estate selected capitalization rates ranging from 5.85% to 6.25% for Colonial’s operating real estate and 5.95% to 6.35% for MAA’s operating real estate based on a weighted average of capitalization rates that varied depending on, among other factors, property location, age, quality and rent profile. Financial data of Colonial and MAA were based on internal forecasts and estimates of the respective managements of Colonial and MAA. This analysis indicated approximate implied per share net asset value reference ranges for Colonial of $22.25 to $25.00 and for MAA of $63.00 to $69.75.

Based upon the approximate implied per share net asset value reference ranges for Colonial and MAA described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio provided for in the parent merger:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.319x – 0.397x	0.360x

Discounted Cash Flow Analysis. BofA Merrill Lynch performed separate discounted cash flow analyses of Colonial and MAA by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Colonial and MAA were each forecasted to generate during the nine months ending December 31, 2013 through the full calendar year ending December 31, 2017 based on internal forecasts and estimates of the respective managements of Colonial and MAA. BofA Merrill Lynch calculated terminal values for Colonial and MAA by applying to the respective calendar year 2018 estimated EBITDA of Colonial and MAA a selected range of terminal value EBITDA multiples for Colonial of 16.0x to 17.0x and for MAA of 15.5x to 16.5x. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of March 31, 2013) using discount rates ranging from 7.0% to 8.0% for Colonial and 6.5% to 7.5% for MAA derived from a weighted average cost of capital calculation. For purposes of this analysis, unlevered after-tax free cash flows generally were calculated as EBITDA (as defined by the respective company) less capital expenditures, tenant improvements and leasing commissions, straight-line and above or below market rent adjustments, taxes, and development and acquisition funding plus disposition proceeds. Stock-based compensation was treated as a non-cash expense for Colonial and as a cash expense for MAA consistent with the treatment of stock-based compensation by each of Colonial and MAA. This analysis indicated approximate implied per share equity value reference ranges for Colonial of $23.50 to $27.25 and for MAA of $64.50 to $76.00.

Based upon the approximate implied per share equity value reference ranges for Colonial and MAA described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio provided for in the parent merger:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.309x – 0.422x	0.360x

Relative Contribution Analysis. BofA Merrill Lynch reviewed the relative financial contributions of Colonial and MAA to the pro forma Combined Corporation based on Colonial’s and MAA’s calendar years 2013 and 2014 estimated EBITDA, FFO and adjusted FFO, referred to as AFFO, utilizing internal forecasts and estimates of the respective managements of Colonial and MAA. BofA Merrill Lynch calculated overall aggregate equity ownership percentages of Colonial and MAA in the pro forma Combined Corporation based on these relative contributions and the respective debt, cash and non-controlling interests of Colonial and MAA, as applicable, which indicated an approximate implied overall contribution percentage reference range for Colonial of 35.5% to 40.9% as compared to the aggregate pro forma equity ownership percentage of Colonial’s shareholders in the Combined Corporation, based on the exchange ratio, of 43.8% immediately upon consummation of the mergers. Based on Colonial’s and MAA’s relative contributions to the pro forma Combined Corporation of the financial metrics described above, BofA Merrill Lynch calculated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the parent merger:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.255x – 0.320x	0.360x

Other Factors. BofA Merrill Lynch observed certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical trading performance of Colonial common shares and shares of MAA common stock during the 52-week period ended May 31, 2013, which reflected low to high trading prices for Colonial common shares and the shares of MAA common stock during such period of approximately $19.75 to $25.00 and $60.50 to $75.00 per share, respectively;

•

publicly available Wall Street research analysts’ stock price targets for Colonial and MAA, which indicated ranges of target stock prices for Colonial and MAA of $20.00 to $26.00 per share and $70.00 to $76.00 per share, respectively; and

•

potential pro forma effects of the mergers on the Combined Corporation’s calendar years 2014 and 2015 estimated FFO per share, FFO per share excluding merger accounting adjustments, and AFFO per share based on internal forecasts and estimates of the respective managements of Colonial and MAA and after taking into account potential cost savings anticipated by such managements to result from the mergers, which indicated that the mergers could be (i) in the case of FFO per share, dilutive in calendar year 2014 by approximately (1.9)% and accretive in calendar year 2015 by approximately 0.3%, (ii) in the case of FFO per share excluding merger accounting adjustments, dilutive in calendar years 2014 and 2015 by approximately (6.5)% and (3.3)%, respectively, and (iii) in the case of AFFO per share, dilutive in calendar years 2014 and 2015 by approximately (3.8)% and (0.2)%, respectively. The actual results achieved by the Combined Corporation may vary from forecasted results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses provided by BofA Merrill Lynch to the Colonial Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses or factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Colonial and MAA. The estimates of the future performance of Colonial and MAA in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio provided for in the parent merger and were provided to the Colonial Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of Colonial or MAA.

The type and amount of consideration payable in the mergers was determined through negotiations between Colonial and MAA, rather than by any financial advisor, and was approved by the Colonial Board. The decision to enter into the merger agreement was solely that of the Colonial Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Colonial Board and should not be viewed as determinative of the views of the Colonial Board, management or any other party with respect to the consideration payable in the parent merger or otherwise.

In connection with BofA Merrill Lynch’s services as Colonial’s financial advisor, Colonial has agreed to pay BofA Merrill Lynch an aggregate fee of $11.5 million, $1.0 million of which was payable upon delivery of its opinion and $10.5 million of which is contingent upon consummation of the mergers. Colonial also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws, arising from BofA Merrill Lynch’s engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Colonial, MAA and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Colonial and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and bookrunner for, and/or as a lender under, certain letters of credit, and credit and leasing facilities of Colonial, including Colonial’s $500 million unsecured revolving credit facility due 2016, and (ii) having acted or acting as a joint sales agent in connection with certain “at-the-market” common equity offerings of Colonial. From January 1, 2011 through May 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $3.1 million from Colonial for corporate, commercial and investment banking services unrelated to the mergers.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MAA and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain leasing facilities of MAA, and (ii) having acted or acting as a joint sales agent in connection with certain “at-the-market” common equity offerings of MAA. From January 1, 2011 through May 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $1.6 million from MAA for corporate, commercial and investment banking services unrelated to the mergers.

Certain MAA Unaudited Prospective Financial Information

MAA does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, MAA is including certain unaudited prospective financial information that was made available to the MAA Board and the Colonial Board in connection with the evaluation of the mergers. This information also was provided to MAA’s and Colonial’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of MAA, Colonial, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and the risks described in the periodic reports filed by MAA with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 205. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in MAA’s historical GAAP financial statements. Neither MAA’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. Neither MAA independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The report of MAA’s independent registered public accounting firm of MAA contained in the Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to MAA’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2013 through 2017 for MAA on a standalone basis.

	2013	2014	2015	2016	2017
	($ in millions, except per share values)
Net Operating Income (NOI)	$324.5	$345.8	$374.8	$406.5	$438.3
Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	$292.6	$312.0	$339.3	$369.3	$399.2
Funds from Operations (FFO) per share	$4.87	$5.14	$5.48	$5.86	$6.19
Adjusted Funds from Operations (AFFO) per share	$4.22	$4.46	$4.78	$5.15	$5.45

For purposes of the unaudited prospective financial information presented herein, NOI is a non-GAAP financial performance measure that represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. EBITDA is a non-GAAP financial performance measure composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of delevered financing costs. FFO is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts, referred to herein as NAREIT, and represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. AFFO is a non-GAAP financial performance measure that represents FFO less recurring capital expenditures, any amount charged to retire preferred stock in excess of carrying values and asset impairment.

Colonial and MAA calculate certain non-GAAP financial metrics including NOI, EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to MAA and Colonial may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, MAA made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

Among the particular assumptions made available to the MAA Board, the Colonial Board and MAA’s and Colonial’s respective financial advisors, MAA assumed that for the fiscal years ending 2013 through 2017, MAA, on a standalone basis, would have total capital expenditures and recurring capital expenditures as set forth on the following table:

	2013	2014	2015	2016	2017
	($ in million)
Total Capital Expenditures	$60.1	$62.9	$66.0	$69.3	$72.7
Recurring Capital Expenditures	$29.0	$30.4	$31.9	$33.5	$35.1

The assumptions set forth in the preceding table are only representative of a small number of the assumptions and estimates made by MAA in preparing the foregoing unaudited prospective financial information. As described above, MAA made numerous other assumptions and estimates in preparing the unaudited prospective financial information provided above.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and the risks described in the periodic reports filed by MAA with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 205, all of which are difficult to predict and many of which are beyond the control of MAA and/or Colonial and will be beyond the control of the Combined Corporation. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by MAA management that MAA management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the mergers. MAA shareholders and Colonial shareholders are urged to review the most recent SEC filings of MAA for a description of the reported and anticipated results of operations and financial condition and capital resources during 2012, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MAA’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent quarterly reports on Form 10-Q, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by MAA, Colonial or any other person to any MAA shareholder or any Colonial shareholder regarding the ultimate performance of MAA compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

MAA DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Colonial Unaudited Prospective Financial Information

Colonial does not as a matter of course make public projections as to future revenues, earnings or other results. However, the management of Colonial has prepared the unaudited prospective financial information set forth below in connection with an evaluation of the mergers. This information was made available to the Colonial Board and the MAA Board in connection with the evaluation of the mergers and also was provided to Colonial’s and MAA’s respective financial advisors.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Colonial’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Colonial. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Colonial’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Colonial as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. See “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and the risks described in the periodic reports filed by Colonial with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 205.

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Colonial or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. Colonial does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Colonial does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Colonial does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2013 through 2017 for Colonial on a standalone basis.

	2013	2014	2015	2016	2017
	($ in millions, except per share values)
Net Operating Income (NOI)	$217.0	$222.5	$243.2	$255.8	$264.7
Funds from Operations (FFO) per share	$1.34	$1.40	$1.57	$1.69	$1.79
Adjusted Funds from Operations (AFFO) per share	$1.08	$1.17	$1.34	$1.47	$1.57
EBITDA	$226.8	$229.4	$249.9	$261.9	$270.9
Capital Expenditures(1)	$24.2	$21.6	$21.3	$21.4	$21.8

(1)	Including tenant improvements and leasing commissions.

The following table presents additional selected unaudited prospective financial data consisting of the sum of tenant improvements and leasing commissions, straight-line and above or below market rent adjustments, taxes, and development and acquisition funding plus disposition proceeds for Colonial as projected through 2017 (in millions):

2013FYE	2014FYE	2015FYE	2016FYE	2017FYE
$167.4	($150.4)	$20.5	($2.3)	($2.3)

For purposes of the unaudited prospective financial information presented herein, NOI is a non-GAAP financial performance measure that represents total property revenues (including minimum rent and other property-related revenue) less total property operating expenses, (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising), and includes revenues/expenses from unconsolidated partnerships and joint ventures. EBITDA is a non-GAAP financial performance measure composed of net income before net gain on asset sales and insurance and other settlement proceeds and gain or loss on debt extinguishment, plus depreciation, interest expense and amortization. FFO is a non-GAAP financial performance measure defined by NAREIT, and represents net income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial performance measure that represents FFO adjusted for capital expenditures, tenant improvements, leasing commissions, straight line rents and above or below market income.

Colonial and MAA calculate certain non-GAAP financial metrics including NOI, EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Colonial and MAA may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, Colonial made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and the risks described in the periodic reports filed by Colonial with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 205, all of which are difficult to predict and many of which are beyond the control of Colonial and/or MAA and will be beyond the control of the Combined Corporation. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Colonial management that Colonial management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the mergers. Colonial shareholders and MAA shareholders are urged to review the most recent SEC filings of Colonial for a description of the reported and anticipated results of operations and financial condition and capital resources during 2012, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1 to Colonial’s Current Report on Form 8-K filed with the SEC on August 21, 2013, and quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Colonial, MAA or any other person to any Colonial shareholder or any MAA shareholder regarding the ultimate performance of Colonial compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

COLONIAL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of MAA’s Directors and Executive Officers in the Mergers

In considering the recommendation of the MAA Board to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, MAA shareholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Following the consummation of the mergers, all seven of the current members of the MAA Board will continue as members of the board of directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. In addition, Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation.H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, and W. Reid Sanders, a director of MAA, each own limited partnership units in MAA LP. The ownership of these limited partnership units may result in Messrs. Bolton and Sanders having interests in the mergers that are different from, or in addition to, those of MAA shareholders generally. In connection with the mergers, MAA has agreed to amend and restate the limited partnership agreement of MAA LP to contain substantially the same provisions as contained in the existing limited partnership agreement of Colonial LP including, in particular, for the benefit of limited partners in MAA LP after the partnership merger, a provision relating to the consideration of the income tax considerations of limited partners of MAA LP with respect to actions taken by the general partner of MAA LP. Messrs. Bolton and Sanders, as limited partners of MAA LP, will have the benefits of this provision following the partnership merger.

Employment Agreements and Change of Control Agreements with MAA’s Executive Officers

Certain MAA executives, including H. Eric Bolton, Jr., Albert M. Campbell III, and Thomas L. Grimes, Jr., are parties to either employment agreements or change in control and termination agreements with MAA, each of which provides for, among other things, severance payments and benefits upon a qualifying termination of employment without “cause” or for “good reason” upon or after a “change of control” (each, as defined in the applicable agreement), and, pursuant to the terms of the applicable agreements, these MAA executives are entitled to accelerated vesting of restricted stock awards upon such qualifying termination. Additionally, pursuant to the terms of certain awards of restricted stock granted to each MAA executive officer under MAA’s 2004 Stock Plan, vesting will accelerate upon a “change in control” (as defined in the applicable award agreement). The mergers will constitute a “change in control” for purposes of these agreements and MAA’s 2004 Stock Plan.

Waiver Agreements

On June 3, 2013, at the request of the MAA Board, MAA entered into waiver agreements with each of its executive officers, which provide that (i) the mergers will not constitute a “change in control” for purposes of the

MAA executive’s employment agreement or change in control and termination agreement, as applicable, and related restricted stock agreement(s), (ii) any termination of the executive’s employment that occurs in connection with or following the mergers will not constitute a “change in control termination” for purposes of the employment agreement or change in control and termination agreement, as applicable, and (iii) the vesting or payment of any restricted stock held by the executive shall not automatically accelerate upon or solely in connection with the mergers. Therefore, as a result of such waivers, none of MAA’s executive officers is a party to an agreement with MAA, or participates in any MAA plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the mergers.

The MAA Board was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that MAA shareholders approve the parent merger and the other transactions contemplated by the merger agreement. See “—Recommendation of the MAA Board and Its Reasons for the Parent Merger” above.

Interests of Colonial’s Trustees and Executive Officers in the Mergers

In considering the recommendation of the Colonial Board to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, Colonial shareholders should be aware that executive officers and trustees of Colonial have certain interests in the mergers that may be different from, or in addition to, the interests of Colonial shareholders generally. These interests may create potential conflicts of interest. The Colonial Board was aware of those interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the transactions contemplated by the merger agreement. These interests include the following:

Severance Arrangements

Prior to the Colonial Board’s approval and adoption of the merger agreement, the executive compensation committee of the Colonial Board, referred to in this joint proxy statement/prospectus as the Colonial Compensation Committee, approved certain severance arrangements described below with respect to Colonial’s executive officers: Thomas M. Lowder, Paul F. Earle, John P. Rigrish, Bradley P. Sandidge, and Jerry Brewer (we refer to each as a Colonial executive officer and collectively as the Colonial executive officers).

In the event that the Colonial executive officer is terminated by Colonial upon the consummation of the mergers and provided that he is continuously employed by Colonial through the closing, the Colonial executives would be entitled to the following severance payments:

•

In addition to payments under his existing Non-Competition Agreement with Colonial LP and Colonial, described further below, Mr. Lowder will receive a severance payment equal to two times the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers.

•

Each of Messrs. Earle and Rigrish will receive a severance payment equal to one and one-half times the sum of (1) his annual base salary in effect on the closing date of the mergers, plus (2) the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers; and

•

Each of Messrs. Sandidge and Brewer will receive a severance payment equal to one times the sum of (1) his annual base salary in effect on the closing date of the mergers, plus (2) the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers.

In the event of such a termination of employment, these severance payments will be payable in a lump-sum payments of cash on or shortly after the closing of the mergers. With respect to Mr. Lowder, such severance payment will be payable in addition to any payments that Mr. Lowder would receive under his existing Non-Competition Agreement with Colonial LP and Colonial, entered into as of May 4, 2007, described further below under “—Change in Control Compensation.”

In addition to the severance payments described above, each Colonial executive officer who is terminated by Colonial effective upon the consummation of the mergers will receive a payment with respect to any unused vacation on or shortly after the closing of the mergers, provided that such Colonial executive officer is continuously employed by Colonial through the closing of the mergers.

Pro-Rata Annual Incentive Payments

In connection with the mergers, the Colonial Compensation Committee approved the payment to eligible employees, including the Colonial executive officers, of a pro-rata portion of the employee’s annual incentive under Colonial’s annual incentive plan for 2013 if the employee is terminated by Colonial upon the consummation of the mergers and provided that such employee is continuously employed by Colonial through the closing of the mergers. The pro-rata annual incentive payments will be payable in a lump sum payment of cash on or shortly after the closing of the mergers. The Colonial Compensation Committee will determine Colonial’s achievement as compared to the performance goals specified in the annual incentive plan for 2013 prior to the closing of the mergers and will determine the amount of the pro-rata annual incentive payments based on such achievement.

The performance criteria previously established for the 2013 annual incentive plan are based on a combination of total return for Colonial for the year (the “absolute measure”) and total return for Colonial as compared to an index of comparable REITs over one-, two-, and three- year periods (each, a “relative measure”). For purposes of the 2013 annual incentive plan, “total return” is equal to the share price of Colonial (or the companies in the index of comparable REITs, as the case may be) plus any dividends reinvested in Colonial (or the companies in the index of comparable REITs, as the case may be) calculated based on reinvestment on the ex-dividend pay date.

Colonial’s absolute measure must be positive for the plan year for any payout to occur; however, (1) if the absolute measure is negative but Colonial’s total return is at least at the “median” level of performance when compared to the one-year “total return” relative measure, the Colonial Compensation Committee has discretion to pay up to 20% of the payout calculated based on the relative measures’ results, and (2) if the absolute measure is positive and Colonial’s total return is at least at the “median” level of performance when compared to the one-year “total return” relative measure, the Colonial Compensation Committee has the discretion to increase the award amount up to 20% of the payout calculated based on the relative measures’ results. In addition to this specific discretionary authority, the Colonial Compensation Committee retains discretion to adjust any payment that is otherwise under the terms of the 2013 annual incentive plan. The amounts actually payable to the participants are determined based upon whether Colonial performance meets the “threshold,” “median,” “target” or “maximum” level for the relative measures. For each relative measure, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile. The relative measures are weighted equally, i.e., 33.33% of any payout is based on the one-year relative measure; 33.33% of any payout is based on the two-year relative measure, and 33.33% of any payout is based on the three-year relative measure.

Under the terms of the 2013 annual incentive plan, the performance payout thresholds were set as follows: (1) for Mr. Lowder, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 300% of base salary; (2) for Mr. Earle, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of 150% of base salary, and the “maximum” level pays at a maximum of 225% of base salary; and (3) for the other Colonial executive officers, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 50% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 150% of base salary.

Treatment of Colonial Options and Restricted Shares

Under the terms of the merger agreement, at the effective time of the parent merger, MAA will assume each outstanding option to acquire Colonial common shares. Each option so assumed by MAA will continue to have, and be subject to, the same terms and conditions, including vesting schedule, as were applicable to the corresponding option immediately prior to the effective time of the parent merger.

In addition, under the merger agreement, immediately prior to the effective time of the parent merger, each then-outstanding restricted Colonial common share will be converted into the right to receive shares of MAA common stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial restricted share awards immediately prior to the consummation of the parent merger.

As a result of the transactions contemplated under the merger agreement, 386,307 restricted Colonial common shares held by Colonial’s executive officers and trustees would be converted into the right to receive 139,070 shares of MAA common stock pursuant to the parent merger, which based on the closing price of MAA common shares on August 20, 2013, the latest practicable date prior to the filing of this joint proxy statement/prospectus, would have an aggregate value of $8,658,498, and 1,277,705 options to acquire Colonial common shares held by the Colonial executive officers and trustees that would be exercisable for 459,974 shares of MAA common stock would be assumed by MAA.

If an eligible employee’s (including a Colonial executive officer’s) employment is terminated by Colonial upon the consummation of the mergers, all restricted shares held by such employee will accelerate in full immediately prior to the closing of the mergers. In addition, all outstanding options held by such eligible employee that are not already fully vested and exercisable will accelerate and become immediately exercisable in full, effective upon the closing of the mergers, and remain exercisable for a 90-day period following the closing of the mergers (or, if earlier, the date the option terminates in accordance with its terms). The above-described acceleration and assumption of unvested options is conditioned upon the consummation of the mergers, the termination of the eligible employee’s employment upon the closing of the mergers, and the continuous employment of the eligible employee with Colonial through the closing of the mergers.

The Colonial Compensation Committee has also provided that in the event that a remaining eligible employee’s (including an executive officer’s) employment is terminated by the Combined Corporation without “cause” (as defined below) or the employee resigns for “good reason,” (as defined below) within one year following the closing of the mergers, the unvested portion of the option and restricted shares held by such eligible employee will become fully vested and each such option may be exercised in full for the one-year period immediately following the effective date of such termination or, if earlier, the date the option terminates in accordance with its terms.

For purposes of the foregoing, “cause” means (1) gross negligence or willful misconduct in connection with the performance of duties; (2) conviction of a criminal offense (other than minor traffic offenses); or (3) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

For purposes of the foregoing, “good reason” means the occurrence of any of the following events with respect to the employee: (1) a material, adverse alteration in the employee’s title or responsibilities from those in effect immediately prior to the consummation of the mergers; (2) a material reduction in the employee’s base salary and annual target bonus opportunity as of immediately prior to the consummation of the mergers; or (3) the relocation of the employee’s principal place of employment to a location more than 35 miles from the employee’s principal place of employment as of the consummation of the mergers or Colonial’s (or the

Combined Corporation’s) requiring the employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Colonial’s (or the Combined Corporation’s) business to an extent substantially consistent with the employee’s business travel obligations as of immediately prior to the consummation of the mergers. To qualify as a resignation for “good reason” the employee must provide notice to Colonial (or the Combined Corporation) of any of the foregoing occurrences within 90 days of the initial occurrence, Colonial (or the Combined Corporation) will have 30 days to remedy such occurrence, and the employee’s employment must terminate within 30 days after the end of such 30-day cure period.

With respect to each Colonial trustee that will not be joining the MAA Board immediately after the closing of the mergers, all restricted shares held by such trustee will accelerate in full immediately prior to the closing of the mergers and all outstanding options held by such trustee that are not already fully vested and exercisable will accelerate and become immediately exercisable in full, effective upon the closing of the mergers.

The following tables set forth for the Colonial executive officers and trustees the number of (i) Colonial common shares underlying vested Colonial options, (ii) Colonial common shares underlying unvested Colonial options, and (iii) Colonial restricted shares, in each case as held by the executive officers and trustees on August 20, 2013 and assuming continued employment through the date of the closing of the parent merger:

Executive Officers

Name	Shares Underlying Vested Options(1)	Shares Underlying Unvested Options(2)	Restricted Shares
Thomas H. Lowder	247,571	230,681	173,101
Paul F. Earle	112,106	142,073	109,525
John P. Rigrish	15,363	44,267	33,439
Bradley P. Sandidge	33,188	42,399	26,833
Jerry A. Brewer	18,067	41,400	25,859

(1)	Weighted average exercise price per share of vested options is: for Mr. Lowder, $16.04; for Mr. Earle, $13.03; for Mr. Rigrish, $16.56; for Mr. Sandidge, $11.92; and for Mr. Brewer, $13.03.
(2)	Weighted average exercise price per share of unvested options is: for Mr. Lowder, $20.16; for Mr. Earle, $20.19; for Mr. Rigrish, $20.18; for Mr. Sandidge, $20.20; and for Mr. Brewer, $20.16.

Trustees

Name	Shares Underlying Vested Options(1)	Shares Underlying Unvested Options(2)	Restricted Shares
James K. Lowder	40,000	4,510	1,950
Carl F. Bailey	45,000	4,510	1,950
Edwin M. Crawford	10,000	4,510	1,950
M. Miller Gorrie	20,000	4,510	1,950
William M. Johnson	35,000	4,510	1,950
Herbert A. Meisler	40,000	4,510	1,950
Claude B. Nielsen	45,000	4,510	1,950
Harold W. Ripps	25,000	4,510	1,950
John W. Spiegel	50,000	4,510	1,950

(1)	Weighted average exercise price per share of vested stock options is: for Mr. Lowder, $26.33; for Mr. Bailey, $24.19; for Mr. Crawford, $21.63; for Mr. Gorrie, $30.69; for Mr. Johnson, $23.59; for Mr. Meisler, $26.33; for Mr. Nielsen, $24.19; for Mr. Ripps, $28.66; and for Mr. Spiegel, $24.48.
(2)	Weighted average exercise price per share of unvested stock options is $22.71.

Limited Partner Interests in Colonial LP

Under the merger agreement, in the partnership merger, each limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP, which we refer to in this joint proxy statement/prospectus as Colonial LP units, issued and outstanding immediately prior to the effectiveness of the partnership merger (other than limited partner interests owned by Colonial) will be converted into Class A common units in MAA LP, which we refer to in this joint proxy statement/prospectus as new MAA LP units, in an amount equal to (x) 1 multiplied by (y) the 0.36, and each holder of new MAA LP units will be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP following the effectiveness of the partnership merger.

As of August 20, 2013, the Colonial executive officers and Colonial trustees beneficially owned, in the aggregate, 3,893,154 Colonial LP units. If all of the Colonial LP units beneficially owned by the Colonial executive officers and Colonial trustees as of August 20, 2013 were converted to new MAA LP units in connection with the partnership merger, then the Colonial executive officers and Colonial trustees would receive an aggregate of 1,401,535 new MAA LP units.

As of the effective time of the partnership merger, MAA LP will enter into the Third Amended and Restated Agreement of Limited Partnership of MAA LP, pursuant to which, among other things, the new MAA LP units received by holders of Colonial LP units in the partnership merger will become convertible into an amount of cash equal to the value of a corresponding number of shares of MAA common stock, or, at the option of MAA, the corresponding number of shares of MAA common stock. See “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger—Merger Consideration” beginning on page 152.

Directors of MAA after the Parent Merger

Under the merger agreement, within two weeks after the execution and delivery of the merger agreement, Colonial was required to designate five members of the existing Colonial Board to be appointed to the Combined Corporation board of directors following the parent merger. The merger agreement provided that Thomas H. Lowder was to be one of the Colonial designees and that each of the other Colonial designees must be one of the current Colonial Board members listed on a schedule to the merger agreement, which schedule listed the following existing Colonial Board members: James K. Lowder, Claude B. Nielsen, Harold W. Ripps, John W. Spiegel, Edwin M. Crawford and William M. Johnson. On June 10, 2012, the governance committee of the Colonial Board approved Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel to join the Combined Corporation board of directors following the parent merger. Under the terms of the merger agreement, each of the Colonial designees will serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been elected and qualified) and will be nominated by the MAA board of directors for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, subject to the satisfaction of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics. The Colonial designees will be entitled to fees and other compensation and participation in options, share or other benefit plans for which directors of MAA are eligible.

Indemnification and Insurance

For a period of six years after the effective time of the partnership merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation will indemnify and hold harmless, among others, each officer and trustee of Colonial, for actions at or prior to the effective time of the partnership merger, including with respect to the transactions contemplated by the merger agreement, to the fullest extent permitted under applicable law. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the partnership merger, Colonial has agreed to purchase and MAA has agreed to cause to be maintained in full force and effect for a period of six years after the effective time of the partnership merger, a “tail” prepaid insurance policy or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable to, among others, the officers and trustees of Colonial as Colonial’s existing policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time of the partnership merger. If such “tail” insurance policy cannot be obtained or can be obtained only by paying an annual premium in excess of 300% of the current annual premium paid by Colonial, MAA will maintain in effect, for a period of at least six years after the effective time of the partnership merger, as much similar insurance as is reasonably practicable for an annual premium equal to 300% of the current annual premium paid by Colonial. These interests are described in detail below at “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

The Colonial Board was aware of the interests described in this section and considered them, among other matters, in approving and adopting the merger agreement and the parent merger pursuant to the plan of merger and in making its recommendation that Colonial shareholders approve and adopt the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement. See “The Parent Merger—Recommendation of the Colonial Board and Its Reasons for the Parent Merger.”

Executive Compensation Payable in Connection with the Mergers

Colonial’s “named executive officers” for purposes of the disclosure in this joint proxy statement/prospectus are Thomas H. Lowder, Paul F. Earle, John P. Rigrish and Bradley P. Sandidge.

Change in Control Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain compensation that each of Colonial’s named executive officers may receive that is based on, or that otherwise relates to, the mergers. The figures in the table are estimated based on compensation levels as of the date of this document and an assumed effective date of August 20, 2013 (the latest practicable date prior to the filing of this joint proxy statement/prospectus) for both the mergers and the termination of the executive’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of Colonial’s named executive officers will terminate upon consummation of the mergers and other assumptions described in this document. As required by applicable SEC rules, all amounts below determined using the per share value of Colonial common shares have been calculated based on a per share price of Colonial common shares of $23.66 (the average closing market price of Colonial common shares over the first five business days following the public announcement of the mergers on June 3, 2013). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The merger-related compensation payable to Colonial’s named executive officers is subject to a non-binding advisory vote of Colonial’s shareholders, as described under the section of this joint proxy statement/prospectus captioned “Proposals Submitted to Colonial Shareholders—Advisory Vote on Executive Compensation (Proposal 2 on the Colonial Proxy Card)” beginning on page 65.

Name	Cash ($)		Equity(1) ($)	Total ($)
Thomas H. Lowder	4,410,383	(2)	4,902,278	9,312,661
Paul F. Earle	2,402,202	(3)	3,083,793	5,485,995
John P. Rigrish	874,492	(4)	945,279	1,819,771
Bradley P. Sandidge	704,854	(5)	781,529	1,486,383

(1)

Each named executive officer holds unvested options and restricted Colonial common shares that will accelerate in full immediately prior to the closing of the mergers if the executive officer’s employment is terminated by Colonial upon consummation of the mergers. These are double-trigger change-in-control arrangements. The amount shown in the table is based upon the following holdings of options and restricted common shares that would be accelerated upon consummation of the mergers as of August 20, 2013: (i) 230,681 shares underlying options and 173,101 restricted common shares for Mr. Lowder; (ii) 142,073 shares underlying options and 109,525 restricted common shares for Mr. Earle; (iii) 44,267 shares underlying options and 33,439 restricted common shares for Mr. Rigrish; and (iv) 42,399 shares underlying options and 26,833 restricted common shares for Mr. Sandidge. The value for options is equal to the difference between $23.66 per share and the per share exercise price of each such option that would become exercisable, multiplied by the number of common shares receivable upon exercise. The value of restricted common shares is $23.66 per share. These amounts are subject to reduction to the extent the payments would be considered “parachute payments” within the meaning of Section 280G of the Code if such reduction would give the named executive officer a better after-tax result than if he received the full payments.
(2)	This amount represents the sum of: (i) an aggregate payment of $1,100,000 under Mr. Lowder’s Non-Competition Agreement with Colonial LP and Colonial, entered into as of May 4, 2007, payable over the two-year period following Mr. Lowder’s termination of employment and subject to Mr. Lowder’s compliance with the non-competition and non-solicitation provisions set forth in such agreement during such period; (ii) a lump sum payment of $2,030,699, which is equal to two times the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $42,308, which represents Mr. Lowder’s unused vacation; and (iv) a lump sum payment of $1,237,376, which represents a pro-rata portion of Mr. Lowder’s annual incentive under Colonial’s annual incentive plan for 2013 (determined based on the maximum amount payable under Colonial’s annual incentive plan for 2013 pro-rated through the end of the third quarter of 2013). The payments in items (ii) through (iv) are double-trigger change-in-control arrangements and are payable only if Mr. Lowder’s employment is terminated by Colonial upon the consummation of the mergers.
(3)	This amount represents the sum of: (i) an aggregate payment of $1,601,444, which is equal to one and one-half times the sum of (A) Mr. Earle’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Earle for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $26,769, which represents Mr. Earle’s unused vacation; and (iv) a lump sum payment of $773,989, which represents a pro-rata portion of Mr. Earle’s annual incentive under Colonial’s annual incentive plan for 2013 (determined based on the maximum amount payable under Colonial’s annual incentive plan for 2013 pro-rated through the end of the third quarter of 2013). These payments are double-trigger change-in-control arrangements and are payable only if Mr. Earle’s employment is terminated by Colonial upon the consummation of the mergers.
(4)	This amount represents the sum of: (i) an aggregate payment of $616,103, which is equal to one and one-half times the sum of (A) Mr. Rigrish’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Rigrish for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $16,538, which represents Mr. Rigrish’s unused vacation; and (iv) a lump sum payment of $241,851, which represents a pro-rata portion of Mr. Rigrish’s annual incentive under Colonial’s annual incentive plan for 2013 (determined based on the maximum amount payable under Colonial’s annual incentive plan for 2013 pro-rated through the end of the third quarter of 2013). These payments are double-trigger change-in-control arrangements and are payable only if Mr. Rigrish’s employment is terminated by Colonial upon the consummation of the mergers.
(5)	This amount represents the sum of: (i) an aggregate payment of $421,958, which is equal to one times the sum of (A) Mr. Sandidge’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Sandidge for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $12,923, which represents Mr. Sandidge’s unused vacation; and (iv) a lump sum payment of $269,973, which represents a pro-rata portion of Mr. Sandidge’s annual incentive under Colonial’s annual incentive plan for 2013 (determined based on the maximum amount payable under Colonial’s annual incentive plan for 2013 pro-rated through the end of the third quarter of 2013). These payments are double-trigger change-in-control arrangements and are payable only if Mr. Sandidge’s employment is terminated by Colonial upon the consummation of the mergers.

Regulatory Approvals Required for the Mergers

MAA and Colonial are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences of the Parent Merger

The discussion below, as it relates to the material U.S. federal income tax consequences of the parent merger, summarizes such consequences to U.S. holders (as defined below) of Colonial common shares that hold such common shares as a capital asset within the meaning of Section 1221 of the Code.

The discussion below, as it relates to the material U.S. federal income tax consequences of holding common stock in the Combined Corporation, summarizes such consequences to certain holders (as specified below) of Combined Corporation common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, referred to herein as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the parent merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Colonial common shares that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•

persons that hold Colonial common shares (or, following the effective time of the parent merger, Combined Corporation common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	non-U.S. holders (as defined below);

•	U.S. holders whose “functional currency” is not the U.S. dollar; and

•

persons who acquired their Colonial common shares (or, following the effective time of the parent merger, Combined Corporation common stock) through the exercise of an employee stock option or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Colonial common shares (or, following the effective time of the parent merger, of the Combined Corporation common stock) that is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Colonial common shares other than a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Colonial common shares (or, following the parent merger, Combined Corporation common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Colonial common shares (or, following the parent merger, the Combined Corporation common stock), and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the parent merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE PARENT MERGER AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COLONIAL COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PARENT MERGER, THE OWNERSHIP OF COMMON STOCK OF THE COMBINED CORPORATION, AND THE COMBINED CORPORATION’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Counsel Regarding the Parent Merger

It is a condition to the completion of the parent merger that Hogan Lovells US LLP (or other counsel to Colonial reasonably acceptable to MAA) and Goodwin Procter LLP (or other counsel to MAA reasonably acceptable to Colonial) each renders a tax opinion to its client to the effect that the parent merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Hogan Lovells US LLP and Goodwin Procter LLP counsel are providing opinions to Colonial and MAA, respectively, to similar effect in connection with the filing of this Registration Statement. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Colonial and MAA regarding factual matters (including those contained in tax representation letters provided by Colonial and MAA), and covenants undertaken by Colonial and MAA. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the parent merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or will be requested in connection with the parent merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

As noted and subject to the qualifications above, in the opinion of Hogan Lovells US LLP and Goodwin Procter LLP, the parent merger of Colonial with and into MAA will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•	Colonial will not recognize any gain or loss as a result of the parent merger.

•

A U.S. holder will not recognize any gain or loss upon receipt of common stock of the Combined Corporation in exchange for its Colonial common shares in connection with the parent merger, except with respect to cash received in lieu of fractional shares of the Combined Corporation common stock, as discussed below.

•	A U.S. holder will have an aggregate tax basis in the Combined Corporation common stock received in the parent merger equal to the U.S. holder’s aggregate tax basis in its Colonial common shares surrendered pursuant to the parent merger, reduced by the portion of the U.S. holder’s tax basis in its Colonial common shares surrendered in the parent merger that is allocable to a fractional share of Combined Corporation common stock. If a U.S. holder acquired any of its shares of Colonial common shares at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of the Combined Corporation common stock received in the parent merger. U.S. holders that hold multiple blocks of Colonial common shares should consult their tax advisors regarding the proper allocation of their basis among shares of Combined Corporation common stock received in the parent merger under these Treasury Regulations.

•

The holding period of the Combined Corporation common stock received by a U.S. holder in connection with the parent merger will include the holding period of the Colonial common shares surrendered in connection with the parent merger.

•

Cash received by a U.S. holder in lieu of a fractional share of Combined Corporation common stock in the parent merger will be treated as if such fractional share had been issued in connection with the parent merger and then redeemed by the Combined Corporation, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

U.S. Federal Income Tax Consequences of the Parent Merger to Colonial and Colonial Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization

If the parent merger fails to qualify as a reorganization, then a Colonial shareholder generally would recognize gain or loss, as applicable, equal to the difference between:

•

the sum of the fair market value of the Combined Corporation common stock and cash in lieu of fractional shares of Combined Corporation common stock received by the Colonial shareholder in the parent merger; and

•	the Colonial shareholder’s adjusted tax basis in its Colonial common shares.

If the parent merger fails to qualify as a reorganization, so long as Colonial qualified as a REIT at the time of the parent merger, Colonial generally would not incur a U.S. federal income tax liability so long as Colonial has made distributions (which would be deemed to include for this purpose the fair market value of the Combined Corporation common stock issued pursuant to the parent merger) to Colonial shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to the Combined Corporation. In the event that such distributions were not sufficient to eliminate all of Colonial’s tax liability as a result of the deemed sale of its assets to Colonial, the Combined Corporation would be liable for any remaining tax owed by Colonial as a result of the parent merger.

Under the “investment company” rules under Section 368 of the Code, if both MAA and Colonial are “investment companies” under such rules, the failure of either Colonial or MAA to qualify as a REIT could cause the parent merger to be taxable to Colonial or MAA, respectively, and its shareholders.

If the parent merger fails to qualify as a reorganization and Colonial did not qualify as a REIT at the time of the parent merger, Colonial would generally recognize gain or loss on the deemed transfer of its assets to the Combined Corporation and the Combined Corporation, as its successor, could incur a very significant current tax liability and may be unable to qualify as a REIT.

If the parent merger fails to qualify as a reorganization as a result of MAA failing to qualify as a REIT at the time of the parent merger as a result of the “investment company” rules under Section 368 of the Code, it is possible that MAA might be treated, for certain purposes, as transferring its assets to Colonial in a taxable transaction in exchange for Combined Corporation common stock, followed by a deemed liquidation of MAA and a liquidating distribution of such Combined Corporation stock to MAA shareholders. In such a case, the Combined Corporation, as successor to MAA, may incur a very significant current tax liability and may be unable to qualify as a REIT.

Backup Withholding

Certain U.S. holders of Colonial common shares may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the parent merger. Backup withholding generally will not apply, however, to a U.S. holder of Colonial common shares that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of Colonial and MAA

It is a condition to the obligation of MAA to complete the parent merger that MAA receive an opinion from Hogan Lovells US LLP (or other counsel to Colonial reasonably acceptable to MAA) to the effect that, for all taxable years commencing with Colonial’s taxable year ended December 31, 2004 through its taxable year which ends with the parent merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (including an exception for the consequences of the partnership merger). The opinion of Hogan Lovells US LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Colonial and MAA regarding factual matters (including those contained in tax representation letters provided by Colonial and MAA), and covenants undertaken by Colonial and MAA, relating to the organization and operation of Colonial and its subsidiaries and MAA (and the Combined Corporation) and their subsidiaries.

It is a condition to the obligation of Colonial to complete the parent merger that Colonial receive an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or other counsel to MAA reasonably acceptable to Colonial) to the effect that, for all taxable years commencing with MAA’s taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current, and intended future organization and operations will permit MAA (as the Combined Corporation) to continue to qualify for taxation as a REIT under the Code for its taxable year that includes the parent merger and thereafter. The opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Colonial and MAA regarding factual matters (including those contained in tax representation letters provided by Colonial and MAA), and covenants undertaken by Colonial and MAA, relating to the organization and operation of Colonial and its subsidiaries and MAA (and the Combined Corporation) and their subsidiaries.

Neither of the opinions described above will be binding on the IRS or the courts. The Combined Corporation intends to continue to operate in a manner to qualify as a REIT following the parent merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Corporation, there can be no assurance that the actual operating results of the Combined Corporation will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Colonial

If Colonial failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Colonial would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the parent merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Corporation would be subject to tax on the built-in gain on each Colonial asset existing at the time of the parent merger if the Combined Corporation were to dispose of the Colonial asset for up to ten years following the parent merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale. Moreover, even if Colonial qualified as a REIT at all relevant times, the Combined Corporation similarly would be liable for other unpaid taxes (if any) of Colonial (such as the 100% tax on gains from any sales treated as “prohibited transactions” as discussed below in the discussion of the Combined Corporation’s status as a REIT). Moreover, and irrespective of whether Colonial qualified as a REIT, if Colonial were to incur tax liabilities as a result of the failure of the parent merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, those tax liabilities would, as described above, be transferred to the Combined Corporation as a result of the parent merger.

Furthermore, after the parent merger and the partnership mergers the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Corporation, including the assets the Combined Corporation acquires from Colonial, and to all of the gross income of the Combined Corporation, including the income derived from the assets the Combined Corporation acquires from Colonial. As a result, the nature of the assets that the Combined Corporation acquires from Colonial and the gross income the Combined Corporation derives will be taken into account in determining the qualification of the Combined Corporation as a REIT. See “U.S. Federal Income Tax Consequences of the Parent Merger to Colonial and Colonial Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization” above.

Qualification as a REIT requires Colonial to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to Colonial. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of Colonial.

Tax Liabilities and Attributes of MAA

If MAA failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, MAA would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, MAA (and the Combined Corporation) would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred. See “U.S. Federal Income Tax Consequences of the Parent Merger to Colonial and Colonial Shareholders (or MAA or MAA Shareholders) if the Parent Merger Does Not Qualify as a Reorganization” above.

Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Corporation Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of MAA to be taxed as a REIT and the ownership of common stock of the Combined Corporation. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations. Except as specifically noted, this discussion does not cover differences between current law and prior law applicable to REITs.

Taxation of REITs in General

MAA elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1994. MAA believes that it has been organized and operated in a manner which allows MAA and the Combined Corporation to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 1994. MAA currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that MAA has been organized and has operated, or that the Combined Corporation will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

Provided the Combined Corporation qualifies for taxation as a REIT, the Combined Corporation generally will be allowed to deduct dividends paid to its shareholders, and, as a result, the Combined Corporation generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its shareholders. The Combined Corporation expects to make distributions to its shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if the Combined Corporation qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	The Combined Corporation will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	The Combined Corporation may be subject to the “alternative minimum tax”;

•

The Combined Corporation may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it);

•

The Combined Corporation will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by the Combined Corporation for at least two years and certain other requirements are satisfied;

•

If the Combined Corporation fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, the Combined Corporation will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

•

If the Combined Corporation fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “—Qualification as a REIT—Asset Tests,” then the Combined Corporation will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•	If the Combined Corporation fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Qualification as a REIT—Income Tests” and

“—Qualification as a REIT—Asset Tests,” respectively, and the Combined Corporation qualifies for a reasonable cause exception, then the Combined Corporation will have to pay a penalty equal to $50,000 for each such failure;

•	The Combined Corporation will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

•

The Combined Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if the Combined Corporation fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements”;

•

If the Combined Corporation acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in the Combined Corporation’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset (or five year period for assets disposed of in calendar years 2012 and 2013), then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which the Combined Corporation acquires the asset from the C corporation. The forgoing rules would apply to the assets acquired from Colonial in the parent merger if Colonial failed to qualify as a REIT for a period prior to the parent merger, the parent merger nonetheless qualified as a reorganization under Section 368(a) of the Code, and the Combined Corporation sold such assets within the applicable recognition periods. The IRS has issued proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code. The proposed Treasury Regulations described above will not be effective unless they are issued in their final form, and as of the date of this joint proxy statement/prospectus it is not possible to determine whether the proposed regulations will be finalized in their current form or at all;

•

The Combined Corporation will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to the Combined Corporation that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by the Combined Corporation’s TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, the Combined Corporation and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. The Combined Corporation could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General. The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.

Ownership Tests. Commencing with the Combined Corporation’s second REIT taxable year, (i) the beneficial ownership of the Combined Corporation common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Combined Corporation’s shares may be owned, directly or indirectly, by or for five or fewer individuals, which we refer to as the 5/50 Test. Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.

The Combined Corporation’s charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, the Combined Corporation will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.

Ownership of Interests in Entities Treated as Partnerships for U.S. Federal Income Tax Purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes (generally including any domestic unincorporated entity with two or more owners that has not elected to be taxed as a corporation and is not a “publicly traded partnership” or a “taxable mortgage pool”) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income, based on its interest in partnership capital. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, so long as MAA LP qualifies as a partnership for U.S. federal income tax purposes, the Combined Corporation’s proportionate share of the assets and items of income of MAA LP, including MAA LP’s share of assets and items of income of any subsidiaries that are partnerships for U.S. federal income tax purposes, are treated as assets and items of income of the Combined Corporation for purposes of applying the REIT income and asset tests described below. Unless otherwise noted, references to “partnership” in this discussion include any entity that is treated as a partnership for U.S. federal income tax purposes.

Ownership of Interests in Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (discussed below), all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests. In order to maintain qualification as a REIT, the Combined Corporation must annually satisfy two gross income requirements. First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments.

Second, in general, at least 95% of the Combined Corporation’s gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

Rents the Combined Corporation receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT’s stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, the Combined Corporation may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Combined Corporation’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

The Combined Corporation does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. The Combined Corporation also does not intend to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.

If the Combined Corporation fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in “—Taxation of REITs in General,” even if these relief provisions were to apply, the Combined Corporation would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.

Asset Tests. At the close of each quarter of its taxable year, the Combined Corporation must also satisfy four tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer’s securities owned by the Combined Corporation may not exceed 5% of the value of its total assets and (ii) the Combined Corporation may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of the Combined Corporation’s interest as a partner in such partnership (based on its proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which the Combined Corporation owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT’s total assets (20% in the case of taxable years beginning prior to January 1, 2009). Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies.

The Combined Corporation will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, the Combined Corporation will not lose its REIT status if one of the following exceptions applies:

•

the Combined Corporation satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	the Combined Corporation eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

•

De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of the Combined Corporation’s assets at the end of the quarter in which the failure occurred and $10 million), and the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which the Combined Corporation’s identification of the failure occurred; or

•

General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) the Combined Corporation files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred, and (v) the Combined Corporation pays an excise tax as described above in “—Taxation of REITs in General.”

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% gross income tests. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Debt Instruments. The Combined Corporation may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If a REIT receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. Under IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent the Combined Corporation acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit the Combined Corporation’s ability to acquire mezzanine loans that it might otherwise desire to acquire.

Interests in a REMIC generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then the Combined Corporation will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of the Combined Corporation’s interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

Hedging Transactions. The Combined Corporation may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction entered into after July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). In the case of a hedging transaction entered into on or prior to July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, the income from such transaction shall be excluded from the 95% income test, but shall be nonqualifying income for the 75% test, provided the hedging transaction is entered into to hedge debt incurred or to be incurred to acquire real estate assets. To the extent the Combined Corporation enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Foreign Investments. To the extent that the Combined Corporation holds or acquires any investments and, accordingly, pay taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, the Combined Corporation’s shareholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.

Qualified Temporary Investment Income. Income derived by the Combined Corporation from certain types of temporary share and debt investments made with the proceeds of sales of the Combined Corporation’s stock or certain public debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes

“qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from such investments will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above. Also, for purposes of the REIT asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to such temporary investment of new capital, but only if such property is comprised of shares or debt instruments, and only for the one-year period beginning on the date the REIT receives such new capital.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Corporation must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. The Combined Corporation generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before the Combined Corporation timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that the Combined Corporation does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if the Combined Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, the Combined Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Corporation will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends the Combined Corporation pays must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, the Combined Corporation must treat every shareholder of the class of shares with respect to which it makes a distribution the same as every other shareholder of that class, and the Combined Corporation must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, the Combined Corporation could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends. Accordingly, the Combined Corporation intends to pay dividends pro rata within each class, and to abide by the rights and preferences of each class.

The Combined Corporation may retain and pay income tax on net long-term capital gains received during the tax year. To the extent the Combined Corporation so elects, (i) each shareholder must include in its income (as long-term capital gain) its proportionate share of the Combined Corporation’s undistributed long-term capital gains, (ii) each shareholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by the Combined Corporation on the undistributed long-term capital gains, and (iii) each shareholder’s basis in its shares of the Combined Corporation’s stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.

To qualify as a REIT, the Combined Corporation may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event the Combined

Corporation accumulates any non-REIT earnings and profits, the Combined Corporation intends to distribute its non-REIT earnings and profits before the end of its first REIT taxable year to comply with this requirement.

Failure to Qualify

If the Combined Corporation fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, the Combined Corporation generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Combined Corporation pays a penalty of $50,000 with respect to such failure.

If the Combined Corporation fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Combined Corporation generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Combined Corporation’s shareholders in any year in which the Combined Corporation fails to qualify as a REIT will not be deductible by the Combined Corporation nor will they be required to be made. In such event, to the extent of the Combined Corporation’s current or accumulated earnings and profits, all distributions to its shareholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction, and individual, trust and estate shareholders may be eligible to treat the dividends received from the Combined Corporation as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, the Combined Corporation also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.

The Combined Corporation’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Although the Combined Corporation intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.

Prohibited Transactions Tax

Any gain realized by the Combined Corporation on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

The Combined Corporation may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

To avoid a monetary penalty, the Combined Corporation must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares.

Investments in TRSs

The Combined Corporation may own one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that the Combined Corporation’s TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Combined Corporation will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Combined Corporation without jeopardizing the Combined Corporation’s qualification as a REIT. Certain payments made by any of the Combined Corporation’s TRSs to the Combined Corporation may not be deductible by the TRS (which could materially increase the TRS’s taxable income), and certain direct or indirect payments made by any of the Combined Corporation’s TRS to the Combined Corporation may be subject to 100% tax. In addition, subject to certain safe harbors, the Combined Corporation generally will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS (and amounts protected from the 100% tax by reason of such safe harbor may nonetheless be reapportioned under Section 482).

Distributions that the Combined Corporation receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.

REIT Subsidiaries

MAA LP may hold interests in one or more subsidiaries intended to qualify as REITs. Any such subsidiary REITs would need to satisfy the various REIT requirements discussed above on a stand-alone basis. Stock of any subsidiary qualifying as REIT will be a qualifying real estate asset for purposes of the assets tests , and any dividends received by the Combined Corporation from a subsidiary qualifying as a REIT and gains from sales of such subsidiary’s stock will be qualifying income for purposes of both the 95% and 75% gross income tests. If a subsidiary intended to qualify as a REIT failed to so qualify, the Combined Corporation would be treated as holding stock of a non-REIT, non-TRS corporate subsidiary, which could jeopardize the Combined Corporation’s status as a REIT.

Tax Aspects of MAA LP

In General. The Combined Corporation will own all or substantially all of its assets through MAA LP, and MAA LP in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, the Combined Corporation expects that MAA LP and the partnership and limited liability company subsidiaries MAA LP will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. The Combined Corporation includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, the Combined Corporation includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes based on its capital interests. See “—Taxation of REITs in General.”

The Combined Corporation’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent the Combined Corporation from satisfying the REIT asset tests and/or the REIT income tests. See “—Qualification as a REIT—Asset Tests” and “—Qualification as a REIT—Income Tests.” This, in turn, could prevent the Combined Corporation from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of the Combined Corporation’s failure to meet these tests for a taxable year.

MAA believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of MAA LP” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

MAA LP currently takes the reporting position for U.S. federal income tax purposes that it is not a publicly traded partnership, and the Combined Corporation and MAA LP expect to continue to take that position after the partnership merger. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. MAA and MAA LP believe that MAA LP will qualify for at least one of these safe harbors at all times in the foreseeable future, but cannot provide any assurance that MAA LP will continue to qualify for one of the safe harbors mentioned above.

If MAA LP is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. MAA and MAA LP believe that MAA LP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, MAA and MAA LP do not believe that these differences have caused or will cause MAA LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Combined Corporation owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the “carryover” tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “Book-Tax Difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a Book-Tax Difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time-to-time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of Book-Tax Differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

Contributions of appreciated property have been made to each of MAA LP and Colonial LP, and MAA LP may accept additional contributions from limited partners following the partnership merger. In addition, it is intended that, in connection with the partnership merger, Colonial LP be treated as contributing its properties to MAA LP in exchange for units in MAA LP and then distributing such units to the partners of Colonial LP in liquidation of Colonial LP. Moreover, the book value of the assets owned by MAA LP immediately prior to the partnership merger will be restated to current fair market value in connection with the partnership merger, thereby creating additional Book-Tax Differences. Consequently, the agreement of limited partnership of MAA LP will require such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations, the carryover basis of contributed assets in the hands of MAA LP and the absence of a basis step up in the partnership merger, certain partners of MAA LP (including the Combined Corporation) will be allocated lower amounts of depreciation and other deductions for tax purpose, and possibly greater amounts of taxable income in the event of sales, as compared to the partner’s share of such items for economic or book purposes. Thus, these rules may cause the Combined Corporation to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Qualification as a REIT—Annual Distribution Requirements.”

U.S Federal Income Tax Considerations for U.S. Holders of the Combined Corporation Common Stock

Distributions. Distributions by the Combined Corporation, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. The Combined Corporation’s ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income the Combined Corporation receives from C corporations, including its TRSs, (ii) the Combined Corporation’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided the Combined Corporation properly designates the distributions as qualified dividend income. The Combined Corporation does not anticipate distributing a significant amount of qualified dividend income.

To the extent that the Combined Corporation makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by the Combined Corporation in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by the Combined Corporation and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Combined Corporation’s actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if the Combined Corporation incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporate U.S. holders.

The REIT provisions of the Code do not require the Combined Corporation to distribute its long-term capital gain, and the Combined Corporation may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If the Combined Corporation so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as the Combined Corporation may designate. A U.S. holder would be deemed to have paid its share of the tax paid by the Combined Corporation on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Combined Corporation) included in the U.S. holder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations. The Combined Corporation’s distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, the Combined Corporation’s dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of the Combined Corporation common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of the Combined Corporation’s net operating or net capital losses.

Sale or Disposition of Common Stock. In general, any gain or loss realized upon a taxable disposition of shares of the Combined Corporation common stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from the Combined Corporation, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of the Combined Corporation common stock may be disallowed if other shares of its common stock are purchased within 30 days before or after the disposition.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s filing status). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of the Combined Corporation. Prospective U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of the Combined Corporation common stock.

Taxation of U.S. Tax-Exempt Holders

In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Distributions that the Combined Corporation makes to a tax-exempt employee pension trust or other domestic tax-exempt holder or gains from the disposition of the Combined Corporation’s shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the holder has borrowed to acquire or carry its shares). However, if the Combined Corporation is a “pension-held REIT,” this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of the Combined Corporation’s shares. The Combined Corporation will be treated as a “pension-held REIT” if (i) treating qualified trusts as individuals would cause the Combined Corporation to fail the 5/50 Test (as defined above) and (ii) the Combined Corporation is “predominantly held” by certain pension trusts. The Combined Corporation will be “predominantly held” if either (i) a single such pension trust holds more than 25% by value of the Combined Corporation’s shares or (ii) one or more such pension trusts, each owning more than 10% by value of the Combined Corporation’s shares, hold in the aggregate more than 50% by value of the Combined Corporation’s shares. In the event the Combined Corporation is a pension-held REIT, the percentage of any dividend received from it treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by it (treating it as if it were a qualified trust and, therefore, subject to tax on UBTI) to (b) its total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. There can be no assurance that the Combined Corporation will not be treated as a pension-held REIT. Before making an investment in shares of the Combined Corporation common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in shares of the Combined Corporation’s common stock.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Corporation as UBTI. Before making an investment in shares of the Combined Corporation common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in the Combined Corporation’s shares.

Taxation of Non-U.S. Holders.

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of common stock of the Combined Corporation applicable to non-U.S. holders. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be material for non-U.S. holders and is for general information only.

Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the Combined Corporation’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates do not apply to dividends from REITs.

In cases where the dividend income from a non-U.S. holder’s investment in the Combined Corporation common stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. The Combined Corporation plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Dispositions of Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with the Combined Corporation any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with the Combined Corporation an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that the Combined Corporation distributes to non-U.S. holders and gains non-U.S. holders recognize with respect to Combined Corporation shares are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under “—Dispositions of Common Stock.”

Non-Dividend Distributions. Distributions by the Combined Corporation to non-U.S. holders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed the Combined Corporation’s earnings and profits will be a non-taxable return of the non-U.S. holder’s basis in its shares and, to the extent in excess of the non-U.S. holder’s basis, gain from the disposition of such shares, the tax treatment of which is described below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed the Combined Corporation’s earnings and profits, the distribution may be subject to withholding at the rate applicable to dividends. A non-U.S. holder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. holder’s actual U.S. federal income tax liability. If the Combined Corporation’s stock constitutes a U.S. real property interest, distributions in excess of the sum of the Combined Corporation’s earnings and profits plus the non-U.S. holder’s adjusted tax basis in the stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder’s share of the Combined Corporation’s earnings and profits. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Capital Gain Dividends. Under FIRPTA, subject to the discussion below for 5% or smaller holders of regularly traded classes of stock, a distribution made by the Combined Corporation to a non-U.S. holder attributable to gains from dispositions of U.S. real property interests held by the Combined Corporation (directly or through pass-through subsidiaries) must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. holder. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Such gains are subject to federal income tax at the rates applicable to U.S. holders and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). The Combined Corporation is required to withhold tax at a 35% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Notwithstanding the foregoing discussion, capital gain dividends distributed to a non-U.S. holder who did not at any time during the one year period ending on the date of the distribution own more than 5% of a class of shares that is regularly traded on an established securities market located in the U.S. will not be subject to FIRPTA, but will be treated as ordinary dividends subject to the rules discussed above under “—Ordinary Dividends.”

Capital gain dividends that are not attributable to sales or exchanges of U.S. real property interests, generally are not subject to U.S. federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the non-U.S. holder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) such non-U.S. holder was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case a 30% withholding tax would apply to the dividend.

However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require the Combined Corporation to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Dispositions of Common Stock. Unless FIRPTA applies, or as otherwise set forth below, a sale or exchange of Combined Corporation shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation. FIRPTA applies only if shares of the Combined Corporation common stock constitute a U.S. real property interest.

The Combined Corporation common stock will not constitute a U.S. real property interest if the Combined Corporation is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Because the Combined Corporation common stock will be publicly traded, no assurance can be given that the Combined Corporation will be, or that if it is it will remain, a domestically controlled qualified investment entity.

In the event that the Combined Corporation does not constitute a domestically controlled qualified investment entity, a non-U.S. holder’s sale of the Combined Corporation common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of the Combined Corporation common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. holder owned, actually or constructively, 5% or less of the Combined Corporation’s outstanding common stock during the five-year period ending on the date of the sale or exchange (or, if shorter, the period during which the non-U.S. holder held the stock).

In addition, even if the Combined Corporation is a domestically controlled qualified investment entity, upon disposition of shares of the Combined Corporation, a non-U.S. holder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. holder (1) disposes of an interest in the Combined Corporation’s shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of the Combined Corporation common stock within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 5% regularly traded test described above is satisfied with respect to the non-U.S. holder.

If gain on the sale of shares of the Combined Corporation common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of the Combined Corporation common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding Tax

The Combined Corporation will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

The Combined Corporation will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Withholding and Reporting Requirements under FATCA

The Foreign Account Tax Compliance Act provisions of the Code, enacted in 2010, which we refer to as FATCA, impose withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of Combined Corporation stock paid to certain foreign entities unless various information reporting requirements are satisfied. Because the Combined Corporation may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules the Combined Corporation may treat the entire distribution as a dividend. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.

For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation (as modified pursuant to subsequent guidance) on withholdable payments to foreign financial institutions and non-financial foreign entities would apply after December 31, 2016 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and would apply after June 30, 2014 with respect to other withholdable payments.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Combined Corporation and its shareholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in the Combined Corporation common stock.

State, Local and Foreign Tax

The Combined Corporation may be subject to state, local and foreign tax in states, localities and foreign countries in which it does business or owns property. The tax treatment applicable to the Combined Corporation and its shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

Accounting Treatment

MAA prepares its financial statements in accordance with GAAP. The parent merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that MAA is the entity issuing the equity securities, that continuing MAA equity holders will own approximately 56% of the issued and outstanding common shares of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units issued by MAA LP to former limited partners of Colonial LP to shares of Combined Corporation common stock, and that MAA board members and senior management will represent the majority of the board and senior management of the Combined Corporation, and based on the terms of the parent merger, with Colonial shareholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, MAA is considered the acquirer for accounting purposes. Therefore, MAA will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of Colonial, and MAA will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the parent merger.

Exchange of Shares in the Parent Merger

MAA has appointed American Stock Transfer & Trust Company, or the exchange agent, to act as the exchange agent for the exchange of Colonial common shares for shares of MAA common stock. As promptly as practicable after the effective time of the parent merger, the exchange agent will send to each holder of record of Colonial common shares at the effective time of the parent merger who holds Colonial common shares in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of Colonial common share certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of share certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a Colonial shareholder will receive any whole shares of MAA common stock such holder is entitled to receive and cash in lieu of any fractional shares of MAA common stock such holder is entitled to receive. After the effective time of the parent merger, Colonial will not register any transfers of Colonial common shares.

MAA shareholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

Each company plans to continue its current dividend policy until the closing of the mergers, except that MAA and Colonial will coordinate so that their respective quarterly dividends declared following the execution of the merger agreement will have the same payment dates and record dates. MAA currently pays a quarterly dividend equating to $0.695 per share and Colonial currently pays a quarterly dividend equating to $0.21 per share. Following the closing of the mergers, MAA expects to continue its current dividend policy for shareholders of the Combined Corporation, subject to the discretion of the Combined Corporation’s board of directors, which reserves the right to change the Combined Corporation’s dividend policy at any time and for any reason. See “Risk Factors—Risks Related to an Investment in the Combined Corporation’s Common Stock—The Combined Corporation cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by MAA and Colonial” on page 38.

Listing of MAA Common Stock

It is a condition to the completion of the mergers that the shares of MAA common stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Colonial Common Shares

After the parent merger is completed, the Colonial common shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Mergers

On June 19, 2013, a putative class action lawsuit was filed in the Circuit Court for Jefferson County, Alabama against Colonial and purportedly on behalf of a proposed class of all Colonial shareholders captioned Williams v. Colonial Properties Trust, et al. (the “State Litigation”). A derivative claim purportedly on behalf of Colonial was also asserted in the State Litigation. The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial, LP, MAA, MAA LP and OP Merger Sub and alleges that the Colonial trustees breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that the defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief.

On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty and, even if it did, such claims would also be derivative and not direct. The Court scheduled a motions hearing for August 8, 2013, which was continued on the request of the parties to the State Litigation to August 14, 2013 to facilitate settlement discussions. In the meantime, on August 2, 2013, plaintiff filed an amended complaint that re-asserted plaintiff’s earlier claims and added a new claim that the Colonial trustees breached their alleged duty of candor by not providing Colonial shareholders full and complete disclosures regarding the merger.

On August 14, 2013, prior to the Court’s scheduled hearing, the parties to the State Litigation reached an agreement in principle to settle the State Litigation, in which (a) defendants agreed to make certain additional disclosures in this joint proxy statement/prospectus, and (b) the parties agreed that they would use their best efforts to agree upon, execute and present to the Court a stipulation of settlement which would, among other things, (i) provide for the conditional certification of a non-opt out settlement class pursuant to Alabama Rules of Civil Procedure 23(b)(1) and (b)(2) consisting generally of all record and beneficial holders of the common stock of Colonial from June 3, 2013 through and including the date of the closing of the parent merger (the “Settlement Class”); (ii) release all claims that members of the Settlement Class may have that were alleged in the State Litigation or otherwise arising out of or relating in any manner to the parent merger (except Colonial shareholders’ statutory dissenters’ rights, see “Dissenters’ Rights” beginning on page 177), and (iii) dismiss the State Litigation with prejudice. The proposed settlement also provides that the defendants will not oppose a request to the Court by plaintiff’s counsel for attorney’s fees up to an immaterial amount agreed to by the parties and is subject to, among other things, confirmatory discovery, agreement to a stipulation of settlement, and final court approval following notice to the Settlement Class. The parties reported the proposed settlement to the Court on August 14, 2013, and the Court ordered a stay of all proceedings (except those related to settlement). Colonial and MAA management believe that the allegations in the amended complaint are without merit and that the disclosures made prior to the settlement are adequate under the law but wish to settle the State Litigation in order to avoid the cost and distraction of further litigation. In the event that the stipulation of settlement is not approved by the Court, the defendants intend to vigorously defend the State Litigation.

On August 20, 2013, a purported Colonial shareholder filed an individual lawsuit in the United States District Court for the Northern District of Alabama against Colonial captioned Kempen v. Colonial Properties Trust, et al. (the “Federal Litigation”). The complaint names as defendants Colonial, the members of the Colonial board of trustees, Colonial LP, MAA, MAA LP and OP Merger Sub, and alleges that all defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder because the joint proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC on July 19, 2013 is allegedly materially misleading, depriving plaintiff of making a fully informed decision regarding his vote on the parent merger. The complaint alleges that defendants misrepresented or omitted material facts concerning Colonial’s projections, the financial analyses of Colonial’s financial advisor, conflicts of interest affecting defendants and Colonial’s financial advisor, and the process employed by the Colonial trustees leading up to the decision to approve and recommend the parent merger. Plaintiff seeks an order enjoining the consummation of the mergers, rescission of the mergers in the event they are consummated or awarding Plaintiff rescissory damages, and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees. Colonial and MAA management believe that the allegations in the complaint are without merit and intend to vigorously defend the Federal Litigation.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a shareholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. MAA and Colonial urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about MAA or Colonial. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of MAA and Colonial filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of MAA and Colonial file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

MAA and Colonial acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the combination of Colonial and MAA through the merger of Colonial with and into MAA, with MAA surviving the parent merger upon the terms and subject to the conditions set forth in the merger agreement. The parent merger will become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the articles of merger have been accepted for record by the Secretary of State of the State of Tennessee or at a later date and time agreed to by MAA and Colonial (not to exceed 30 days from the date the articles of merger are accepted for record). The merger agreement also provides for the merger, prior to the parent merger, of OP Merger Sub, a subsidiary of MAA LP, with and into Colonial LP with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP. The partnership merger will become effective upon such time as the certificate of merger has been filed with the Secretary of State for the State of Delaware or at a later date and time agreed to by MAA and Colonial (not to exceed 30 days from the date the certificate of merger is accepted for record). MAA and Colonial have agreed to cause the effective time of the partnership merger to occur prior to the effective time of the parent merger.

The merger agreement provides that the closing of the parent merger will take place at the date and time mutually agreed upon by MAA and Colonial but in no event later than the third business day following the date on which the last of the conditions to closing of the parent merger (described below under “—Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the parent merger, but subject to the satisfaction or waiver of those conditions), although MAA may elect in its reasonable discretion to accelerate or delay the date of closing to the last business day of the month in which the last of the conditions to closing of the parent merger have been satisfied or waived (provided the date of closing does not occur less than two business days and no more than 15 calendar days after the date on which all conditions to closing have been satisfied or waived).

The MAA parties and the Colonial parties have agreed to cooperate reasonably with each other to consider any reasonable changes requested by the other parties regarding the structure of the mergers and the other transactions contemplated by the merger agreement so long as the changes do not have certain effects.

Organizational Documents of the Combined Corporation

The MAA charter and MAA bylaws as in effect immediately prior to the effective time of the parent merger will continue to be in effect following the parent merger as the charter and bylaws of the Combined Corporation.

MAA has agreed to cause the limited partnership agreement of MAA LP to be amended and restated in all material respects in the form attached to this joint proxy statement/prospectus as Annex I no later than the effective time of the partnership merger and the limited partnership agreement of MAA LP, as so amended and restated, will be the limited partnership agreement of MAA LP following the partnership merger.

Board of Directors of the Combined Corporation

Immediately following the effective time of the parent merger, the MAA Board will be increased to 12 members, with the seven current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. The MAA Board will fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, which members are referred to herein as the Colonial designees, to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). The Colonial designees will be nominated by the MAA Board for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Merger Consideration; Effects of the Parent Merger and the Partnership Merger

Merger Consideration

At the effective time of the parent merger and by virtue of the parent merger, each outstanding Colonial common share (other than shares held by any wholly owned subsidiary of Colonial or by MAA or any of its subsidiaries and other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable law) will be converted into the right to receive 0.360, which is referred to herein as the exchange ratio, shares of MAA common stock, which is referred to herein as the merger consideration. No fractional shares of MAA common stock will be issued. Instead of fractional shares, Colonial shareholders will receive cash, without interest, in an amount determined by multiplying the fractional interest of MAA common stock to which the holder would otherwise be entitled by the volume weighted average price of MAA common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg.

At the effective time of the partnership merger, each outstanding limited partnership unit in Colonial LP will automatically be converted into 0.360 limited partnership units in MAA LP and Colonial LP will become an indirect wholly owned subsidiary of MAA LP.

Procedures for Surrendering Colonial Share Certificates

The conversion of Colonial common shares into the right to receive the merger consideration will occur automatically at the effective time of the parent merger. In accordance with the merger agreement, MAA has appointed an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. At the effective time of the parent merger, the Combined Corporation will deliver to the exchange agent evidence of the MAA common stock in book-entry form sufficient to pay the merger consideration and cash in an amount sufficient to pay for any fractional shares. As soon as reasonably practicable after the effective time, but in no event later than two business days thereafter, the Combined Corporation will cause the exchange agent to mail (and make available for collection by hand) to each record holder of Colonial common shares, a letter of transmittal and instructions explaining how to surrender Colonial common share certificates to the exchange agent.

Each Colonial shareholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each Colonial shareholder that holds book-entry Colonial common shares, will receive the merger consideration due to such shareholder (including cash in lieu of any fractional shares). After the effective time of the parent merger, each certificate that previously represented Colonial common shares will only represent the right to receive the merger consideration into which those Colonial common shares have been converted.

Assumption of Colonial Equity Incentive Plans by MAA

At the effective time of the parent merger, the Combined Corporation will assume all outstanding options, whether or not exercisable, and restricted share awards subject to their current terms under the Colonial equity incentive plans, as adjusted for the exchange ratio. Each option so assumed by the Combined Corporation will continue to have the same terms and conditions (including vesting schedule) as were applicable under the Colonial equity incentive plans prior to the effective time of the parent merger.

As of the effective time of the parent merger, all Colonial common shares subject to vesting and other restrictions under the Colonial equity incentive plans will convert into the right to receive shares of Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to such shares of Colonial restricted shares immediately prior to the effective time of the parent merger, as adjusted for the exchange ratio.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Dissenters’ Rights

Holders of Colonial common shares are entitled to dissent and demand payment for their shares at “fair value” plus accrued interest. See “Dissenters’ Rights” beginning on page 177. MAA’s obligation to close the mergers will be conditioned on holders of no more than 15% of Colonial common shares properly perfecting their right to dissent and demand cash payment for their shares.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the MAA parties, on the one hand, and the Colonial parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the mergers. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of MAA and Colonial filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of the MAA Parties

The merger agreement includes representations and warranties by the MAA parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since March 31, 2013;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of financial advisor;

•

shareholder vote required in order to approve the parent merger, approval of limited partners of MAA LP required in order to approve the partnership merger and the amended and restated MAA LP limited partnership agreement;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes; and

•	related party transactions.

Representations and Warranties of the Colonial Parties

The merger agreement includes representations and warranties by the Colonial parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since March 31, 2013;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of financial advisor;

•	shareholder vote required in order to approve the parent merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes; and

•	related party transactions.

Definition of “Material Adverse Effect”

Many of the representations of the MAA parties and the Colonial parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as the case may be, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties or the Colonial parties, as the case may be, to consummate the mergers in the manner contemplated by the merger agreement before December 31, 2013. However, for purposes of clause (i) above, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•

any failure of MAA or Colonial, as applicable, to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (except any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

•	any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal or regulatory conditions;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes, floods or other natural disasters;

•	any damage or destruction of any MAA or Colonial property that is substantially covered by insurance; or

•	changes in law or GAAP;

which, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, such changes do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, such changes do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as applicable, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and its subsidiaries, or Colonial and its subsidiaries, as applicable, operate or own or lease properties.

Covenants and Agreements

Conduct of Business of the Colonial Parties Pending the Partnership Merger

The Colonial parties have agreed to certain restrictions on them until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the Colonial parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material Colonial insurance policies, and (v) maintain the status of Colonial as a REIT. Without limiting the foregoing, the Colonial parties have also agreed that, subject to certain specified exceptions and except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Colonial or any of its subsidiaries (other than any wholly owned subsidiary);

•

declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in Colonial or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Colonial or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of Colonial’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Colonial’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase shares or restricted share award of Colonial common shares;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Colonial or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, trustees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•

waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Colonial or any Colonial subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	hire any officer of Colonial or promote or appoint any person to a position of officer of Colonial;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of Colonial’s trustees or officers;

•	enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the Colonial equity incentive plans or any bonus, incentive, performance or other compensation plan or arrangement;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•

enter into, or modify in a manner adverse to Colonial or MAA, any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of Colonial contained in its engagement letter with its financial advisor in a manner materially adverse to Colonial, any of its subsidiaries or MAA or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits Colonial from taking any action that, in the reasonable judgment of the Colonial Board, upon advice of counsel, is necessary for Colonial to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the partnership merger or to qualify or preserve certain tax status of Colonial subsidiaries, including making dividend or other distribution payments to shareholders of Colonial. In addition, the merger agreement permits Colonial LP to take any action as Colonial LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

Conduct of Business of the MAA Parties Pending the Partnership Merger

The MAA parties have agreed to certain restrictions on them until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with Colonial’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the MAA parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material MAA insurance policies and (v) maintain the status of MAA as a REIT. Without limiting the foregoing, the MAA parties have also agreed that, subject to certain specified exceptions and except with Colonial’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any of its subsidiaries (other than any wholly owned subsidiary);

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in MAA or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of MAA’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAA’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase shares of MAA common stock;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of MAA or any MAA subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	hire any officer of MAA or promote or appoint any person to a position of officer of MAA;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of MAA’s directors or officers;

•	enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the MAA equity incentive plans or any bonus, incentive, performance or other compensation plan or arrangement;

•	increase the size of the MAA Board beyond seven directors;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•

enter into, or modify in a manner adverse to MAA or Colonial, any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of MAA contained in its engagement letter with its financial advisor in a manner materially adverse to MAA, any of its subsidiaries or Colonial or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits MAA from taking any action that, in the reasonable judgment of the MAA Board, upon advice of counsel, is necessary for MAA to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the partnership merger or to qualify or preserve certain tax status of Colonial subsidiaries, including making dividend or other distribution payments to shareholders of MAA. In addition, the merger agreement permits MAA LP to take any action as MAA LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

No Solicitation of Transactions

Each of MAA and Colonial will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, trustees, directors or employees to, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal (as defined below), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, or (iv) propose publicly or agree to do any of the foregoing.

For the purposes of the merger agreement, “Acquisition Proposal” means any proposal, offer or transaction (other than a proposal or offer made by MAA or Colonial or their affiliates) for (i) any merger, consolidation, share exchange, business combination or similar transaction involving it or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its subsidiaries (including stock or other ownership interests of its subsidiaries) representing twenty percent (20%) or more of consolidated assets, as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of its voting power, (iv) any tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of its voting securities, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of its voting securities.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the parent merger at their respective shareholder meetings, each of the Colonial Board and the MAA Board is permitted, subject to first entering into a confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between MAA and Colonial, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after June 3, 2013 that did not result from a breach of the no solicitation provisions of the merger agreement and which the MAA Board or the Colonial Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), if and only to the extent that the MAA Board or the Colonial Board, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law. Colonial and MAA, as applicable, will provide the other party with a copy of any nonpublic information or data provided to a third party prior to or simultaneously with furnishing such information to such third party.

Each party must notify the other party promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries by any person that informs such party or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. The notice will be made orally and confirmed in writing, and will indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party will also promptly, and in any event within one business day, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person and keep the other party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

Except as described below, neither the MAA Board, the Colonial Board, nor any committee thereof, will withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the MAA Board or the Colonial Board, as applicable, or any such committee thereof with respect to the merger agreement or the transactions contemplated thereby, which is referred to herein as a Change in Recommendation.

Notwithstanding the foregoing, with respect to an Acquisition Proposal, the MAA Board or the Colonial Board, as applicable, may make a Change in Recommendation (and in the event that the MAA Board or the Colonial Board, as applicable, determines the Acquisition Proposal to be a Superior Proposal, terminate the merger agreement), if and only if (i) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of the no solicitation provisions of the merger agreement) is made to MAA or Colonial, as applicable, and is not withdrawn, (ii) the MAA Board or the Colonial Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the directors of MAA and the trustees of Colonial, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law, (iv) four business days, which is referred to herein as the notice period, has elapsed since the party proposing to take such action has given written notice to the other party advising the other party that it intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action, which is referred to as the notice of recommendation change, (v) during such notice period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (vi) the directors or trustees of the party proposing to take such action, following such notice period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable law. Upon any material amendment to the Superior Proposal giving rise to the notice, the notifying party is required to deliver a new notice and commence a new negotiation period of four business days.

For the purposes of the merger agreement, in circumstances not involving or relating to an Acquisition Proposal, the MAA Board or the Colonial Board, as applicable, may make a Change in Recommendation if and only if (i) a material development or change in circumstances has occurred or arisen after June 3, 2013 that was neither known to such party nor reasonably foreseeable as of June 3, 2013 (and which change or development does not relate to an Acquisition Proposal), (ii) the directors or trustees of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law, (iii) four business days, which is referred to herein as the intervening event notice period, will have elapsed since the party proposing to take such action has given a notice of recommendation change to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during the four business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (v) the directors or trustees, as applicable, of the party proposing to take such action, following such intervening event notice period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable law. In the event the MAA Board or the Colonial Board, as applicable, does not make a Change in Recommendation following such four business day period, but thereafter determines to make a Change in Recommendation in circumstances not involving an Acquisition Proposal, the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

For purposes of the merger agreement and with respect to an Acquisition Proposal, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a third party on terms that the MAA Board or the Colonial Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other relevant factors (including, without limitation, the identity of the person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of the merger agreement proposed by the other party in response to such proposal or otherwise), would, if consummated, be more favorable to MAA and its shareholders or Colonial and its shareholders, as applicable, from a financial point of view than the transactions contemplated by the merger agreement.

The merger agreement requires each of MAA and Colonial to, and to cause their respective subsidiaries to, immediately terminate any and all existing activities, discussions or negotiations with any third parties conducted prior to June 3, 2013 with respect to any Acquisition Proposal, and to agree that it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of MAA and Colonial further agrees that it will use its reasonable best efforts to promptly inform its and its subsidiaries’ respective representatives of these obligations.

Unless the merger agreement is terminated with respect to a Superior Proposal, notwithstanding a Change in Recommendation, each of Colonial and MAA has agreed to submit the adoption of the merger agreement to a vote of its respective shareholders. In addition, MAA and Colonial have agreed not to submit any Acquisition Proposal other than the mergers to a vote of its respective shareholders prior to the termination of the merger agreement.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Meetings

The merger agreement provides that MAA and Colonial will prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and MAA agreed to prepare and file a registration statement on Form S-4 with respect to the parent merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. MAA and Colonial also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the mergers.

Each of MAA and Colonial will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their shareholders entitled to vote at their respective shareholder meetings and to hold their respective shareholder meetings as soon as practicable after the Form S-4 is declared effective. Each of MAA and Colonial also will include in the joint proxy statement/prospectus its recommendation to its shareholders that they approve the parent merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its shareholder approval.

Efforts to Complete Transactions; Consents

Both MAA and Colonial will use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

MAA and Colonial will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Access to Information; Confidentiality

The merger agreement requires both MAA and Colonial to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of MAA and Colonial are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of MAA and Colonial will hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Each of MAA and Colonial will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Notification of Certain Matters; Transaction Litigation

MAA and Colonial will provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of MAA and Colonial will provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by December 31, 2013, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

Each of MAA and Colonial will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each will allow the other the opportunity to reasonably participate in the defense and settlement of any shareholder litigation and not to agree to a settlement of any shareholder litigation without the other’s consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

From and after the effective time of the parent merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation and MAA LP will jointly and severally indemnify and hold harmless, among others, any manager, director, officer, trustee or fiduciary of Colonial and its subsidiaries, against all losses, claims, damages, liabilities and costs pertaining to matters existing or occurring, or acts or omissions occurring at or prior to the effective time of the parent merger, including with respect to the transactions contemplated by the merger agreement to the fullest extent permitted under applicable law.

Prior to the effective time of the partnership merger, Colonial will purchase, and MAA will maintain, a “tail” prepaid insurance policy or policies with a claim period for six years from the effective time of the partnership merger for Colonial’s and its subsidiaries’ current and former trustees, directors, officers, agents and fiduciaries for facts or events that occurred at or prior to the effective time of the partnership merger with terms, conditions, coverage and amounts no less favorable than those of Colonial’s existing directors’ and officers’ liability insurance and fiduciary insurance.

If Colonial is unable to obtain a “tail” policy as of the effective time of the partnership merger, MAA must, at Colonial’s request, purchase and maintain in full force and effect, during the six year period following the effective time of the partnership merger, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with terms, conditions, coverage and amounts no less favorable than those of Colonial’s existing directors’ and officers’ liability insurance and fiduciary insurance.

Notwithstanding the foregoing, (i) neither Colonial, MAA nor the Combined Corporation will be required to pay annual premiums in excess of 300% of the current annual premium paid by Colonial for such insurance, and (ii) if the annual premiums exceed 300%, Colonial, MAA or the Combined Corporation will be permitted to obtain as much similar insurance as is possible for an annual premium equal to 300% of the current annual premium.

Public Announcements

Each of MAA and Colonial will, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, each of MAA and Colonial will, subject to certain exceptions, not to issue any press release or otherwise make a public statement without obtaining the other’s consent (not to be unreasonably withheld).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•

each of Colonial and MAA using its respective commercially reasonable efforts (before and, as relevant, after the effective time of the parent merger) to cause the parent merger to qualify as a reorganization under the Code;

•

each of Colonial and MAA taking all steps to ensure that any disposition of Colonial common shares and any acquisition of shares of MAA common stock in connection with the parent merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•

Colonial and its subsidiaries voting all shares of MAA common stock they beneficially own as of the record date of the MAA special meeting, if any, in favor of approval of the parent merger and issuance of shares of MAA common stock to be issued in the parent merger, and MAA and its subsidiaries voting all Colonial common shares they beneficially own as of the record date of the Colonial special meeting, if any, in favor of the approval of the parent merger;

•	MAA voting all limited partnership units in MAA LP beneficially owned by MAA and its subsidiaries, if any, in favor of the matters submitted to the limited partners of MAA LP for approval;

•

the MAA Board adopting resolutions and taking all other action necessary so that, immediately following the effective time of the partnership merger, the board of directors of the Combined Corporation is comprised of twelve directors, with the current chairman of the MAA Board remaining chairman of the Combined Corporation’s board of directors after the effective time of the partnership merger;

•

the Colonial Board adopting such resolutions or taking such other actions as may be required to terminate Colonial’s equity incentive plans, terminate Colonial’s Dividend Reinvestment Plan and suspend Colonial’s Employee Share Purchase Plan;

•	if requested by MAA, Colonial terminating each employee benefit plan of Colonial intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the closing date;

•

MAA and its subsidiaries, during the period commencing on the closing and ending twelve months thereafter, providing each employee of Colonial and Colonial LP who remains employed by Colonial, any Colonial subsidiary, MAA or any MAA subsidiary immediately following the closing with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based compensation) at least equal to that provided by Colonial and its subsidiaries immediately prior to closing, (ii) severance payments and benefits no less favorable than those provided by Colonial and its subsidiaries immediately prior to closing, and (iii) all other compensation and benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA and its subsidiaries, as applicable, immediately following the closing;

•

MAA transferring, or causing the transfer of, certain real property assets to MAA LP or its subsidiaries so that following such transfer, MAA will not directly own any assets other than partnership interests of MAA LP or as permitted under the amended and restated agreement of limited partnership of MAA LP; and

•	Colonial and Colonial LP assigning, and MAA and MAA LP assuming, certain registration rights agreements.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of the MAA parties and the Colonial parties to complete the mergers is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following conditions:

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA shareholders and Colonial shareholders;

•	approval of the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement by the holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA;

•

a Form S-4 having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

•

the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the shares of MAA common stock to be issued in connection with the parent merger having been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers; and

•

certain third party consents and approvals (described above under “—Covenants and Agreements— Efforts to Complete Transactions; Consents”) having been obtained and remaining in full force and effect, except where the failure to obtain the consent or approval would not be reasonably likely to have a material adverse effect on Colonial or MAA.

As of the date of this joint proxy statement/prospectus, all of the third party consents and approvals required as a condition to the obligation of the parties to complete the mergers as described in the final bullet point above had been obtained and not rescinded.

Additional Closing Conditions for the Benefit of the Colonial Parties

The obligations of the Colonial parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the partnership merger effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the MAA parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder and unitholder votes to approve the mergers and the other transactions contemplated by the merger agreement;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the MAA parties regarding certain aspects of their capital structure;

•

the accuracy of all other representations and warranties made in the merger agreement by the MAA parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MAA;

•

each of the MAA parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the partnership merger;

•	no material adverse effect with respect to MAA has occurred, individually or in the aggregate, since June 3, 2013;

•

receipt by Colonial of an officer’s certificate dated as of the closing date and signed by MAA’s chief executive officer or chief financial officer on behalf of the MAA parties, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•

receipt by Colonial of an opinion dated as of the closing date from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC or other counsel reasonably satisfactory to Colonial, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit the Combined Corporation to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the parent merger and thereafter;

•

receipt by Colonial of an opinion dated as of the closing date from Hogan Lovells US LLP or other counsel reasonably satisfactory to Colonial regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	the transfer of certain assets held directly by MAA to MAA LP will have occurred.

Additional Closing Conditions for the Benefit of the MAA Parties

The obligations of the MAA parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Colonial parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder vote to approve the parent merger and the other transactions contemplated by the merger agreement;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Colonial parties regarding certain aspects of their capital structure;

•

the accuracy of all other representations and warranties made in the merger agreement by the Colonial parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Colonial;

•

each of the Colonial parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the partnership merger;

•	no material adverse effect with respect to Colonial has occurred, individually or in the aggregate, since June 3, 2013;

•

receipt by MAA of an officer’s certificate dated as of the closing date and signed by Colonial’s chief executive officer or chief financial officer on behalf of the Colonial parties, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•

receipt by MAA of an opinion dated as of the closing date from Hogan Lovells US LLP, or other counsel reasonably acceptable to MAA, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004 and ending with its taxable year that ends with the parent merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•

receipt by MAA of an opinion dated as of the closing date from Goodwin Procter LLP or other counsel reasonably satisfactory to MAA regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•

no more than 15% of the outstanding Colonial common shares as of the closing date are held by Colonial shareholders that have properly perfected their right to dissent and demand cash payment for their shares.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the partnership merger by the mutual consent of MAA and Colonial in a written instrument, which action must be taken or authorized by the MAA Board and the Colonial Board.

Termination by Either Colonial or MAA

The merger agreement may also be terminated prior to the effective time of the partnership merger by either Colonial or MAA if:

•

a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•

the mergers have not been consummated on or before 5:00 p.m. (New York time) on December 31, 2013 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•

there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure to be satisfied of certain closing conditions, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to December 31, 2013 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

•

shareholders of either MAA or Colonial failed to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened special meetings (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder approval was primarily due to the party’s material breach of certain provisions of the merger agreement); or

•

holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA, failed to approve the partnership merger, the other transactions contemplated by the merger agreement and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting (provided that this termination right will not be available to MAA where a failure to obtain the approval of holders of limited partnership units in MAA LP was primarily caused by any action or failure to act of an MAA party that constitutes a material breach of the merger agreement).

Termination by Colonial

The merger agreement may also be terminated prior to the effective time of the partnership merger by Colonial by written notice to MAA:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Colonial shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless Colonial concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by Colonial to MAA”; or

•

if (i) the MAA Board has made a MAA board change in recommendation and Colonial terminates the merger agreement within 10 business days of the date Colonial receives notice of the change, or (ii) a MAA party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the MAA parties (other than any immaterial or inadvertent breach thereof not intended to result in an acquisition proposal).

Termination by MAA

The merger agreement may also be terminated prior to the effective time of the partnership merger by MAA by written notice to Colonial:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless MAA concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by MAA to Colonial”; or

•

if (i) the Colonial Board has made a Colonial board change in recommendation and MAA terminates the merger agreement within 10 business days of the date MAA receives notice of the change, or (ii) a Colonial party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

Termination Fee and Expenses Payable by Colonial to MAA

Colonial has agreed to pay a termination fee of $75 million plus documented reasonable and necessary out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

Colonial receives an Acquisition Proposal with respect to Colonial (provided that the references to “20%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) that has been publicly announced prior to the date of the Colonial special meeting or the termination of the merger agreement, as applicable;

•

the merger agreement is terminated (i) by either MAA or Colonial because (a) the mergers have not occurred by December 31, 2013 or (b) either the MAA shareholders or the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened meetings, or (ii) by MAA upon a material uncured breach by a Colonial party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, Colonial consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal; or

•

the merger agreement is terminated by Colonial at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Colonial shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•

the merger agreement is terminated by MAA because (i) the Colonial Board has made a Colonial board change in recommendation, or (ii) a Colonial party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

Colonial has agreed to pay documented reasonable and necessary out-of-pocket expenses actually incurred up to a maximum of $10 million if the merger agreement is terminated (i) by either Colonial or MAA because the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, or (ii) by MAA upon a material uncured breach by a Colonial party of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee and Expenses Payable by MAA to Colonial

MAA has agreed to pay a termination fee of $75 million plus documented reasonable and necessary out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

MAA receives an Acquisition Proposal with respect to MAA (provided that the references to “20%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced prior to the date of the MAA special meeting or the termination of the merger agreement, as applicable;

•

the merger agreement is terminated (i) by either MAA or Colonial because (a) the mergers have not occurred by December 31, 2013, (b) either the MAA shareholders or the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened meetings, or (c) the holders of limited partnership units in MAA LP fail to approve the partnership merger and the other transactions contemplated by the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting, or (ii) by Colonial upon a material uncured breach by a MAA party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, MAA consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal; or

•

the merger agreement is terminated by MAA at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•

the merger agreement is terminated by Colonial because (i) the MAA Board has made a MAA board change in recommendation, or (ii) a MAA party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the MAA parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

MAA has agreed to pay documented reasonable and necessary out-of-pocket expenses actually incurred up to a maximum of $10 million if the merger agreement is terminated (i) by either Colonial or MAA because the MAA shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, (ii) by either Colonial or MAA because the holders of limited partnership units in MAA LP fail to approve the partnership merger and the other transactions contemplated by the merger agreement prior and the amendment and restatement of the MAA LP limited partnership agreement to, or contemporaneously with, the MAA special meeting, or (iii) by Colonial upon a material uncured breach by a MAA party of its representations, warranties, covenants or agreements set forth in the merger agreement.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” and “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the respective boards of MAA and Colonial, provided that, after approval of the parent merger and the other transactions contemplated by the merger agreement by MAA’s shareholders, the approval of the parent merger and the other transactions contemplated by the merger agreement by Colonial’s shareholders or the approval of the partnership merger and the other transactions contemplated by the merger agreement by the holders of limited partnership units in MAA LP, no amendment may be made which by law requires further approval by such shareholders or unitholders, as applicable, without such further approval.

Waiver

Prior to the effective time of the partnership merger, MAA or Colonial, by action taken or authorized by their respective boards, may extend the time for performance of any obligations of the other or waive any inaccuracies in the representations and warranties of the other or the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the laws of the State of Alabama will apply to the parent merger and to the discharge of fiduciary duties of the Colonial Board or any committee thereof in connection with the merger agreement, and (ii) the laws of the State of Tennessee will apply to the parent merger and to the discharge of the fiduciary duties of the MAA Board or any committee thereof in connection with the merger agreement.

VOTING AGREEMENTS

The following is a summary of selected material provisions of the Voting Agreements and is qualified in its entirety by reference to the full text of the Forms of Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that may be important to you. You are encouraged to read each of the Forms of Voting Agreement carefully and their entirety. A copy of the Form of Voting Agreement entered into with certain trustees of Colonial is attached as Annex C to this joint proxy statement/prospectus and incorporated herein by reference. A copy of the Form of Voting Agreement entered into with certain directors and shareholders of MAA is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference.

Concurrently with the execution of the merger agreement, Colonial and Colonial LP entered into separate Voting Agreements with H. Eric Bolton, Jr., MAA’s Chairman and Chief Executive Officer, W. Reid Sanders, a member of the MAA Board, and another shareholder of MAA who is not a director or officer of MAA, and MAA and MAA LP entered into separate Voting Agreements with Thomas H. Lowder, James K. Lowder and Harold W. Ripps, each members of the Colonial Board. As of August 20, 2013, the MAA directors and shareholders that are a party to a Voting Agreement with Colonial and Colonial LP collectively owned approximately 0.36% of the outstanding shares of MAA common stock and approximately 37.37% of the outstanding limited partnership units in MAA LP, and the Colonial trustees that are a party to a Voting Agreement with MAA and MAA LP collectively owned approximately 3.9% of the outstanding Colonial common shares and approximately 3.5% of the outstanding limited partnership units in Colonial LP (including limited partnership units held by Colonial).

Voting Provisions

MAA

Pursuant to the terms of the separate Voting Agreements entered into by H. Eric Bolton, Jr., W. Reid Sanders and another shareholder of MAA, subject to the terms and conditions contained in each Voting Agreement, each of Messrs. Bolton and Sanders and the other shareholder of MAA has separately agreed to vote all of his shares of MAA common stock and limited partnership units in MAA LP, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in the following manners:

•	in favor of the parent merger;

•	in favor of the issuance of MAA common stock to be issued in the parent merger;

•	in favor of the partnership merger;

•	in favor of any amendment and restatement to the limited partnership agreement of MAA LP in connection with the partnership merger or the other transactions contemplated by the merger agreement;

•	against any other Acquisition Proposal for MAA;

•	against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•

against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, each of Messrs. Bolton and Sanders and the other shareholder of MAA has separately appointed and constituted Colonial (and certain designated representatives of Colonial), with full power of substitution, as his true and lawful attorneys-in-fact and irrevocable proxies to vote his shares of MAA common stock and limited partnership units in MAA LP, in accordance with the terms of the applicable Voting Agreement, which proxy is effective only if the applicable shareholder fails to be counted as present, to consent or to vote his shares of MAA common stock and/or limited partnership units in MAA LP in accordance with the terms of the applicable Voting Agreement.

Colonial

Pursuant to the terms of the separate Voting Agreements entered into by Thomas H. Lowder, James K. Lowder and Harold W. Ripps, subject to the terms and conditions contained in each Voting Agreement, each of Messrs. T. Lowder, J. Lowder and Ripps has separately agreed to vote all of his Colonial common shares and limited partnership units in Colonial LP, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in the following manners:

•	in favor of the parent merger;

•	in favor of the partnership merger;

•	in favor of any amendment to the limited partnership agreement of Colonial LP proposed to facilitate the partnership merger or the other transactions contemplated by the merger agreement;

•	against any other Acquisition Proposal for Colonial;

•	against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•

against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, each of Messrs. T. Lowder, J. Lowder and Ripps has separately appointed and constituted MAA (and certain designated representatives of MAA), with full power of substitution, as his true and lawful attorneys-in-fact and irrevocable proxies to vote his Colonial common shares and limited partnership units in Colonial LP, in accordance with the terms of the applicable Voting Agreement, which proxy is effective only if the applicable shareholder fails to be counted as present, to consent or to vote his Colonial common shares and/or limited partnership units in Colonial LP in accordance with the terms of the applicable Voting Agreement.

Except as described above, nothing in the Voting Agreements limits the rights of the shareholder parties thereto to vote in favor of or against, or abstain with respect to, any matter presented to the shareholders or unitholders of MAA, MAA LP, Colonial or Colonial LP, as applicable. The separate Voting Agreements are entered into only in the individual’s capacity as a shareholder and unitholder and nothing in the Voting Agreements restricts, limits or affects in any respect any actions taken in such individual’s capacity as a director, trustee, officer or other fiduciary.

Restrictions on Transfer

Under the terms of the Voting Agreements, each of the shareholder parties thereto has agreed that prior to the termination of the applicable Voting Agreement, he shall not, subject to certain limited exceptions:

•

directly or indirectly transfer (by operation of law or otherwise), either voluntarily or involuntarily, any (or any interests convertible into) shares of MAA common stock, limited partnership units in MAA LP, Colonial common shares or limited partnership units in Colonial LP, as applicable;

•

enter into any contract, option or other arrangement or understanding with respect to any transfer (by operation of law or otherwise) of any (or any interests convertible into) shares of MAA common stock, limited partnership units in MAA LP, Colonial common shares or limited partnership units in Colonial LP, as applicable;

•

enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of MAA common stock, limited partnership units in MAA LP, Colonial common shares or limited partnership units in Colonial LP, as applicable; and

•

deposit any shares of MAA common stock, limited partnership units in MAA LP, Colonial common shares or limited partnership units in Colonial LP, as applicable, into a voting trust or enter into a voting agreement or arrangement with respect to any such shares or limited partnership units, or grant any proxy or power of attorney with respect to any such shares or limited partnership units.

Termination of Voting Agreements

MAA

The separate Voting Agreements entered into by H. Eric Bolton, Jr., W. Reid Sanders and the other shareholder of MAA terminate upon the earlier to occur of:

•

the later to occur of (A) the approval and adoption of the merger agreement at the MAA special meeting, and (B) the approval of the merger agreement by the holders of limited partnership units in MAA LP; and

•	the termination of the merger agreement pursuant to its terms.

Colonial

The separate Voting Agreements entered into by Thomas H. Lowder, James K. Lowder and Harold W. Ripps terminate upon the earlier to occur of:

•	the approval and adoption of the merger agreement at the Colonial special meeting; and

•	the termination of the merger agreement pursuant to its terms.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of MAA common stock and Colonial common shares are traded on the NYSE under the symbols “MAA” and “CLP”, respectively. The following table presents trading information for MAA common stock and Colonial common shares on May 31, 2013, the last trading day before the execution of the merger agreement, and August 20, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	MAA Common Stock			Colonial Common Shares
Date	High	Low	Close	High	Low	Close
May 31, 2013	$69.14	$67.92	$67.97	$22.47	$22.08	$22.11
August 20, 2013	$62.49	$60.88	$62.26	$22.58	$21.96	$22.58

For illustrative purposes, the following table provides Colonial equivalent per share information on each of the specified dates. Colonial equivalent per share amounts are calculated by multiplying MAA per share amounts by the exchange ratio of 0.360.

	MAA Common Stock			Colonial Equivalent Per Share
Date	High	Low	Close	High	Low	Close
May 31, 2013	$69.14	$67.92	$67.97	$24.89	$24.45	$24.47
August 20, 2013	$62.49	$60.88	$62.26	$22.50	$21.92	$22.41

Market Prices and Dividend Data

The following tables set forth the high and low sales prices of MAA common stock and Colonial common shares as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

MAA

	High	Low	Dividend
2011
First Quarter	$65.00	$60.41	$0.6275
Second Quarter	68.62	62.12	0.6275
Third Quarter	73.36	57.04	0.6275
Fourth Quarter	63.62	55.10	0.6275
2012
First Quarter	$67.11	$57.96	$0.66
Second Quarter	70.22	64.67	0.66
Third Quarter	70.21	64.81	0.66
Fourth Quarter	66.68	60.38	0.66
2013
First Quarter	$70.84	$64.54	$0.695
Second Quarter	74.94	60.88	0.695
Third Quarter (through August 20, 2013)	69.99	60.72	0.695

Colonial

	High	Low	Dividend
2011
First Quarter	$20.05	$17.96	$0.15
Second Quarter	21.37	18.60	0.15
Third Quarter	22.00	16.84	0.15
Fourth Quarter	21.18	16.24	0.15
2012
First Quarter	$21.88	$20.14	$0.18
Second Quarter	22.75	20.48	0.18
Third Quarter	23.64	20.67	0.18
Fourth Quarter	22.83	19.66	0.18
2013
First Quarter	$23.05	$21.24	$0.21
Second Quarter	24.96	21.49	0.21
Third Quarter (through August 20, 2013)	25.27	21.86	0.21

Because the exchange ratio will not be adjusted for changes in the market price of either shares of MAA common stock or Colonial common shares, the market value of the shares of MAA common stock that holders of Colonial common shares will have the right to receive on the date the mergers are completed may vary significantly from the market value of the shares of MAA common stock that holders of Colonial common shares would receive if the mergers were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of shares of MAA common stock and Colonial common shares prior to voting your shares. See “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 32.

DISSENTERS’ RIGHTS

As provided in Section 10A-10-1.15 of the AREITL, if the parent merger is consummated, holders of Colonial common shares who follow the procedures specified by Article 13 of the ABCL will be entitled to determination and payment in cash of the “fair value” of their shares (as determined immediately before the effective time of the parent merger), excluding any appreciation or depreciation in value in anticipation of the parent merger, unless such exclusion would be inequitable, but including interest from the effective time of the parent merger until the date of payment.

The following summary of the provisions of Article 13 of the ABCL is not intended to be a complete statement of such provisions (the full text of which is attached as Annex H to this joint proxy statement/prospectus), and is qualified in its entirety by reference thereto.

A holder of Colonial common shares electing to exercise dissenters’ rights (1) must deliver to Colonial at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, Attention: Corporate Secretary, before the vote at the Colonial special meeting is taken, written notice of his or her intent to demand payment for his or her shares if the parent merger is effectuated, and (2) must not vote in favor of the parent merger. A vote in favor of the parent merger by a holder of Colonial common shares will result in the waiver of such shareholder’s right to demand payment for his or her shares.

The requirement of written notice to Colonial is in addition to and separate from the requirement that such shares not be voted in favor of the parent merger, and the requirement of written notice is not satisfied by voting against the parent merger either in person or by proxy. The requirement that shares not be voted in favor of the parent merger will be satisfied if no proxy is returned and the shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted “FOR” approval of the parent merger, in order to be assured that his or her shares are not voted in favor of the parent merger, a dissenting shareholder who votes by proxy must not leave the proxy blank but must (1) vote “AGAINST” the approval of the parent merger or (2) affirmatively “ABSTAIN” from voting. Neither a vote against approval of the parent merger nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to Colonial before the vote on the parent merger.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Colonial in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial shareholder of Colonial may assert dissenters’ rights as to shares held on his or her behalf only if he or she submits to Colonial the record shareholder’s written consent to the dissent prior to or contemporaneously with such assertion and he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has the power to vote. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be deemed to cover all shares held in the name of the record holder.

No later than 10 days after the parent merger, the Combined Corporation will send a written dissenters’ notice to each dissenting shareholder who did not vote in favor of the parent merger and who duly filed a written notice of intent to demand payment in accordance with Article 13 of the ABCL. The dissenters’ notice will specify, among other things, the deadline by which time the Combined Corporation must receive a payment demand from the dissenting shareholders and will include a form for demanding payment. The deadline to submit a dissenting shareholder’s payment demand will be no fewer than 30 days and no more than 60 days after the date the dissenters’ notice is delivered. It is the obligation of any dissenting shareholder to initiate all necessary action to perfect his or her dissenters’ rights within the time periods prescribed in Article 13 of the ABCL and the dissenters’ notice. If no payment demand is timely received from a dissenting shareholder in the manner set forth in the dissenters’ notice and under Article 13 of the ABCL, all dissenters’ rights of such dissenting shareholder will be lost, notwithstanding any previously submitted written notice of intent to demand payment.

Each dissenting shareholder who timely demands payment will retain all other rights of a shareholder unless and until those rights are cancelled or modified by the parent merger. A dissenting shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the parent merger unless the Combined Corporation consents thereto.

Within 20 days of making a formal payment demand, the dissenting shareholder must submit his or her share certificate or certificates to the Combined Corporation so that a notation indicating that demand has been made may be placed on such certificate or certificates and the certificate or certificates returned to the dissenting shareholder with the notation thereon. A shareholder’s failure to submit his or her certificate or certificates for notation will, at the Combined Corporation’s option, terminate the holder’s rights as a dissenter, unless a court of competent jurisdiction, for good and sufficient cause, directs otherwise.

Promptly after the parent merger, or upon receipt of a payment demand, the Combined Corporation shall offer to pay each dissenting shareholder who complied with Article 13 of the ABCL the amount the Combined Corporation estimates to be the fair value of such dissenting shareholder’s shares plus accrued interest. Each dissenting shareholder who agrees to accept the offer of payment in full satisfaction of his or her demand must surrender to the Combined Corporation the certificate or certificates representing his or her shares in accordance with the terms of the dissenters’ notice. Upon receiving the certificate or certificates, the Combined Corporation will pay each accepting dissenting shareholder the fair value of his or her shares, plus accrued interest. Upon receiving payment, each dissenting shareholder ceases to have any interest in the shares.

Each dissenting shareholder who has made a payment demand may notify the Combined Corporation in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject the offer made to such shareholder by the Combined Corporation and demand payment of the fair value of his or her shares and interest due, if: (1) the dissenting shareholder believes that the amount offered by the Combined Corporation is less than the fair value of the shares or that the interest due is calculated incorrectly; (2) the Combined Corporation fails to make an offer as required by Article 13 of the ABCL within 60 days after the date set for demanding payment or (3) the Combined Corporation fails to take the proposed action and to remove the notation on the shareholder’s certificates within 60 days after the date set for demanding payment; provided, however, a dissenting shareholder waives the right to demand payment different from that offered by the Combined Corporation unless he or she notifies the Combined Corporation of his or her demand in writing within 30 days after the Combined Corporation offered payment for his or her shares.

If a demand for payment remains unsettled, the Combined Corporation must commence a proceeding within 60 days after receiving a dissenting shareholder’s payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the 60 day period, each dissenting shareholder whose demand remains unsettled shall be entitled to receive the amount such dissenting shareholder demanded. Such a proceeding will be filed in the Circuit Court of Montgomery County, Alabama. The Combined Corporation will make all dissenting shareholders whose demands remain unsettled, whether or not residents of Alabama, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition.

Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. Upon payment of the judgment and surrender to the Combined Corporation of the certificate or certificates representing the judicially appraised shares, a dissenting shareholder will cease to have any interest in the shares. The court may assess costs incurred in such a proceeding against the Combined Corporation or may assess the costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent the court finds that such dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment different from that initially offered by the Combined Corporation. The court may also assess the reasonable fees and expenses of counsel and experts against the Combined Corporation if the court finds that it did not substantially comply with its requirements regarding providing notice of dissenters’ rights and the procedures associated therewith under Article 13 of the ABCL or against either the Combined Corporation or all or some of the dissenting shareholders if the court finds that such party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13 of the ABCL. If the court finds that services of counsel for any dissenting shareholder were of substantial benefit to other similarly situated dissenting shareholders, and that fees for such services should not be assessed against the Combined Corporation, then the court may award reasonable fees to such counsel that will be paid out of the amounts awarded to dissenting shareholders who benefited from such services.

Shareholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the parent merger if they did not seek appraisal of their shares and that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the parent merger, are not opinions as to, and do not otherwise address, fair value under Article 13 of the ABCL.

MAA shareholders will have no right to dissent from the parent merger or to demand an appraisal of their shares of MAA common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of MAA’s capital stock, the MAA charter, as further amended, MAA’s amended and restated bylaws, or the MAA bylaws, and certain provisions of the Tennessee Business Corporation Act, or the TBCA. You should read the MAA charter and the MAA bylaws and the applicable provisions of Tennessee law for complete information on MAA’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the MAA charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 205.

The description of MAA capital stock in this section applies to the capital stock of the Combined Corporation after the parent merger. For additional information, see “Comparison of Rights of Shareholders of MAA and Shareholders of Colonial” beginning on page 186.

Shares Authorized

MAA’s authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Shares Outstanding

As of August 22, 2013, the record date for the MAA special meeting, MAA had 42,740,450 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Upon consummation of the parent merger, the Combined Corporation is expected to have approximately 76,308,419 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of shares of MAA common stock are entitled to one vote per share on all matters to be voted on by common shareholders and, subject to any preferential rights granted by the MAA Board to any series of preferred stock, are entitled to receive ratably such dividends as may be declared in respect of the common stock by the MAA Board in its discretion from funds legally available therefor. In the event of MAA’s liquidation, dissolution or winding-up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference payable on MAA’s then-outstanding preferred stock. Holders of MAA common stock have no preference, subscription, redemption, conversion, exchange, sinking fund or preemptive rights. Subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, action on a matter submitted for shareholder approval at a shareholders’ meeting (other than the election of directors) is generally approved if the votes cast by the holders of common stock in favor of the action exceed the votes cast opposing the action, while directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of MAA common stock do not have cumulative voting rights in the election of MAA’s directors. This means that the holders of a majority of the outstanding shares of MAA common stock will generally be entitled, subject to the rights, if any, of any preferred stock outstanding at any time to vote in the election of directors, to elect all of MAA’s directors standing for election. The outstanding shares of MAA common stock are fully paid and nonassessable, and the shares of MAA common stock to be issued in connection with the parent merger will be fully paid and nonassessable.

Shares of MAA common stock are subject to restrictions on ownership and transfer designed to preserve MAA’s qualification as a REIT for U.S. federal income tax purposes. See “—Certain Matters of Corporate Governance—Ownership Limitations” below.

Preferred Stock

Under the MAA charter, the MAA Board is authorized, without shareholder action, to cause the issuance of up to 20,000,000 shares of preferred stock, in such series, and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the

MAA Board. As a result, the MAA Board may afford the holders of any series of preferred stock preferences, powers, and rights, voting or otherwise, that may dilute or otherwise adversely affect the economic, voting and other rights of holders of MAA common stock and may also provide any series of preferred stock with preferences over MAA common stock as to dividends and the distribution of assets in the event of MAA’s liquidation, dissolution or winding-up.

Although no MAA preferred stock is outstanding as of the date of this joint proxy statement/prospectus, MAA has from time-to-time in the past issued series of preferred stock and may do so again in the future. In particular, the MAA Board has previously designated and established the terms of the following series of preferred stock:

•	2,000,000 shares of 9.5% Series A Cumulative Preferred Stock, of which no shares are outstanding;

•	2,156,250 shares of 8.875% Series B Cumulative Preferred Stock, of which no shares are outstanding;

•	2,000,000 shares of 9.375% Series C Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	1,000,000 shares of 9.5% Series E Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	3,000,000 shares of 9.25% Series F Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	400,000 shares of 8.625% Series G Cumulative Redeemable Preferred Stock, of which no shares are outstanding; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock, of which no shares are outstanding.

MAA has redeemed or retired all of the shares of the preferred stock referred to in the foregoing bullet points. However, under Tennessee law, these shares, although no longer outstanding, are still allocated to the respective series referred to above and therefore cannot (absent an appropriate amendment to the MAA charter) be reissued except as a part of such series and with the dividend rate and other terms and provisions of such series previously established by the MAA Board. Accordingly, as of the date of this joint proxy statement/prospectus, of the 20,000,000 shares of preferred stock that MAA is authorized to issue pursuant to the MAA charter, a total of 16,756,250 of those shares have been allocated to the respective series set forth in the bullet points above, leaving 3,243,750 shares of preferred stock that may be issued from time-to-time in such amounts and series and with such terms and provisions as may be established from time-to-time by the MAA Board.

Power to Issue Additional Shares of Common and Preferred Stock

MAA may issue additional shares of common stock or preferred stock and classify and issue additional series of preferred stock. These actions can be taken without action by MAA’s shareholders, unless shareholder approval is required by applicable law or rule of any stock exchange or automated quotation system on which MAA stock may be listed or traded. MAA may issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of MAA that that might involve a premium price for MAA common stock or that the holders of MAA common stock otherwise believe to be in their best interest. MAA’s issuance of additional shares of capital stock in the future could dilute the voting and other rights of shares held by existing shareholders.

Certain Matters of Corporate Governance

Charter and Bylaw Provisions

The TBCA, the MAA charter and the MAA bylaws govern MAA shareholders’ rights and related matters. Certain provisions of the MAA charter and MAA bylaws, which are described below, may make it more difficult to change the composition of the MAA Board and may discourage or make more difficult any attempt by a person or group to obtain control of MAA.

Voting Requirement

Under the TBCA, the MAA charter generally may not be amended without shareholder approval. Except as provided below and subject to the voting rights of any preferred stock outstanding at the time of a shareholder vote, any amendment to the MAA charter submitted for shareholder approval at a shareholders’ meeting is generally approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. Additionally, the MAA charter provides that the MAA Board cannot take any action intended to terminate MAA’s qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of common stock. Under the TBCA, MAA’s shareholders may amend the MAA bylaws if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Additionally, MAA’s directors may amend the MAA bylaws upon the affirmative vote of a majority of the directors then in office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the MAA Board or unless the TBCA or the MAA charter otherwise provides.

Special Meetings

Under the MAA bylaws, shareholders may require MAA to call special meetings of the shareholders only if such shareholders hold outstanding shares representing more than 10% of all votes entitled to be cast at any such special meeting.

Advance Notice of Director Nominations and New Business

The MAA bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the MAA Board and the proposal of other business to be considered by shareholders may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws. In addition, with respect to any special meeting of shareholders at which directors are to be elected, nominations of persons for election to the MAA Board may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws.

The advance notice provisions of the MAA bylaws could have the effect of discouraging a takeover or other transaction in which holders of MAA common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Director’s Liability

The MAA charter eliminates, subject to certain exceptions, the personal liability of a director to MAA or its shareholders for monetary damages for breaches of such director’s fiduciary duty as a director. The MAA charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any breach of a director’s duty of loyalty to MAA or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; or

•	unlawful corporate distributions.

Removal of Directors

The MAA bylaws provide that MAA shareholders may remove any director, with or without cause, but such removal requires the affirmative vote of holders of not less than 75% of all shares entitled to vote in the election of directors at a special meeting called for that purpose. This provision may make it more difficult for shareholders to remove directors.

Tennessee Anti-Takeover Statutes

In addition to certain of the MAA charter and MAA bylaws provisions discussed above and below, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for MAA common stock.

Under the Tennessee Investor Protection Act, unless the MAA Board has recommended a takeover offer to shareholders, no offeror beneficially owning five percent or more of any class of equity securities of MAA, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of its intention with respect to changing or influencing the management or control of MAA, has made a full, fair and effective disclosure of such intention to the person from whom the offeror intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance, or the “Commissioner,” and MAA a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of MAA pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company, or a Takeover Offer. Such an offeror must provide that any equity securities of MAA deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and MAA and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Under the Tennessee Business Combination Act, subject to certain exceptions, MAA may not engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the MAA Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

A “business combination” is defined by the Tennessee Business Combination Act as any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of:

•	the aggregate market value of the corporation’s consolidated assets;

•	the aggregate market value of the corporation’s shares; or

•	the corporation’s consolidated net income;

•	issuance or transfer of shares by the corporation to the interested shareholder;

•	plan of liquidation or dissolution proposed by the interested shareholder;

•	transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or

•	financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

An “interested shareholder” is defined as:

•	any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (i) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (ii) meets certain fair price criteria.

The Tennessee Greenmail Act prohibits MAA from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement of a tender offer or announcement of an intention to seek control of the corporation if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than three percent of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Ownership Limitations

For MAA to qualify as a REIT under the Code, among other things, no more than 50% in value of MAA’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that MAA continues to meet the requirements for qualification as a REIT, the MAA charter provides, subject to certain limited exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of MAA’s capital stock, both common and preferred, which is referred to as the Ownership Limit. All shares of MAA’s capital stock which any person has the right to acquire upon exercise of outstanding rights, options or warrants, or upon conversion of convertible securities, shall be considered for purposes of determining the Ownership Limit if inclusion of those shares would cause such person to violate the Ownership Limit. The MAA Board may exempt from the Ownership Limit ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to the MAA Board that MAA’s qualification as a REIT under the Code would not be jeopardized thereby. Absent such an exemption, any transfer of capital stock that would result in direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in MAA’s disqualification as a REIT under the Code, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in MAA being “closely held” within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. If the MAA Board at any time determines that a transaction has taken place, or that any person intends to acquire shares of MAA’s capital stock, in violation of the restrictions described in the immediately preceding sentence, the MAA Board may take such action as it deems advisable to refuse to give effect to or to prevent such transaction, including refusing to give effect to any such transfer on MAA’s stock transfer books.

If, notwithstanding the foregoing restrictions on transfer, any person acquires shares in excess of the Ownership Limit, such shares shall be deemed “Excess Shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of, the transferees (which may include MAA) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote the Excess Shares or to receive dividends or other distributions on the Excess Shares.

Within six months after receiving notice of a transfer that results in shares of MAA’s capital stock being deemed Excess Shares, the MAA Board shall either direct the holder to sell the Excess Shares or shall redeem the Excess Shares. If the MAA Board directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay MAA out of the proceeds of such sale all expenses incurred by MAA in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

If the MAA Board determines to redeem the Excess Shares, the MAA Board will notify the holder of Excess Shares not less than one week prior to the redemption date determined by the MAA Board and stated in the notice of redemption. MAA will pay the holder a redemption price equal to the lesser of (a) the principal price paid for the Excess Shares by the holder, (b) a price per Excess Share equal to the market price (as determined in the manner set forth in MAA’s charter) of the applicable capital stock, (c) the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA’s charter, be deemed to have acquired ownership of the Excess Shares (if market price is not determinable (as set forth in MAA’s charter), the net asset value per share on the date of the notice of redemption as determined in good faith by the MAA Board). and (d) the maximum price allowed under the Tennessee Greenmail Act described above under “—Tennessee Anti-Takeover Statutes” (such price being the average of the highest and lowest closing market price for the Excess Shares during the 30 trading days preceding the purchase of such Excess Shares or, if the holder of such Excess Shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement). The redemption price may be paid, at MAA’s option, by delivering to the holder of the Excess Shares one common unit (subject to adjustment from time-to-time in the event of, among other things, stock splits, stock dividends or recapitalizations affecting MAA common stock or certain mergers, consolidations or asset transfers by MAA) issued by MAA LP for each Excess Share being redeemed.

Each shareholder shall upon demand be required to provide MAA with an affidavit setting forth any information with respect to its direct, indirect, constructive and beneficial ownership of MAA’s capital stock as the MAA Board deems necessary to comply with the provisions of the Code applicable to REITs or to determine any such compliance. Each such affidavit shall also include the information required to be filed by shareholders in reports pursuant to Section 13(d) of the Exchange Act. A person planning to acquire capital stock in excess of the Ownership Limit is also required to provide MAA with a similar affidavit at least 15 days prior to the proposed acquisition.

The Ownership Limit may have the effect of precluding acquisition of control of MAA and could have the effect of discouraging a takeover or other transaction in which holders of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Other Matters

Pursuant to the TBCA, MAA cannot merge with and into another entity or sell all or substantially all of its assets unless such merger or sale is approved by a majority of the outstanding shares of MAA common stock.

Transfer Agent

The transfer agent and registrar for shares of MAA common and preferred stock is American Stock Transfer & Trust Company, Brooklyn, New York.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF MAA AND SHAREHOLDERS OF COLONIAL

If the parent merger is consummated, shareholders of Colonial will become shareholders of MAA. The rights of Colonial shareholders are currently governed by and subject to the provisions of the AREITL, and the declaration of trust and bylaws of Colonial. Upon consummation of the parent merger, the rights of the former Colonial shareholders who receive MAA common stock will be governed by the TBCA and the MAA charter and MAA bylaws, rather than the declaration of trust and bylaws of Colonial.

The following is a summary of the material differences between the rights of MAA shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger) and Colonial shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the MAA common stock subject to issuance in connection with the parent merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) Tennessee law; (ii) Alabama law; (iii) the MAA charter; (iv) the Colonial declaration of trust; (v) the MAA bylaws; and (vi) the Colonial bylaws.

This section does not include a complete description of all differences among the rights of MAA shareholders and Colonial shareholders, nor does it include a complete description of the specific rights of such shareholders. The AREITL covers some of the same matters covered by the ABCL. However, there are some corporate governance matters that are addressed in the ABCL that are not dealt with in the AREITL. Colonial has addressed particular corporate governance matters in the Colonial declaration of trust and bylaws. For corporate governance matters not addressed in the AREITL or in the Colonial declaration of trust and bylaws, Colonial believes that the treatment of such matters in the ABCL may be a relevant consideration in determining applicable Alabama law.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Tennessee and Alabama law, as well as the governing corporate instruments of each of MAA and Colonial, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
Corporate Governance	MAA is a Tennessee corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.	Colonial is an Alabama real estate investment trust that has elected to be taxed as a REIT for U.S. federal income tax purposes.

	The rights of MAA shareholders are governed by the TBCA, the MAA charter and the MAA bylaws.	The rights of Colonial shareholders are governed by the AREITL, the Colonial declaration of trust and the Colonial bylaws.

Authorized Capital Stock or Shares of Beneficial Interest

MAA is authorized to issue an aggregate of 120 million shares of capital stock, consisting of (1) 100 million shares of common stock, $0.01 par value per share; and (2) 20 million shares of preferred stock, $0.01 par value per share.

At June 30, 2013, there were issued and outstanding 42,736,134 shares of MAA common stock. There are no shares of MAA preferred stock outstanding.

Colonial is authorized to issue an aggregate of 145 million shares of beneficial interest, consisting of; (1) 125 million common shares of beneficial interest, $0.01 par value per share; and (2) 20 million preferred shares, subject to specific designations. Colonial also has the authority to issue a number of “excess shares” as described below under “Ownership Limitations.”

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

At June 30, 2013, there were issued and outstanding 88,744,357 Colonial common shares. There are no Colonial preferred shares or excess shares outstanding.

	Preferred Stock. The MAA Board is authorized to issue preferred stock from time-to-time in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or other provisions as may be fixed by the MAA Board.	Preferred Shares. The Colonial Board, pursuant to the declaration of trust but subject to any shareholder approval required by the Alabama Constitution, may authorize the issuance of one or more series of Colonial preferred shares, fixing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The Colonial Board may also issue other securities of Colonial, having voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange or liquidation rights or other rights as the trustees may determine, without shareholder vote except as may be required by the Alabama Constitution.

Voting Rights

Each shareholder of MAA common stock is entitled to one vote per share on all matters upon which shareholders are entitled to vote.

Unless a greater vote is otherwise required or permitted under the TBCA of the MAA charter, the votes cast favoring the action exceed the votes cast opposing the action shall be the act of the shareholders, except with respect to the election of directors, who are elected based on the candidates receiving the highest number of votes at a meeting.

Each holder of Colonial common shares is entitled to one vote per share on all matters upon which shareholders are entitled to vote under the Colonial declaration of trust.

Unless a greater vote is otherwise required by the Alabama Constitution, statute or the Colonial declaration of trust, a majority of the votes cast at a meeting at which at least a majority of all votes entitled to be cast are present in person or by proxy is required to approve matters before the shareholders, except with respect to the election of trustees, who are elected based on the candidates receiving the highest number of votes at a meeting. Each share may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. The Colonial declaration of trust provides that, subject to the provisions of any class or series of shares then outstanding and to mandatory provisions of law, the Colonial shareholders will be entitled to vote only on the following matters:

•     an increase or decrease in the number of trustees;

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

•     election or removal of trustees of Colonial;

•     amendment of the Colonial declaration of trust;

•     termination of the existence of Colonial;

•     reorganization of Colonial;

•     merger, consolidation or sale or other disposition of all or substantially all of Colonial’s property; and

•     termination of Colonial’s status as a REIT for U.S. federal tax purposes.

Except with respect to the foregoing matters, no action taken by the Colonial shareholders at any meeting will in any way bind the Colonial trustees.

Cumulative Voting	Holders of MAA stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of Colonial shares do not have the right to cumulate their votes with respect to the election of trustees.

Size of the Board of Directors and Board of Trustees

The number of directors must be between three and nine unless otherwise determined by at least 80% of the members of the MAA Board. The number of directors may be established or changed by at least 80% of the members of the MAA Board. Currently, the MAA Board consists of 7 directors.

Upon completion of the parent merger, by resolution unanimously adopted by the MAA Board, the board of directors of the Combined Corporation will be increased to 12 directors.

The Colonial declaration of trust provides for a minimum of three and a maximum of 15 trustees, with the number of trustees within this range established by resolution of the Colonial Board, as provided in the Colonial declaration of trust and bylaws. The current size of the Colonial Board is ten.

Independent Directors and Trustees	A majority of the directors on the MAA Board must be independent directors except during a period of up to 60 days following the death, resignation, incapacity or removal of a director.	A majority of the trustees on the Colonial Board must be “independent” in accordance with New York Stock Exchange listing standards.

Classified Board and Term of Directors and Trustees	The MAA Board is not classified. The directors of MAA hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualified.

The Colonial Board is not classified.

The trustees of Colonial hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualified.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
Election of Directors and Trustees	A plurality of the votes cast by share entitled to vote at the election at a meeting at which a quorum is present shall be sufficient to elect a director.	A plurality of all the votes cast at a meeting of the shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee.

Removal of Directors and Trustees

The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

MAA’s bylaws provide that directors may be removed with or without cause by the affirmative vote of holders of 75% of all shares entitled to vote on the election of directors at a special meeting called for that purpose.

Unless the declaration of trust provides otherwise, the AREITL provides that the shareholders of an Alabama real estate investment trust may remove any trustee with or without cause by the affirmative vote of a majority of all of the votes entitled to be cast for the election of trustees.

Pursuant to the Colonial declaration of trust, a trustee may be removed, with or without cause, only at a meeting of shareholders called for that purpose, by a vote of not less than two-thirds of the shares then outstanding and entitled to vote in the election of trustees.

Filling Vacancies of Directors and Trustees

The TBCA provides that vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause may be filled by the shareholders, board of directors or, if the remaining directors constitute fewer than a quorum of the board, the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

MAA’s bylaws provide that any vacancies on the MAA Board may be filled by a majority of the remaining directors, even though such majority is less than a quorum; provided, however, that vacancies shall be filled in accordance with MAA’s corporate governance guidelines.

MAA’s bylaws also provide that any vacancies on the MAA Board resulting from removal of a director by the shareholders may be filled by the shareholders for the balance of the term of the removed director, subject to the independence requirement.

Under the Colonial bylaws, a majority of the trustees shall fill any vacancy, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose. A trustee chosen by the other trustees to fill a vacancy will serve for the unexpired term of the trustee he is replacing.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
Amendment of the MAA Charter and the Colonial Declaration of Trust

The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the board of directors without shareholder approval. Other amendments to the charter shall be approved, subject to any condition the board of directors may place on its submission of the amendment to the shareholders, if the votes cast favoring the action exceed the votes cast opposing the action, unless the charter, board of directors or applicable law requires a greater vote.

Where permissible under the TBCA, including amendments to the MAA charter, the MAA Board has adopted a greater voting standard, requiring the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote generally on the subject matter.

The Colonial declaration of trust provides that, subject to Section 6.3 thereof, the declaration of trust may be amended by: (1) adoption of the amendment by the trustees and submission to the shareholders; and (2) the affirmative vote of the holders of not less than a majority of shares then outstanding and entitled to vote; except that certain provisions relating to the resignation, removal or death of a trustee, the termination of Colonial and amendment to the Colonial declaration of trust require the affirmative vote of the holders of two-thirds of the shares then outstanding and entitled to vote.

Notwithstanding, Section 234 of the Alabama Constitution requires the consent of persons holding the larger amount in value of stock to increase the stock of a corporation. Section 237 of the Alabama Constitution provides that no corporation may issue preferred stock without the consent of owners of two-thirds of the stock of the corporation.

Further, no amendment to the Colonial declaration of trust or repeal of any of its provisions will limit or eliminate the right of indemnification provided with respect to an act or omission that took place prior to the amendment or repeal.

Bylaw Amendments

Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. Shareholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the MAA Board.

The MAA bylaws may be amended or repealed and new bylaws may be adopted by (1) a majority vote of the MAA directors then in office or (2) the affirmative vote of the holders of at least a majority of the voting power of all of then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

Colonial’s bylaws provide that they may be amended or repealed by either: (1) the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of trustees, voting as a single group; or (2) an affirmative vote of a majority of the Colonial Board, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Colonial Board.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

	Any amendments relating to the indemnification provisions set forth in MAA’s bylaws will not adversely affect the right to indemnification or advancement of expenses granted to any person with respect to any act or omission occurring prior to such amendment.	Any amendments relating to the indemnification provisions set forth in Colonial’s bylaws will not affect such bylaw provisions’ applicability with respect to an act or failure to act which occurred prior to the date of such amendment.

Mergers, Consolidations or Sales of Substantially all Assets	Under the TBCA, with respect to a sale or other disposition of all or substantially all of MAA’s assets, a merger of MAA with and into another corporation, or a share exchange involving one or more classes or series of MAA’s shares or a dissolution of MAA, the respective sale or other transaction, plan of merger, the share exchange or dissolution must be approved by the board of directors (except in certain limited circumstances) and, with certain exceptions, by a majority of all the votes entitled to be cast on the applicable proposal, unless a greater vote is required by MAA’s charter, the board of directors or applicable law.

The AREITL provides that a merger shall be approved by the shareholders of a trust by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, notwithstanding any provision of the AREITL which requires for any action the concurrence of a greater proportion of the votes than a majority of the votes entitled to be cast, a trust may provide by its declaration of trust that the action may be taken or authorized on the concurrence of a smaller proportion, but not less than a majority of the number of votes entitled to be cast on the matter.

The Colonial declaration of trust provides that, subject to the provisions of any class or series of shares at the time outstanding, the Colonial Board has the power to: (1) merge Colonial into another entity; (2) consolidate Colonial with one or more other entities into a new entity; or (3) sell or otherwise dispose of all or substantially all of Colonial’s property; provided, however, that such action shall have been approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter, at a meeting of the shareholders called for that purpose.

Pursuant to the partnership agreement of Colonial LP, Colonial, as general partner, will not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding Colonial common shares unless: (1) the transaction also includes a merger of Colonial LP or sale of substantially all of assets of Colonial LP which has been approved by three-fourths of the outstanding

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

common units held by the limited partners (including common units held by Colonial as limited partnership interests) and as a result of which all limited partners will receive consideration for each common unit based on a specified formula; and (2) no more than 49% of the equity securities of the acquiring person in such transaction will be owned, after consummation of such transaction, by Colonial or persons who are affiliates of Colonial LP or Colonial immediately prior to the date on which the transaction is consummated.

Notwithstanding, Colonial may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than partnership units held by Colonial, are contributed to the partnership as a capital contribution in exchange for partnership units with a fair market value, as reasonably determined by Colonial, equal to the value of the assets so contributed determined under Section 704(c) of the Code.

Ownership Limitations	With certain limited exceptions, no person shall beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of MAA’s capital stock. Upon demand, all shareholders are required to provide written information relating to maintenance of MAA’s REIT status.

With certain limited exceptions, no person shall beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than: (1) 9.8%, in either number of shares or value (whichever is more restrictive), of any class of outstanding shares of Colonial; (2) 5% in number or value (whichever is more restrictive) of the outstanding Colonial common shares and the outstanding excess shares of Colonial; and (3) in the case of certain excluded holders related to the Lowder family:

(i)     29% by one individual;

(ii)    34% by two individuals;

(iii)  39% by three individuals; or

(iv)   44% by four individuals.

	In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in	In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations, that number of shares that would be owned by the transferee in

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

excess of the ownership limitation are deemed “excess shares.” Excess shares are deemed to be held in trust by the purported transferee for the benefit of the person or persons to whom the board of directors requires the shares to be transferred. The purported transferee has no right to receive dividends or other distributions on or vote the excess shares. The MAA Board may require the purported transferee to sell the excess shares for cash, or may determine to redeem the excess shares, in cash or for partnership units in MAA LP.

The MAA Board may exempt from the Ownership Limit ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to the MAA Board that MAA’s qualification as a REIT under the Code would not be jeopardized thereby.

excess of the ownership limitations automatically are exchanged for an equal number of “excess shares.” Any purported transferee or other purported holder of excess shares is required to give written notice to Colonial of a purported transfer or other event that would result in the issuance of excess shares. Excess shares continue as issued and outstanding shares, but are not considered issued and outstanding for purposes of any shareholder vote. Although outstanding, excess shares are to be held in trust, with the trustee of that trust being Colonial. The beneficiary of the trust is to be designated by Colonial. Excess shares participate ratably in any liquidation, dissolution or winding up of Colonial. Excess shares are not entitled to vote on any matter and are not entitled to any dividends or distributions.

These ownership limitations may be waived by the Colonial Board if it receives representations and undertakings of certain facts for the protection of Colonial’s REIT status and, if requested, an IRS ruling or opinion of counsel. Absent a waiver, an issuance or transfer of shares in violation of the ownership limitations is void ab initio as to the transfer of such shares that would cause the violation of the ownership limitation and the intended transferee acquires no rights to the shares.

Annual Meetings of the Shareholders	An annual meeting of MAA shareholders shall be held at a time and place as fixed by MAA’s president or the MAA Board, but if no date and time is fixed, than on the first Thursday in May, at 10:00 a.m.	The annual meeting of the shareholders of Colonial shall be held during the second calendar quarter of each year on a date and time set by the Colonial Board.

Special Meetings of the Shareholders

Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

MAA’s bylaws provide that a special meeting of shareholders may be called at any time by the president, a majority of the board of directors, or a majority of the independent directors.

A special meeting of Colonial’s shareholders may be called by Colonial’s president or chairman of the Colonial Board, or, upon the written request of the holders of shares representing at least 25% of all the votes entitled to be cast on any issue proposed to be considered at any such special meeting of shareholders.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
A special meeting will also be called by the secretary upon the written request of MAA shareholders representing more than 10% of the votes entitled to be cast at such meeting.

	Business transacted at the special meeting of shareholders will be limited to the purposes specifically designated in the notice.	Business transacted at the special meeting of shareholders will be limited to the purposes specifically designated in the notice.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals

The MAA bylaws provide that nominations for election to the MAA Board and the proposal of business to be considered by the shareholders may be made only:

•     by or at the direction of the MAA Board; or

•     upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder nominations or business for an annual meeting must be delivered not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 60 days from the anniversary date, in which case notice must be delivered not earlier than the 120th day nor later than the 90th day prior to the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which the public announcement of the date of the meeting is first made. Notice of shareholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the close of business on the 90th day prior to the meeting, or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the MAA Board.

The Colonial bylaws provide that nominations for election to the Colonial Board and the proposal of business to be considered by the shareholders may be made only:

•     by or at the direction of the Colonial Board; or

•     upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder nominations or business for an annual meeting must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 60 days from the anniversary date, in which case notice must be delivered not earlier than the 90th day nor later than the 60th day prior to the annual meeting, or the tenth day following the day on which the public announcement of the date of the meeting is first made. Notice of shareholder nominations for a special meeting must be delivered not earlier than the 90th day prior to the special meeting, and not later than the close of business on the later of the 60th day prior to the meeting or the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the Colonial Board.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
Notice of Shareholder Meetings	Not less than 10 days nor more than 2 months before each meeting of shareholders, the secretary shall give notice of such meeting to each shareholder entitled to notice. A shareholder-requested special meeting shall be held not less than 35 days nor more than 120 days after the date of receipt of a shareholder-requested special meeting request.	The Colonial bylaws provide that not less than 10 nor more than 75 days before each meeting of shareholders, Colonial or other persons calling the meeting shall give notice to each shareholder entitled to vote at such meeting, and to each shareholder not entitled to vote but who is entitled to notice of the meeting, written or printed notice stating the date, time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Alabama law, the purpose for which the meeting is called. The notice shall be given either by mail or by presenting it to such shareholder personally or by leaving it at his residence or usual place of business.

State Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to MAA because MAA’s charter does not contain a specific provision “opting in” to the Tennessee Control Share Acquisition Act.

The AREITL does not have any anti-takeover provisions. Further, the Alabama Business Corporation Law, or ABCL, does not contain anti-takeover provisions.

Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner prescribes.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within 7 days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

The TIPA does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act generally prohibits a “business combination” by MAA or a subsidiary with an “interested shareholder” within 5 years after the shareholder becomes an interested shareholder. MAA or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the MAA Board approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that 5-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of MAA stock.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, MAA may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than 2 years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by MAA or MAA makes an offer, of at least equal value per share, to all shareholders of such class.

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders
Consideration of Other Constituencies

The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

MAA’s charter does not contain an “opt-out” provision, and therefore, the Tennessee Business Combination Act will apply.

The AREITL does not address the consideration of other constituencies. The Colonial declaration of trust provides that in determining what is in the best interest of Colonial, a trustee will consider the interests of Colonial shareholders and applicable legal requirements, and in his or her sole discretion, may consider: (1) the interests of Colonial’s employees, suppliers, creditors and customers; (2) the economy of the nation; (3) community and societal interests; and (4) the long-term as well as short-term interests of Colonial and Colonial shareholders, including the possibility that these interests may be best served by Colonial’s continued independence.

Shareholder Rights Plan	MAA does not have a shareholder rights plan in effect.	Colonial does not have a shareholder rights plan in effect.

Liability and Indemnification of Directors, Trustees and Officers	Under the TBCA, MAA may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in MAA’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of MAA and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of MAA, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to MAA. Similarly, the TBCA prohibits indemnification in connection with any

Under the AREITL, an Alabama real estate investment trust is permitted to expand or limit, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from: (1) actual receipt of an improper benefit or profit in money, property or services; or (2) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Colonial’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by the AREITL.

The AREITL permits an Alabama real estate investment trust to indemnify and advance

Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled to the same degree of indemnification afforded to directors.

MAA’s charter provides that its directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions as provided in the TBCA.

MAA’s charter provides that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under the TBCA.

expenses to its trustees, officers, employees and agents to the same extent as permitted by certain sections of the ABCL for directors and officers of Alabama corporations. Pursuant to the Colonial declaration of trust, Colonial shall indemnify its shareholders and other employees and agents to such extent as shall be authorized by the Colonial Board or the Colonial bylaws and as permitted by law. To the maximum extent permitted under Alabama law, in effect from time-to-time, and after a preliminary determination of the ultimate entitlement to indemnification has been made in accordance with ABCL, the Colonial bylaws require Colonial to indemnify:

•     any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial’s express request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding; and

•     any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial’s express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, if:

•     he conducted himself in good faith;

•     he reasonably believed:

•     in the case of conduct in his official capacity with Colonial, that the conduct was in Colonial’s best interest; or

•     in all other cases, that the conduct was at least not opposed to Colonial’s best interests; and

Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

•     in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause will not be available if it is established that:

•     in connection with a proceeding by or in the right of Colonial, he was adjudged liable to Colonial; or

•     in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition, the Colonial bylaws require Colonial to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status; provided:

•     Colonial has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Colonial as authorized by the Colonial bylaws;

•     Colonial has received a written undertaking by or on his behalf to repay the amount paid or reimbursed by Colonial if it is ultimately determined that the applicable standard of conduct was not met; and

•     a determination is made, in accordance with Section 8.55 of the ABCL, that the facts then known to those making the determination would not preclude indemnification under the provisions of the bylaws.

Colonial may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to

	Rights of MAA Shareholders (which will be the rights of shareholders of the Combined Corporation following the parent merger)	Rights of Colonial Shareholders

any present or former trustee or officer who served a predecessor of Colonial and to any employee or agent of Colonial or a predecessor of Colonial.

Distributions	The MAA Board may authorize, and MAA may pay to shareholders, such dividends as the MAA Board in its absolute discretion shall determine after setting aside any funds deemed necessary by the board for creation of a reserve fund.	The Colonial declaration of trust provides that the Colonial Board may from time-to-time declare and pay to shareholders such dividends or distributions as the trustees shall determine in their discretion. The Colonial declaration of trust also provides that the trustees will endeavor to declare and pay distributions as necessary to qualify as a REIT under the Code; provided, however, that Colonial shareholders do not have any right to a distribution unless and until authorized and declared by the Colonial Board.

Dissenters’ Rights

The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of its stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation.

However, dissenters’ rights generally are not available to holders of shares, such as shares of MAA common stock, that are registered on a national securities exchange or quoted on a national market security system.

The AREITL provides that each shareholder of an Alabama real estate investment trust objecting to a merger of the Alabama real estate investment trust shall have the same rights as an objecting shareholder of an Alabama business corporation under the ABCL and under the same procedures. The ABCL entitles a shareholder of an Alabama business corporation to dissent and obtain payment of the fair value of his or her shares, in the event of certain corporate actions including, without limitation, the consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by the statute or the articles of incorporation (or, in this case, the Colonial declaration of trust) and the shareholder is entitled to vote on the matter.

REIT Qualification	It is the duty of the MAA Board to ensure that MAA satisfies the requirements for qualification as a REIT. The MAA Board shall take no action to disqualify MAA as REIT or to otherwise revoke its election to be taxed as a REIT without the affirmative vote of 2/3rds of the number of shares of common stock entitled to vote on such a matter at a special meeting of MAA shareholders.	As set forth in the Colonial declaration of trust, the trustees will use their best efforts to carry out the fundamental investment policy of the trust and to conduct the affairs of the trust in such a manner as to continue to qualify the trust for the tax treatment provided in the REIT provisions of the Code. The Colonial declaration of trust provides that the Colonial Board may terminate the status of Colonial as a REIT, provided, the Colonial Board adopts and presents such a resolution at an annual or special meeting of the shareholders, and the resolution is approved by holders of a majority of the issued and outstanding Colonial common shares.

SHAREHOLDER PROPOSALS

MAA 2014 Annual Shareholder Meeting and Shareholder Proposals

Shareholder proposals intended to be presented at the 2014 annual meeting of MAA shareholders must have been received by MAA no later than November 22, 2013 in order to be included in the proxy statement and form of proxy relating to that meeting, which will be the annual meeting the Combined Corporation shareholders in the event the mergers are completed on the expected timetable. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A shareholder who wishes to make a proposal at the MAA annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the MAA bylaws. Pursuant to the current MAA bylaws, that notice must have been submitted in writing and delivered to the secretary of MAA between January 21, 2014 and February  20, 2014.

Colonial 2014 Annual Shareholder Meeting and Shareholder Proposals

If the mergers are completed on the expected timetable, Colonial does not intend to hold a 2014 annual meeting of its shareholders. If, however the mergers are not completed and the Colonial 2014 annual meeting is held, shareholder proposals intended to be presented at the meeting must have been received by Colonial no later than November 13, 2013 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A shareholder who wishes to make a proposal at the Colonial annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the bylaws of Colonial. Pursuant to the current bylaws of Colonial, that notice must have been submitted in writing and delivered to the secretary of Colonial between January 24, 2014 and February 23, 2014.

LEGAL MATTERS

It is a condition to the mergers that MAA and Colonial receive opinions from Goodwin Procter LLP and Hogan Lovells US LLP, respectively, concerning the U.S. federal income tax consequences of the parent merger. Certain matters of Tennessee law, including the validity of the shares of MAA offered by this joint proxy statement/prospectus, will be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and certain operating expenses of certain acquired properties, appearing in the MAA Current Report on Form 8-K filed with the SEC on March 22, 2013 and containing information under items 2.01 and 9.01 of such form (being the second of two Current Reports on Form 8-K filed by MAA on March 22, 2013) have been audited by Watkins Uiberall, PLLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated in this joint proxy statement/registration statement by reference. Such statements of revenues and certain operating expenses are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from Colonial’s Current Report on Form 8-K dated August 21, 2013, and the effectiveness of Colonial’s internal control over financial reporting incorporated by reference from Colonial’s Annual Report on Form 10-K as of and for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

MAA and Colonial each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including MAA and Colonial, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult MAA’s or Colonial’s website for more information about MAA or Colonial, respectively. MAA’s website is www.maac.com. Colonial’s website is www.colonialprop.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

MAA has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of MAA common stock to be issued to Colonial shareholders in connection with the parent merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about MAA common stock. The rules and regulations of the SEC allow MAA and Colonial to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows MAA and Colonial to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the MAA or Colonial documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This joint proxy statement/prospectus incorporates by reference the documents listed below that MAA has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about MAA, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•

Current Reports on Form 8-K, filed on February 22, 2013, February 25, 2013, March 15, 2013, March 22, 2013 (two Current Reports), May 23, 2013, May 24, 2013, June 3, 2013 (two Current Reports), June 18, 2013, August 2, 2013 and August 9, 2013 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for MAA’s 2013 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on March 22, 2013.

In addition, MAA incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the mergers. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from MAA by requesting them in writing or by telephone at the following address:

Mid-America Apartment Communities, Inc.

Attention: Investor Relations Department

6584 Poplar Avenue

Memphis, Tennessee 38138

Telephone: (901) 682-6600

These documents are available from MAA without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Colonial has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Colonial, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (excluding Items 6, 7 and 8).

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•

Current Reports on Form 8-K, filed on January 7, 2013, January 29, 2013, February 1, 2013, April 29, 2013, June 3, 2013 (two Current Reports), June 6, 2013, July 11, 2013 and August 21, 2013 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for Colonial’s 2013 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on March 13, 2013.

In addition, Colonial incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Colonial special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Colonial will provide you with copies of these documents, without charge, upon written or oral request to:

Colonial Properties Trust

Attention: Investor Relations

2101 Sixth Avenue North, Suite 750

Birmingham, Alabama 35203

Telephone: (800) 645-3917

If you are a shareholder of MAA or a shareholder of Colonial and would like to request documents, please do so by September 18, 2013 to receive them before the MAA special meeting or the Colonial special meeting, as applicable. If you request any documents from MAA or Colonial, MAA or Colonial, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after MAA or Colonial receives your request.

If you have any questions about the mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact D.F. King & Co., Inc., MAA’s proxy solicitor, or Morrow & Co., Colonial’s proxy solicitor, at the following addresses and telephone numbers:

If you are a MAA shareholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Telephone: Banks and brokers: (212) 269-5550 Shareholders: (800) 628-8532	If you are a Colonial shareholder: Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014

This document is a prospectus of MAA and is a joint proxy statement of MAA and Colonial for the MAA special meeting and the Colonial special meeting. Neither MAA nor Colonial has authorized anyone to give any information or make any representation about the mergers or MAA or Colonial that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that MAA or Colonial has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On June 3, 2013 Mid-America Apartment Communities, Inc., or MAA, and Colonial Properties Trust, or Colonial, and certain of their respective affiliates, entered into a definitive agreement and plan of merger, which is referred to as the merger agreement, pursuant to which MAA and Colonial will combine through a merger of Colonial with and into MAA, with MAA surviving the merger, which is referred to as the parent merger.

Under the terms of the merger agreement, each Colonial common share will be converted automatically into the right to receive 0.360 of a newly issued share of MAA common stock. Following the parent merger, continuing MAA shareholders will hold approximately 56 percent of the issued and outstanding shares of common stock of the Combined Corporation and former Colonial shareholders will hold approximately 44 percent. The parent merger is subject to customary closing conditions, including receipt of the approval of both the MAA and Colonial shareholders, among other things. The transactions contemplated by the merger agreement, including the parent merger, are expected to close October 1, 2013.

The following unaudited pro forma consolidated financial statements are based on MAA’s historical consolidated financial statements and Colonial’s historical consolidated financial statements, each incorporated by reference in this joint proxy statement/prospectus, and have been adjusted in the statements below to give effect to the parent merger transaction. The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the twelve months ended December 31, 2012 give effect to the parent merger as if it had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2013 gives effect to the parent merger as if it had occurred on June 30, 2013. The historical consolidated financial statements of Colonial have been adjusted to reflect certain reclassifications in order to conform to MAA’s financial statement presentation.

The unaudited pro forma consolidated financial statements were prepared using the acquisition method of accounting with MAA considered the acquirer of Colonial. See “Accounting Treatment of the Mergers.” Under the acquisition method of accounting, the purchase price is allocated to the underlying Colonial tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total consideration for the parent merger and the assignment of fair values to Colonial’s assets acquired and liabilities assumed has not been finalized, is subject to change, could vary materially from the actual amounts at the time the parent merger is completed, and has not identified all adjustments necessary to conform Colonial’s accounting policies to MAA’s accounting policies. A final determination of the fair value of Colonial’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Colonial that exist as of the closing date of the parent merger and, therefore, cannot be made prior to the completion of the parent merger. In addition, the value of the consideration to be paid by MAA upon the consummation of the parent merger will be determined based on the closing price of MAA’s common stock on the closing date of the parent merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. MAA estimated the fair value of Colonial’s assets and liabilities based on discussions with Colonial’s management, preliminary valuation studies, due diligence and information presented in Colonial’s public filings. Until the parent merger is completed, both companies are limited in their ability to share certain information. Upon completion of the parent merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of MAA common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma consolidated financial statements. If the actual closing price per share of MAA common stock on the closing date is higher than the assumed amount, it is expected that the final purchase price will be higher; conversely, if the actual closing price is lower, it is expected that the final purchase price will be lower. A hypothetical 10% change in MAA’s closing stock price on the closing date of the parent merger would have an approximate $211 million impact on the purchase price and subsequent goodwill balance, if any.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the parent merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the Combined Corporation following the parent merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of the Combined Corporation under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the parent merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the parent merger. The projected operating synergies are expected to include approximately $25 million in combined annual cost synergies. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the parent merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the parent merger. However, such costs could affect the combined company following the parent merger in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the parent merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•

the historical audited consolidated financial statements of MAA as of and for the year ended December 31, 2012, included in MAA’s Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in MAA’s Form 10-Q, both of which are incorporated by reference in this document;

•

the historical audited consolidated financial statements of Colonial as of and for the year ended December 31, 2012, included in Colonial’s Current Report on Form 8-K dated August 21, 2013, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in Colonial’s Form 10-Q, both of which are incorporated by reference in this document; and

•

other information relating to MAA and Colonial contained in or incorporated by reference into this document. See “Where You Can Find More Information,” “Selected Historical Financial Information of MAA” and “Selected Historical Financial Information of Colonial.”

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(Dollars in thousands)

	MAA Historical (A)	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Assets:
Real estate assets:
Land	$396,734	$412,387	$74,182	(B)	$883,303
Buildings and improvements	3,237,281	2,653,469	121,681	(B)	6,012,431
Furniture, fixtures and equipment	100,513	187,346	(11,940)	(B)	275,919
Development and capital improvements in progress	47,662	91,235	(12,065)	(B)	126,832

	3,782,190	3,344,437	171,858		7,298,485
Less accumulated depreciation	(1,051,801)	(762,463)	762,463	(C)	(1,051,801)

	2,730,389	2,581,974	934,321		6,246,684
Land held for future development	5,450	198,410	(99,253)	(B)	104,607
Commercial properties, net	7,880	108,992	(31,210)	(B)	85,662
Investments in real estate joint ventures	3,178	4,379	868	(D)	8,425

Real estate assets, net	2,746,897	2,893,755	804,726		6,445,378

Cash and cash equivalents	8,792	20,944			29,736
Restricted cash	12,989	10,212			23,201
Deferred financing costs, net	12,492	11,587	(11,587)	(E)	12,492
Accounts Receivable	13,949	24,760			38,709
Notes Receivable	—	41,962			41,962
Other assets	29,111	38,495	89,016	(F)	156,622
Goodwill	4,106	—			4,106
Assets held for sale	5,881	41,279	8,075	(G)	55,235

Total assets	$2,834,217	$3,082,994	$890,230		$6,807,441

Liabilities and Shareholders’ Equity:
Liabilities:
Secured notes payable	$1,106,541	$690,284	$76,530	(H)	$1,873,355
Unsecured notes payable	585,000	957,043	20,713	(H)	1,562,756
Accounts payable	10,085	32,388			42,473
Fair market value of interest rate swaps	11,907	14,301			26,208
Accrued Expenses	42,556	56,331	25,608	(I)	124,495
Other liabilities	53,728	14,083			67,811
Security deposits	6,934	2,453			9,387
Liabilities associated with assets held for sale	148	—			148

Total liabilities	1,816,899	1,766,883	122,851		3,706,633

Redeemable Stock/noncontrolling interest	5,521	179,576	(179,576)	(J)	5,521

Shareholders’ equity:
Common stock	427	943	(597)	(J)	773
Additional paid-in capital	1,569,090	1,965,196	19,198	(J)	3,553,484
Accumulated distributions in excess of net income	(582,884)	(665,530)	665,530	(J)
			(25,608)	(I)	(608,492)
Treasury Stock	—	(150,163)	150,163	(J)	—
Accumulated other comprehensive losses	(6,336)	(14,093)	14,093	(J)	(6,336)

Total MAA shareholders’ equity	980,297	1,136,353	822,779		2,939,429
Noncontrolling interest	31,500	182	124,176	(K)	155,858

Total equity	1,011,797	1,136,535	946,955		3,095,287

Total liabilities and equity	$2,834,217	$3,082,994	$890,230		$6,807,441

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(Dollars in thousands, except per share data)

	MAA Historical	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Operating revenues:
Rental revenues	$243,008	$163,407	$(165)	(L)	$406,250
Other property revenues	21,029	36,451			57,480

Total property revenues	264,037	199,858	(165)		463,730
Management fee income	319	304			623

Total operating revenues	264,356	200,162	(165)		464,353
Property operating expenses
Personnel	29,027	19,154			48,181
Building repairs and maintenance	7,147	8,906			16,053
Real estate taxes and insurance	31,720	24,938			56,658
Utilities	13,677	16,142			29,819
Landscaping	5,819	4,038			9,857
Other operating	17,759	5,695			23,454
Depreciation and amortization	65,406	62,653	4,987	(M)	133,046

Total property operating expenses	170,555	141,526	4,987		317,068
Acquisition expense	499	8			507
Property management expenses	10,777	9,311			20,088
General and administrative expenses	6,628	9,306		(N)	15,934
Merger related expenses	5,737	1,705			7,442

Income from continuing operations before non-operating items	70,160	38,306	(5,152)		103,314
Interest and other non-property income	70	930			1,000
Interest expense	(30,906)	(43,194)	8,153	(O)	(65,947)
Loss on debt extinguishment/modification	(169)	—			(169)
Amortization of deferred financing costs	(1,607)	(2,759)	2,759	(P)	(1,607)
Impairment, legal contingencies, and other losses	—	(1,002)			(1,002)
Net casualty gain after insurance and other settlement proceeds	455	25			480

Income (loss) from continuing operations before gain from real estate joint ventures	38,003	(7,694)	5,760		36,069
Gain from real estate joint ventures	101	2,998	46	(Q)	3,145

Income (loss) from continuing operations	38,104	(4,696)	5,806		39,214
Net income (loss) from continuing operations attributable to noncontrolling interests	1,409	154	573	(R)	2,136

Net income (loss) from continuing operations available for MAA common shareholders	$36,695	$(4,850)	$5,233		$37,078
Weighted average common shares outstanding—basic	42,523	87,958		(S)	74,391
Weighted average common shares outstanding—diluted	44,294	87,958		(S)	79,286
Net income (loss) from continuing operations per share attributable to common shares—basic	$0.86	$(0.06)		(S)	$0.50
Net income (loss) from continuing operations per share attributable to common shares—diluted	$0.86	$(0.06)		(S)	$0.49

MID-AMERICA APARTMENT COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands, except per share data)

	MAA Historical	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Operating revenues:
Rental revenues	$456,202	$304,364	$(329)	(T)	$760,237
Other property revenues	40,064	58,787			98,851

Total property revenues	496,266	363,151	(329)		859,088
Management fee income	899	5,696			6,595

Total operating revenues	497,165	368,847	(329)		865,683
Property operating expenses
Personnel	57,190	35,796			92,986
Building repairs and maintenance	15,957	18,228			34,185
Real estate taxes and insurance	56,907	41,742			98,649
Utilities	27,248	31,878			59,126
Landscaping	11,163	7,436			18,599
Other operating	34,861	17,460			52,321
Depreciation and amortization	126,136	117,004	85,328	(U)	328,468

Total property operating expenses	329,462	269,544	85,328		684,334
Acquisition expense	1,581	1,285			2,866
Property management expenses	22,084	12,858			34,942
General and administrative expenses	13,762	22,615		(V)	36,377

Income from continuing operations before non-operating items	130,276	62,545	(85,657)		107,164
Interest and other non-property income	430	2,468			2,898
Interest expense	(58,751)	(92,085)	15,514	(W)	(135,322)
Loss on debt extinguishment/modification	(654)	—			(654)
Amortization of deferred financing costs	(3,552)	(5,697)	5,697	(X)	(3,552)
Impairment, legal contingencies, and other losses	—	(22,762)			(22,762)
Net casualty loss after insurance and other settlement proceeds	(6)	—			(6)
Gain (loss) on sale of non-depreciable assets	45	(4,306)			(4,261)

Income (loss) from continuing operations before (loss) gain from real estate joint ventures	67,788	(59,837)	(64,446)		(56,495)
(Loss) gain from real estate joint ventures	(223)	31,862	92	(Y)	31,731

Income (loss) from continuing operations	67,565	(27,975)	(64,354)		(24,764)
Net income (loss) from continuing operations attributable to noncontrolling interests	2,744	(2,065)	(2,100)	(Z)	(1,421)

Net income (loss) from continuing operations available for MAA common shareholders	64,821	$(25,910)	$(62,254)		$(23,343)
Weighted average common shares outstanding—basic	41,039	87,251		(AA)	72,450
Weighted average common shares outstanding—diluted	42,937	87,251		(AA)	72,450
Net income (loss) from continuing operations per share attributable to common shares—basic	$1.58	$(0.30)		(AA)	$(0.32)
Net income (loss) from continuing operations per share attributable to common shares—diluted	$1.57	$(0.30)		(AA)	$(0.32)

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:

Overview

For purposes of the unaudited pro forma consolidated financial statements (the “pro forma financial statements”), we have assumed a total preliminary purchase price for the parent merger of approximately $2.1 billion, which consists of shares of MAA common stock and Class A common units, or new MAA LP units, issued in exchange for Colonial LP units. Under the terms of the merger agreement, the transaction is currently valued at $21.97 per Colonial share/Colonial LP unit, based on the closing price of MAA’s common stock on August 16, 2013. Each issued and outstanding share of Colonial common stock will receive 0.360 of a share of MAA common stock totaling a maximum aggregate number of MAA common shares of approximately 32 million shares. In addition to the common shares, the transaction will also result in approximately 2.6 million additional new MAA LP units from the conversion of Colonial LP units into new MAA LP units using the 0.360 conversion rate noted above. We estimate that the MAA stock price represents the fair value of the new MAA LP units.

The pro forma financial statements have been prepared assuming the parent merger is accounted for using the acquisition method of accounting under U.S. GAAP (which we refer to as “acquisition accounting”) with MAA as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Colonial based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Colonial’s financial statement presentation to that of MAA, as described in Note 2. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Colonial to those of MAA due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

The pro forma adjustments represent MAA management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the parent merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the parent merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 combine the historical consolidated statements of operations of MAA and Colonial, giving effect to the parent merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of MAA and the historical consolidated balance sheet of Colonial as of June 30, 2013, giving effect to the parent merger as if it had been consummated on June 30, 2013.

Completion of the parent merger is subject to, among other things, approval by the shareholders of both companies. As of the date of this joint proxy statement/prospectus, the parent merger is expected to be completed October 1, 2013.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $2.1 billion was determined based on the number of Colonial’s shares of common stock and Colonial LP units, as of August 16, 2013. For purposes of the

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

pro forma financial statements, such common stock and Colonial LP units are assumed to remain outstanding as of the closing date of the parent merger. Further, no effect has been given to any other new shares of common stock or Colonial LP units that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the parent merger. In all cases in which MAA’s closing stock price is a determining factor in arriving at final consideration for the parent merger, the stock price assumed for the total preliminary purchase price is the closing price of MAA’s common stock on August 16, 2013 ($61.04 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.

The purchase price will be computed using the closing price of MAA common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of MAA common stock until the parent merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the parent merger, see “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger.”

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of MAA common stock (in thousands, except per share data):

	Price of MAA Common Stock	Consideration Given (MAA Shares and Units to be Issued)	Calculated Value of Consideration
As of August 16, 2013	$61.04	34,553	$2,109,098
Decrease of 10%	$54.94	34,553	$1,898,189
Increase of 10%	$67.14	34,553	$2,320,008

The total preliminary estimated purchase price described above has been allocated to Colonial’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the parent merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the parent merger is consummated and after completion of a thorough analysis to determine the fair value of Colonial’s tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Colonial’s accounting policies to those of MAA, could differ materially from the pro forma adjustments presented herein. The total preliminary purchase price was allocated as follows, based on Colonial’s historical unaudited consolidated Balance Sheet as of June 30, 2013 (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Real estate assets, net	$2,893,755	$804,726	$3,698,481
Lease intangible assets	378	94,529	94,907
Cash and cash equivalents	20,944	0	20,944
Deferred costs, assets held for sale, and other assets, excluding lease intangible assets	167,917	(9,025)	158,892
Notes payable	(1,647,327)	(97,243)	(1,744,570)
Fair market value of interest rate swaps	(14,301)	0	(14,301)
Accounts payable, accrued expenses, and other liabilities	(105,255)	(0)	(105,255)
Total Preliminary Purchase Price			$2,109,098

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 2:

(A)	The Colonial historical amounts include the reclassifications of certain balances in order to conform to MAA presentation as noted below:

Balance Sheet

•

The components of fixed assets were combined in “Land, buildings, and equipment.” These balances have been reclassified into the separate components titled “Land,” “Buildings and improvements,” “Furniture, fixtures and equipment,” “Land held for future development,” and “Commercial properties, net.”

•	The carrying value of hedging instruments was classified as a component of “Other liabilities.” This balance has been reclassified into “Fair market value of interest rate swaps.”

Statement of Operations

•

The components of property operating expense were combined into the line item titled “Property operating expense.” These balances have been reclassified into separate components titled “Personnel,” “Building repairs and maintenance,” “Utilities,” “Landscaping,” and “Other operating expenses.”

•

The expenses that make up the balance on the line titled “Impairment, legal contingencies, and other losses” were included as a component of “Operating income.” These expenses have been reclassified to “Non-operating income.”

•

Colonial’s historical Statement of Operations for the year ended December 31, 2012 was recast to reclassify the results of operations for certain disposed properties from continuing operations to discontinued operations. The recast Statement of Operations was filed by Colonial on Form 8-K on August 21, 2013.

Certain MAA historical balances were also reclassified in order to present in the form that the combined company will present as noted below:

Balance Sheet

•	A component of “Other assets” has been reclassified into a separate component, reclassifying $13.9 million to “Accounts receivable.”

Balance Sheet Adjustments

(B)	The real estate assets of Colonial have been adjusted to their estimated fair values as of June 30, 2013. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminarily estimated purchase price allocation was performed using the closing stock price of MAA on August 16, 2013.

(C)	Colonial’s historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)	Colonial’s investments in real estate joint ventures have been adjusted to their estimated fair value as of June 30, 2013, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above. A fair market value of debt adjustment for debt held by the joint ventures is included. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(E)	Colonial’s historical deferred financing costs of $11.6 million, net, are eliminated.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(F)	Other assets adjustment includes $92.9 million for acquisition of acquired in place leases, primarily related to commercial property, $1.6 million for leases that have above market rents, and $5.5 million for the elimination of Colonial straight line rent receivable. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain tenants, primarily leasing commissions, in each applicable market. An asset or liability is recognized for acquired leases with favorable or unfavorable rents based on our best estimates of current rents in each market.

(G)	Colonial’s assets held for sale are adjusted to reflect the assets at their estimated fair values less costs to sell.

(H)	The debt balances of Colonial have been adjusted to reflect the estimated fair value at June 30, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities. Fair value also includes transfer fees paid to assume the debt.

(I)	Adjustment represents estimated transaction costs anticipated to be paid by MAA and Colonial prior to or concurrent with the closing of the parent merger of approximately $25.6 million, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to MAA and Colonial. The adjustment does not include costs related to equity or debt financing and severance plans.

(J)	Adjustment represents the elimination of all historical Colonial balances and the issuance of MAA common stock in the parent merger using a value of $61.04 per share as of August 16, 2013.

(K)	The adjustment to noncontrolling interest represents the allocation of equity to the limited partnership unitholders based on the estimated fair value assumptions above.

Statement of Operations Adjustments – June 30, 2013

(L)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in a decrease of $0.2 million due to the above market lease intangible asset.

(M)	Depreciation and amortization is adjusted to remove $62.7 million of historical depreciation and amortization expense and to recognize $65.0 million of depreciation due to the fair value adjustment of the real estate assets and $2.6 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(N)	We expect the parent merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, we have not included any estimate of projected cost savings.

(O)	Interest expense is reduced by $8.2 million as the result of the amortization of the fair market value of debt adjustment as discussed in (H) above.

(P)	Amortization of deferred financing cost is adjusted to remove $2.8 million of historical amortization.

(Q)	Gain from real estate joint ventures is increased by $46,000 as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(R)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 5.45% in the consolidated results of the combined company.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(S)	The calculation of diluted income from continuing operations per common share was as follows:

	Six Months Ended June 30, 2013 (Dollars in thousands, except per share data)
	MAA Historical	Colonial Historical	MAA Pro Forma
Adjusted income (loss) from continuing operations attributable to common shares, basic	$36,661	$(5,087)	$37,078
Adjusted income (loss) from continuing operations attributable to common shares, diluted	$38,104	$(5,087)*	$39,214
Weighted average common shares outstanding, basic	42,523	87,958	74,391
Weighted average common shares outstanding, diluted	44,294	87,958 *	79,286	**
Net income (loss) from continuing operations per common share, basic	$0.86	$(0.06)	$0.50
Net income (loss) from continuing operations per common share, diluted	$0.86	$(0.06)	$0.49

Note: The pro forma weighted average common shares assumes that the Colonial weighted average common shares were converted to shares of MAA using an exchange ratio of 0.360 of a share of MAA common stock for every Colonial common share.

*	Colonial did not report any dilutive shares in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since the Combined Corporation has income from continuing operations, dilutive shares from Colonial, converted to shares of MAA common stock using the 0.360 exchange ratio, will be included.

Statement of Operations Adjustments – December 31, 2012

(T)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $0.3 million due to the above market lease intangible asset.

(U)	Depreciation and amortization is adjusted to remove $117 million of historical depreciation and amortization expense and to recognize $130.0 million of depreciation due to the fair value adjustment of the real estate assets and $72.3 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(V)	We expect the parent merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, we have not included any estimate of projected cost savings.

(W)	Interest expense is reduced by $15.5 million as the result of the amortization of the fair market value of debt adjustment as discussed in (H) above.

(X)	Amortization of deferred financing cost is adjusted to remove $5.7 million of historical amortization.

(Y)	Gain from real estate joint ventures is increased by $0.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(Z)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 5.74% in the consolidated results of the combined company.

MID-AMERICA APARTMENT COMMUNITIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(AA)	The calculation of diluted income from continuing operations per common share was as follows:

	Year Ended December 31, 2012 (Dollars in thousands, except per share data)
	MAA Historical	Colonial Historical	MAA Pro Forma
Adjusted income (loss) from continuing operations attributable to common shares, basic	$64,761	$(26,439)	$(23,343)
Adjusted income (loss) from continuing operations attributable to common shares, diluted	$67,565	$(26,439)*	$(23,343)**
Weighted average common shares outstanding, basic	41,039	87,251	72,450
Weighted average common shares outstanding, diluted	42,937	87,251 *	72,450 **
Net income (loss) from continuing operations per common share, basic	$1.58	$(0.30)	$(0.32)
Net income (loss) from continuing operations per common share, diluted	$1.57	$(0.30)	$(0.32)

Note: The pro forma weighted average common shares assumes that the Colonial weighted average shares were converted to MAA common stock using an exchange ratio of 0.360 of a share of MAA for every Colonial common share.

*	Colonial did not report any dilutive shares in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since the Combined Corporation does not have income from continuing operations, on a pro forma basis, dilutive shares from MAA or Colonial will not be included, with the Colonial common shares being converted to shares of MAA common stock using the 0.360 exchange ratio. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

MARTHA MERGER SUB, L.P.

COLONIAL PROPERTIES TRUST

and

COLONIAL REALTY LIMITED PARTNERSHIP

Dated as of June 3, 2013

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P. and Martha Merger Sub, L.P. (the “Mid-America Parties”) and Colonial Properties Trust and Colonial Realty Limited Partnership (the “Colonial Parties”) made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of the Mid-America Parties and the Colonial Parties as of specific dates, may be subject to important limitations and qualifications agreed to by the Mid-America Parties and the Colonial Parties and included in confidential disclosure schedules provided by the Mid-America Parties and the Colonial Parties in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the Mid-America Parties and the Colonial Parties instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by Mid-America Apartment Communities, Inc. and Colonial Properties Trust and Colonial Realty Limited Partnership with the U.S. Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the Mid-America Parties and the Colonial Parties.

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A – Form of Mid-America Apartment Communities, Inc. Executive Waiver
Exhibit B – Form of Colonial Properties Trust Voting Agreement
Exhibit C – Form of Mid-America Apartment Communities, Inc. Voting Agreement
Exhibit D – Form of Plan of Merger
Exhibit E – Form of Mid-America Apartments, L.P. Limited Partnership Agreement
Exhibit F – Colonial Properties Trust Tax Representation Letter
Exhibit G-1 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 1)
Exhibit G-2 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 2)
Exhibit H – Form of Colonial Properties Trust REIT Opinion
Exhibit I – Form of Mid-America Apartment Communities, Inc. REIT Opinion
Exhibit J – Form of Mid-America Apartment Communities, Inc. 368 Opinion
Exhibit K – Form of Colonial Properties Trust 368 Opinion
Schedule A – Colonial Properties Trust Voting Agreement Parties
Schedule B – Mid-America Apartment Communities, Inc. Voting Agreement Parties
Schedule C – Knowledge of Colonial Properties Trust
Schedule D – Knowledge of Mid-America Apartment Communities, Inc.
Colonial Properties Trust Disclosure Letter
Mid-America Apartment Communities, Inc. Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2013 (this “Agreement”), is by and among MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”), MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (“MAA LP”), MARTHA MERGER SUB, L.P., a Delaware limited partnership and a subsidiary of MAA LP (“OP Merger Sub”), COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”), and COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Colonial LP”). MAA, MAA LP, OP Merger Sub, Colonial and Colonial LP are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the board of directors of MAA (the “MAA Board”) and the board of trustees of Colonial (the “Colonial Board”) have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Colonial to combine their businesses by way of a merger of Colonial with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Alabama Real Estate Investment Trust Law (as amended, the “AREITL”), the Alabama Business and Nonprofit Entities Code, to the extent applicable (the “ABNEC”), and the Tennessee Business Corporation Act (as amended, the “TBCA”);

WHEREAS, MAA, as the sole general partner of MAA LP, Colonial, as the sole general partner of Colonial LP, and MAA LP, as the sole general partner of OP Merger Sub, deem it advisable and in the best interest of their respective limited partners that, prior to the Parent Merger, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirectly wholly-owned subsidiary of MAA LP after the Mergers (such merger transaction, the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”);

WHEREAS, each of the MAA Board and the Colonial Board has taken all actions required for the execution of this Agreement by MAA and Colonial, respectively, and approved the consummation of the Mergers and the other the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, MAA, in its capacity as the general partner of MAA LP, Colonial, in its capacity as the general partner of Colonial LP, and MAA LP, in its capacity as the general partner of OP Merger Sub, have each taken all actions required for the execution of this Agreement by MAA LP, Colonial LP and OP Merger Sub, respectively, and to approve the consummation by MAA LP, Colonial LP and OP Merger Sub, respectively, of the transactions contemplated hereby;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of MAA’s executive officers have entered into an agreement, in the form attached hereto as Exhibit A (the “MAA Executive Waivers”), dated as of the date hereof, pursuant to which such executive officers have agreed, among other things, that the Mergers and the other transactions contemplated by this Agreement shall not constitute a change in control as defined in the executive officer’s applicable restricted stock and employment agreements;

WHEREAS, as an inducement to the MAA Parties to enter into this Agreement, certain of Colonial’s shareholders listed on Schedule A hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Colonial Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote the Colonial Common Shares held by them for approval of the Parent Merger and the other transactions contemplated by this Agreement;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, certain of MAA’s shareholders listed on Schedule B hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit C (the “MAA Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote (i) the MAA Common Stock held by them for approval of the Parent Merger, the issuance of the MAA Common Stock to be issued in the Parent Merger and the other transactions contemplated by this Agreement, and (ii) the MAA OP Units, if any, held by them in favor of the MAA Partner Approval;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and

WHEREAS, for federal income tax purposes, it is intended that (i) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” with respect to the Parent Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Colonial Bylaws” means the Bylaws of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Common Shares” means common shares of beneficial interest in Colonial, par value $0.01 per share.

“Colonial Declaration of Trust” means the Declaration of Trust of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Equity Incentive Plans” means the Colonial 2008 Omnibus Incentive Plan, as amended, the Colonial Third Amended and Restated Share Option and Restricted Share Plan, as amended, and the Colonial Non-Employee Trustee Share Option Plan, as amended.

“Colonial ESPP” means Colonial’s Employee Share Purchase Plan, as amended.

“Colonial LP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Colonial LP, dated as of January 27, 2012, as amended, modified or supplemented from time to time.

“Colonial Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of Colonial and the Colonial Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the Colonial Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “Colonial Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Colonial to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a Colonial Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of MAA, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Colonial Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which Colonial and the Colonial Subsidiaries operate or own or lease properties.

“Colonial OP Unit” shall mean a limited partnership interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the Colonial LP Agreement.

“Colonial Option” means any option to purchase Colonial Common Shares under the Colonial Equity Incentive Plans or otherwise.

“Colonial Party” means any of Colonial or Colonial LP.

“Colonial Restricted Share Award” means an award of Colonial Common Shares granted under the Colonial Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

“Colonial Shareholder Meeting” means the meeting of the holders of Colonial Common Shares for the purpose of seeking the Colonial Shareholder Approval, including any postponement or adjournment thereof.

“Colonial Subsidiary” means Colonial LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Colonial and/or Colonial LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Colonial and/or any Person that is a Colonial Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Colonial Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Colonial and/or Colonial LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” means the letter agreement, dated October 30, 2012 from MAA to Colonial and confirmed and agreed to by Colonial.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” means an amount, not to exceed $10,000,000, equal to the sum of all documented reasonable and necessary Expenses paid or payable by any of the Colonial Parties or any of the MAA Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or partner approvals, the preparation, printing and mailing of the MAA Consent Solicitation, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all Indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” (A) where used herein with respect to the Colonial Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule C and (B) where used herein with respect to the MAA Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule D.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“MAA Bylaws” means the Bylaws of MAA as amended and supplemented and in effect on the date hereof.

“MAA Charter” means the Amended and Restated Charter of MAA as amended and supplemented and in effect on the date hereof.

“MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

“MAA Equity Incentive Plans” means the MAA 2004 Stock Plan, the MAA Director Deferred Compensation Plan, the MAA 2012 NEO Bonus Plan, the MAA 2008 Long Term Incentive Plan, the MAA 2012 Long Term Incentive Plan, and the MAA 2013 Long Term Incentive Plan, as each may be amended from time to time.

“MAA LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 24, 1997, as amended, modified or supplemented from time to time.

“MAA Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and the MAA Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “MAA Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of MAA to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a MAA Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Colonial, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any MAA Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and the MAA Subsidiaries operate or own or lease properties.

“MAA OP Unit” shall mean a limited partnership interest in MAA LP designated as a “Partnership Unit” under the MAA LP Agreement.

“MAA Option” means any option to purchase MAA Common Stock under the MAA Equity Incentive Plans or otherwise.

“MAA Party” means any of MAA, MAA LP or OP Merger Sub.

“MAA Shareholder Meeting” means the meeting of the holders of MAA Common Stock for the purpose of seeking the MAA Shareholder Approval, including any postponement or adjournment thereof.

“MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

“Termination Fee” means $75,000,000.

“Third Party” means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.

“VWAP of MAA Common Stock” shall mean the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

ABNEC	Preamble
ABNEC Article 13	Section 3.7
Acquisition Agreement	Section 7.4(a)
Acquisition Proposal	Section 7.4(a)
Agreement	Preamble
Amended Partnership Agreement	Section 2.4
AREITL	Preamble
BofA Merrill Lynch	Section 4.21
Book-Entry Share	Section 3.1(b)
Certificate	Section 3.1(b)
Change in Colonial Recommendation	Section 7.4(b)(iii)
Change in MAA Recommendation	Section 7.4(b)(iii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Clarification Request	Section 7.4(e)(iii)

Closing	Section 2.3
Closing Date	Section 2.3
Code	Preamble
Colonial	Preamble
Colonial Board	Preamble
Colonial Designees	Section 2.5
Colonial Disclosure Letter	Article IV
Colonial DRIP	Section 4.3(a)
Colonial Employee Benefit Plans	Section 4.13(a)
Colonial Insurance Policies	Section 4.20
Colonial Leases	Section 4.18(g)
Colonial LP	Preamble
Colonial Material Contract	Section 4.19(b)
Colonial Pending Acquisitions	Section 6.1(b)(vii)
Colonial Permits	Section 4.6(a)
Colonial Permitted Liens	Section 4.18(b)
Colonial Preferred Shares	Section 4.3(a)
Colonial Properties	Section 4.18(a)
Colonial Recommendation	Section 4.4(b)
Colonial SEC Documents	Section 4.7(a)
Colonial Shareholder Approval	Section 4.22
Colonial Subsidiary Partnership	Section 4.12(g)
Colonial Tax Protection Agreement	Section 4.12(g)
Colonial Third Party	Section 4.18(k)
Colonial Title Insurance Policies	Section 4.18(m)
Colonial Voting Agreement	Preamble
Continuing Employees	Section 7.17(a)
Dissenting Shares	Section 3.7
DRULPA	Preamble
ESPP Participants	Section 7.13(c)
ESPP Suspension Date	Section 7.13(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)
Exchange Ratio	Section 3.1(b)
Fee Payee	Section 9.3(d)(i)
Fee Payor	Section 9.3(d)(i)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(b)
Indemnified Parties	Section 7.6(a)
Indemnifying Parties	Section 7.6(a)
Interim Period	Section 6.1(a)
Intervening Event Notice Period	Section 7.4(b)(v)
Joint Proxy Statement	Section 3.5(a)
JP Morgan	Section 5.21
Letter of Transmittal	Section 3.5(c)(i)
MAA	Preamble
MAA Board	Preamble
MAA Consent Solicitation	Section 7.1(a)
MAA Employee Benefit Plan	Section 5.13(a)
MAA Executive Waivers	Preamble
MAA Disclosure Letter	Article V

MAA Insurance Policies	Section 5.20
MAA Leases	Section 5.18(g)
MAA LP	Preamble
MAA Material Contract	Section 5.19(b)
MAA Partner Approval	Section 5.22
MAA Pending Acquisitions	Section 6.2(b)(vii)
MAA Permits	Section 5.6(a)
MAA Permitted Liens	Section 5.18(b)
MAA Preferred Stock	Section 5.3(a)
MAA Properties	Section 5.18(a)
MAA Recommendation	Section 5.4(b)
MAA SEC Documents	Section 5.7(a)
MAA Shareholder Approval	Section 5.22
MAA Subsidiary Partnership	Section 5.12(g)
MAA Tax Protection Agreements	Section 5.12(g)
MAA Third Party	Section 5.18(k)
MAA Title Insurance Policies	Section 5.18(m)
MAA Voting Agreement	Preamble
Maximum Premium	Section 7.6(c)
Merger Consideration	Section 3.1(b)
Mergers	Preamble
New MAA OP Units	Section 3.2(b)
Notice of Recommendation Change	Section 7.4(b)(iv)
Notice Period	Section 7.4(b)(iv)
Organizational Documents	Section 7.6(a)
Outside Date	Section 9.1(c)
Parent Merger	Preamble
Parent Merger Effective Time	Section 2.2(c)
Parties	Preamble
Partnership Merger	Preamble
Partnership Merger Effective Time	Section 2.1(c)
Plan of Merger	Section 2.2(a)
Qualified REIT Subsidiary Qualifying Income	Section 4.12(b) Section 9.3(d)(i)
REIT	Section 4.12(b)
Superior Proposal	Section 7.4(c)
Takeover Statutes	Section 4.25
Taxable REIT Subsidiary	Section 4.12(b)
TBCA	Preamble
Transfer Taxes	Section 7.11(b)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) the phrase “made available” in this Agreement means that the information referred to has been made available if requested by the Party to whom such information is to be made available;

(f) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Partnership Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP, and MAA LP continuing as the operating partnership of MAA. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

(b) The Parties shall cause the Partnership Merger to be consummated by filing, as soon as practicable on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DRULPA, in such form as required by, and executed in accordance with the relevant provisions of, the DRULPA. The Parties shall make all other filings, recordings or publications required under the DRULPA in connection with the Partnership Merger.

(c) The Partnership Merger shall become effective upon such time as the certificate of merger has been filed with the Secretary of State for the State of Delaware, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the DRULPA as the effective time of the Partnership Merger, but not to exceed thirty (30) days after the certificate of merger has been accepted for record by the Office of the Secretary of State of the State of Delaware (the “Partnership Merger Effective Time”).

Section 2.2 The Parent Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the AREITL, the ABNEC and the TBCA, at the Parent Merger Effective Time, Colonial shall be merged with and into MAA, with MAA continuing as the surviving entity pursuant to the plan of merger substantially in the form attached as Exhibit D hereto (the “Plan of Merger”). The Parent Merger will have the effects set forth in the AREITL, the ABNEC (as applicable) and the TBCA.

(b) The Parties shall cause the Parent Merger to be consummated as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, and shall file (i) articles of merger, which shall set forth the Plan of Merger, with the Office of the Secretary of State for the State of Alabama in accordance with the AREITL and the applicable provisions of the ABNEC, in such form as required by, and executed in accordance with the relevant provisions of, the AREITL and the ABNEC, and (ii) articles of merger with the Secretary of State of the State of Tennessee in accordance with the TBCA, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Parties shall make all other filings, recordings or publications required under the AREITL, the ABNEC and TBCA in connection with the Parent Merger.

(c) The Parent Merger shall become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the articles of merger have been accepted for record by the Secretary of State of the State of Tennessee, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the ABNEC and the TBCA as the effective time of the Parent Merger, but not to exceed thirty (30) days after the articles of merger, as applicable, have been accepted for record by the relevant governmental office (the “Parent Merger Effective Time”), it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur on the Closing Date as soon as practicable following the Partnership Merger Effective Time.

Section 2.3 Closing. The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the third (3rd) Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “Closing Date”), provided, however, that MAA may elect at its reasonable discretion to accelerate or delay the Closing Date to the last Business Day of the calendar month in which all of the conditions set forth in Article VIII have been satisfied or waived, as set forth above, or as close as reasonably practicable thereto, provided that the Closing Date shall occur no less than two (2) Business Days and no more than fifteen (15) calendar days following the date on which all such conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing). The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, or at such other place as agreed to by the Parties.

Section 2.4 Governing Documents. The MAA Charter and MAA Bylaws as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable Law. The limited partnership agreement of MAA LP, as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of MAA LP immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law. Prior to the Partnership Merger Effective Time, MAA shall cause the limited partnership agreement of MAA LP to be amended and restated, effective no later than the Partnership Merger Effective Time, to be in all material respects in the form of Exhibit E attached hereto, except that any provisions noted on such Exhibit E as being “In The Form” shall be in the form of such provisions (as so amended and restated, the “Amended Partnership Agreement”).

Section 2.5 Board of Directors. Immediately following the Parent Merger Effective Time, the MAA Board shall be increased to 12 members and the MAA Board shall fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board (pursuant to Section 7.14(b), the “Colonial Designees”), to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified) and who shall be nominated by the MAA Board for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial Designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Section 2.6 Tax Consequences. It is intended that, for United States federal income tax purposes, the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. It is further intended for United States federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset- over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects on Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Colonial, or the holders of any securities of MAA or Colonial:

(a) Cancellation of Colonial Common Shares. Each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Colonial Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Colonial Common Shares. Subject to Section 3.4(b), each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and any Dissenting Shares (to the extent provided in Section 3.7)) shall automatically be converted into the right to receive 0.360 (as the same may be adjusted pursuant to Section 3.3, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock (the “Merger Consideration”), without interest. All Colonial Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of Colonial (a “Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented Colonial Common Shares shall cease to have any rights with respect to such Colonial Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional shares of MAA Common Stock into which such Colonial Common Shares have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.5(d).

(c) Share Transfer Books. At the Parent Merger Effective Time, the share transfer books of Colonial shall be closed and thereafter there shall be no further registration of transfers of the Colonial Common Shares. From and after the Parent Merger Effective Time, persons who held Colonial Common Shares immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Parent Merger Effective Time, any Certificates or Book-Entry Shares of Colonial presented to the Exchange Agent, MAA or the transfer agent for any reason shall be exchanged as provided in this Article III with respect to the Colonial Common Shares formerly represented thereby.

(d) MAA Common Stock. Each share of MAA Common Stock outstanding immediately prior to the Parent Merger Effective Time shall remain outstanding following the Parent Merger Effective Time.

Section 3.2 Effects on Partnership Interests.

(a) Conversion of OP Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP, or the holders of Colonial OP Units, MAA OP Units or partnership units of OP Merger Sub, (i) the partnership interests of OP Merger Sub held by MAA LP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one Colonial OP Unit representing the general partner interest of the general partner of Colonial LP and MAA LP shall be admitted as the sole general partner of

Colonial LP and (ii) the partnership interests in OP Merger Sub held by the limited partner of OP Merger Sub and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 99 Colonial OP Units and the limited partner of OP Merger Sub shall be admitted as the sole limited partner of Colonial LP.

(b) Conversion of Colonial OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP or the holders of Colonial OP Units or MAA OP Units, (i) the interests of the general partner in Colonial LP (other than the Colonial OP Units held by Colonial, which shall be converted pursuant to clause (ii) hereof) shall be cancelled and no payment shall be made with respect thereto, and (ii) each Colonial OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Class A Common Units in MAA LP (“New MAA OP Units”) in an amount equal to (x) 1, multiplied by (y) the Exchange Ratio, and each holder of New MAA OP Units shall be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP following the Partnership Merger Effective Time.

Section 3.3 Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Colonial should split, combine or otherwise reclassify the Colonial Common Shares, or make a dividend or other distribution in Colonial Common Shares (including any dividend or other distribution of securities convertible into Colonial Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.4 Colonial Options and Restricted Stock.

(a) At the Parent Merger Effective Time, each outstanding Colonial Option, whether or not exercisable at the Parent Merger Effective Time, will be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Colonial Equity Incentive Plan and award agreement or other agreement or other document evidencing Colonial Options, from and after the Parent Merger Effective Time, each Colonial Option so assumed by MAA under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Colonial Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Colonial Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Colonial Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Colonial Option, when exercisable, will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of Colonial Common Shares that were subject to such Colonial Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Colonial Option will be equal to the quotient determined by dividing the exercise price of each Colonial Common Share subject to such assumed Colonial Option by the Exchange Ratio, rounded up to the nearest whole cent.

(b) Any and all Colonial Common Shares subject to Colonial Restricted Share Awards that are converted into the right to receive MAA Common Stock pursuant to Section 3.1(b) shall be converted into the right to receive shares of MAA Common Stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial Restricted Share Award immediately prior to the Parent Merger Effective Time.

(c) Prior to the Parent Merger Effective Time, Colonial and MAA agree that Colonial shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.4. From and after the Parent Merger Effective Time, unless the compensation committee of the MAA Board determines otherwise, all references to Colonial in the Colonial Equity Incentive Plans and in each agreement evidencing any Colonial Options or any other Colonial equity-based award, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to MAA and its Subsidiaries and (B) for all other purposes, to refer to MAA.

Section 3.5 Exchange of Certificates.

(a) Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Colonial Shareholder Meeting and the MAA Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), MAA shall appoint a bank or trust company reasonably satisfactory to Colonial to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.9. On or before the Partnership Merger Effective Time, MAA shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of MAA Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.5(d) (such evidence of book-entry shares of MAA Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Colonial Common Shares. MAA shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by MAA. Interest and other income on the Exchange Fund shall be the sole and exclusive property of MAA. No investment of the Exchange Fund shall relieve MAA or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, MAA shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy MAA’s obligations hereunder for the benefit of the holders of Colonial Common Shares at the Parent Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) Exchange Procedures.

(i) As promptly as practicable following the Parent Merger Effective Time (but in no event later than two (2) Business Days thereafter), MAA shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon proper delivery of the Certificates or Book-Entry Shares (or affidavits of loss in lieu thereof) to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as MAA and Colonial may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of Colonial Common Shares previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the

Fractional Share Consideration in accordance with Section 3.9 and dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d).

(ii) Upon surrender of a Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Colonial Common Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article III plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.9 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate and Book-Entry Share shall be deemed, at any time after the Parent Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.5(d) hereof.

(iii) In the event of a transfer of ownership of Colonial Common Shares that is not registered in the transfer records of Colonial, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of MAA that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to MAA Common Stock. No dividends or other distributions with respect to MAA Common Stock with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MAA Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by MAA to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such shares of MAA Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of MAA Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to MAA Common Stock) which remains undistributed to the holders of Colonial Common Shares for twelve (12) months after the Parent Merger Effective Time shall be delivered to MAA, upon demand, and any former holders of Colonial Common Shares prior to the Parent Merger who have not theretofore complied with this Article III shall thereafter look only to MAA for payment of the Merger Consideration.

(f) No Liability. None of the MAA Parties, the Colonial Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of MAA, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.6 Withholding Rights. The Parties, Colonial LP, MAA LP, OP Merger Sub, the respective Affiliates of the foregoing and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Colonial Common Shares that are outstanding immediately prior to the Parent Merger Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such Colonial Common Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et seq. of the ABNEC (“ABNEC Article 13”) shall not be converted into shares of MAA Common Stock as provided in Section 3.1(b), but rather the holders of Dissenting Shares shall be entitled to payment by MAA of the “fair value” (as defined in ABNEC Article 13) of such Dissenting Shares plus accrued interest in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Parent Merger Effective Time into, and shall have become exchangeable solely for the right to receive, shares of MAA Common Stock as provided in Section 3.1(b). Colonial shall serve prompt written notice to MAA of any demand received by Colonial from a holder of Colonial Common Shares pursuant to Section 13.21 of ABNEC Article 13, and MAA shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the Parent Merger Effective Time, Colonial shall not, without the prior written consent of MAA (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.8 Structure. Each party hereto shall cooperate reasonably in the consideration of any reasonable changes requested by the other Parties regarding the structure of the transactions contemplated herein; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Colonial Common Shares or Colonial OP Units as currently contemplated in this Agreement, (b) reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Mergers, (c) adversely affect, including with respect to federal income tax treatment, any of the parties hereto or the holders of Colonial Common Shares or Colonial OP Units in connection with the Mergers, (d) require submission to or approval by holders of Colonial Common Shares after the Colonial Shareholder Approval, (e) require submission to or approval by holders of Colonial OP Units (other than to the extent solely from Colonial, as general partner and/or limited partner of Colonial LP) or (f) provide for any modifications to the provisions of the Amended Partnership Agreement that are noted on Exhibit E as being “In The Form”; and provided further that such change also shall be subject to the written consent of the other Parties (such consent not to be unreasonably withheld, or conditioned or delayed). In the event that the Parties mutually agree to make such a change, the Parties agree to execute appropriate documents, including entering into appropriate amendments to this Agreement, to reflect the change.

Section 3.9 Fractional Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision of this Agreement, each holder of Colonial Common Shares converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the VWAP of MAA Common Stock.

Section 3.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by MAA, the posting by such Person of a bond in such reasonable amount as MAA may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLONIAL

Except (a) as set forth in the disclosure letter that has been prepared by the Colonial Parties and delivered by the Colonial Parties to the MAA Parties in connection with the execution and delivery of this Agreement (the “Colonial Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the Colonial Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the Colonial Disclosure Letter is intended to broaden the scope of any representation or warranty of the Colonial Parties made herein and (y) no reference to or disclosure of any item or other matter in the Colonial Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Colonial Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Colonial or any of the Colonial Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 4.12, as disclosed in publicly available Colonial SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Colonial Parties hereby jointly and severally represent and warrant to the MAA Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Colonial is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Colonial is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Each Colonial Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(c) Section 4.1(c) of the Colonial Disclosure Letter sets forth a true and complete list of the Colonial Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Colonial in each Colonial Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Colonial Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. Colonial has made available to MAA complete and correct copies of (i) the Colonial Declaration of Trust and Colonial Bylaws, (ii) the Colonial LP Agreement and the certificate of limited partnership of Colonial LP, and (iii) the organizational documents of each Colonial Subsidiary, in each case as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Colonial consists of 125,000,000 Colonial Common Shares and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 31, 2013, 2013, (i) 88,728,449 Colonial Common Shares were issued and outstanding, (ii) no preferred shares of beneficial interest in Colonial (“Colonial Preferred Shares”) were issued and outstanding, (iii) 1,360,094 Colonial Common Shares were reserved for issuance pursuant to the terms of outstanding options granted pursuant to the Colonial Equity Incentive Plans, (iv) 3,252,618 Colonial Common Shares were available for grant under the Colonial Equity Incentive Plans, (v) 6,177,028 Colonial Common Shares were reserved for issuance under the Colonial ESPP and Colonial’s Dividend Reinvestment Plan (the “Colonial DRIP”) and (vi) 7,151,752 Colonial Common Shares were reserved for issuance upon redemption of Colonial OP Units. All issued and outstanding shares of the capital stock of Colonial are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Colonial having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Colonial Common Shares may vote. Section 4.3(a) of the Colonial Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding Colonial Options under the Colonial Equity Incentive Plans and the number of Colonial Common Shares subject to each outstanding Colonial Option, the name of the holder, the exercise price, and the grant date. There are no other rights to purchase or receive Colonial Common Shares granted under the Colonial Equity Incentive Plans or otherwise other than the Colonial Options.

(b) All of the outstanding shares of capital stock of each of the Colonial Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Colonial Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Colonial Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Colonial Disclosure Letter, Colonial owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Colonial Subsidiaries owned by Colonial or a Colonial Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the Colonial LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Colonial Subsidiary owned by Colonial or a Colonial Subsidiary or which would require any Colonial Subsidiary to issue or sell any shares of such Colonial Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such Colonial Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(c) of the Colonial Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Colonial or any Colonial Subsidiary is a party or by which any of them is bound, obligating Colonial or any Colonial Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Colonial Common Shares, Colonial Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Colonial or any of the Colonial Subsidiaries or obligating Colonial or any Colonial Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Colonial Disclosure Letter, there are no outstanding contractual obligations of Colonial or any Colonial Subsidiary to repurchase, redeem or otherwise acquire any Colonial Common Shares, Colonial Preferred Shares, or other equity securities of Colonial or any Colonial Subsidiary. Neither Colonial nor any Colonial Subsidiary is a party to or, to the Knowledge of Colonial, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Colonial or any of the Colonial Subsidiaries.

(d) Colonial does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 4.3(e) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Colonial Common Shares and any material dividends or distributions on any securities of any Colonial Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) Colonial is the sole general partner of Colonial LP and Colonial owns, directly or indirectly, all of the general partner interests in Colonial LP.

(h) Section 4.3(h) of the Colonial Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Colonial LP.

Section 4.4 Authority.

(a) Colonial has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Colonial Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Colonial is a party, including the Parent Merger. The execution and delivery of this Agreement by Colonial and the consummation by Colonial of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of Colonial are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the Colonial Shareholder Approval, and to the filing of the articles of merger with the Office of the Secretary of State for the State of Alabama. This Agreement has been duly executed and delivered by Colonial and assuming due authorization, execution and delivery by each of Colonial LP, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial enforceable against Colonial in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Colonial Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Colonial Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of Colonial vote in favor of the approval of the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement (the “Colonial Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Colonial LP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by Colonial LP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Colonial LP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger to the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Colonial LP, and assuming due authorization, execution and delivery by each of Colonial, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial LP, enforceable against Colonial LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Colonial Disclosure Letter, the execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Colonial Shareholder Approval, conflict with or violate any provision of (A) the Colonial Declaration of Trust or Colonial Bylaws (B) the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) any equivalent organizational or governing documents of any other Colonial Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound, or (iii) assuming receipt of the Colonial Shareholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Colonial or any Colonial Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Colonial or any Colonial Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Colonial or any Colonial Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Notwithstanding the foregoing, no representations and warranties shall be deemed to have been made under Section 4.5(a)(iii) with respect to the agreements (other than the Colonial LP Agreement) listed on Section 4.12(g) of the Colonial Disclosure Letter.

(b) The execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of this Agreement by each of Colonial and Colonial LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of MAA Common Stock in the Parent Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Alabama and the Office of the Secretary of State for the State of Tennessee and (y) appropriate documents with the relevant authorities of the other jurisdictions in which Colonial and MAA and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.17 or Section 4.18, which are addressed solely in those Sections, Colonial and each Colonial Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Colonial and each Colonial Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Colonial Permits”), and all such Colonial Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. All applications required to have been filed for the renewal of the Colonial Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Colonial Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received any claim or notice nor has any Knowledge indicating that Colonial or any Colonial Subsidiary is currently not in compliance with the terms of any such Colonial Permits, except where the failure to be in compliance with the terms of any such Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Neither Colonial nor any Colonial Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound (except for Laws addressed in Section 4.16, Section 4.17, or Section 4.18), or (ii) any Colonial Permits (except for the Colonial Permits addressed in Section 4.17 or Section 4.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Colonial has made available to MAA (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Colonial and Colonial LP with the SEC since January 1, 2010 (the “Colonial SEC Documents”).

Except for matters relating to open comment letters with the SEC as set forth in Section 4.7 of the Colonial Disclosure Letter, as of their respective dates, the Colonial SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Colonial SEC Documents and none of the Colonial SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Colonial SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. Except as previously made available to MAA, neither Colonial nor Colonial LP have any outstanding and unresolved comments from the SEC with respect to the Colonial SEC Documents. Other than Colonial LP, no Colonial Subsidiary is required to file any form or report with the SEC.

(b) Colonial has made available to MAA complete and correct copies of all written correspondence between the SEC on one hand, and Colonial or Colonial LP, on the other hand, since January 1, 2010. At all applicable times, Colonial and Colonial LP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Colonial and the Colonial Subsidiaries included or incorporated by reference in the Colonial SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Colonial and the Colonial Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Colonial and the Colonial Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Colonial SEC Documents filed and publicly available prior to the date of this Agreement.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 4.8 of the Colonial Disclosure Letter, since March 31, 2013, Colonial and each Colonial Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any Colonial Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.9 No Undisclosed Material Liabilities. Except as disclosed in the Colonial SEC Documents, as set forth in Section 4.9 of the Colonial Disclosure Letter or as otherwise would not reasonably be expected to have a Colonial Material Adverse Effect, there are no liabilities of Colonial or any of the Colonial Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Colonial or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of Colonial dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to March 31, 2013.

Section 4.10 No Default. Except as set forth on Section 4.10 of the Colonial Disclosure Letter, none of Colonial or any of the Colonial Subsidiaries is in default or violation (and to the Knowledge of Colonial, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Colonial Declaration of Trust or the Colonial Bylaws (B), the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) the comparable charter or organizational documents of any of the other Colonial Subsidiaries (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Colonial or any of the Colonial Subsidiaries is a party or by which Colonial, any of the Colonial Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to Colonial or any of the Colonial Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.11 of the Colonial Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Colonial, threatened in writing by or before any Governmental Authority against Colonial or any Colonial Subsidiary or any director or officer of Colonial or any Colonial Subsidiary, and (b) neither Colonial nor any Colonial Subsidiary, nor any of Colonial’s or any Colonial Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Colonial and each Colonial Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Colonial and each Colonial Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax return.

(b) Colonial (i) for all taxable years commencing with Colonial’s formation and through December 31, 2012, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending with the Parent Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of Colonial, no such challenge is pending or threatened. No entity in which Colonial owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Section 4.12(b) of the Colonial Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of Colonial, and each Colonial Subsidiary not set forth in Section 4.12(b) of the Colonial Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from Colonial or a Colonial Subsidiary for United States federal income tax purposes. Taking into account all distributions to be made by Colonial prior to the Parent Merger Effective Time, Colonial will have distributed cash to its shareholders in its taxable year ending with the Parent Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Parent Merger, and Colonial will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Parent Merger.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Colonial, threatened with regard to any Taxes or Tax Returns of Colonial or any Colonial Subsidiary; (ii) no deficiency for Taxes of Colonial or any Colonial Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Colonial, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect; (iii) except as set forth in Section 4.12(c)(iii) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 4.12(c)(iv) of the Colonial Disclosure Letter, neither Colonial nor any of the Colonial Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither Colonial nor any Colonial Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) Colonial and the Colonial Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid and shall not incur any such liability for such Taxes in the taxable year ending on the Closing Date, and (ii) neither Colonial nor any Colonial Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Colonial or the Colonial Subsidiaries.

(f) Colonial and the Colonial Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 4.12(g) of the Colonial Disclosure Letter, there are no Colonial Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Colonial, threatened to raise a material claim against Colonial or any Colonial Subsidiary for any breach of any Colonial Tax Protection Agreements. As used herein, “Colonial Tax Protection Agreements” means any written agreement to which Colonial or any Colonial Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Colonial Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Colonial Subsidiary Partnership, and that requires Colonial or any Colonial Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “Colonial Subsidiary Partnership” means a Colonial Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of Colonial or any Colonial Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither Colonial nor any Colonial Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which Colonial or any Colonial Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and Colonial Tax Protection Agreements).

(k) Neither Colonial nor any Colonial Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Colonial or any Colonial Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither Colonial nor any Colonial Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither Colonial nor any of the Colonial Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 4.12(n) of the Colonial Disclosure Letter, no written power of attorney that has been granted by Colonial or any of the Colonial Subsidiaries (other than to Colonial or a Colonial Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 4.12 contains the sole and exclusive representations and warranties of the Colonial Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.7(c), Section 4.13, Section 4.14(c), Section 4.18(b) and Section 4.18(i)).

Section 4.13 Pension and Benefit Plans; Employees.

(a) Section 4.13(a) of the Colonial Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Colonial or any of its ERISA Affiliates (such Employee Benefit Plans, the “Colonial Employee Benefit Plans”. Each such Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to Colonial’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each such Colonial Employee Benefit Plan, Colonial has provided, or made available, to MAA (if applicable to such Colonial Employee Benefit Plan): (i) all documents embodying or governing such Colonial Employee Benefit Plan, and any funding medium for the Colonial Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Colonial Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such Colonial Employee Benefit Plan (or other descriptions of such Colonial Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such Colonial Employee Benefit Plan and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each Colonial Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect, and is being administered and operated in all material respects in accordance with its terms. No Colonial Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of Colonial and any ERISA Affiliate, of all amounts that Colonial and any ERISA Affiliate are required under the terms of the Colonial Employee Benefit Plans to have paid as contributions to such Colonial Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Colonial through the Closing Date.

(e) Neither Colonial, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Colonial, or an ERISA Affiliate, nor, to the Knowledge of Colonial, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Colonial Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of Colonial, threatened with respect to any Colonial Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 4.13(g) of the Colonial Disclosure Letter, no Colonial Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 4.13(h) of the Colonial Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (A) entitle any employee, trustee, director or consultant of Colonial or the Colonial Subsidiaries to severance pay or any increase in severance pay under any Colonial Employee Benefit Plan or Colonial employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of Colonial or any Colonial Subsidiary, or could limit the right to amend, merge or terminate any Colonial Employee Benefit Plan or related trust, (C) result in payments or benefits under any Colonial Employee Benefit Plan or Colonial employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of Colonial or any of its ERISA Affiliates.

(i) The per share exercise price of each Colonial Option is no less than the fair market value of a Colonial Common Share on the date of grant of such Colonial Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Colonial Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Colonial Employee Benefit Plan is, or to the Knowledge of Colonial, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.14 Labor and Employment Matters.

(a) Neither Colonial nor any Colonial Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Colonial, or any of the Colonial Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries relating to their business and neither Colonial nor any Colonial Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past five (5) years. To Colonial’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Colonial or any of the Colonial Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 4.14(b) of the Colonial Disclosure Letter, there are no proceedings pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries in any forum by or on behalf of any present or former employee of Colonial or any of the Colonial Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Colonial of any of the Colonial Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(c) Each individual who renders service to Colonial or any Colonial Subsidiary who is classified by Colonial or such Colonial Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Colonial Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Colonial Employee Benefit Plans and perquisites.

(d) Each of Colonial and the Colonial Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Except as set forth in Section 4.14(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Colonial or any Colonial Subsidiary.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Colonial and Colonial LP in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to Colonial’s shareholders or at the time of the Colonial Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Colonial, its officers and directors and the Colonial Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. None of the information supplied or to be supplied by or on behalf of Colonial or Colonial LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of Colonial or Colonial LP.

Section 4.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, (i) Colonial and the Colonial Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Colonial and the Colonial Subsidiaries as it is currently conducted, (ii) to the Knowledge of Colonial, the conduct of the business of Colonial and the Colonial Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Colonial, threatened claims with respect to any of the Intellectual Property rights owned by Colonial or any Colonial Subsidiary, and (iv) to the Knowledge of Colonial, no third party is currently infringing or misappropriating Intellectual Property owned by Colonial or any Colonial Subsidiary. Colonial and the Colonial Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 4.16 contains the exclusive representations and warranties of the Colonial Parties with respect to intellectual property matters.

Section 4.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.17(a) of Colonial Disclosure Letter, or in any Phase I or Phase II report made available to MAA prior to the date hereof:

(i) Colonial and each Colonial Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) Colonial and each Colonial Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Colonial nor any Colonial Subsidiary has received any written notice, demand, letter or claim alleging that Colonial or any such Colonial Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Colonial or any Colonial Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of Colonial, threatened against Colonial and any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither Colonial nor any Colonial Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Colonial, threatened against Colonial or any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither Colonial nor any Colonial Subsidiary has assumed, by contract or, to the Knowledge of Colonial, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither Colonial nor any Colonial Subsidiary has caused, and to the Knowledge of Colonial, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Colonial or any Colonial Subsidiary under any Environmental Law.

(vii) There is no site to which Colonial or any Colonial Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Colonial, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 4.5(b), Section 4.7, Section 4.8, Section 4.9, Section 4.18(b), Section 4.18(h) and Section 4.20, this Section 4.17 contains the exclusive representations and warranties of the Colonial Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.18 Properties.

(a) Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by Colonial or any Colonial Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Colonial Property” and collectively referred to herein as the “Colonial Properties”). Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by Colonial or a Colonial Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Colonial or a Colonial Subsidiary after the date of this Agreement. Except as set forth in Section 4.18(a) of the Colonial Disclosure Letter, there are no real properties that Colonial or any Colonial Subsidiary is obligated to buy, lease or sublease at some future date.

(b) Colonial or a Colonial Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the Colonial Properties, in each case, free and clear of Liens, except for Colonial Permitted Liens. For the purposes of this Agreement, “Colonial Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Colonial (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing Colonial Title Insurance Policies made available by or on behalf of Colonial or any Colonial Subsidiary to MAA prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated).

(c) Neither Colonial nor any Colonial Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Colonial Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Colonial Properties which, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties has failed to be obtained or is not in full force and effect, and neither Colonial nor any Colonial Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(e) Except as set forth in Section 4.18(e) of the Colonial Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Colonial Property or, to the Knowledge of Colonial, any Colonial Property leased by Colonial or any Colonial Subsidiary, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), and neither Colonial nor any Colonial Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any Colonial Property, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Colonial Property.

(f) Section 4.18(f) of the Colonial Disclosure Letter lists all ground leases affecting the interest of Colonial or any Colonial Subsidiary in the Colonial Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to MAA on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, the rent roll summaries for each of the Colonial Properties as previously provided to MAA, and the schedules with respect to the Colonial Properties subject to triple-net leases, which schedules have previously been made available to MAA, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which Colonial or any Colonial Subsidiary is a party as lessor or sublessor with respect to each of the applicable Colonial Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Colonial Leases”). Section 4.18(g) of the Colonial Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each Colonial Property (which security deposits are in the amounts required by the applicable Colonial Lease).

(h) Except as set forth on Section 4.18(h) of the Colonial Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, neither Colonial nor any Colonial Subsidiary, on the one hand, nor, to the Knowledge of Colonial, any other party, on the other hand, is in monetary default under any Colonial Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to MAA on or prior to the date hereof by or on behalf of Colonial.

(i) Except as set forth on Section 4.18(i) of the Colonial Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Colonial Properties, and Colonial and the Colonial Subsidiaries have not received any written notice of (and Colonial and the Colonial Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Colonial Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Colonial and the Colonial Subsidiaries, considered as a whole.

(j) Except as set forth in Section 4.18(j) of the Colonial Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Colonial Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for Colonial Permitted Liens or as set forth in Section 4.18(k) of the Colonial Disclosure Letter and as set forth in contracts provided to MAA prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Colonial Property or any portion thereof that would materially adversely affect Colonial’s, or any Colonial Subsidiary’s, ownership, ground lease or right to use a Colonial Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Colonial Property or any portion thereof that is owned by any Colonial Subsidiary, which, in each case, is in favor of any party other than Colonial or a Colonial Subsidiary (a “Colonial Third Party”).

(l) Except as set forth in Section 4.18(l) of the Colonial Disclosure Letter or pursuant to a Colonial Lease or any ground lease affecting any Colonial Property, neither Colonial nor any Colonial Subsidiary is a party to any agreement pursuant to which Colonial or any Colonial Subsidiary manages or manages the development of any real property for any Colonial Third Party.

(m) Colonial and each Colonial Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Colonial Property (each, a “Colonial Title Insurance Policy” and, collectively, the “Colonial Title Insurance Policies”). A copy of each Colonial Title Insurance Policy in the possession of Colonial as of the date hereof has been made available to MAA. No written claim has been made against any Colonial Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Colonial Property.

(n) To the Knowledge of Colonial, Section 4.18(n) of the Colonial Disclosure Letter lists each Colonial Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Colonial or a Colonial Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) Colonial and the Colonial Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. None of Colonial’s or any of the Colonial Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Colonial Permitted Liens and Liens that would not reasonably be expected to have a Colonial Material Adverse Effect. Section 4.18(o) of the Colonial Disclosure Letter sets forth all leased personal property of Colonial or any Colonial Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 4.18(p) of the Colonial Disclosure Letter lists the parties currently providing third-party property management services to Colonial or a Colonial Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 4.18(q) of the Colonial Disclosure Letter or (C) as, individually or in the aggregate, would cost Colonial and the Colonial Subsidiaries less than $1,000,000 to repair or otherwise remediate for any Colonial Property, Colonial has no Knowledge of (i) any structural defects relating to any Colonial Property, (ii) Colonial Properties whose building systems are not in working order, or (iii) physical damage to any Colonial Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 4.19 Material Contracts.

(a) Except for contracts listed in Section 4.19(a) of the Colonial Disclosure Letter or filed as exhibits to the Colonial SEC Documents, as of the date of this Agreement, neither Colonial nor any Colonial Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Colonial’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Colonial or any Colonial Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Colonial or any Colonial Subsidiary, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Colonial or any Colonial Subsidiary, or that otherwise restricts the lines of business conducted by Colonial or any Colonial Subsidiary or the geographic area in which Colonial or any Colonial Subsidiary may conduct business;

(iv) is an agreement which obligates Colonial or any Colonial Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Colonial or any Colonial Subsidiary pursuant to which Colonial or a Colonial Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Colonial or any Colonial Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Colonial or any Colonial Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Colonial Lease or a ground lease affecting a Colonial Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Colonial or any Colonial Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned Colonial Subsidiary) by Colonial or any Colonial Subsidiary (other than advances made pursuant to and expressly disclosed in the Colonial Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Colonial Lease with respect to the development, construction, or equipping of Colonial Properties or the funding of improvements to Colonial Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential Colonial Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other concessions.

(b) Each such contract described in clauses (i)-(xii) of Section 4.19(a) above is referred to herein as a “Colonial Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, each Colonial Material Contract is legal, valid, binding and enforceable on Colonial and each Colonial Subsidiary that is a party thereto and, to the Knowledge of Colonial, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, Colonial and each Colonial Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Colonial Material Contract and, to the Knowledge of Colonial, each other party thereto has performed all obligations required to be performed by it under such Colonial Material Contract prior to the date hereof. None of Colonial or any Colonial Subsidiary, nor, to the Knowledge of Colonial, any other party thereto, is in material breach or violation of, or default under, any Colonial Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Colonial Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received notice of any violation of or default under any Colonial Material Contract, except as set forth in Section 4.19(c) of the Colonial Disclosure Letter, and except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.20 Insurance. Colonial has made available to MAA copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in Colonial’s possession providing coverage for all Colonial Properties (the “Colonial Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a Colonial Material Adverse Effect, there is no claim for coverage by Colonial or any Colonial Subsidiary pending under any of the Colonial Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, all premiums payable under all Colonial Insurance Policies have been paid, and Colonial and the Colonial Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Colonial Insurance Policies. To the Knowledge of Colonial, such Colonial Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Colonial or any Colonial Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.21 Opinion of Financial Advisor. The Colonial Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in BofA Merrill

Lynch’s written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders (other than MAA and its Affiliates) of Colonial Common Shares. Colonial will make available to MAA, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the Colonial Board.

Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding Colonial Common Shares (the “Colonial Shareholder Approval”) is the only vote of holders of securities of Colonial required to adopt this Agreement and approve the Parent Merger and the other transactions contemplated by this Agreement.

Section 4.23 Brokers. Except for the fees and expenses payable to BofA Merrill Lynch, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of Colonial or any Colonial Subsidiary.

Section 4.24 Investment Company Act. Neither Colonial nor any Colonial Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is, or as of the Parent Merger Effective Time will be, applicable to this Agreement, the Colonial Voting Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Colonial Disclosure Letter or in the Colonial SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Colonial or any Colonial Subsidiary, on the one hand, and any Affiliates (other than Colonial Subsidiaries) of Colonial or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV, no Colonial Party nor any of their Affiliates nor any other person on behalf of any Colonial Party has made any representation or warranty, expressed or implied, with respect to Colonial or any of the Colonial Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Colonial or the Colonial Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAA

Except (a) as set forth in the disclosure letter that has been prepared by the MAA Parties and delivered by the MAA Parties to the Colonial Parties in connection with the execution and delivery of this Agreement (the “MAA Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the MAA Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the MAA Disclosure Letter is intended to broaden the scope of any representation or warranty of the MAA Parties made herein and (y) no reference to or disclosure of any item or other matter in the MAA Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the MAA Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which MAA or any of the MAA Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 5.12, as disclosed in publicly available MAA SEC Documents, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the MAA Parties hereby jointly and severally represent and warrant to the Colonial Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) MAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. MAA is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Each MAA Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(c) Section 5.1(c) of the MAA Disclosure Letter sets forth a true and complete list of the MAA Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly.

(d) Except as set forth in Section 5.1(d) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the MAA Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. MAA has made available to Colonial complete and correct copies of (i) the MAA Charter and MAA Bylaws, (ii) the MAA LP Agreement and the certificate of limited partnership of MAA LP, and (iii) the organizational documents of each MAA Subsidiary, in each case as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) The authorized capital stock of MAA consists of 100,000,000 shares of MAA Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 28, 2013, (i) 42,732,806 shares of MAA Common Stock were issued and outstanding, (ii) no shares of MAA preferred stock (“MAA Preferred Stock”) were issued and outstanding, (iii) 700,000 shares of MAA Common Stock were reserved for issuance pursuant to the terms of the MAA Equity Incentive Plans, (iv) 304,996 shares of MAA Common Stock were available for grant under the MAA Equity Incentive Plans, (v) 2,000,000 shares of MAA Common Stock were reserved for issuance under the MAA Dividend and Distribution Reinvestment and Share Purchase Plan, (vi) 150,000 shares of MAA Common Stock were reserved for issuance under the MAA Employee Stock Purchase Plan and (vii) 1,707,661 shares of MAA Common Stock were reserved for issuance upon redemption of MAA OP Units. All issued and outstanding shares of the capital stock of MAA are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of MAA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of MAA Common Stock may vote. As of the date of this Agreement, there are no outstanding MAA Options under the MAA Equity Incentive Plans. There are no other rights to purchase or receive MAA Common Stock granted under the MAA Equity Incentive Plans or otherwise other than the MAA Options.

(b) All of the outstanding shares of capital stock of each of the MAA Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the MAA Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the MAA Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(b) of the MAA Disclosure Letter, MAA owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the MAA Subsidiaries owned by MAA or a MAA Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the MAA LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any MAA Subsidiary owned by MAA or a MAA Subsidiary or which would require any MAA Subsidiary to issue or sell any shares of such MAA Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such MAA Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 5.3 or in Section 5.3(c) of the MAA Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which MAA or any MAA Subsidiary is a party or by which any of them is bound, obligating MAA or any MAA Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of MAA Common Stock, shares of MAA Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of MAA or any of the MAA Subsidiaries or obligating MAA or any MAA Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the MAA Disclosure Letter, there are no outstanding contractual obligations of MAA or any MAA Subsidiary to repurchase, redeem or otherwise acquire any shares of MAA Common Stock, shares of MAA Preferred Stock, or other equity securities of MAA or any MAA Subsidiary. Neither MAA nor any MAA Subsidiary is a party to or, to the Knowledge of MAA, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of MAA or any of the MAA Subsidiaries.

(d) MAA does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 5.3(e) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the shares of MAA Common Stock and any material dividends or distributions on any securities of any MAA Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) MAA is the sole general partner of MAA LP and MAA owns, directly or indirectly, all of the general partner interests in MAA LP.

(h) Section 5.3(h) of the MAA Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in MAA LP.

Section 5.4 Authority.

(a) MAA has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the MAA Shareholder Approval, to consummate the transactions contemplated by this Agreement to which MAA is a party, including the Parent Merger. The execution and delivery of this Agreement by MAA and the consummation by MAA of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of MAA are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the MAA Shareholder Approval, and to the filing of the articles of merger with the Offices of the Secretaries of State for the States of Alabama and Tennessee. This Agreement has been duly executed and delivered by MAA and assuming due authorization, execution and delivery by each of MAA LP, OP Merger Sub, Colonial and Colonial LP, constitutes a legally valid and binding obligation of MAA enforceable against MAA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The MAA Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at the MAA Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of MAA vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “MAA Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Each of MAA LP and OP Merger Sub has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the MAA Partner Approval, to consummate the transactions contemplated by this Agreement to which either of them is a party, including the Partnership Merger. The execution and delivery of this Agreement by MAA LP and OP Merger Sub and the consummation by each of them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of either MAA LP or OP Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger, to the receipt of the MAA Partner Approval, and to the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by MAA LP and OP Merger Sub, and assuming due authorization, execution and delivery by each of MAA, Colonial and Colonial LP, constitutes a legally valid and binding obligation of each of MAA LP and OP Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the MAA Disclosure Letter, the execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the MAA Shareholder Approval and the MAA Partner Approval, conflict with or violate any provision of (A) the MAA Charter or MAA Bylaws (B) the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) any equivalent organizational or governing documents of any other MAA Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound, or (iii) assuming receipt of the MAA Shareholder Approval, the MAA Partner Approval and the MAA Executive Waivers, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of MAA or any MAA Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of MAA or any MAA Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which MAA or any MAA Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of this Agreement by each of MAA, MAA LP and OP Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4, and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Tennessee and the Office of the Secretary of State for the State of Alabama and (y) appropriate documents with the relevant authorities of the other jurisdictions in which MAA and Colonial and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.17 or Section 5.18, which are addressed solely in those Sections, MAA and each MAA Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for MAA and each MAA Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “MAA Permits”), and all such MAA Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. All applications required to have been filed for the renewal of the MAA Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such MAA Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received any claim or notice nor has any Knowledge indicating that MAA or any MAA

Subsidiary is currently not in compliance with the terms of any such MAA Permits, except where the failure to be in compliance with the terms of any such MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Neither MAA nor any MAA Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound (except for Laws addressed in Section 5.16, Section 5.17, or Section 5.18), or (ii) any MAA Permits (except for the MAA Permits addressed in Section 5.17 or Section 5.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) MAA has made available to Colonial (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by MAA with the SEC since January 1, 2010 (the “MAA SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 5.7 of the MAA Disclosure Letter, as of their respective dates, the MAA SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAA SEC Documents and none of the MAA SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MAA SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. Except as previously made available to Colonial, MAA does not have any outstanding and unresolved comments from the SEC with respect to the MAA SEC Documents. No MAA Subsidiary is required to file any form or report with the SEC.

(b) MAA has made available to Colonial complete and correct copies of all written correspondence between the SEC on one hand, and MAA, on the other hand, since January 1, 2010. At all applicable times, MAA has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of MAA and the MAA Subsidiaries included or incorporated by reference in the MAA SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of MAA and the MAA Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of MAA and the MAA Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later MAA SEC Documents filed and publicly available prior to the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 5.8 of the MAA Disclosure Letter, since March 31, 2013, MAA and each MAA Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any MAA Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a MAA Material Adverse Effect.

Section 5.9 No Undisclosed Material Liabilities. Except as disclosed in the MAA SEC Documents, as set forth in Section 5.9 of the MAA Disclosure Letter or as otherwise would not reasonably be expected to have a MAA Material Adverse Effect, there are no liabilities of MAA or any of the MAA Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of MAA or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of MAA dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2013.

Section 5.10 No Default. Except as set forth on Section 5.10 of the MAA Disclosure Letter, none of MAA or any of the MAA Subsidiaries is in default or violation (and to the Knowledge of MAA, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the MAA Charter or the MAA Bylaws (B), the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) the comparable charter or organizational documents of any of the other MAA Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which MAA or any of the MAA Subsidiaries is a party or by which MAA, any of the MAA Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to MAA or any of the MAA Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.11 of the MAA Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of MAA, threatened in writing by of before any Governmental Authority against MAA or any MAA Subsidiary or any director or officer of MAA or any MAA Subsidiary, and (b) neither MAA nor any MAA Subsidiary, nor any of MAA’s or any MAA Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 5.12 Taxes.

(a) MAA and each MAA Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. MAA and each MAA Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) MAA (i) for all taxable years commencing with MAA’s formation and through December 31, 2012, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of Parent Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of MAA, no such challenge is pending or threatened. No entity in which MAA owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Section 5.12(b) of the MAA Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of MAA, and each MAA Subsidiary not set forth in Section 5.12(b) of the MAA Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from MAA or an entity in which MAA owns an interest for United States federal income tax purposes.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of MAA, threatened with regard to any Taxes or Tax Returns of MAA or any MAA Subsidiary; (ii) no deficiency for Taxes of MAA or any MAA Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of MAA, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect; (iii) except as set forth in Section 5.12(c)(iii) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 5.12(c)(iv) of the MAA Disclosure Letter, neither MAA nor any of the MAA Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither MAA nor any MAA Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) MAA and the MAA Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and shall not incur any such liability for such Taxes in the taxable year that will include the Closing Date, and (ii) neither MAA nor any MAA Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MAA or the MAA Subsidiaries.

(f) MAA and the MAA Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 5.12(g) of the MAA Disclosure Letter, there are no MAA Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of MAA threatened to raise a material claim against MAA or any MAA Subsidiary for any breach of any MAA Tax Protection Agreements. As used herein, “MAA Tax Protection Agreements” means any written agreement to which MAA or any MAA Subsidiary is a party (i) pursuant to which any liability to holders of interests in a MAA Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a MAA Subsidiary Partnership, and that requires MAA or any MAA Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “MAA Subsidiary Partnership” means a MAA Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of MAA or any MAA Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither MAA nor any MAA Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which MAA or any MAA Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and MAA Tax Protection Agreements).

(k) Neither MAA nor any MAA Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than MAA or any MAA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither MAA nor any MAA Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither MAA nor any of the MAA Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 5.12(n) of the MAA Disclosure Letter, no written power of attorney that has been granted by MAA or any of the MAA Subsidiaries (other than to MAA or a MAA Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 5.12 contains the sole and exclusive representations and warranties of the MAA Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.7(c), Section 5.13, Section 5.14(c), Section 5.18(b) and Section 5.18(i)).

Section 5.13 Pension and Benefit Plans; Employees.

(a) Section 5.13(a) of the MAA Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by MAA or any of its ERISA Affiliates (such Employee Benefit Plans, the “MAA Employee Benefit Plans”). Each such MAA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to MAA’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each MAA Employee Benefit Plan, MAA has provided, or made available, to Colonial (if applicable to such MAA Employee Benefit Plan): (i) all documents embodying or governing such MAA Employee Benefit Plan, and any funding medium for the MAA Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such MAA Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such MAA Employee Benefit Plan (or other descriptions of such MAA Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such MAA Employee Benefit Plan; and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each MAA Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No MAA Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of MAA and any ERISA Affiliate, of all amounts that MAA and any ERISA Affiliate are required under the terms of the MAA Employee Benefit Plans to have paid as contributions to such MAA Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of MAA through the Closing Date.

(e) Neither MAA, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of MAA, or an ERISA Affiliate, nor, to the Knowledge of MAA, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any MAA Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of MAA, threatened with respect to any MAA Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 5.13(g) of the MAA Disclosure Letter, no MAA Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 5.13(h) of the MAA Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (after giving effect to any waivers executed in connection with this Agreement) individually or together with the occurrence of any other event: (A) entitle any employee, director or consultant of MAA or the MAA Subsidiaries to severance pay or any increase in severance pay under any MAA Employee Benefit Plan or MAA employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of MAA or any MAA Subsidiary, or could limit the right to amend, merge or terminate any MAA Employee Benefit Plan or related trust, (C) result in payments or benefits under any MAA Employee Benefit Plan or MAA employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of MAA or any of its ERISA Affiliates.

(i) The per share exercise price of each MAA Option is no less than the fair market value of a share of MAA Common Stock on the date of grant of such MAA Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each MAA Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any MAA Employee Benefit Plan is, or to the Knowledge of MAA, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 5.14 Labor and Employment Matters.

(a) Neither MAA nor any MAA Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between MAA, or any of the MAA Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries relating to their business and neither MAA nor any MAA Subsidiary has experienced any strike, work stoppage, lockout, shutdown, dispute or other concerted interference with normal operations during the past five (5) years. To MAA’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MAA or any of the MAA Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 5.14(b) of the MAA Disclosure Letter, there are no proceedings pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries in any forum by or on behalf of any present or former employee of MAA or any of the MAA Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of MAA of any of the MAA Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(c) Each individual who renders service to MAA or any MAA Subsidiary who is classified by MAA or such MAA Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any MAA Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all MAA Employee Benefit Plans and perquisites.

(d) Each of MAA and the MAA Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Neither MAA nor any MAA Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of MAA or any MAA Subsidiary.

Section 5.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of MAA and MAA LP in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to MAA’s shareholders or at the time of the MAA Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to MAA, its officers and directors and the MAA Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference by in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. None of the information supplied or to be supplied by or on behalf of MAA or MAA LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of MAA or MAA LP.

Section 5.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, (i) MAA and the MAA Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of MAA and the MAA Subsidiaries as it is currently conducted, (ii) to the Knowledge of MAA, the conduct of the business of MAA and the MAA Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of MAA, threatened claims with respect to any of the Intellectual Property rights owned by MAA or any MAA Subsidiary, and (iv) to the Knowledge of MAA, no third party is currently infringing or misappropriating Intellectual Property owned by MAA or any MAA Subsidiary. MAA and the MAA Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.16 contains the exclusive representations and warranties of the MAA Parties with respect to intellectual property matters.

Section 5.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.17(a) of the MAA Disclosure Letter, or in any Phase I or Phase II report made available to Colonial prior to the date hereof:

(i) MAA and each MAA Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) MAA and each MAA Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither MAA nor any MAA Subsidiary has received any written notice, demand, letter or claim alleging that MAA or any such MAA Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against MAA or any MAA Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of MAA, threatened against MAA and any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither MAA nor any MAA Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of MAA, threatened against MAA or any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither MAA nor any MAA Subsidiary has assumed, by contract or, to the Knowledge of MAA, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither MAA nor any MAA Subsidiary has caused, and to the Knowledge of MAA, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by MAA or any MAA Subsidiary under any Environmental Law.

(vii) There is no site to which MAA or any MAA Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of MAA, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 5.5(b), Section 5.7, Section 5.8, Section 5.9, Section 5.18(b), Section 5.18(h) and Section 5.20, this Section 5.17 contains the exclusive representations and warranties of the MAA Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 5.18 Properties.

(a) Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by MAA or any MAA Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “MAA Property” and collectively referred to herein as the “MAA Properties”). Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by MAA or a MAA Subsidiary for purchase or which is required under a binding contract to be leased or subleased by MAA or a MAA Subsidiary after the date of this Agreement. Except as set forth in Section 5.18(a) of the MAA Disclosure Letter, there are no real properties that MAA or any MAA Subsidiary is obligated to buy, lease or sublease at some future date.

(b) MAA or a MAA Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the MAA Properties, in each case, free and clear of Liens, except for MAA Permitted Liens. For the purposes of this Agreement, “MAA Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of MAA (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing MAA Title Insurance Policies made available by or on behalf of MAA or any MAA Subsidiary to Colonial prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated).

(c) Neither MAA nor any MAA Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the MAA Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the MAA Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a MAA Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the MAA Properties which, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the MAA Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the MAA Properties has failed to be obtained or is not in full force and effect, and neither MAA nor any MAA Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(e) Except as set forth in Section 5.18(e) of the MAA Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned MAA Property or, to the Knowledge of MAA, any MAA Property leased by MAA or any MAA Subsidiary, that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), and neither MAA nor any MAA Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any MAA Property that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any MAA Property.

(f) Section 5.18(f) of the MAA Disclosure Letter lists all ground leases affecting the interest of MAA or any MAA Subsidiary in the MAA Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Colonial on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, the rent roll summaries for each of the MAA Properties as previously provided to Colonial, and the schedules with respect to the MAA Properties subject to triple-net leases, which schedules have previously been made available to Colonial, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which MAA or any MAA Subsidiary is a party as lessor or sublessor with respect to each of the applicable MAA Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “MAA Leases”). Section 5.18(g) of the MAA Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each MAA Property (which security deposits are in the amounts required by the applicable MAA Lease).

(h) Except as set forth on Section 5.18(h) of the MAA Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, neither MAA nor any MAA Subsidiary, on the one hand, nor, to the Knowledge of MAA, any other party, on the other hand, is in monetary default under any MAA Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to Colonial on or prior to the date hereof by or on behalf of MAA.

(i) Except as set forth on Section 5.18(i) of the MAA Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the MAA Properties, and MAA and the MAA Subsidiaries have not received any written notice of (and MAA and the MAA Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the MAA Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to MAA and the MAA Subsidiaries, considered as a whole.

(j) Except as set forth in Section 5.18(j) of the MAA Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any MAA Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for MAA Permitted Liens or as set forth in Section 5.18(k) of the MAA Disclosure Letter and as set forth in contracts provided to Colonial prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any MAA Property or any portion thereof that would materially adversely affect MAA’s, or any MAA Subsidiary’s, ownership, ground lease or right to use a MAA Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any MAA Property or any portion thereof that is owned by any MAA Subsidiary, which, in each case, is in favor of any party other than MAA or a MAA Subsidiary (a “MAA Third Party”).

(l) Except as set forth in Section 5.18(l) of the MAA Disclosure Letter or pursuant to a MAA Lease or any ground lease affecting any MAA Property, neither MAA nor any MAA Subsidiary is a party to any agreement pursuant to which MAA or any MAA Subsidiary manages or manages the development of any real property for any MAA Third Party.

(m) MAA and each MAA Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each MAA Property (each, a “MAA Title Insurance Policy” and, collectively, the “MAA Title Insurance Policies”). A copy of each MAA Title Insurance Policy in the possession of MAA as of the date hereof has been made available to Colonial. No written claim has been made against any MAA Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any MAA Property.

(n) To the Knowledge of MAA, Section 5.18(n) of the MAA Disclosure Letter lists each MAA Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) subject to a binding agreement for development or commencement of construction by MAA or a MAA Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) MAA and the MAA Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. None of MAA’s or any of the MAA Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for MAA Permitted Liens and Liens that would not reasonably be expected to have a MAA Material Adverse Effect. Section 5.18(o) of the MAA Disclosure Letter sets forth all leased personal property of MAA or any MAA Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 5.18(p) of the MAA Disclosure Letter lists the parties currently providing third-party property management services to MAA or a MAA Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 5.18(q) of the MAA Disclosure Letter or (C) as, individually or in the aggregate, would cost MAA and the MAA Subsidiaries less than $1,000,000 to repair or otherwise remediate for any MAA Property, MAA has no Knowledge of (i) any structural defects relating to any MAA Property, (ii) MAA Properties whose building systems are not in working order, or (iii) physical damage to any MAA Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 5.19 Material Contracts.

(a) Except for contracts listed in Section 5.19(a) of the MAA Disclosure Letter or filed as exhibits to the MAA SEC Documents, as of the date of this Agreement, neither MAA nor any MAA Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to MAA’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates MAA or any MAA Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to MAA or any MAA Subsidiary, except for any MAA Lease or any ground lease affecting any MAA Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of MAA or any MAA Subsidiary, or that otherwise restricts the lines of business conducted by MAA or any MAA Subsidiary or the geographic area in which MAA or any MAA Subsidiary may conduct business;

(iv) is an agreement which obligates MAA or any MAA Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of MAA or any MAA Subsidiary pursuant to which MAA or a MAA Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of MAA or any MAA Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires MAA or any MAA Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a MAA Lease or a ground lease affecting a MAA Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any MAA Lease or any ground lease affecting any MAA Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of MAA or any MAA Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned MAA Subsidiary) by MAA or any MAA Subsidiary (other than advances made pursuant to and expressly disclosed in the MAA Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a MAA Lease with respect to the development, construction, or equipping of MAA Properties or the funding of improvements to MAA Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential MAA Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other.

(b) Each such contract described in clauses (i)-(xii) of Section 5.19(a) above is referred to herein as a “MAA Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, each MAA Material Contract is legal, valid, binding and enforceable on MAA and each MAA Subsidiary that is a party thereto and, to the Knowledge of MAA, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, MAA and each MAA Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each MAA Material Contract and, to the Knowledge of MAA, each other party thereto has performed all obligations required to be performed by it under such MAA Material Contract prior to the date hereof. None of MAA or any MAA Subsidiary, nor, to the Knowledge of MAA, any other party thereto, is in material breach or violation of, or default under, any MAA Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any MAA Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received notice of any violation of or default under any MAA Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect.

Section 5.20 Insurance. MAA has made available to Colonial copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in MAA’s possession providing coverage for all MAA Properties (the “MAA Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a MAA Material Adverse Effect, there is no claim for coverage by MAA or any MAA Subsidiary pending under any of the MAA Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, all premiums payable under all MAA Insurance Policies have been paid, and MAA and the MAA Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the MAA Insurance Policies. To the Knowledge of MAA, such MAA Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by MAA or any MAA Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.21 Opinion of Financial Advisor. The MAA Board has received the oral opinion of J.P. Morgan Securities Inc. (“JP Morgan”) (to be confirmed in writing) to the effect that, as of the date of this Agreement, and subject to the assumptions and limitations set forth in JP Morgan’s written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Colonial and its Affiliates) of shares of MAA Common Stock. MAA will make available to Colonial, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the MAA Board.

Section 5.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of MAA Common Stock (the “MAA Shareholder Approval”) is the only vote of holders of securities of MAA required to adopt this Agreement, approve the Parent Merger and the other transactions contemplated by this Agreement, and to approve the issuance of the MAA Common Stock to be issued in the Parent Merger. The affirmative vote of 66 2/3% of the Class A MAA OP Units (the “MAA Partner Approval”) is the only vote or consent required of the holders of any class or series of MAA OP Units or other securities of, or equity interests in, MAA LP, other than the approval of MAA as the general partner of MAA LP and the holder of all Class B MAA OP Units, required to approve this Agreement, to approve and consummate the Partnership Merger, including the amendment and restatement of the MAA LP Agreement pursuant to Section 2.4, and to waive the provisions of Section 12 of the MAA LP Agreement.

Section 5.23 Brokers. Except for the fees and expenses payable to JP Morgan, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of MAA or any MAA Subsidiary.

Section 5.24 Investment Company Act. Neither MAA nor any MAA Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.25 Takeover Statutes. The MAA Board has taken all action necessary to render inapplicable to the Parent Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in the Tennessee Business Combination Act. No Takeover Statutes are applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 5.26 Related Party Transactions. Except as set forth in Section 5.26 of the MAA Disclosure Letter or in the MAA SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between MAA or any MAA Subsidiary, on the one hand, and any Affiliates (other than MAA Subsidiaries) of MAA or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V, no MAA Party nor any of their Affiliates nor any other person on behalf of any MAA Party has made any representation or warranty, expressed or implied, with respect to MAA or any of the MAA Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding MAA or the MAA Subsidiaries.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by Colonial.

(a) Each Colonial Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Partnership Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter, the Colonial Parties shall, and shall cause each of the other Colonial Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Colonial Insurance Policies and (E) maintain the status of Colonial as a REIT.

(b) Without limiting the foregoing, each Colonial Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter,

the Colonial Parties shall not, and shall not cause or permit any other Colonial Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Colonial Declaration of Trust or Colonial Bylaws, (B) the Colonial LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of Colonial LP or (C) such equivalent organizational or governing documents of any Colonial Subsidiary material to Colonial and the Colonial Subsidiaries, considered as a whole, if such amendment would be materially adverse to Colonial or MAA, or (D) grant any additional waivers to the stock ownership limit under the Colonial Declaration of Trust;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Colonial or any Colonial Subsidiary (other than any wholly owned Colonial Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Colonial or any Colonial Subsidiary or other equity securities or ownership interests in Colonial or any Colonial Subsidiary, except for (A) the declaration and payment by Colonial of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.21 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for Colonial’s dividends pursuant to this Section 6.1(b)(iii) shall be the same as MAA’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the Colonial OP Units in connection with any dividends paid on the Colonial Common Shares, (C) the declaration and payment of dividends or other distributions to Colonial by any directly or indirectly wholly owned Colonial Subsidiary, and (D) distributions by any Colonial Subsidiary that is not wholly owned, directly or indirectly, by Colonial, in accordance with the requirements of the organizational documents of such Colonial Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, Colonial and any Colonial Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Colonial or a Colonial Subsidiary, other than (A) the acquisition by Colonial of Colonial Common Shares in connection with the surrender of Colonial Common Shares by holders of Colonial Options in order to pay the exercise price of the Colonial Option in connection with the exercise of Colonial Options, (B) the repurchase of Colonial “excess shares” pursuant to the Colonial Declaration of Trust, (C) the withholding of Colonial Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Colonial Equity Incentive Plans and (D) of Colonial OP Units under the Colonial LP Agreement;

(v) except for (A) transactions among Colonial and one or more wholly owned Colonial Subsidiaries or among one or more wholly owned Colonial Subsidiaries, (B) issuances of Colonial Common Shares upon the exercise or settlement of any Colonial Option outstanding as of the date of this Agreement and issuances of equity or equity based awards pursuant to the Colonial Equity Incentive Plans to the extent required under the terms of such Colonial Equity Incentive Plans, the Colonial ESPP or the Colonial DRIP (subject to Section 7.13) as in effect as of the date of this Agreement, (C) exchanges of Colonial OP Units for Colonial Common Shares, in accordance with the Colonial LP Agreement, (D) as contemplated in Section 6.1(b)(vi) or (E) as set forth on

Section 6.1(b)(v) of the Colonial Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any Colonial Equity Incentive Plan, grant, confer, award, or modify the terms of any Colonial Option or any Colonial Restricted Share Award or take any action not required under the Colonial Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Colonial or any wholly owned Colonial Subsidiary of or from an existing wholly owned Colonial Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vii) of the Colonial Disclosure Letter (the “Colonial Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.1(b)(vii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in Colonial or any Colonial Subsidiary making (or increasing) distributions in excess of Colonial’s regular quarterly dividend in order for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by Colonial, or any wholly-owned Colonial Subsidiary, with, to or from any existing wholly-owned Colonial Subsidiary, (C) subject to Section 6.1(b)(viii)(C) of the Colonial Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.1(b)(viii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Colonial’s existing revolving credit facility that (1) acquire properties that are the subject of Colonial Pending Acquisitions, or (2) are not currently included in Colonial’s borrowing base under Colonial’s existing revolving credit facility and are set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Colonial or any of the Colonial Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Colonial Subsidiary), except (A) Indebtedness incurred under Colonial’s existing revolving credit facility (including the existing cash management line) for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects, (C) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.1(b), (D) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Colonial compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (E) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (F) as set forth on Section 6.1(b)(ix) of the Colonial Disclosure Letter;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Colonial or a wholly owned Colonial Subsidiary to Colonial or a wholly owned Colonial Subsidiary, and (B) loans or advances required to be made under any of the Colonial Leases, ground leases pursuant to which any third party is a lessee or sublessee on any Colonial Property or any existing joint venture arrangements to which a Colonial Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Colonial Material Contract (or any contract that, if existing as of the date hereof, would be a Colonial Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Colonial Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Colonial or any Colonial Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Colonial, any Colonial Subsidiary or MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the Colonial Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, except as set forth on Section 6.1(b)(xi) of the Colonial Disclosure Letter, (D) as may be reasonably necessary to comply with the terms of this Agreement or (E) as otherwise expressly permitted by this Section 6.1(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Colonial or any Colonial Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.1(b);

(xiii) except with respect to the matters set forth on Schedule 6.1(b)(xiii) of the Colonial Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of any material injunctive relief against Colonial or any Colonial Subsidiary, (C) do not provide for any admission of material liability by Colonial or any of the Colonial Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of Colonial Common Shares or Colonial OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law or as set forth on Section 6.1(b)(xiv) of the Colonial Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of Colonial or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of Colonial (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the MAA Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Colonial’s trustees or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Colonial Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a Colonial Employee Benefit Plan, (D) accelerate the vesting or payment of any award under the Colonial Equity Incentive Plans or of any other compensation or benefits, or (E) grant any awards under the Colonial Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.1(b)(xviii) of the Colonial Disclosure Letter, enter into or modify in a manner adverse to Colonial or MAA any Colonial Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Colonial’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Colonial Pending Acquisitions permitted pursuant to Section 6.1(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to Colonial or (B) to prevent or impair the ability of Colonial to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to Colonial’s budget previously provided to MAA, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Colonial Properties or as is necessary in the event of an emergency situation, after prior notice to MAA (provided, that if the nature of such emergency renders prior notice to MAA impracticable, Colonial shall provide notice to MAA as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of Colonial contained in the engagement letter with the financial advisor referred to in Section 4.23 in a manner materially adverse to Colonial, any Colonial Subsidiary or MAA or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Colonial from taking any action, at any time or from time to time, that in the reasonable judgment of the Colonial Board, upon advice of counsel to Colonial, is necessary for Colonial to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of Colonial in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Colonial LP from taking any action, at any time or from time to time, as Colonial LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Colonial Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Colonial Tax Protection Agreement.

Section 6.2 Conduct of Business by MAA.

(a) Each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall, and shall cause each of the other MAA Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all MAA Insurance Policies, and (E) maintain the status of MAA as a REIT.

(b) Without limiting the foregoing, each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall not, and shall not cause or permit any other MAA Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the MAA Charter or MAA Bylaws, (B) the MAA LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of MAA LP, (C) such equivalent organizational or governing documents of any MAA Subsidiary material to MAA and the MAA Subsidiaries, considered as a whole, if such amendment would be materially adverse to MAA or Colonial or (D) grant any additional waivers to the stock ownership limit under the MAA Charter; except as set forth on Section 6.2(b)(i) of the MAA Disclosure Letter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any MAA Subsidiary (other than any wholly-owned MAA Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MAA or any MAA Subsidiary or other equity securities or ownership interests in MAA or any MAA Subsidiary, except for (A) the declaration and payment by MAA of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.695 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for MAA’s dividends pursuant to this Section 6.2(b)(iii) shall be the same as Colonial’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the MAA OP Units in connection with any dividends paid on the MAA Common Stock, (C) the declaration and payment of dividends or other distributions to MAA by any directly or indirectly wholly owned MAA Subsidiary, and (D) distributions by any MAA Subsidiary that is not wholly owned, directly or indirectly, by MAA, in accordance with the requirements of the organizational documents of such MAA Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, MAA and any MAA Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or a MAA Subsidiary, other than (A) the acquisition by MAA of shares of MAA Common Stock in connection with the surrender of shares of MAA Common Stock by holders of MAA Options in order to pay the exercise price of the MAA Option in connection with the exercise of MAA Options, (B) the repurchase of MAA “excess shares” pursuant to the MAA Charter, (C) the withholding of shares of MAA Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the MAA Equity Incentive Plans and (D) of MAA OP Units under the MAA LP Agreement;

(v) except for (A) transactions among MAA and one or more wholly owned MAA Subsidiaries or among one or more wholly owned MAA Subsidiaries, (B) issuances of MAA Common Stock upon the exercise or settlement of any MAA Option outstanding as of the date of this Agreement and issuances of equity or equity based awards under the MAA Equity Incentive Plans, MAA’s Employee Stock Purchase Plan or MAA’s Dividend Reinvestment and Stock Purchase Plan in the ordinary course of business consistent with past practice, (C) exchanges of MAA OP Units for shares of MAA Common Stock, in accordance with the MAA LP Agreement, (D) the issuance of MAA OP Units contemplated by Section 7.18, (E) as otherwise contemplated in Section 6.2(b)(vi), or (F) in an underwritten public offering for cash, issue, sell, pledge, dispose, encumber or grant any shares of MAA’s or any of the MAA Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAA’s or any of the MAA Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any MAA Equity Incentive Plan, grant, confer, award, or modify the terms of any MAA Option or take any action not required under the MAA Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by MAA or any wholly owned MAA Subsidiary of or from an existing wholly owned MAA Subsidiary, (B) the pending acquisitions set forth on Section 6.2(b)(vii) of the MAA Disclosure Letter (the “MAA Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.2(b)(vii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in MAA or any MAA Subsidiary making (or increasing) distributions in excess of MAA’s regular quarterly dividend in order for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by MAA, or any wholly-owned MAA Subsidiary, with, to or from any existing wholly-owned MAA Subsidiary, (C) subject to Section 6.2(b)(viii)(C) of the MAA Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.2(b)(viii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under MAA’s existing revolving credit facility that (1) acquire properties that are the subject of MAA Pending Acquisitions, or (2) are not currently included in MAA’s borrowing base under MAA’s existing revolving credit facility and are set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of the MAA Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned MAA Subsidiary), except (A) Indebtedness incurred under MAA’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.2(b), (C) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on MAA compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (D) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (E) as set forth on Section 6.2(b)(ix) of the MAA Disclosure Letter.

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by MAA or a wholly owned MAA Subsidiary to MAA or a wholly owned MAA Subsidiary, and (B) loans or advances required to be made under any of the MAA Leases, ground leases pursuant to which any third party is a lessee or sublessee on any MAA Property or any existing joint venture arrangements to which a MAA Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any MAA Material Contract (or any contract that, if existing as of the date hereof, would be a MAA Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing MAA Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which MAA or any MAA Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the MAA Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, (E) as may be reasonably necessary to comply with the terms of this Agreement or (F) as otherwise expressly permitted by this Section 6.2(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of MAA or any MAA Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.2(b);

(xiii) except with respect to the matters set forth on Section 6.2(b)(xiii) of the MAA Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate; (B) do not involve the imposition of injunctive relief against MAA or any MAA Subsidiary, (C) do not provide for any admission of material liability by MAA or any of the MAA Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of the MAA Common Stock or MAA OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law, or as set forth on Section 6.2(b)(xiv) of the MAA Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of MAA or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of MAA (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the Colonial Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of MAA’s directors or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or MAA Employee Benefit Plan other than in the ordinary course of business and subject to the limitations set forth in clause (E) below, (D) accelerate the vesting or payment of any award under the MAA Equity Incentive Plans or of any other compensation or benefits except pursuant to the existing terms of any MAA Benefit Plan or other agreement in effect as of the date hereof, (E) except with respect to cash bonuses not to exceed $2,500,000 in the aggregate and the granting of up awards with respect to 15,000 shares in the aggregate, grant any awards under the MAA Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, or (F) increase the size of the MAA Board beyond seven directors, except as contemplated in Section 2.5, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.2(b)(xviii) of the MAA Disclosure Letter, enter into, or modify in a manner adverse to MAA or Colonial, any MAA Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve MAA’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any MAA Pending Acquisitions permitted pursuant to Section 6.2(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to MAA or (B) to prevent or impair the ability of MAA to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to MAA’s budget previously provided to Colonial, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the MAA Properties or as is necessary in the event of an emergency situation, after prior notice to Colonial (provided, that if the nature of such emergency renders prior notice to Colonial impracticable, MAA shall provide notice to Colonial as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of MAA contained in the engagement letter with JP Morgan a manner materially adverse to MAA, any MAA Subsidiary or Colonial or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) MAA from taking any action, at any time or from time to time, that in the reasonable judgment of the MAA Board, upon advice of counsel to MAA, is necessary for MAA to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of MAA in accordance with this Agreement or otherwise, or to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) MAA LP from taking any action, at any time or from time to time, as MAA LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any MAA Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any MAA Tax Protection Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Colonial, directly or indirectly, the right to control or direct MAA’s or any MAA Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give MAA, directly or indirectly, the right to control or direct Colonial’s or any Colonial Subsidiary’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of Colonial and MAA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; Shareholders Meetings; Consent Solicitation.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Colonial and MAA shall jointly prepare the Joint Proxy Statement in preliminary form for inclusion in MAA’s Form S-4 to be filed by MAA with the SEC, (ii) MAA shall prepare and cause to be filed with the SEC the Form S-4 with respect to the MAA Common Stock issuable in the Parent Merger, which will include the Joint Proxy Statement with respect to the Colonial Shareholder Meeting and MAA Shareholder Meeting, (iii) MAA shall prepare the consent solicitation statement with respect to the MAA Partner Approval (the “MAA Consent Solicitation”) and (iv) MAA shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the MAA Common Stock issuable in the Parent Merger on the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to (v) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (x) mail or deliver the Joint Proxy Statement to its respective shareholders as promptly as practicable after the Form S-4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. MAA shall use its reasonable best efforts to mail or deliver the MAA Consent Solicitation concurrently with the mailing of the Joint Proxy Statement. MAA shall use its reasonable best efforts to have the application for the listing of the MAA Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of Colonial and MAA shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application. Each of Colonial LP and MAA LP shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its partnership interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation and distribution of the MAA Consent Solicitation. The Form S-4, the Joint Proxy Statement, the MAA Consent Solicitation and the NYSE listing application shall include all information reasonably requested by such other Party to be included therein. Each of Colonial and MAA shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, or (z) mailing the MAA Consent Solicitation (or any amendment or supplement thereto), each of Colonial and MAA shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of Colonial and MAA also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). MAA shall advise Colonial, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the MAA Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and MAA shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. MAA shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the MAA Common Stock in the Parent Merger, and Colonial shall furnish all information concerning Colonial and the holders of the Colonial Common Shares as may be reasonably requested in connection with any such actions. MAA shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New MAA OP Units in the Partnership Merger, and Colonial shall furnish all information concerning Colonial, Colonial LP and the holders of the Colonial OP Units as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Colonial Shareholder Approval or the MAA Shareholder Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of Colonial or MAA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Colonial and the shareholders of MAA. If, at any time prior to the receipt of the MAA Partner Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of MAA, should be set forth in an amendment of, or a supplement to, the MAA Consent Solicitation, so that the MAA Consent Solicitation would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt amendment of, or supplement to, the MAA Consent Solicitation and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of MAA OP Units. For purposes of Section 4.15, Section 5.15 and this Section 7.1, any information concerning or related to Colonial, its Affiliates or the Colonial Shareholder Meeting will be deemed to have been provided by Colonial, and any information concerning or related to MAA, its Affiliates or the MAA Shareholder Meeting will be deemed to have been provided by MAA. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c) Subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, Colonial shall, in accordance with applicable Law and the Colonial Declaration of Trust and Colonial Bylaws, establish a record date for, duly call, give notice of, convene and hold the Colonial Shareholder Meeting. Colonial shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Colonial entitled to vote at the Colonial Shareholder Meeting and, subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, to hold the Colonial Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Colonial shall, through the Colonial Board, recommend to its shareholders that they vote in favor of the Parent Merger as contemplated by the Plan of Merger, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Colonial Shareholder Approval, except to the extent that the Colonial Board shall have made a Change in Colonial Recommendation as permitted by Section 7.4(b) and subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Colonial Shareholder Meeting is scheduled, Colonial has not received proxies representing a sufficient number of Colonial Common Shares to obtain the Colonial Shareholder

Approval, whether or not a quorum is present, Colonial shall have the right to make one or more successive postponements or adjournments of the Colonial Shareholder Meeting; provided, that the Colonial Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Colonial Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law).

(d) Subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, MAA shall, in accordance with applicable Law and the MAA Charter and MAA Bylaws, establish a record date for, duly call, give notice of, convene and hold the MAA Shareholder Meeting. MAA shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of MAA entitled to vote at the MAA Shareholder Meeting and, subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, to hold the MAA Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. MAA shall, through the MAA Board, recommend to its shareholders that they vote in favor of the Parent Merger, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the MAA Shareholder Approval, except to the extent that the MAA Board shall have made a Change in MAA Recommendation as permitted by Section 7.4(b) and subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the MAA Shareholder Meeting is scheduled, MAA has not received proxies representing a sufficient number of shares of MAA Common Stock to obtain the MAA Shareholder Approval, whether or not a quorum is present, MAA shall have the right to make one or more successive postponements or adjournments of the MAA Shareholder Meeting; provided, that the MAA Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the MAA Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).

(e) Subject to the exercise of Colonial’s or MAA’s rights with respect to a Superior Proposal under Section 7.4, Colonial and MAA will use their respective reasonable best efforts to hold the Colonial Shareholder Meeting and the MAA Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.2 Access to Information.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to reasonable restrictions described in writing imposed from time to time upon advice of counsel, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, (i) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) furnish, upon reasonable request, all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 7.2 or otherwise shall affect any of the representations and warranties of the Colonial Parties or of the MAA Parties, respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Colonial nor MAA shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Colonial or MAA, as applicable, has used reasonable best efforts to obtain permission or consent of such third party to such disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives or (z) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party. Each of Colonial and MAA will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, each of the Colonial Parties and each of the MAA Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).

(b) Each of Colonial and MAA will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of Colonial and MAA will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Colonial Subsidiaries or the MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(d) Each Party shall cooperate and participate, as reasonably requested by the other Party from time to time, in efforts to oversee the integration of the Parties’ operations in connection with, and taking effect upon consummation of, the Mergers subject to applicable Law, including, without limitation, providing such reports on operational matters and participating on such teams and committees as the Parties shall mutually agree.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the Parties hereto agrees to use its reasonable best efforts to (i) cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) supply as promptly as reasonably practicable and to the extent necessary any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Authority, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as reasonably practicable and, in any event, no later than the Outside Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party with respect to this Agreement or the transactions contemplated hereby; (ii) promptly notify the other Party of any material communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Authority and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with copies of any written notices or other material communications received by such Party from, or given by such Party to, any U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) to the extent reasonably practicable, permit the other Party to review in draft any proposed written communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party with respect to this Agreement or the transactions contemplated hereby, with any other Person, and, to the extent permitted by the applicable Governmental Authority or Person, use reasonable best efforts not to participate in any meeting or discussion with any Governmental Authority relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and so long as it is acceptable to the Governmental Authority invites the other Party’s Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, designate competitively sensitive information provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Authority vacated or reversed), and (ii) take, or cause to be taken, all such further reasonable actions as may be necessary to resolve such objections, if any, as any Governmental Authority or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable and, in any event, no later than the Outside Date , including (but only with the prior written consent of the other Party) (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of MAA, Colonial or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of MAA, Colonial or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of MAA’s, Colonial’s or their Subsidiaries’ businesses or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Mergers set forth in Article VIII and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided, however, that neither MAA nor Colonial shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such Order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party’s right to terminate this Agreement pursuant to Section 9.1 so long as such Party has, prior to such termination, been complying with its obligations under this Section 7.3.

(d) Each of MAA and Colonial shall, if any Takeover Statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, grant approvals and use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4 Acquisition Proposals; Changes in Recommendation.

(a) Each of MAA and Colonial agrees that it shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, trustees, directors or employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a Third Party with respect to (A) any merger, consolidation, share exchange, business combination or similar transaction involving it or any of its Subsidiaries, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its Subsidiaries (including stock or other ownership interests of its Subsidiaries) representing twenty percent (20%) or more of consolidated assets, as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of its voting power, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of its voting securities, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one Party to this Agreement or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose publicly or agree to do any of the foregoing.

(b)

(i) Notwithstanding the foregoing, the Colonial Board and MAA Board shall each be permitted, prior to its respective meeting of shareholders to be held pursuant to Section 7.1(c) or (d), as applicable, and subject to compliance with the other terms of this Section 7.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement (that did not result from a breach of this Section 7.4) and which the Colonial Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal, if and only to the extent that the directors of MAA or the trustees of Colonial, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law. Colonial and MAA, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

(ii) Each Party shall notify the other Party promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within one Business Day, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 7.4(b) and keep the other Party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Colonial Board, the MAA Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other Party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Colonial Recommendation” or a “Change in MAA Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable (and in the event that the Colonial Board or the MAA Board, as applicable, determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 7.4) is made to Colonial or MAA, as applicable, and is not withdrawn, (B) the Colonial Board or the MAA Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the trustees of Colonial or the directors of MAA, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”), (E) during such Notice Period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the directors or trustees, as applicable, of the Party proposing to take such action, following such Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include, without limitation, any change in the purchase price or form of consideration in such Superior Proposal), the Colonial Board or the MAA Board, as applicable, shall give a new written notice to the other Party and shall comply with the requirements of this Section 7.4(b)(iv) with respect to such new written notice and (2) in the event the Colonial Board or the MAA Board, as applicable, does not determine that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 with respect to an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(iv) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such Party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors or trustees, as applicable, of the Party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (C) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the Party proposing to take such action has given a Notice of Recommendation Change to the other Party advising that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such four-Business-Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the directors or trustees, as applicable, of the Party proposing to take such action, following such Intervening Event Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that in the event the Colonial Board or the MAA Board, as applicable, does not make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, following such four-Business-Day period, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(v) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

(vi) Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its respective shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c) or (d), as applicable, and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless the Colonial Board or the MAA Board, as applicable, of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable.

(c) For purposes of this Section 7.4 and this Agreement, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Colonial Board or the MAA Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other relevant factors (including, without limitation, the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of this Agreement proposed by the other Party in response to such proposal or otherwise), would, if consummated, be more favorable to Colonial and its shareholders, or to MAA and its shareholders, as applicable, from a financial point of view than the transactions contemplated by this Agreement.

(d) Each of Colonial and MAA agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Colonial and MAA agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4.

(e)

(i) Notwithstanding any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless such Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1, each of Colonial and MAA shall cause the adoption of this Agreement to be submitted to a vote of its respective shareholders at the Colonial Shareholder Meeting and the MAA Shareholder Meeting, respectively.

(ii) Without the prior written consent of each of Colonial and MAA (which shall not be unreasonably withheld, conditioned or delayed), or otherwise as set forth on Section 7.4(e)(ii) of the Colonial Disclosure Letter or MAA Disclosure Letter, adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, to obtain the approval of Colonial’s shareholder or MAA’s shareholders, as applicable, which either Colonial or MAA, as applicable, shall propose to be acted on by its respective shareholders at the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable.

(iii) Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, if either Colonial or MAA, as applicable, receives a written Acquisition Proposal from any third Person following the date hereof, and not as a result of a violation of this Section 7.4, then Colonial or MAA, as applicable, or its respective Representatives, may contact such third Person in writing solely for the purpose of clarifying such Acquisition Proposal (the “Clarification Request”); provided, however, that Colonial shall deliver a copy of all Clarification Requests to MAA, and MAA shall deliver a copy of all Clarification Requests to Colonial, in each case concurrently with the delivery of such Clarification Requests to any third Person.

(f) References in this Section 7.4 to the Colonial Board or the MAA Board shall mean the board of trustees of Colonial or the board of directors of MAA, as applicable, or a duly authorized committee thereof.

(g) Neither party shall submit to the vote of its respective shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

Section 7.5 Public Announcements. Except with respect to any Change in Colonial Recommendation, Change in MAA Recommendation or any action taken by Colonial or the Colonial Board, or by MAA or the MAA Board, pursuant to and in accordance with Section 7.4, so long as this Agreement is an effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Colonial Declaration of Trust, the Colonial Bylaws, the Colonial LP Agreement or, if applicable, similar organizational documents or agreements of any Colonial Subsidiary (the “Organizational Documents”) from and after the Parent Merger Effective Time, MAA and MAA LP (the “Indemnifying Parties”), jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Parent Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of Colonial or any of the Colonial Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to MAA’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that none of the Indemnifying Parties shall be liable for any amounts paid in settlement effected without MAA’s prior written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Indemnifying Parties shall be liable); provided, further, that if, at any time prior to the sixth (6th) anniversary of the Partnership Merger Effective Time, any Indemnified Party delivers to MAA or MAA LP a written notice asserting that indemnification is required in accordance with this Section 7.6 with respect to a Claim, then the provisions for indemnification contained in this Section 7.6 with respect to such Claim shall survive the sixth (6th) anniversary of the Partnership Merger Effective Time until such time as such Claim is fully and finally resolved. The indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Parent Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Colonial or any of the Colonial Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to such Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto) or service as a manager, director, officer, trustee, employee, agent or fiduciary of Colonial or, any of the Colonial Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Colonial or any of the Colonial Subsidiaries, any other entity or any Employee Benefit Plan maintained by any of the foregoing at or prior to the Parent Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in this Section 7.6. No Indemnifying Party shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent.

(b) Without limiting the foregoing, MAA agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Parent Merger Effective Time now existing in favor of the current or former trustees, directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as provided in the Organizational Documents and indemnification agreements of Colonial shall survive the Parent Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Parent Merger Effective Time, (i) MAA shall and shall cause the MAA Subsidiaries (including MAA LP) to honor and fulfill in all respects the obligations of MAA and the MAA Subsidiaries (including MAA LP) to the Indemnified Parties under the Organizational Documents and any indemnification agreement of Colonial or any Colonial Subsidiary entered into prior to the Partnership Merger Effective Time and (ii) the MAA charter and bylaws and the limited partnership agreement of MAA LP and the organizational documents of any applicable Colonial Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Parent Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Parent Merger Effective Time, were directors, officers, trustees, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) Prior to the Partnership Merger Effective Time, Colonial shall purchase, and MAA shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial’s and the Colonial Subsidiaries’ existing policy or policies, for the benefit of the current and former trustees, directors, officers, agents or fiduciaries of Colonial and each Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time with respect to directors’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Partnership Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed an amount per year of coverage equal to 300% of the current annual premium paid by Colonial for such insurance (such amount being the “Maximum Premium”). If Colonial is unable to obtain the “tail” insurance described in the first sentence of this Section 7.6(c) for an amount equal to or less than the Maximum Premium, Colonial shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If Colonial is unable to purchase such “tail” insurance contemplated in the two preceding sentences, MAA shall, at Colonial’s request, purchase, and maintain in full force and effect (and honor the obligations under), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors, officers, agents, or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial or any of the Colonial Subsidiaries’ existing policy or policies for the benefit of the current and former directors, officers, agents or fiduciaries of Colonial or any Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time; provided, however, that in no event shall MAA be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case MAA will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) If any of MAA, MAA LP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MAA or MAA LP, as applicable, shall assume the obligations set forth in this Section 7.6.

(e) MAA shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.6; provided, however, that such Indemnified Person provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of MAA and Colonial, and shall not be amended in a manner that is adverse to the Indemnified Person (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Colonial or any of the Colonial Subsidiaries for any of their respective trustees, directors, managers, officers or other employees, it being understood and agreed that (i) the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under such policies; (ii) the indemnification provided by Colonial, MAA and MAA LP under this Section 7.6 with respect to any Claim shall be specifically excess of any valid and collectible insurance available to such Persons for such Claim; and (iii) to the extent that any Indemnified Party receives any payment with respect to a Claim under any insurance maintained by Colonial, MAA or MAA LP after payment by Colonial, MAA or MAA LP of any amounts with respect to indemnification provided for in this Section 7.6, such Indemnified Party shall promptly pay the duplicative portion of such insurance payment to Colonial, MAA or MAA LP, as applicable.

Section 7.7 Appropriate Action; Consents

(a) Subject to the terms and conditions set forth in this Agreement, each of Colonial and MAA shall, and shall cause the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Persons (other than Governmental Authorities, which are addressed in Section 7.3) necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(e), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of MAA and Colonial shall use its reasonable best efforts to give (or shall cause the MAA Subsidiaries or the Colonial Subsidiaries, respectively, use its reasonable best efforts to give) any notices to third parties, and each of MAA and Colonial shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.

Section 7.8 Notification of Certain Matters; Transaction Litigation.

(a) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement such that the failure to obtain such consent would result in a failure of the condition in Section 8.1(e).

(b) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

(c) Notwithstanding anything to the contrary in this Agreement, the failure by the Colonial Parties or the MAA Parties to provide notice under Section 7.8(a), Section 7.8(b) or Section 7.8(d) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(d) Each of the Parties hereto agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(e) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Colonial Parties shall give the MAA Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the Colonial Parties and/or their trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The MAA Parties shall give the Colonial Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the MAA Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Colonial’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9 OP Merger Sub; Pending Closing.

(a) MAA and MAA LP shall take all actions necessary to ensure that, prior to the Partnership Merger Effective Time, OP Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

(b) Between the Partnership Effective Time and the Parent Merger Effective Time, Colonial shall not take any action or conduct any business of any nature whatsoever other than as specifically contemplated by this Agreement (including without limitation, Section 7.11 hereof) and as necessary to effect the Parent Merger.

Section 7.10 Section 16 Matters. Prior to the Partner Merger Effective Time, Colonial and MAA shall, as applicable, take all such steps to cause any dispositions of Colonial Common Shares (including derivative securities with respect to Colonial Common Shares) or acquisitions of MAA Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Colonial to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Colonial shall promptly furnish MAA with all requisite information for MAA to take the actions contemplated by this Section 7.10.

Section 7.11 Certain Tax Matters.

(a) Each of MAA and Colonial shall use their respective commercially reasonable efforts (before and, as relevant, after the Parent Merger Effective Time) to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided Colonial shall have received the opinion of counsel referred to in Section 8.3(f) and MAA shall have received the opinion of counsel referred to in Section 8.2(f), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) MAA and Colonial shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 3.5(c)(iii), from and after the Partnership Merger Effective Time, MAA and MAA LP (or Colonial LP) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Colonial Common Shares or Colonial OP Units, all Transfer Taxes.

(c) The Parties agree and acknowledge that the income, assets, and operations of MAA LP and certain MAA Subsidiaries will affect the ability of Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time. The Parties shall cooperate (and shall cause their Affiliates, agents, and advisors to cooperate) and to take such actions (or, as applicable, refrain from taking actions) as reasonably deemed necessary by Colonial or MAA to permit Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time including, without limiting the foregoing, filing elections to treat each corporation in which Colonial acquires an interest as a result of the Partnership Merger as a Taxable REIT Subsidiary of Colonial on or prior to the Closing Date of the Parent Merger.

Section 7.12 Voting of Shares; Voting of MAA OP Units.

(a) MAA shall vote all Colonial Common Shares beneficially owned by it or any of the MAA Subsidiaries as of the record date for the Colonial Shareholder Meeting, if any, in favor of approval of the Parent Merger. Colonial shall vote all shares of MAA Common Stock beneficially owned by it or any of the Colonial Subsidiaries as of the record date for the MAA Shareholder Meeting, if any, in favor of approval of the Parent Merger and issuance of the MAA Common Stock to be issued in the Parent Merger.

(b) MAA shall vote all MAA OP Units beneficially owned by it or any of the MAA Subsidiaries, if any, in favor of the MAA Partner Approval.

Section 7.13 Termination of Colonial Equity Incentive Plans, Colonial DRIP and Colonial ESPP.

(a) Prior to the Partnership Merger Effective Time, the Colonial Board shall adopt such resolutions or take such other actions as may be required by the Colonial Equity Incentive Plans no later than immediately prior to the Partnership Merger Effective Time to effect the intent of Article III hereof.

(b) The Colonial Board shall adopt such resolutions or take such other actions as may be required to terminate the Colonial DRIP, effective prior to the Partnership Merger Effective Time, and ensure that no purchase or other rights under the Colonial DRIP enable the holder of such rights to acquire any interest in MAA or any MAA Subsidiary as a result of such purchase or the exercise of such rights at or after the Partnership Merger Effective Time.

(c) The Colonial Board shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Colonial ESPP: (A) participants in the Colonial ESPP (“ESPP Participants”) may not increase their payroll deductions under the Colonial ESPP from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the Colonial ESPP following the date of this Agreement; (C) all participation in and purchases under the Colonial ESPP shall be suspended effective as of June 30, 2013 (the “ESPP Suspension Date”), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Colonial ESPP until otherwise determined by the MAA Board after the Partnership Merger Effective Time; and (D) with respect to any offering period under the Colonial ESPP in effect as of the date of the Agreement, Colonial shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of Colonial Common Shares in accordance with the terms of the Colonial ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Colonial ESPP. Any cash remaining in the Colonial ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to Colonial ESPP participants promptly following the ESPP Suspension Date.

(d) If requested by MAA, Colonial shall (or shall cause each applicable Colonial Subsidiary to) terminate each Colonial Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonable satisfactory to MAA.

Section 7.14 Governance.

(a) Prior to the Partnership Merger Effective Time, the MAA Board shall adopt resolutions (subject to and effective immediately following the Partnership Merger Effective Time), and the MAA Board shall take all other actions necessary so that, effective immediately following the Partnership Merger Effective Time, the number of directors that will comprise the full MAA Board shall be 12 as set forth in, and in accordance with, Section 2.5. The current chairman of the MAA Board shall remain chairman of the MAA Board after the Partnership Merger Effective Time. After the Partnership Merger Effective Time, the headquarters of MAA will remain at MAA’s current headquarters in Memphis, Tennessee, and the NYSE ticker symbol of MAA will remain MAA’s current NYSE ticker symbol of “MAA”.

(b) By written notice to MAA within two weeks from the date hereof, Colonial shall designate the Colonial Designees to be appointed to the MAA Board pursuant to, and in accordance with, Section 2.5; provided, that (1) Thomas H. Lowder shall be a Colonial Designee, and (2) each other Colonial Designee shall be one of the current Colonial trustees listed on Section 7.14 of the Colonial Disclosure Letter.

Section 7.15 Tax Representation Letters.

(a) The Colonial Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Hogan Lovells US LLP, counsel to Colonial, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the effective date of the Form S-4 (as relevant) and the Closing Date and signed by an officer of Colonial and Colonial LP, in form and substance as set forth in Exhibit F, which such representations shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan Lovells US LLP (or such Colonial counsel rendering such opinion) or Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) and shall be reasonably acceptable to and approved by MAA or Colonial, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Colonial Parties for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) (and any similar opinion dated as of the effective date of the Form S-4), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Colonial and Colonial LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the Colonial Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the

Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

(b) The MAA Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) (A) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) (and any similar opinion dated as of the effective date of the Form S-4), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-1, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.3(e), and (B) to deliver to Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-2, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.2(e), which such representations in Exhibits G-1 and G-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) or by Hogan Lovells US LLP (or such counsel rendering the opinion) and shall be reasonably acceptable to and approved by Colonial, in the case of Exhibit G-1, and MAA, in the case of Exhibit G-2 (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of MAA and MAA LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the MAA Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

Section 7.16 Dividends. In the event that a distribution with respect to the Colonial Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Partnership Merger Effective Time and (ii) has not been paid as of the Partnership Merger Effective Time, the holders of Colonial Common Shares and Colonial OP Units shall be entitled to receive such distribution from Colonial (or Colonial LP, as applicable) immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 7.17 Employment Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with MAA and the MAA Subsidiaries (including Colonial LP and MAA LP)), MAA shall, and shall cause each MAA Subsidiary (including Colonial LP and MAA LP), as applicable, to, provide each individual who is an employee of Colonial or any Colonial Subsidiary immediately prior to the Closing and who remains employed by Colonial, any Colonial Subsidiary, MAA or any MAA Subsidiary (including Colonial LP and MAA LP) immediately following the Closing (each a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based compensation) at least equal to that provided by Colonial and the Colonial Subsidiaries immediately prior to the Closing, (ii) severance payments and benefits that are no less favorable to those provided by Colonial and the Colonial Subsidiaries immediately prior to the closing, and (iii) all other compensation and benefits, that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA or the MAA Subsidiary, as applicable, immediately following the Closing.

(b) MAA shall, and shall cause the MAA Subsidiaries (including Colonial LP and MAA LP) to, provide credit for each Continuing Employee’s length of service with Colonial and the Colonial Subsidiaries (as well as service with any predecessor employer of Colonial or any Colonial Subsidiary) for all purposes

(including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of MAA or the MAA Subsidiaries (including Colonial LP and MAA LP) (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of Colonial or any Colonial Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Colonial Employee Benefit Plan.

(c) To the extent permitted by applicable Law, MAA shall cause each MAA Employee Benefit Plan in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Colonial Employee Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Colonial Employee Benefit Plan and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Colonial Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Colonial Buyer Benefit Plan during the calendar year in which the Closing occurs.

(d) Nothing in this Section 7.17 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of Colonial or the Colonial Subsidiaries, other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or (iv) alter or limit the ability of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.18 Transfer of Assets. Prior to the Partnership Merger Effective Time, MAA shall transfer, or cause the transfer of, the real property assets listed on Section 7.18 of the MAA Disclosure Letter to MAA LP (or to a subsidiary of MAA LP) such that (i) all of the interests owned by MAA, directly or indirectly, in the assets listed on Section 5.18(a) of the MAA Disclosure Letter shall be owned by MAA LP, directly or indirectly, at the Partnership Merger Effective Time, and in connection with such transfer, MAA LP shall issue additional MAA OP Units to MAA and (ii) following completion of the transfer of such real property assets, MAA shall not directly own any assets other than partnership interests in MAA LP or as permitted under the Amended Partnership Agreement.

Section 7.19 Registration Rights Agreements. At the Closing, Colonial and Colonial LP shall assign and MAA and MAA LP shall assume by appropriate instrument the Registration Rights Agreements set forth in Section 7.19(a) of the Colonial Disclosure Letter, subject to applicable Law; provided, that no such assumption shall be required if the issuance of New MAA OP Units and the shares of MAA Common Stock into which such New MAA OP Units may be exchanged pursuant to the terms of the Amended Partnership Agreement has been registered under the Securities Act.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this

Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:

(a) Shareholder Approvals. Each of the Colonial Shareholder Approval, the MAA Shareholder Approval and the MAA Partner Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.

(d) Listing. The shares of MAA Common Stock to be issued in the Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at, or prior to, the Closing.

(e) Third Party Consents. The consents and approvals set forth in Section 8.1(e) of the MAA Disclosure Letter shall have been obtained and shall be in full force and effect, and all conditions to such consents shall be satisfied, except where the failure to obtain any such consent, or for any such consent to be in full force and effect or any conditions applicable thereto not to be satisfied, would not be reasonably likely to, individually or in the aggregate, have a Colonial Material Adverse Effect or MAA Material Adverse Effect.

Section 8.2 Conditions to Obligations of the MAA Parties. The obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by MAA, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.3(a) (Capital Structure) (except the first two sentences), Section 4.4 (Authority) and Section 4.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Colonial Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Colonial Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Colonial Parties. Each Colonial Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. Colonial shall have delivered to MAA a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the Colonial Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Colonial Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. MAA shall have received the written opinion of Hogan Lovells US LLP (or other Colonial counsel reasonably acceptable to MAA), dated as of the Closing Date and in the form attached hereto as Exhibit H, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004 and ending with its taxable year that ends with the Parent Merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(B)).

(f) Section 368 Opinion. MAA shall have received the written opinion of Goodwin Procter LLP (or other counsel reasonably satisfactory to MAA), dated as of the Closing Date and in the form set forth in Exhibit J, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to Colonial, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Dissenting Shares. No more than 15% of the outstanding Colonial Common Shares as of the Closing shall be Dissenting Shares.

Section 8.3 Conditions to Obligations of the Colonial Parties. The obligations of the Colonial Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Colonial, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), and Section 5.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Partnership Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “MAA Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a MAA Material Adverse Effect.

(b) Performance of Covenants or Obligations of the MAA Parties. Each MAA Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. MAA shall have delivered to Colonial a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the MAA Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a MAA Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Colonial shall have received the written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or other MAA counsel reasonably satisfactory to Colonial), dated as of the Closing Date in the form attached hereto as Exhibit I, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit MAA to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(A)).

(f) Section 368 Opinion. Colonial shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Colonial), dated as of the Closing Date and in the form set forth in Exhibit K, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to MAA, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Transfer of Assets. MAA shall have effected, or shall have otherwise caused to be effected, the transfer of assets described in Section 7.18 prior to the Partnership Merger Effective Time.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, by action taken or authorized by the MAA Board or Colonial Board, as applicable, as follows:

(a) by mutual consent of MAA and Colonial in a written instrument;

(b) by either MAA or Colonial, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either MAA or Colonial, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on December 31, 2013 (such date and time referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

(d) by either MAA or Colonial, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other Party shall continue to use its reasonable best efforts to cure such breach, prior to the Outside Date; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, would not be satisfied;

(e) by either MAA or Colonial, if the MAA Shareholder Approval or Colonial Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened MAA Shareholders Meeting or Colonial Shareholders Meeting, as the case may be; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to MAA where a failure to obtain the MAA Shareholder Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4, and the right to terminate this Agreement under this Section 9.1(e) shall not be available to Colonial where a failure to obtain the Colonial Shareholder Approval was primarily caused by any action or failure to act of a Colonial Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4;

(f) by Colonial, by written notice to MAA:

(i) at any time prior to the receipt of the Colonial Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(v) is made in full to MAA substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(ii) if (x) the MAA Board shall have made a Change in MAA Recommendation (provided that Colonial’s right to terminate this Agreement pursuant to this Section 9.1(f)(ii) in respect of a Change in MAA Recommendation shall expire ten (10) Business Days after the date on which Colonial receives notice from MAA of such Change in MAA Recommendation) or (y) the MAA Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(g) by MAA, by written notice to Colonial:

(i) at any time prior to the receipt of the MAA Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(vii) is made in full to Colonial substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(ii) if (x) the Colonial Board shall have made a Change in Colonial Recommendation (provided that MAA’s right to terminate this Agreement pursuant to this Section 9.1(g)(ii) in respect of a Change in Colonial Recommendation shall expire ten (10) Business Days after the date on which MAA receives notice from Colonial of such Change in Colonial Recommendation) or (y) the Colonial Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(h) by either MAA or Colonial, if the MAA Partner Approval shall not have been obtained prior to, or contemporaneously with, the MAA Shareholder Meeting; provided, however, that the right to terminate this

Agreement under this Section 9.1(h) shall not be available to MAA where a failure to obtain the MAA Partner Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of this Agreement.

Section 9.2 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any intentional breach of this Agreement; and (b) the Confidentiality Agreement, Section 7.2(b), this Section 9.2, Section 9.3, Article X (other than Section 10.1) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For purposes of the foregoing, “intentional breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement.

Section 9.3 Termination Fees and Expense Amount.

(a) If, but only if, this Agreement is terminated:

(i) by either MAA or Colonial pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(h), or by Colonial pursuant to Section 9.1(d), and MAA (x) receives or has received a bona fide Acquisition Proposal with respect to MAA after the date of this Agreement, which proposal has been publicly announced prior to the date of the MAA Shareholder Meeting (with respect to a termination under Section 9.1(e) or Section 9.1(h)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)), and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then MAA shall pay, or cause to be paid, to Colonial a fee equal to the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iv) below, the Expense Amount, by wire transfer of same day funds to an account designated by Colonial, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by either MAA or Colonial pursuant to Section 9.1(c) or Section 9.1(e) or by MAA pursuant to Section 9.1(d) and Colonial (x) receives or has received a bona fide Acquisition Proposal with respect to Colonial, which proposal has been publicly announced prior to the date of the Colonial Shareholder Meeting (with respect to a termination under Section 9.1(e)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)) and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then Colonial shall pay, or cause to be paid, to MAA the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(v) below, the Expense Amount, by wire transfer of same day funds to an account designated by MAA, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii) by either MAA or Colonial pursuant to Section 9.1(e) because the MAA Shareholder Approval shall not have been obtained, by either MAA or Colonial pursuant to Section 9.1(h) because the MAA

Partner Approval shall not have been obtained, or by Colonial pursuant to Section 9.1(d), then MAA shall pay, or cause to be paid, to Colonial the Expense Amount (by wire transfer to an account designated by Colonial) within two (2) Business Days of such termination;

(iv) by either MAA or Colonial pursuant to Section 9.1(e) because the Colonial Shareholder Approval shall not have been obtained, or by MAA pursuant to Section 9.1(d), then Colonial shall pay, or cause to be paid, to MAA the Expense Amount (by wire transfer to an account designated by MAA) within two (2) Business Days of such termination;

(v) by Colonial pursuant to Section 9.1(f)(i) then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA as a condition to the effectiveness of such termination;

(vi) by Colonial pursuant to Section 9.1(f)(ii), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with Expense Amount, by wire transfer of same day funds to an account designated by Colonial, within two (2) Business Days of such termination;

(vii) by MAA pursuant to Section 9.1(g)(i), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Colonial as a condition to the effectiveness of such termination; or

(viii) by MAA pursuant to Section 9.1(g)(ii), then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA, within two (2) Business Days of such termination;

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall MAA or Colonial be required to pay the Termination Fee and the Expense Amount on more than one occasion; and

(ii) neither MAA nor Colonial shall be required to pay any amount in excess of the sum of the Termination Fee and the Expense Amount, except as set forth in Section 9.3(c) or in the case of such Party’s fraud or intentional breach of this Agreement.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if MAA or Colonial, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either MAA or Colonial, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of Citibank, N.A. in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law

(d) Limitations on Payment

(i) If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) an Expense Amount and/or Termination Fee, such Expense Amount and/or Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee

Payee the Expense Amount and/or Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Amount and/or the Termination Fee, as applicable, less the total amount paid under clause (A) above.

(ii) To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d), provided, that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a Party described in Section 9.3(c) shall be subject to the same limitations on payment as set forth in this Section 9.3(d).

(e) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

Section 9.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of MAA, shareholders of Colonial or holders of MAA OP Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders or holders without such further approval by such shareholders or holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 9.5 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Partnership Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Partnership Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a)	if to the MAA Parties, to:

Mid-America Apartment Communities, Inc.
6584 Poplar Avenue
Memphis, TN 38138
	Telephone:	(901) 682-6600
	Facsimile:	(901) 682-6667
	Attention:	H. Eric Bolton Jr.
Chief Executive Officer

with copies to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
	Telephone:	(212) 813-8800
	Facsimile:	(212) 355-3333
	Attention:	Gilbert G. Menna
Yoel Kranz
and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
First Tennessee Building
165 Madison Avenue
Suite 2000
Memphis, TN 38103
	Telephone:	(901) 526-2000
	Facsimile:	(901) 577-2303
	Attention:	Robert J. DelPriore

(b)	if to the Colonial Parties, to:

Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, AL 35203
	Telephone:	(205) 250-8700
	Facsimile:	(205) 986-6915
	Attention:	Thomas H. Lowder
Chief Executive Officer

with copies to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
	Telephone:	(202) 637-5600
	Facsimile:	(202) 637-5910
	Attention:	Paul Manca
Joseph Gilligan

and

Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, AL 35203
	Telephone:	(205) 251-3000
	Facsimile:	(205) 458-5100
	Attention:	Ed Hardin, Jr.
Jack Stephenson, Jr.

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 7.6, (ii) after the Partnership Merger Effective Time, the rights of the holders of MAA OP Units to receive the consideration set forth in Article III in accordance with the provisions of this Agreement; (iii) after the Parent Merger Effective Time, the rights of the holders of Colonial Common Shares to receive the Merger Consideration, and the rights of holders of Colonial Options and Colonial Restricted Share Awards to receive the consideration specified in Article III in accordance with the provisions of this Agreement, and (iv) the right of Colonial and MAA, on behalf of its respective shareholders, to pursue claims for damages and other relief, including equitable relief, for the other Parties’ intentional breach of this Agreement, to the extent recovery is otherwise permitted under Section 9.2. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the laws of the State of Alabama (including the provisions of the AREITL and the ABNEC applicable to the Parent Merger) will apply to the Parent Merger and to the discharge of the fiduciary duties of the Colonial Board or any committee thereof in connection herewith, and (ii) the laws of the State of Tennessee (including the provisions of the TBCA applicable to the Parent Merger) will apply to the Parent Merger and the Partnership Merger and to the discharge of the fiduciary duties of the MAA Board or any committee thereof in connection herewith.

Section 10.8 Specific Performance; Venue. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, MAA, MAA LP, Colonial, Colonial LP and OP Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MARTHA MERGER SUB, L.P.

By:	Mid-America Apartments, L.P.,
its sole general partner

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 1 of 2 to Agreement and Plan of Merger]

COLONIAL PROPERTIES TRUST

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 2 of 2 to Agreement and Plan of Merger]

EXHIBITS AND SCHEDULES*

*	The Company will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Annex B

PLAN OF MERGER

THIS PLAN OF MERGER (the “Plan of Merger”), dated as of June 3, 2013, is by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”) and COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”). MAA and Colonial are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Colonial and MAA have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, contemplates a merger of Colonial with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Alabama Real Estate Investment Trust Law (as amended, the “AREITL”), the Alabama Business and Nonprofit Entities Code (“ABNEC”) and the Tennessee Business Corporation Act (as amended, the “TBCA”).

WHEREAS, the board of directors of MAA and the board of trustees of Colonial have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Colonial to combine their businesses by way of a merger of Colonial with and into MAA, with MAA being the surviving entity.

WHEREAS, the MAA Board has authorized the execution and delivery of this Plan of Merger to effectuate the Parent Merger.

WHEREAS, the Colonial Board has deemed the Parent Merger advisable and has authorized the execution and delivery of this Plan of Merger to effectuate the Parent Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the Parties set forth herein, the Parties hereby agree as follows:

1. Definitions. For purposes of this Plan of Merger, capitalized terms used and not otherwise defined herein shall have the following meanings:

(a) “Colonial Common Shares” means common shares of beneficial interest in Colonial, par value $0.01 per share.

(b) “Colonial Equity Incentive Plans” means the Colonial 2008 Omnibus Incentive Plan, as amended, the Colonial Third Amended and Restated Share Option and Restricted Share Plan, as amended, and the Colonial Non-Employee Trustee Share Option Plan, as amended.

(c) “Colonial Option” means any option to purchase Colonial Common Shares under the Colonial Equity Incentive Plans or otherwise.

(d) “Colonial Restricted Share Award” means an award of Colonial Common Shares granted under the Colonial Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

(e) “Colonial Subsidiary” means Colonial LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Colonial and/or Colonial LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Colonial and/or any Person that is a Colonial Subsidiary by reason of the application of clause (a) or clause (c) of this definition of

“Colonial Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Colonial and/or Colonial LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

(f) “MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

(g) “MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

(h) “Partnership Merger” means a merger transaction involving Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”) and Colonial Realty Limited Partnership (“Colonial LP”), a Delaware limited partnership, in which immediately prior to the Parent Merger, Colonial LP shall merge with and into MAA LP, with MAA LP continuing as the surviving entity and a subsidiary of MAA thereafter.

(i) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

2. The Parent Merger. As of the Parent Merger Effective Time (as defined herein), Colonial shall be merged with and into MAA, with MAA being the surviving business entity in the merger. The Parent Merger will have the effects set forth in the AREITL and the TBCA.

3. Effective Time of the Parent Merger. The Parent Merger shall become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the effective time of the Parent Merger in Tennessee (the “Parent Merger Effective Time”).

4. Effects of Merger on Colonial Common Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Colonial, or the holders of any securities of MAA or Colonial:

(a) Cancellation of Certain Colonial Common Shares. Each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Colonial Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Certain Colonial Common Shares. Except as indicated otherwise herein, each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 4(a) and any Dissenting Shares (as defined in and to the extent provided in Section 4(c))), shall automatically be converted into the right to receive [0.360] (as the same may be adjusted pursuant to Section 4(g), the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock ( the “Merger Consideration”), without interest.

(c) Dissenting Shares. Notwithstanding anything herein to the contrary, Colonial Common Shares that are outstanding immediately prior to the Parent Merger Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such Colonial

Common Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et. seq. of the ABNEC shall not be converted into shares of MAA Common Stock as provided in Section 4(b), but rather the holders of Dissenting Shares shall be entitled to payment by MAA of the fair value (as provided in Section 10A-2-13.01 et. seq. of the ABNEC (“ABNEC Article 13”)) of such Dissenting Shares in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Parent Merger Effective Time into, and shall have become exchangeable solely for the right to receive, shares of MAA Common Stock as provided in Section 4(b).

(d) Fractional Colonial Common Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of certificates or the transfer of book-entry shares registered in the transfer books of Colonial, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision herein, each holder of Colonial Common Shares converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg (the “Fractional Share Consideration”).

(e) Conversion of Restricted Colonial Common Shares. Any and all Colonial Common Shares subject to Colonial Restricted Share Awards that are converted into the right to receive MAA Common Stock pursuant to Section 4(b) shall be converted into the right to receive shares of MAA Common Stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial Restricted Share Award immediately prior to the Parent Merger Effective Time.

(f) Conversion of Colonial Options. Each outstanding Colonial Option, whether or not exercisable at the Parent Merger Effective Time, shall be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Colonial Equity Incentive Plan and award agreement or other agreement or other document evidencing Colonial Options, from and after the Parent Merger Effective Time, each Colonial Option so assumed by MAA pursuant to the Parent Merger will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Colonial Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Colonial Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Colonial Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Colonial Option, when exercisable, will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of Colonial Common Shares that were subject to such Colonial Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Colonial Option will be equal to the quotient determined by dividing the exercise price of each Colonial Common Share subject to such assumed Colonial Option by the Exchange Ratio, rounded up to the nearest whole cent.

(g) Adjustments. If at any time during the period between the date of this Plan of Merger and the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), Colonial should split, combine or otherwise reclassify the Colonial Common Shares, or make a dividend or other distribution in Colonial Common Shares (including any dividend or other distribution of securities convertible into Colonial Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. If at any time during the period between the date of this Plan of Merger and the Partnership Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

(h) Withholding Rights. The Parties, Colonial LP, MAA LP, the respective affiliates of the foregoing and the bank or trust company appointed by MAA to act as exchange agent for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Plan of Merger or deemed paid for tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign law. Any such amounts so deducted and withheld shall be paid over to the applicable governmental authority in accordance with applicable law and shall be treated for all purposes of this Plan of Merger as having been paid to the person in respect of which such deduction and withholding was made.

(i) Governing Documents. The charter and bylaws of MAA as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable law.

(j) Termination; Abandonment. At any time prior to the Parent Merger Effective Time, this Plan of Merger may be terminated or abandoned by the Board of Directors of MAA or the Board of Trustees of Colonial. In the event of such termination or abandonment, this Plan of Merger shall become void and neither MAA nor Colonial nor their respective shareholders, trustees, directors or officers shall be liable in respect to such termination or abandonment.

5. Effects of Merger on MAA Common Stock. The presently outstanding MAA Common Stock shall remain outstanding, and the present holders of the MAA Common Stock shall retain their present rights therein.

6. Counterparts. This Plan of Merger may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart.

7. No Third Party Beneficiaries. Nothing in this Plan of Merger, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Plan of Merger except for, after the Parent Merger Effective Time, the rights of the holders of Colonial Common Shares to receive the Merger Consideration, and the rights of holders of Colonial Options and Colonial Restricted Share Awards to receive the consideration specified in Section 4 in accordance with the provisions of this Plan of Merger.

8. Effect on Merger Agreement. This Plan of Merger is intended to be the plan of merger for the Parent Merger as required by the ABNEC, AREITL and TBCA and has been executed pursuant to and in accordance with the Merger Agreement for the purpose of effecting the Parent Merger in accordance with the laws of Alabama and Tennessee. The parties to the Merger Agreement shall continue to be bound by the terms and conditions of the Merger Agreement, except that if the terms of this Plan of Merger are in conflict with any of the terms of the Merger Agreement, the terms of this Plan of Merger shall govern to the extent of such conflict.

IN WITNESS WHEREOF, MAA and Colonial have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
Name: H. Eric Bolton, Jr.
Title: Chairman of the Board and Chief Executive Officer

COLONIAL PROPERTIES TRUST

By:	/s/ Thomas H. Lowder
Name: Thomas H. Lowder
Title: Chairman of the Board and Chief Executive Officer

Annex C

FORM OF COLONIAL PROPERTIES TRUST VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation (“Martha”), Mid-America Apartments, L.P., a Tennessee limited partnership (“Martha LP”, and together with Martha, the “Martha Parties”), and the undersigned shareholder (the “Shareholder”) of Colonial Properties Trust, an Alabama real estate investment trust (“George”).

RECITALS

A. Concurrently with the execution of this Agreement, the Martha Parties, George, Colonial Realty Limited Partnership, a Delaware limited partnership (“George LP”), and Martha Merger Sub, L.P., a Delaware limited partnership (“OP Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of George with and into Martha with Martha being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of OP Merger Sub with and into George LP, with George LP continuing as the surviving entity and a subsidiary of Martha LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Martha Parties’ willingness to enter into the Merger Agreement, the Martha Parties have required that the Shareholder, and the Shareholder has agreed, to enter into this Agreement with respect to (i) all common shares of beneficial interest, par value $0.01 per share, of George (“George Common Shares”) that the Shareholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record and (ii) all limited partnership interests in George LP designated as a “Partnership Unit” (“George OP Units”) under the Fourth Amended and Restated Agreement of Limited Partnership of George LP, dated as of January 27, 2012, as amended, modified or supplemented from time to time (the “George LP Agreement”), that the Shareholder owns, if any, beneficially or of record.

C. The Shareholder is the beneficial or record owner, and has either sole or shared voting power over, such number of George Common Shares (the “George Shares”) and George OP Units (“George Units”), if any, as is indicated on Schedule A attached hereto.

D. Martha desires the Shareholder to agree, and the Shareholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the George Shares, New George Shares (as defined below), George Units and New George Units (as defined below), and to vote the George Shares, New George Shares, George Units and New George Units in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Date” shall mean the earlier to occur of (i) the approval and adoption of the Merger Agreement at the George Shareholder Meeting or (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Shareholder is and at all times has been in compliance with this Agreement, any Transfer (x) to an Affiliate or (y) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from his obligations under this Agreement, other than with respect to those George Shares or George Units transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, including, without limitation, a redemption of George OP Units pursuant to the terms of the George LP Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain George Shares and George Units.

2.1 Transfer and Encumbrance of George Shares and George Units. Other than a Permitted Transfer, until the Expiration Date, the Shareholder shall not (i) Transfer any of the George Shares, New George Shares, George Units or New George Units, or (ii) deposit any George Shares, New George Shares, George Units or New George Units into a voting trust or enter into a voting agreement or arrangement with respect to such George Shares, New George Shares, George Units or New George Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Shareholder agrees that any George Common Shares, George OP Units, other capital shares of George that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New George Shares”) and other partnership interests of George LP that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New George Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the George Shares or George Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the George Shares, New George Shares, George Units and New George Units in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and George and George LP shall not, and shall instruct their transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of George or the books and records of George LP. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any George Shares or George Units held by the Shareholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Shareholder to be unable to comply with his obligations under this Agreement with respect to such securities, neither the Shareholder nor George shall be deemed to be in breach of this Agreement with respect to the Shareholder’s obligations with respect to such George Shares or George Units.

3. Agreement to Vote and Approve.

3.1 George Shares. Hereafter until the Expiration Date, at every meeting of the shareholders of George called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of George with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the George Shares and any New George Shares: (i) in favor of the Parent Merger and (ii) against (a) any Acquisition Proposal for George, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

3.2 George Units. Hereafter until the Expiration Date, on every action or approval by written consent of the partners of George LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Date, and at every meeting of the partners of George LP called with respect to any of the following matters, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the George Units and any New George Units: (i) in favor of the Partnership Merger, (ii) in favor of any amendment to the George LP Agreement proposed to facilitate the Partnership Merger or the other transactions contemplated by the Merger Agreement and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, the Shareholder does hereby appoint and constitute Martha, H. Eric Bolton, Jr. and Albert M. Campbell, III, and any one or more other individuals designated by Martha, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Shareholder’s rights with respect to the George Shares, any New George Shares, George Units and any New George Units, to vote each of the George Shares, New George Shares, George Units and New George Units solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if the Shareholder fails to be counted as present, to consent or to vote the Shareholder’s George Shares, New George Shares, George Units and New George Units, as applicable, in accordance with Section 3 above. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes and hereby revokes any proxy previously granted by the Shareholder with respect to the George Shares, New George Shares, George Units or New George Units. The Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Martha Parties as follows:

5.1 Due Authority. The Shareholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If Shareholder is married and the George Shares and George Units set forth on Schedule A hereto constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder’s spouse.

5.2 Ownership of George Shares and George Units. As of the date hereof, the Shareholder (i) is the beneficial or record owner of the George Common Shares and George OP Units indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Shareholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the George Shares and George Units. As of the date hereof, the Shareholder does not own, beneficially or of record, any capital stock or other securities of George or George LP other than the George Common Shares and George OP Units set forth on Schedule A. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of George or George LP.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, the George Shares or the George Units, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the George Shares or the George Units pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder, the George Shares or the George Units are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder or any of its Affiliates or any of their respective properties or assets (including the George Shares and the George Units) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Martha and without further consideration, the Shareholder shall take such further action as may reasonably be requested by Martha to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

8. Notice of Certain Events. The Shareholder shall notify Martha promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Shareholder under this Agreement and (b) the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

9. Dissenter’s Rights. The Shareholder hereby unconditionally and irrevocably waives, and agrees to prevent the execution of, any rights of appraisal and dissenters’ rights relating to the Parent Merger that the Shareholder may have directly or indirectly by virtue of the ownership of the George Shares or New George Shares.

10. Miscellaneous.

10.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. George and George LP shall be express third party beneficiaries of the agreements of the Shareholder contained in this Agreement.

10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Martha Parties to:

Martha Communities, Inc.

6584 Poplar Avenue

Memphis, TN 38138

Telephone:        (901) 682-6600

Facsimile:         (901) 682-6667

Attention:         H. Eric Bolton Jr.

Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Telephone:        (212) 813-8800

Facsimile:         (212) 355-3333

Attention:         Gilbert G. Menna

(b) if to the Shareholder:

To the address for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7 WAIVER OF JURY TRIAL. EACH OF THE MARTHA PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE MARTHA PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

10.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

10.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

10.14 Action in Shareholder Capacity Only. No Person executing this Agreement who is or becomes during the term of this Agreement a trustee, officer or fiduciary of George shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a trustee, officer or fiduciary of George. The parties acknowledge and agree that this Agreement is entered into by the Shareholder solely in his capacity as the beneficial owner or record holder of the Shareholder’s George Shares and George Units and nothing in this Agreement shall restrict, limit or affect in any respect any actions taken by the Shareholder in his capacity as a trustee, officer or fiduciary of George. The Shareholder shall have no liability to any of the Martha Parties under this Agreement as a result of any action or inaction by the Shareholder acting in his capacity as an officer, trustee or fiduciary of George, it being understood that any action taken by the Shareholder in such capacity to approve a Change in George Recommendation shall have no effect on the obligations of the Shareholder under this Agreement as the record holder or beneficial owner of the George Shares, New George Shares, George Units and New George Units if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

10.15 Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by Martha and George of the Shareholder’s identity and holdings of the George Shares and George Units, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as practicable, the Shareholder shall notify Martha of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:
Name:	H. Eric Bolton, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner
By:
Name:	H. Eric Bolton, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

Shareholder’s Address for Notice:

[Signature Page to Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.3 HEREOF:

COLONIAL PROPERTIES TRUST

By:
Name:	Thomas H. Lowder
Title:	Chairman of the Board and
Chief Executive Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:
Name:	Thomas H. Lowder
Title:	Chairman of the Board and
Chief Executive Officer

[Signature Page to Voting Agreement]

Annex D

FORM OF MID-AMERICA APARTMENT COMMUNITIES, INC. VOTING

AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of June 3, 2013, by and among Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial LP”, and together with Colonial, the “Colonial Parties”), and the undersigned shareholder (the “Shareholder”) of Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”).

RECITALS

A. Concurrently with the execution of this Agreement, MAA, Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), the Colonial Parties, and Martha Merger Sub, L.P., a Delaware limited partnership (“OP Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of Colonial with and into MAA with MAA being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity and a subsidiary of MAA LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Colonial Parties’ willingness to enter into the Merger Agreement, the Colonial Parties have required that the Shareholder, and the Shareholder has agreed, to enter into this Agreement with respect to (i) all shares of common stock, par value $0.01 per share, of MAA (“MAA Common Stock”) that the Shareholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record and (ii) all limited partnership interests in MAA LP designated as a “Class A Common Unit” (“MAA OP Units”) under the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 24, 1997, as amended, modified or supplemented from time to time (the “MAA LP Agreement”), that the Shareholder owns, if any, beneficially or of record.

C. The Shareholder is the beneficial or record owner, and has either sole or shared voting power over such number of shares of MAA Common Stock (the “MAA Shares”) and MAA OP Units (the “MAA Units”), if any, as is indicated on Schedule A attached hereto.

D. Colonial desires the Shareholder to agree, and the Shareholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the MAA Shares, New MAA Shares (as defined below), MAA Units and New MAA Units (as defined below) and to vote the MAA Shares, New MAA Shares, MAA Units and New MAA Units in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Date” shall mean the earlier to occur of (i) the later of (A) the approval and adoption of the Merger Agreement at the MAA Shareholder Meeting and (B) the approval of the Merger Agreement by the holders of MAA OP Units, and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Shareholder is and at all times has been in compliance with this Agreement, any Transfer (x) to an Affiliate or (y) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from his obligations under this Agreement, other than with respect to those MAA Shares or MAA Units transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, including, without limitation, a redemption of MAA OP Units pursuant to the terms of the MAA LP Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain MAA Shares and MAA Units.

2.1 Transfer and Encumbrance of MAA Shares and MAA Units. Other than a Permitted Transfer, until the Expiration Date, the Shareholder shall not (i) Transfer any of the MAA Shares, New MAA Shares, MAA Units or New MAA Units, or (ii) deposit any MAA Shares, New MAA Shares, MAA Units or New MAA Units into a voting trust or enter into a voting agreement or arrangement with respect to such MAA Shares, New MAA Shares, MAA Units or New MAA Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Shareholder agrees that any shares of MAA Common Stock, MAA OP Units, other capital shares of MAA that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New MAA Shares”) and other partnership interests of MAA LP that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New MAA Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the MAA Shares or MAA Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the MAA Shares, New MAA Shares, MAA Units and New MAA Units in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and MAA and MAA LP shall not, and shall instruct their transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of MAA or the books and records of MAA LP. [Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any MAA Shares or MAA Units held by the Shareholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Shareholder to be unable to comply with his obligations under this Agreement with respect to such securities, neither the Shareholder nor MAA shall be deemed to be in breach of this Agreement with respect to the Shareholder’s obligations with respect to such MAA Shares or MAA Units].

3. Agreement to Vote and Approve.

3.1 MAA Shares. Hereafter until the Expiration Date, at every meeting of the shareholders of MAA called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of MAA with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the MAA Shares and any New MAA Shares: (i) in favor of the Parent Merger; (ii) in favor of the issuance of the MAA Common Stock to be issued in the Parent Merger; and (iii) against (a) any Acquisition Proposal for MAA, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

3.2 MAA Units. Hereafter until the Expiration Date, on every action or approval by written consent of the partners of MAA LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Date, and at every meeting of the partners of MAA LP called with respect to any of the following matters, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the MAA Units and any New MAA Units: (i) in favor of the Partnership Merger, (ii) in favor of any amendment and restatement to the MAA LP Agreement in connection with the Partnership Merger or the other transactions contemplated by the Merger Agreement and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, the Shareholder does hereby appoint and constitute Colonial, Thomas H. Lowder and Bradley P. Sandidge, and any one or more other individuals designated by Colonial, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Shareholder’s rights with respect to the MAA Shares, any New MAA Shares, MAA Units and any New MAA Units, to vote each of the MAA Shares, New MAA Shares, MAA Units and New MAA Units solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if the Shareholder fails to be counted as present, to consent or to vote the Shareholder’s MAA Shares, New MAA Shares, MAA Units and New MAA Units, as applicable, in accordance with Section 3 above. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes and hereby revokes any proxy previously granted by the Shareholder with respect to the MAA Shares, New MAA Shares, MAA Units or New MAA Units. The Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Colonial Parties as follows:

5.1 Due Authority. The Shareholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If Shareholder is married and the MAA Shares and MAA Units set forth on Schedule A hereto constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder’s spouse.1

5.2 Ownership of MAA Shares and MAA Units. As of the date hereof, the Shareholder (i) is the beneficial or record owner of the MAA Common Stock and MAA OP Units indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement[, as disclosed on Schedule A] or as would not prevent the Shareholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the MAA Shares and MAA Units. As of the date hereof, the Shareholder does not own, beneficially or of record, any capital stock or other securities of MAA or MAA LP other than the shares of MAA Common Stock and MAA OP Units set forth on Schedule A. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of MAA or MAA LP.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, the MAA Shares or the MAA Units, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the MAA Shares or the MAA Units pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder, the MAA Shares or the MAA Units are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder or any of its Affiliates or any of their respective properties or assets (including the MAA Shares and MAA Units) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Colonial and without further consideration, the Shareholder shall take such further action as may reasonably be requested by Colonial to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

8. Notice of Certain Events. The Shareholder shall notify Colonial promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Shareholder under this Agreement and (b) the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

[1]	Each Shareholder to confirm whether they reside in a community property state, in which case a spouse’s consent is required. The following is a list of community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. MAA and MAA LP shall be express third-party beneficiaries of the agreements of the Shareholder contained in this Agreement.

9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Colonial Parties to:

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750

Birmingham, AL 35203

Telephone:	(205) 250-8700
Facsimile:	(205) 986-6915
Attention:	Thomas H. Lowder
Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Telephone:	(202) 637-5600
Facsimile:	(202) 637-5910
Attention:	Paul Manca
Joseph Gilligan

and

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, AL 35203

Telephone:	(205) 251-3000
Facsimile:	(205) 458-5100
Attention:	Ed Hardin, Jr. Jack Stephenson, Jr.

(b) if to the Shareholder:

To the address for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.7 WAIVER OF JURY TRIAL. EACH OF THE COLONIAL PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COLONIAL PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

9.14 Action in Shareholder Capacity Only. No Person executing this Agreement who is or becomes during the term of this Agreement a director, officer or fiduciary of MAA shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, officer or fiduciary of MAA. The parties acknowledge and agree that this Agreement is entered into by the Shareholder solely in his capacity as the beneficial owner or record holder of the Shareholder’s MAA Shares and MAA Units and nothing in this Agreement shall restrict, limit or affect in any respect any actions taken by the Shareholder in his capacity as a director, officer or fiduciary of MAA. The Shareholder shall have no liability to any of the Colonial Parties under this Agreement as a result of any action or inaction by the Shareholder acting in his capacity as an officer, director or fiduciary of MAA, it being understood that any action taken by the Shareholder in such capacity to approve a Change in MAA Recommendation shall have no effect on the obligations of the Shareholder under this Agreement as the record holder or beneficial owner of the MAA Shares, New MAA Shares, MAA Units and New MAA Units if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 9.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

9.15 Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by MAA and Colonial of the Shareholder’s identity and holdings of the MAA Shares and MAA Units, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement; provided, that unless the Shareholder is a director or officer of MAA, MAA and Colonial shall not disclose the identity of the Shareholder unless otherwise required by applicable Law. As promptly as practicable, the Shareholder shall notify Colonial of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLONIAL PROPERTIES TRUST

By:
Name:
Title:

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

Shareholder’s Address for Notice:

[Signature Page to Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.3 HEREOF:

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE A

Number of Shares or Units
MAA Common Stock
MAA OP Units

Annex E

MID-AMERICA APARTMENT COMMUNITIES, INC.

2013 STOCK INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Mid-America Apartment Communities, Inc. 2013 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons of Mid-America Apartment Communities, Inc. (the “Company”), and the employees and other key persons of Mid-America Apartments, L.P. (the “Operating Partnership”) and the Company’s other Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights, Cash-Based Awards and Other Stock-Based Awards.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor thereto.

“Covered Employee” means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Dividend Equivalent Right” means Awards granted pursuant to Section 13.

“Effective Date” means the date on which the Plan was initially approved by shareholders as set forth in Section 21.

“Fair Market Value” on any given date means the last reported sale price of the Stock on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Stock is traded or admitted to trading or, if none of the foregoing is applicable, then the Fair Market Value of the Stock as determined in good faith by the Committee.

“Incentive Stock Option” means any Stock Option that qualifies as and is designated in writing in the related Option agreement as constituting an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Operating Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership, and any successor thereto.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Stock-Based Award” means Awards granted pursuant to Section 10.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit, Performance Share Award or Other Stock-Based Award granted to an employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, region, or Subsidiary of the Company, that will be used to establish Performance Goals are limited to the following: funds from operations, funds from operations per share, adjusted funds from operations, adjusted funds from operations per share, net operating income, gross operating income, total shareholder return, earnings per share, stock price, acquisitions, dispositions, strategic transactions, portfolio or regional occupancy rates, portfolio or regional rent rates, portfolio or regional revenue rates, return on capital, assets, equity, development, or investment, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of one or more peer groups.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a participant’s right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Performance Share Award or Other Stock-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 9.

“Restricted Stock Award” means Awards granted pursuant to Section 6.

“Restricted Stock Unit” means Awards granted pursuant to Section 7.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or

(iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means any Award granted pursuant to Section 8.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by either the Board or the Committee (in either case, the “Administrator”). Each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Act, or any successor definition under said rule. Each member of the Committee shall also be an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights and Other Stock-Based Awards, or any combination of the foregoing, granted to any one or more participants;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards; provided, however, that except as otherwise provided in Section 3(b) or 3(c), the Administrator is not permitted to reduce the exercise price of Stock Options or effect repricing of Stock Options through cancellation and re-grants or cancellation in exchange for cash;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving a Change in Control or the death, disability or termination of employment of a Plan participant;

(vi) subject to the provisions of Section 5(c), to extend at any time the post-termination period in which Stock Options may be exercised;

(vii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Plan participants.

(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be awarded during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; RECAPITALIZATIONS; MERGERS; SUBSTITUTE AWARDS

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 225,000 shares plus (ii) the shares underlying awards under the Company’s 2004 Stock Plan (the “2004 Plan”) which are forfeited, cancelled or otherwise terminated after the Effective Date, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. With respect to grants made or compensation earned under the Plan, Stock Options with respect to no more than 100,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make equitable or proportionate adjustments in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual participant and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and/or (v) the price for each share subject to any then outstanding Stock Options under the Plan, without reducing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options). The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into account cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(c) hereof, to the extent determined to be necessary by the Committee to avoid distortion in the value of the Awards. Notwithstanding anything to the contrary set forth in this Section 3(b), no adjustment shall be required pursuant to this Section 3(b) if the Committee determines that such action could cause an Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A of the Code or otherwise could subject a participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award. All adjustments made by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers. In contemplation of and subject to the consummation of a Sale Event, the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), and/or (ii) upon written notice to the participants, provide that all Awards will terminate immediately prior to the consummation of the Sale Event. In the event that, pursuant to clause (ii) above, Awards will terminate immediately prior to the consummation of the Sale Event, all vested Awards, other than Options, shall be fully settled in cash or in kind at such appropriate consideration as determined by the Administrator in its sole discretion after taking into account the consideration payable per share of Stock pursuant to the business combination (the “Merger Price”) and all Stock Options shall be fully settled, in cash or in kind, in an amount equal to the difference between (A) the Merger Price times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options; provided, however, that each participant may be permitted, within a specified period determined by the Administrator prior to the consummation of the Sale Event, to exercise all outstanding Stock Options, including those that are not then exercisable, subject to the consummation of the Sale Event.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Awards granted pursuant to this Section 3(d) shall not reduce the number of shares of Stock otherwise available for issuance pursuant to the Plan under Section 3(a).

(e) Outside Director Limitation. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any Independent Director during any single calendar year shall not exceed $200,000.

SECTION 4.	ELIGIBILITY

Participants in the Plan will be such full or part-time officers and other employees, Independent Directors and key persons of the Company, the Operating Partnership and the Company’s other Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company, the Operating Partnership and the Company’s other Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a) Form of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. No Incentive Stock Option shall be granted under the Plan after June 16, 2023.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. In the event that on the last business day of the term of a Stock Option, other than an Incentive Stock Option (i) the exercise of the Stock Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option shall be extended for a period of thirty (30) days following the expiration of the legal prohibition, black-out period or lock-up agreement.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at par value or such other higher purchase price determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the participant executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

(b) Rights as a Shareholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a participant shall have the rights of a shareholder with respect to the voting of the Restricted Stock and receipt of dividends. Notwithstanding the foregoing, cash dividends on shares covered by the Restricted Stock Award that remain subject to risk of forfeiture due to failure to meet performance-based conditions must be retained by or repaid by the participant to the Company; provided that, to the extent provided for in the Restricted Stock Award certificate, an amount equal to such cash dividends retained or repaid by the participant may be paid to the participant upon the lapsing of the performance-based conditions with respect to such Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock is vested as provided in Section 6(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below, and the participant shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the participant or the participant’s legal representative.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a participant’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 6(c) above.

SECTION 7.	RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. An Award of Restricted Stock Units is an Award of phantom stock units to a participant, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Unit is contingent on the participant executing the Award agreement. The terms and conditions of each such Award agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants. Except in the case of Restricted Stock Units with a deferred settlement date that satisfies Section 409A of the Code, at the end of the vesting period, the Restricted Stock Unit, to the extent vested, shall be settled in the form of shares of Stock. Any payment of shares of Stock under an Award of Restricted Stock Units subject to Section 409A of the Code to a participant on account of the participant’s separation of service may not be made before the date that is six months after the date of separation from service if the participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a participant to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such participant in the form of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c) Rights as a Shareholder. A participant shall have the rights as a shareholder only as to shares of Stock acquired by the participant upon settlement of Restricted Stock Units; provided, however, that the participant may be credited with Dividend Equivalent Rights with respect to the Restricted Stock Units, subject to the provisions of Section 13(a) and such terms and conditions as the Administrator may determine.

(d) Restrictions. A Restricted Stock Unit may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a participant’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 8.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Administrator) an Unrestricted Stock Award to any participant pursuant to which such participant may receive shares of Stock free of any restrictions (“Unrestricted

Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

SECTION 9.	PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

(b) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares of Stock actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Administrator).

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a participant’s rights in all Performance Share Awards shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

(d) Acceleration, Waiver, Etc. At any time prior to the participant’s termination of employment (or other business relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 17, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10.	OTHER STOCK-BASED AWARDS

(a) Nature of Other Stock-Based Awards. An Other Stock-Based Award includes other Awards of Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Stock, including without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Awards valued by reference to book value or subsidiary performance. An Other Stock-Based Award may be granted to any participant either along side or in addition to or in tandem with Stock Options, Restricted Stock or Deferred Stock granted under the Plan and/or cash awards made outside of the Plan. Stock (including securities convertible into Stock) issued on a bonus basis under this Section 10 may be issued for no cash consideration. Stock (including securities convertible into Stock) purchased with a purchase right awarded under this Section 10 shall be priced at least 25 percent of the Fair Market Value of the Stock on the date of grant. The grant of an Other Stock-Based Award may be subject to restrictions and conditions as the Administrator may determine at the time of grant, including conditions based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of an Other Stock-Based Award is contingent on the participant executing the Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

(b) Rights as a Shareholder. Until such time as an Other Stock-Based Award is actually paid out in shares of Stock, a participant shall have no rights as a holder of Stock.

(c) Restrictions. An Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award agreement.

(d) Termination. Except as may otherwise be provided by the Administrator in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a participant’s right in his Other Stock-Based Awards that have not vested shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 12.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Unit, Performance Share Award, Other Stock-Based Award or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a region, division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; provided, however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the

Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 50,000 shares (subject to adjustment as provided in Section 3(b) hereof) or $2,500,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13.	DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of an Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an award of Restricted Stock Units or Other Stock-Based Award with performance-based vesting or Performance Share Award shall provide that such Dividend Equivalent Right may not be exercisable or payable unless and until the performance-based conditions have been met.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a participant’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.	TAX WITHHOLDING

(a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. The Company’s obligation to deliver stock certificates to any participant is subject to and conditioned on tax obligations being satisfied by the participant.

(b) Payment in Stock. Subject to approval by the Administrator, a participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 15.	TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 15(b) below, during a participant’s lifetime, his or her Awards shall be exercisable only by the participant, or by the participant’s legal representative or guardian in the event of the participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 15(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the participant (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate Family Members for no value or consideration, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a participant for value.

(c) Family Member. For purposes of Section 15(b), “Family Member” shall mean a participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the participant’s household (other than a tenant of the participant), a trust in which these persons (or the participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the participant’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased participant, or if the designated beneficiaries have predeceased the participant, the beneficiary shall be the participant’s estate.

SECTION 16.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 17.	AMENDMENTS AND TERMINATION

Unless sooner terminated as herein provided, the Plan shall terminate on the tenth anniversary of the date the Plan is approved by the Administrator and no Award shall be granted under the Plan on and after such date. The termination of the Plan shall not adversely affect the rights under any outstanding Award without the holder’s written consent. The Administrator may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s written consent. Except as provided in Section 3(b) or 3(c), in no event may the

Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing of Stock Options through cancellation and re-grants or cancellation in exchange for cash. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 17 shall limit the Board’s authority to take any action permitted pursuant to Section 3(c).

SECTION 18.	STATUS OF PLAN

Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19.	SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the participant’s separation from service, or (ii) the participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 20.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to be delivered to participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the participant by electronic mail (with proof of receipt) or by United States mail, addressed to the participant, at the participant’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry”

records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel (to the extent the Board deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Shareholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the participant with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any employee any right to continued employment with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Administrator, or in accordance with policies set by the Administrator, from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 21.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon shareholder approval in accordance with Tennessee law, the Company’s amended and restated charter and bylaws and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date.

SECTION 22.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Tennessee, applied without regard to conflict of law principles.

DATE OF APPROVAL OF PLAN BY BOARD: JUNE 17, 2013

DATE OF APPROVAL BY SHAREHOLDERS:             , 2013

Annex F

June 1, 2013

The Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue

Memphis, TN 38138

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Mid-America Apartment Communities, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Colonial Properties Trust (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Mid-America Apartments, L.P. (the “Company L.P.”), a subsidiary of the Company L.P. (the “Merger Sub”), the Merger Partner and Colonial Realty Limited Partnership (the “Merger Partner L.P.”), among other things, (i) the Merger Sub will merge with and into the Merger Partner L.P., with the Merger Partner L.P. continuing as the surviving entity and a wholly owned subsidiary of the Company L.P. (the “Partnership Merger”), and (ii) the Merger Partner will merge with and into the Company, with the Company continuing as the surviving entity, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned by the Company and its subsidiaries or a subsidiary of Merger Partner and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.360 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated May 31, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom,

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including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed for United States federal income tax purposes that the Partnership Merger shall qualify as and constitute a tax-free “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) and the Transaction will qualify as a tax-free reorganization, and in each case will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respect from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company. Such services during such period have included acting as co-lead arranger on the Company’s term loan credit facility in March of 2012 and acting as joint bookrunner on the Company’s equity offering in March of 2013. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party

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for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

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Annex G

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

June 2, 2013

The Board of Trustees

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750

Birmingham, Alabama 35203

The Board of Trustees:

We understand that Colonial Properties Trust (“Colonial”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Mid-America Apartment Communities, Inc. (“Mid-America”), Mid-America Apartments, L.P. (“Mid-America LP”), Martha Merger Sub, L.P., a subsidiary of Mid-America LP (“OP Merger Sub”), Colonial and Colonial Realty Limited Partnership (“Colonial LP”) pursuant to which, among other things, Colonial will merge with and into Mid-America (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Colonial (“Colonial Common Stock”) will be converted into the right to receive 0.360 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Mid-America (“Mid-America Common Stock”). The Agreement also provides for the merger of OP Merger Sub and Colonial LP (the “Partnership Merger” and, together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Colonial Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Agreement.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Colonial and Mid-America;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Colonial furnished to or discussed with us by the management of Colonial, including certain financial forecasts relating to Colonial prepared by such management (such forecasts, the “Colonial Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Mid-America furnished to or discussed with us by the management of Mid-America, including certain financial forecasts relating to Mid-America prepared by such management (such forecasts, the “Mid-America Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”) anticipated by the managements of Colonial and Mid-America to result from the Transaction;

(v)	discussed with the management of Colonial and Mid-America the past and current business, operations, financial condition and prospects of Colonial and Mid-America;

(vi)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Mid-America after taking into account potential Cost Savings, including the potential effect on Mid-America’s estimated funds from operations and adjusted funds from operations;

(vii)	reviewed the trading histories for Colonial Common Stock and Mid-America Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

The Board of Trustees

Colonial Properties Trust

(viii)	compared certain financial and stock market information of Colonial and Mid-America with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed the relative financial contributions of Colonial and Mid-America to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft dated June 2, 2013 of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon assurances of the managements of Colonial and Mid-America that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Colonial Forecasts, the Mid-America Forecasts and the Cost Savings, we have been advised by the managements of Colonial and Mid-America, and we have assumed, with the consent of Colonial, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future financial performance of Colonial and Mid-America and the other matters covered thereby, and further have assumed, with the consent of Colonial, that such Cost Savings will be realized in the amounts and at the times projected. We have relied, at the direction of Colonial, upon the assessments of the managements of Colonial and Mid-America as to the ability to integrate the businesses and operations of Colonial and Mid-America.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Colonial, Mid-America or any other entity, nor have we made any physical inspection of the properties or assets of Colonial, Mid-America or any other entity. We have not evaluated the solvency or fair value of Colonial, Mid-America or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Colonial, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Colonial, Mid-America or the Transaction (including the contemplated benefits thereof) and that no such adverse effect will result in the event that the Transaction or any related transactions are effected through an alternative structure as permitted under the terms of the Agreement. We also have assumed, at the direction of Colonial, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We further have assumed, at the direction of Colonial, that the Merger will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Partnership Merger will qualify as an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). We have been advised by Colonial and Mid-America that each of Colonial and Mid-America has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and further have assumed, at the direction of Colonial, that the Transaction will not adversely affect such status or operations of Colonial or Mid-America.

The Board of Trustees

Colonial Properties Trust

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any terms, aspects or implications of the Partnership Merger (including any consideration payable in such Partnership Merger), any transfer of assets contemplated to be undertaken in connection with the Transaction or any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Colonial or any alternative transaction; however, at Colonial’s direction, we held preliminary discussions with selected third parties that had contacted, or had been contacted by, Colonial. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Colonial Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors, trustees or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available with respect to Colonial or in which Colonial might engage or as to the underlying business decision of Colonial to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Colonial, upon the assessments of Colonial’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Colonial, Mid-America and the Transaction (including the contemplated benefits thereof) as to which we understand that Colonial obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of Mid-America Common Stock actually will be when issued or the prices at which Colonial Common Stock or Mid-America Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Colonial in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of our opinion and the principal portion of which is contingent upon consummation of the Transaction. In addition, Colonial has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Colonial, Mid-America and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Colonial and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and bookrunner for, and/or as a lender under, certain letters of credit, and credit and leasing facilities of Colonial, including Colonial’s $500 million unsecured revolving credit facility due 2016, and (ii) having acted or acting as a joint sales agent in connection with certain “at-the-market” common equity offerings of Colonial.

The Board of Trustees

Colonial Properties Trust

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Mid-America and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain leasing facilities of Mid-America, and (ii) having acted or acting as a joint sales agent in connection with certain “at-the-market” common equity offerings of Mid-America.

It is understood that this letter is for the benefit and use of the Board of Trustees of Colonial (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Colonial, Mid-America or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Colonial Common Stock.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex H

Code of Alabama

Title 10A. Alabama Business and Nonprofit Entities Code

Chapter 2. Business Corporations

Article 13. Dissenters’ Rights

§ 10A-2-13.01. Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the judge of probate or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Sec-tion 10A-2-13.02 and who exercises that right when and in the manner required by Sections 10A-2-13.20 through 10A-2-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 10A-2-13.02. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder ap-proval is required for the merger by Section 10A-2-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10A-2-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the cor-poration whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the cor-poration other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10A-2-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of in-corporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 10A-2-13.03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

§ 10A-2-13.20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10A-2-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dis-senters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10A-2-13.22.

§ 10A-2-13.21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

§ 10A-2-13.22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all share-holders who satisfied the requirements of Section 10A-2-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

§ 10A-2-13.23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10A-2-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

§ 10A-2-13.24. Share restriction.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that the demand has been made and (2) return to the share-holder by the corporation.

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, ter-minate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares.

(d) A transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

§ 10A-2-13.25. Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10A-2-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10A-2-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

§ 10A-2-13.26. Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for de-manding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10A-2-13.22 and repeat the payment demand procedure.

§ 10A-2-13.27. Reserved.

§ 10A-2-13.28. Procedure if shareholder dissatisfied with offer to payment.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10A-2-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10A-2-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10A-2-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer re-strictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she no-tifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

§ 10A-2-13.30. Court action.

(a) If a demand for payment under Section 10A-2-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains un-settled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office, or, if none in this state, its registered office, is located. If the cor-poration is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10A-2-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10A-2-13.31, to the corporation.

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

§ 10A-2-13.31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10A-2-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10A-2-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10A-2-13.20 through 10A-2-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

§ 10A-2-13.32. Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

Annex I

FORM OF

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MID-AMERICA APARTMENTS, L.P.

I-i

Exhibits

Exhibit A-1 – Schedule of Partners

Exhibit A-2 – Partner Registry at Partnership Merger Effective Time

Exhibit B – Notice of Redemption of Common Units

Exhibit C – Capital Account Maintenance

Exhibit D – Special Allocation Rules

Exhibit E – Schedule of Guaranteed Debt Not Subject to Indemnity

I-ii

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

MID-AMERICA APARTMENTS, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-AMERICA APARTMENTS, L.P., dated as of             , 20        , is entered into by and among Mid-America Apartment Communities, Inc., a Tennessee corporation, as the General Partner, and each of the Persons listed on Exhibit A hereof, together with all Persons who shall hereafter be admitted as Additional Limited Partners and/or Substituted Limited Partners.

In consideration of the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Partnership as a limited partnership under the Act (as defined below), as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Tennessee Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.2 hereof and who is shown as such in the Partner Registry.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), l.704-l(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit C hereof. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit C hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests, or (iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses (i), (ii), and (iii) above.

“Agreed Value” means (i) in the case of any Contributed Property for which the Partnership and the contributor have agreed in writing as to Agreed Value, the amount so agreed upon and (ii) in the case of any other Contributed Property and as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, (i) the sum of:

(a) the Partnership’s Net Income or Net Loss (as the case may be) for such period (without regard to adjustments resulting from allocations described in Sections 1.A through 1.E of Exhibit D);

(b) Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period;

(c) the amount of any reduction in the reserves of the Partnership referred to in clause (ii) (f) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

(d) the excess of proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain recognized from such sale, exchange, disposition, or refinancing during such period (excluding Terminating Capital Transactions); and

(e) all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii) less the sum of:

(a) all principal debt payments made by the Partnership during such period ;

(b) capital expenditures made by the Partnership during such period;

(c) investments made by the Partnership during such period in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii) (a) or (ii)(b);

(d) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period;

(e) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period;

(f) the amount of any increase in reserves during such period which the General Partner determines to be necessary or appropriate in its sole and absolute discretion; and

(g) the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate, in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or

Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit C and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit C hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2, or 4.3 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property, and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit C hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the REIT Shares Amount.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed with the Secretary of State of the State of Tennessee, as amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Amended and Restated Charter of the General Partner dated January 10, 1994, as amended or restated from time to time.

“Class A Limited Partners” means the Partners who are holders of Class A Common Units.

“Class A Common Unit” means any Partnership Unit other than a Class B Common Unit, a Preferred Unit, or any other Partnership Unit that is specifically designated by the General Partner pursuant to Section 4.2 as being another class of Partnership Units.

“Class B Limited Partner” means the General Partner, in its capacity as a Limited Partner, and any other Subsidiaries of the General Partner who shall own Class B Common Units as a Limited Partner.

“Class B Common Unit” means all Common Units issued to or held by the General Partner and any of its Subsidiaries (it being understood that if the General Partner or any of its Subsidiaries shall acquire any Class A Common Units, such class a common units shall automatically be converted into Class B Common Units upon such acquisition).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a Partnership Unit that is not a Preferred Unit. The Class A Common Units and Class B Common Units, and any other Partnership Units that may be issued from time to time by the General Partner as set forth in Section 4.2 and designated as Common Units, are Common Units.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit C hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit C hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means 1.0, provided that in the event that the General Partner: (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) subdivides its outstanding REIT Shares; or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each fiscal year an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Distribution Period” means any calendar quarter or shorter period with respect to which a distribution of Available Cash is to be made to the Partners by the Partnership.

“Electing Partner” has the meaning set forth in Section 13.10A.

“Flournoy Communities” means the Partnership’s apartment communities that are known as Fountain Lake, High Ridge, Paddock Club Brandon, Paddock Club Columbia, Paddock Club Greenville, Paddock Club Huntsville, Paddock Club Jacksonville, Paddock Club Lakeland, Paddock Club Mandarin, Paddock Club Tallahassee, Paddock Park Ocala, Park Place, Southland Station, Three Oaks, Towne Lake (Terraces at Townelake), The Vistas, Westbury Creek, Whispering Pines, Whisperwood, Wildwood Apartments, Willow Creek, or Windridge Apartments.

“General Partner” means Mid-America Apartment Communities, Inc., a Tennessee corporation, in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partner Interest may be expressed as a number of Partnership Units.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of his status as (A) the General Partner, (B) a director or officer of the Partnership or the General Partner, or (C) a guarantor, pursuant to a loan guarantee or any other guarantee given to a third party in connection with any partnership property or loan, including without limitation, environmental indemnities, reimbursements agreements or guaranties to credit enhancers under bond issues, undertakings or indemnities to title companies, or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to), and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Limited Partner” means any Person named as a Limited Partner in the Partner Registry or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidation Preference Amount” means, with respect to any Preferred Unit as of any date of determination, the amount (including accrued and unpaid distributions to the date of determination) payable with respect to such Preferred Unit (as established by the instrument designating such Preferred Unit) upon the voluntary or involuntary dissolution or winding up of the Partnership as a preference over distributions to Partnership Units ranking junior to such Preferred Unit.

“Liquidator” has the meaning set forth in Section 13.2.

“Liquidity Event” has the meaning set forth in Section 13.1.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit C.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit C.

“New Securities” has the meaning set forth in Section 4.2B.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704 2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704 2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752 1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B to this Agreement.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth Regulations Section 1.704 2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains the name, address, number of Partnership Units and Percentage Interest for each Partner.

“Partnership” means the limited partnership formed under the Act and continued by this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash for a Distribution Period pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some of all of its portion of such distribution.

“Partnership Unit” means a fractional undivided share of a class or series of Partnership Interests. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof (but subject to the limitations thereof), the General Partner may designate any Partnership Units, when issued, as Common Units or as Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding and as set forth in the Partner Registry. For purposes of determining the rights and relationships among the various classes and series of Partnership Units, Preferred Units shall not be considered to have any share of the aggregate Percentage Interest in the Partnership unless, and only to the extent, provided otherwise in the instrument creating such class or series of Preferred Units.

“Person” means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.

“Preferred REIT Share” means a share of preferred stock in the General Partner.

“Preferred Unit” means any Partnership Unit issued from time to time pursuant to Section 4.2 hereof that is specifically designated by the General Partner at the time of its issuance as a Preferred Unit. Each class or series of Preferred Units shall have such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties, including rights, powers, and duties senior to the Common Units, all as determined by the General Partner, subject to compliance with the requirements of Section 4.2 hereof.

“Prior Agreement” mean the Second Amended and Restated Agreement of Limited Partnership, dated as of November 24, 1997, as amended, which is amended and restated in its entirety by this Agreement.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6A hereof.

“Redemption Right” shall have the meaning set forth in Section 8.6A hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Share” shall mean a share of common stock of the General Partner.

“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”) and if the Partnership does not issue to all of the holders of Common Units at such time (other than the General Partner) corresponding rights to subscribe for or purchase Common Units or other securities or property corresponding to the securities or property covered by the rights granted by the General Partner, then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive had it owned such REIT Shares at the time such rights were issued, provided further that, if the rights issued by the General Partner are issued pursuant to a shareholder rights plan (or other arrangement having the same objective and substantially the same effect), then the REIT Shares Amount shall include such rights only to the extent that such rights have not been exercised by the holders thereof (and have not otherwise terminated or been redeemed or eliminated).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit D to eliminate Book-Tax Disparities.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as agreed to by the Partnership and the contributor or otherwise as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to Exhibit C hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner of a Notice of Redemption; provided that if the General Partner combines its outstanding REIT Shares, no Specified Redemption Date shall occur after the record date and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership Pursuant to Section 11.4.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Transaction” has the meaning set forth in Section 11.2C.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit C hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit C hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to

Exhibit C hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit C hereof) as of such date.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any securities exchange or the NASDAQ- National Market System, the closing price, regular way, on such day, or if not such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Organization and Continuation. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby continue the Partnership and amend and restate the Prior Agreement in its entirety. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name. The name of the Partnership shall be “Mid-America Apartments, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Tennessee shall be located at 800 Gay Street, Ste. 2021, Knoxville, TN 37929, and the registered agent for service of process on the Partnership in the State of Tennessee at such registered office shall be CT Corporation System. The principal office of the Partnership shall be 6584 Poplar Ave., Memphis, Tennessee 38138, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Tennessee as the General Partner deems advisable.

Section 2.4 Power of Attorney.

A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited Partners have limited liability) in the State of Tennessee and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5 Term. The term of the Partnership commenced on September 22, 1993, the date the Certificate was filed with the Secretary of State of the State of Tennessee in accordance with the Act and shall continue in full force and effect until September 21, 2043, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge the General Partner’s current status as a REIT inures to the benefit of all of the Partners and not solely to the benefit of the General Partner.

Section 3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, provided that the Partnership shall not take any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action shall have been specifically consented to by the General Partner in writing.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions.

A. As of the date of this Agreement, but in any event prior to the Partnership Merger Effective Time, each Partner owns that number of Class A Common Units and/or Class B Common Units as is set forth opposite such Partner’s name on Exhibit A-1 hereto and has Percentage Interests as set forth on the Partner Registry. At the Partnership Merger Effective Time (as defined below), the Partner Registry shall be read as set forth on Exhibit A-2 hereto. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or, if the merger agreement does not so provided, as determined by the General Partner). The Partners shall own Partnership Units in the amounts set forth for such Partner in the Partner Registry, as may be updated from time to time, and shall have a Percentage Interest in the Partnership as set forth in the Partner Registry, which Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on a Partner’s Percentage Interest. The Capital Contributions of the Partners shall be at all times as shown on the books and records of the General Partner. The number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units from time to time shall be deemed to be the general partner Common Units and shall be the General Partnership Interest. Except as provided in Section 4.2, 10.5 and 13.10, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Notwithstanding any other provision contained in this Agreement, the Partnership is authorized to take the actions and give effect to the transactions contemplated by that certain Agreement and Plan of Merger by and among Mid-America Apartment Communities, Inc., the Partnership, Martha Merger Sub, L.P., Colonial Properties Trust and Colonial Realty Limited Partnership dated on or about June 2, 2013 (the “Merger Agreement”). Without limiting the generality of the immediately preceding sentence, at the Partnership Merger Effective Time (as defined in the Merger Agreement), the Partnership shall issue Common Units in accordance with the Merger Agreement and the recipients thereof shall be admitted as Limited Partners of the Partnership with respect to such Common Units.

Section 4.2 Issuances of Additional Partnership Interests.

A. The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Tennessee law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with an issuance of additional REIT Shares or Preferred REIT Shares of the General Partner, which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2A, and (2) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the net proceeds raised in connection with the issuance of such additional REIT Shares or Preferred REIT Shares of the General Partner, or (b) the additional Partnership Interests in the applicable class or series are issued to all Partners in proportion to their respective Percentage Interests in such class or series.

B. The General Partner shall not issue any additional REIT Shares or Preferred REIT Shares (other than REIT Shares issued pursuant to Section 8.6), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares or Preferred REIT Shares (collectively “New Securities”) other than to all holders of REIT Shares unless (i) the General Partner shall cause the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities, and (ii) the General Partner contributes the net proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities to the Partnership. Without limiting the foregoing, the General Partner is expressly authorized to issue New Securities for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee stock purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise), and (y) the General Partner contributes all proceeds from such issuance and exercise to the Partnership.

Section 4.3 Contribution of Proceeds of Issuance of REIT Shares. In connection with the issuance of REIT Shares or Preferred REIT Shares pursuant to Section 4.2, the General Partner shall contribute any net proceeds raised in connection with such issuance to the Partnership; provided that if the net proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner.

Section 4.4 No Preemptive Rights. Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to

(i) Capital Contributions or loans to the Partnership or (ii) the issuance or sale of any Partnership Units or other Partnership Interests.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions.

A. The General Partner shall distribute at least quarterly an amount equal to 100% of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period in the following order of priority:

(i) First, to the holders of Preferred Units in such amount as is required for the Partnership to pay all distributions with respect to such Preferred Units due or payable in accordance with the instruments designating such Preferred Units through the last day of such quarter or shorter period; such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units as of the last day of such calendar quarter or shorter period; and then

(ii) To the holders of Common Units in proportion to their respective Percentage Interests in the Common Units on such Partnership Record Date;

provided that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to distribute Available Cash to the Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated.

B. Notwithstanding anything to the contrary contained herein, in no event shall a Partner receive a distribution of Available Cash with respect to any Common Unit with respect to any quarter or shorter period until such time as the Partnership has distributed to the holders of Preferred Units an amount sufficient to pay all distributions payable with respect to such Preferred Units through the last day of such quarter or shorter period, in accordance with the instruments designating such Preferred Units.

Section 5.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners, or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation. Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

ARTICLE 6

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit C hereof); shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit D (including Section 1.F thereof), Net Income shall be allocated:

(i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to Section 6.1B(iv) below exceed Net Income previously allocated to the General Partner pursuant to this Section 6.1A(i);

(ii) second, to those Class A Limited Partners who have been allocated Net Losses pursuant to Section 6.1B(iii) below in excess of Net Income previously allocated to such Class A Limited Partner pursuant to this Section 6.1A(i) (and as among such Class A Limited Partners, in proportion to their respective excess amounts);

(iii) third, to Partners holding Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the order of their preference in distribution) to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(ii) below exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(ii);

(iv) fourth, to Partners holding Common Units to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(i) below exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(iv); and

(v) fifth, to the Partners in accordance with their respective Percentage Interests in Common Units.

B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit D (including Section 1.F thereof), Net Losses shall be allocated:

(i) first, to the Partners holding Common Units in accordance with their respective Percentage Interests in Common Units, until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner is reduced to zero;

(ii) second, to Partners holding Preferred Units in accordance with each such Partner’s respective percentage interests in the Preferred Units determined under the respective terms of the Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the reverse order of their preference in distribution), until the Adjusted Capital Account (modified in the same manner as in clause (i)) of each such holder is reduced to zero;

(iii) third, to those Class A Limited Partners who are Electing Partners, in proportion to their respective Percentage Interests in Class A Common Units (provided that Net Losses shall not be allocated to a Class A Limited Partner under this Section 6.1B(iii) to the extent that such allocation would cause or increase a deficit balance in such Partner’s Adjusted Capital Account as of the end of the applicable Partnership Year and any Net Losses that cannot be allocated to a Class A Limited Partner as a result shall be allocated to those Class A Limited Partners to whom such allocation can be made without violating the limitations in this parenthetical in proportion to their Percentage Interests in Class A Common Units and thereafter in accordance with Section 6.1B(iv)); and

(iv) fourth, to the General Partner.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to the General Partner such that the General Partner can distribute to its shareholders amounts sufficient to permit the General Partner to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, including distributions of equity interests in Subsidiaries of the Partnership made on a pro rata basis to holders of Common Units;

(8) holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9) the collection and receipt of revenues and income of the Partnership;

(10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership, any division of the Partnership, or the General Partner (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership, any division of the Partnership, or the General Partner), and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership or any division of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

(13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute, resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt;

(16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person; and

(19) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement.

B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. [In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it; provided that, if the General Partner decides to refinance (directly or indirectly) any outstanding indebtedness of the Partnership, the General Partner shall use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the Limited Partners, and provided further that, in deciding whether or not to dispose of any property that represents more than one percent of the Partnership’s total assets, the General Partner shall consider in good faith the income tax consequences of such disposition for both the General Partners and the Limited Partners. Except as may be set forth in a separate written agreement between a Limited Partner and the General Partner and/or the Partnership (or a subsidiary thereof), as applicable, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.]1

Section 7.2 Certificate of Limited Partnership. The General Partner has previously filed the Certificate with the Secretary of State of the State of Tennessee as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Tennessee and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Tennessee and each other state or the District of Columbia in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

[1]	This bracketed provision is designated as an “In the Form” provision for purposes of the Merger Agreement to which this form is attached.

Section 7.3 Restrictions on General Partner’s Authority.

A. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of all of the Limited Partners (including Limited Partner Interests held by the General Partner) (or such lower percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement or the Act).

B. Except as provided in Article 13 hereof, the General Partner may not sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) without the Consent of holders of three-fourths (3/4) of the outstanding Common Units held by Limited Partners (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner).

C. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as the Reserve at Dexter Lake (which is a replacement property for Cedar Mill Apartments) without the advance written consent of each Person who was a partner in Cedar Mill Apartments, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 44,282.5 Class A Common Units.

D. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as Greenbrook Apartments without the advance written consent of Robert F. Fogelman, which consent may be withheld for any reason whatsoever, so long as Mr. Fogelman continues to hold, in the aggregate, at least 217,500 Class A Common Units. Notwithstanding any other provision in this Agreement to the contrary, no provision of this Agreement shall supersede, modify, terminate or replace (1) any provision of that certain Supplemental Agreement with respect to Transfer of Property and Delivery of Guaranty dated as of November 10, 1993 by and among Robert F. Fogelman, the Partnership and the General Partner, (2) any provision of that certain Indemnity Agreement dated as of October 13, 1999 by and among Robert F. Fogelman, the Partnership and the General Partner, or (3) any provision of that certain Agreement Regarding (i) Removal of Certain Deed Restrictions, (ii) continuation of Partnership Agreement Restrictions and Covenants, (iii) Continuation of Tax Indemnification and (iv) Amendment and Restatement of Tax Indemnification Provisions, which shall each remain in full force and effect from and after the execution, delivery and effectiveness of this Agreement.

E. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment communities known as Huntington Chase or Indigo Pointe (which are replacement properties for McKeller Woods Apartments and Winchester Square Apartments) without the advance written consent of (i) each Person who was a partner in McKeller Woods Village Partnership, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 162,600 Class A Common Units and (ii) each Person who was a partner in Winchester Square Partnership, L.P. at the time of its merger with and into the Partnership which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 89,159 Class A Common Units.

F. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as Park Estate Apartments without the advance written consent of each Person who was a partner in Park Estate Partnership, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 19,238 Class A Common Units.

G. The Partnership shall use its reasonable best efforts to effect any sale, exchange, conveyance or transfer of the Flournoy Communities in a manner that qualifies for tax deferral pursuant to Section 1031 of the Code (or any successor provision thereto). In the event that the Partnership conveys any Flournoy Community in such a tax-deferred exchange, the property acquired by the Partnership in such exchange shall be subject to the same limitation.

H. Nothing contained in this Section 7.3 shall prevent any property described in paragraphs C through G of this Section 7.3 from being taken by condemnation or other involuntary conversion; provided, however, that in such event, the General Partner shall use every reasonable effort to reinvest the proceeds from any such condemnation or involuntary conversion in a manner that results in deferral of taxable income from such event pursuant to Section 1033 of the Code.

Section 7.4 Reimbursement of the General Partner.

A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Article 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5A. The Limited Partners acknowledge that, for purposes of this Section 7.4B, all expenses of the General Partner are deemed incurred for the benefit of the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

C. As set forth in Section 4.3, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to any issuance of additional Partnership Interests or REIT Shares pursuant to Section 4.2 hereof.

D. In the event that the General Partner shall elect to purchase REIT Shares from its shareholders for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, as the case may be, subject to the condition that: (i) if such REIT Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for such REIT Shares (provided that a transfer of REIT Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Class B Common Units held by the General Partner equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares.

Section 7.5 Outside Activities of the General Partner.

A. The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. The General Partner shall not hold any assets other than (i) Partnership Interests as a General Partner or Limited Partner, and (ii) such bank accounts or similar instruments or accounts as it deems necessary to carry out its responsibilities contemplated under this Agreement and its organizational documents. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests, which shall upon acquisition become Class B Common Units, and shall be entitled to exercise all rights of a Class B Limited Partner available hereunder relating to such Limited Partner Interests.

B. Except as provided in Section 7.4D, in the event the General Partner exercises its rights under Section 14 of Charter to redeem REIT Shares, then the General Partner shall cause the Partnership to purchase from it a number of Class B Common Units equal to the number of REIT Shares redeemed by the General Partner times the Conversion Factor on the same terms and for the same aggregate price that the General Partner redeemed such REIT Shares.

Section 7.6 Contracts with Affiliates.

A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B. Except as provided in Section 7.5A, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

D. The General Partner, in its sole and absolute discretion on behalf of the Partnership and without the approval of the Limited Partners, may propose and adopt employee benefit plans, stock option plans, long term incentive plans and similar plans funded by the Partnership including, without limitation, through the issuance of one or more classes, or one or more series of any of such classes, of Partnership Interests, for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership’s Subsidiaries.

E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7 Indemnification.

A. To the maximum extent permitted by 61-2-109 of the Act, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to) except as set forth pursuant to Exhibit E hereto in the Schedule of Guaranteed Debt Not Subject to Indemnity, and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7A with respect to the subject matter of such proceeding. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7A. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B. Following a determination as provided in the Act that the facts then known would not preclude indemnification under Section 7.7A, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of the General Partner.

A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the General Partner reasonably believes to be in the best interest of the Partnership.

B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, and its shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the General Partner reasonably believes to be in the best interest of the Partnership.

C. Subject to its obligations and duties as General Partner set forth in Section 7.1A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner.

A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion, unless the General Partner has knowledge regarding such matter that makes reliance unwarranted.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT or (ii) avoid the General Partner’s incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner (other than the General Partner) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the

Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the General Partner) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein) and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital. Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit D hereof or as permitted by Section 4.2B, or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership.

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934;

(2) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify each Limited Partner upon request of the then current Conversion Factor.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.6 Redemption Right.

A. Subject to Section 8.6C, each Limited Partner, other than the General Partner, shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”). A Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Common Units or, if such Limited Partner holds less than one thousand (1,000) Common Units, all of the Common Units held by such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B. Notwithstanding the provisions of Section 8.6A, the General Partner may, in its sole and absolute discretion, elect to assume directly and satisfy a Redemption Right by either paying to the Redeeming Partner the Cash Amount or issuing to the Redeeming Partner the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion) on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units, which upon such acquisition shall become Class B Common Units. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall treat the transaction between the General Partner, and the Redeeming Partner for federal income tax purposes as a sale of the Redeeming Partner’s Common Units to the General Partner. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right.

C. Notwithstanding the provisions of Section 8.6A, Section 8.6B or any other provision of this Agreement, a Limited Partner (i) shall not be entitled to effect the Redemption Right for cash or an exchange for REIT Shares to the extent the ownership or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate any of the restrictions on ownership and transfer of REIT Shares set forth in the Charter and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. To the extent any attempted redemption or exchange for REIT Shares would be in violation of this Section 8.6C, it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such redemption or the REIT Shares otherwise issuable upon such exchange.

D. Notwithstanding anything contained in Section 8.6A, 8.6B, or 8.6C, no Partner shall be entitled to exercise the Redemption Right pursuant to Section 8.6A with respect to any Preferred Unit unless (i) such Preferred Unit has been issued to and is held by a Partner other than the General Partner, and (ii) the General Partner has expressly granted to such Partner the right to redeem such Preferred Units pursuant to Section 8.6A.

E. Preferred Units shall be redeemed, if at all, only in accordance with such redemption rights or options as are set forth with respect to such Preferred Units (or class or series thereof) in the instruments designating such Preferred Units (or class or series thereof).

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports.

A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner.

A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B. The tax matters partner is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account by a Partner for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4 Intentionally Deleted.

Section 10.5 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, 1446, or 1471 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A. The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Units by a Limited Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6.

B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2 Transfer of General Partner’s Partnership Interest.

A. The General Partner may not transfer any of its General Partner Interest or Limited Partnership Interests or withdraw as General Partner except as provided in Section 11.2B or in connection with a transaction described in Section 11.2C or Section 11.2D.

B. The General Partner may transfer Limited Partner Interests held by it to the Partnership in accordance with Section 7.5B hereof.

C. Except as otherwise provided in Section 11.2D, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Transaction”), unless (i) the Transaction also includes a merger of the Partnership or sale of substantially all of the assets of the Partnership which has been approved by the requisite Consent of the Partners pursuant to Section 7.3 and as a result of which all Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share at any time during the period from and after the date on which the Transaction is consummated, provided that if, in connection with the Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each holder of Common Units shall receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received REIT Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer; and (ii) no more than forty-nine percent (49%) of the equity securities of the acquiring Person in such transaction shall be owned, after consummation of such Transaction, by the General Partner or Persons who are Affiliates of the Partnership or the General Partner immediately prior to the date on which the Transaction is consummated.

D. Notwithstanding Section 11.2C, the General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than Partnership Units held by the General Partner (whether such Partnership Units constitute the General Partner Interest or a Limited Partner Interest), are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value, as reasonably determined by the General Partner, equal to the 704(c) Value of the assets so contributed.

Section 11.3 Limited Partners’ Rights to Transfer.

A. Subject to the provisions of Section 11.3C, 11.3D, 11.3E, and 11.4, a Limited Partner may transfer, with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner.

B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. The General Partner may prohibit any transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit.

D. No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

E. No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount or REIT Shares Amount, at the election of the Partnership, any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4 Substituted Limited Partners.

A. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C. Upon the admission of a Substituted Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units of the same class or series held by Limited Partners are voted, to the extent such Partnership Units are entitled to vote on such matter). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6 General Provisions.

A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.6.

B. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substitute Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units under Section 8.6 of this Agreement shall cease to be a Limited Partner.

C. Transfers pursuant to this Article 11 may only be made on the first day of a month, unless the General Partner otherwise agrees; provided, however, that a transfer of Partnership Units pursuant to exercise of rights by a secured party in connection with a pledge of such Partnership Units may occur at any time.

D. If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11, or redeemed or transferred pursuant to Section 8.6 of this Agreement, or any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnerships year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a redemption occurs shall be allocated to the Redeeming Partner. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment, or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D hereof.

Section 12.2 Admission of Additional Limited Partners.

A. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded in the Partner Registry on the books and records of the Partnership, following the consent of the General Partner to such admission.

C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

A. the expiration of its term as provided in Section 2.5 hereof;

B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

D. an election to dissolve the Partnership made by the General Partner and approved in writing by Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units;

E. the sale of all or substantially all of the assets and properties of the Partnership; or

F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and

Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3) Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4) The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, adjustments, and allocations for all periods, and subject to the rights of the holders of Preferred Units to receive a liquidation preference, with an appropriate adjustment to the Capital Accounts of such holders entitled to receive a liquidation preference to reflect the payment of any such liquidation preference.

Prior to the foregoing distributions, the General Partner shall have made adjustments to Capital Accounts of the Partners to reflect the fair market value of the Partnership assets as of the date of the Partnership’s liquidation in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(f).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.2A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners Pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

Section 13.3 Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), except as set forth in Section 13.10, such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 13.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 13, in the event the Partnership is considered liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit C hereto, the Partnership shall be deemed to have distributed the property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

Section 13.5 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

Section 13.7 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Tennessee shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.8 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.9 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10 Deficit Capital Account Restoration.

A. Subject to Section 13.10B, if a Class A Limited Partner listed on Schedule Section 13.10A (an “Electing Partner”) has a negative balance in his Capital Account on the date of the “liquidation” of his interest in the Partnership (within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but excluding a constructive liquidation resulting from a tax termination of the Partnership under Section 708(b)(1)(B) of the Code)), then such Electing Partner shall contribute in cash to the capital of the Partnership the lesser of (i) the maximum amount (if any such maximum amount is stated) listed beside such Electing Partner’s name on Schedule Section 13.10A or (ii) the amount required to increase his Capital Account as of such date to zero. Any such contribution required of a Partner hereunder shall be made on or before the later of (i) the end of the Partnership Year in which the interest of such Partner is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. Notwithstanding any provision hereof to the contrary, all amounts so contributed by a Partner to the capital of the Partnership shall, upon the liquidation of the Partnership under this Article 13, be first paid to any then creditors of the Partnership, including Partners that are Partnership creditors (in the order provided in Section 13.2A), and any remaining amount shall be distributed to the other Partners then having positive balances in their respective Capital Accounts in proportion to such positive balances.

B. After the death of an Electing Partner, the executor of the estate of such an Electing Partner may elect to reduce (or eliminate) the deficit Capital Account restoration obligation of such an Electing Partner. Such election may be made by such executor by delivering to the General Partner within two hundred seventy (270) days of the death of such an Electing Partner a written notice setting forth the maximum deficit balance in his Capital Account that such executor agrees to restore under Section 13.10A, if any. If such executor does not make a timely election pursuant to this Section 13.10B (whether or not the balance in his Capital Account is negative at such time), then such Electing Partner’s estate (and the beneficiaries thereof who receive distributions of Partnership Units therefrom) shall be deemed to have a deficit Capital Account restoration obligation as set forth under Section 13.10A.

C. If the General Partner, on the date of the “liquidation” of its interest in the Partnership, within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g) (but excluding a constructive liquidation resulting from a tax termination of the Partnership under Section 708(b)(1)(B) of the Code), has a negative balance in its Capital Account, then the General Partner shall contribute in cash to the capital of the Partnership the amount needed to restore its Capital Account balance to zero. Any such contribution shall be made by the General Partner on or before the later of (i) the end of the Partnership Year in which the General Partner’s interest is liquidated, or (ii) the ninetieth (90th) calendar day following the date of such liquidation.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1 Amendments.

A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners holding twenty percent (20%) or more of the outstanding Common Units. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as provided in Section 14.1B, 14.1C or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the outstanding Common Units (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner).

B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2A hereof;

(4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.

C. Notwithstanding Section 14.1A and 14.1B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner interest, (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1B(3) hereof), (iv) alter or modify the Redemption Right and REIT Shares Amount as set forth in Section 8.6 and 11.2B, and the related definitions, in a manner adverse to such Partner, (v) cause the termination of the Partnership except as set forth in Section 13.1, or (vi) amend this Section 14.1C. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 7.3 without the Consent specified in that section.

D. Notwithstanding Section 14.1A or Section 14.1B hereof, the General Partner shall not amend Section 4.2A, 7.5, 7.6, 11.2 or 14.2 without the Consent of Class A Limited Partners holding a majority of the Class A Common Units.

E. Notwithstanding anything in this Section 14.1 or elsewhere in this Agreement to the contrary, any amendment or restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the General Partner without the Consent of the Limited Partners and without any notice requirement. A copy of the Partner Registry is available to any Limited Partner upon written request to the General Partner.

Section 14.2 Meetings of the Partners.

A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty percent (20%) or more of the outstanding Common Units. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the

Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1A hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests in Common Units held by Limited Partners (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner) shall control.

B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of or written notice such revocation from the Limited Partner executing such proxy.

D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner and may be held at the same time, and as part of, meetings of the shareholders of the General Partner.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in the Partner Registry or such other address of which the Partner shall notify the General Partner in writing.

Section 15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Tennessee, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Mid-America Apartment Communities, Inc., a Tennessee corporation

By:
Title:

CLASS A LIMITED PARTNERS:

By:	Mid-America Apartment Communities, Inc., as Attorney-in-Fact for the Limited Partners holding such status prior to the date hereof pursuant to Section 8.2 of the Prior Agreement

By:
Title:

CLASS B LIMITED PARTNER:

Mid-America Apartment Communities, Inc., a Tennessee corporation

By:
Title:

EXHIBIT A-1

SCHEDULE OF PARTNERS

EXHIBIT A-2

PARTNER REGISTRY AT PARTNERSHIP MERGER EFFECTIVE TIME

EXHIBIT B

NOTICE OF REDEMPTION OF COMMON UNITS

The undersigned Limited Partner hereby irrevocably (i) redeems              Common Units in Mid-America Apartments, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P. and the Redemption Right referred to therein, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to redeem and surrender such Common Units as provided herein, and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent or approve such redemption and surrender.

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

EXHIBIT C

CAPITAL ACCOUNT MAINTENANCE

1. Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1A of the Agreement and Exhibit D hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1B of the Agreement and Exhibit D hereof. Notwithstanding any other provision of this Agreement, immediately after the contribution of assets and issuance of Class A Common Units resulting from the merger of George OP into the Partnership, the Capital Account of each Partner shall equal the product of (i) the number of Common Units owned by such Partner as of such time as set forth on Exhibit A and (ii) (A) the net asset value of the Partnership as determined by the General Partner divided by (B) the total number of Common Units then outstanding. The General Partner may determine such net asset value by valuing Common Units based on the Value of a REIT Share, but is not required to do so.

B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)	Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704 1(b)(2)(iv)(m)(4).

(2)	The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)	Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)	In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specially allocated under Section 2 of Exhibit D hereof shall not be taken into account.

C. Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D. (1)	Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D (2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D (2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)	Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)	In accordance with Regulations Section 1.704 -l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)	In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit C, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).

E. The provisions of this Agreement (including this Exhibit C and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article 14 of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Article 4, 5, 7 and 13 of the Agreement.

EXHIBIT D

SPECIAL ALLOCATION RULES

1. Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit D, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit D, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit D (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704 2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests in Common Units. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership Year which would satisfy such requirements.

E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

F. Priority Allocation With Respect to Preferred Units. Any remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the General Partner or any other Partner that holds Preferred Units in an amount equal to the excess, if any, of the cumulative distributions received by such Partner for or with respect to the current Partnership Year and all prior Partnership Years with respect to such Preferred Units (with a distribution made on the first business day after the end of a year being treated as made with respect to such year) (other than distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Units held by such Partner or amounts paid in redemption of any Preferred Units, except to the extent that the Liquidation Preference Amount or amount paid in redemption includes accrued and unpaid distributions) over the cumulative allocations of Partnership gross income and gain to such Partner under this Section 1.F for all prior Partnership Years.

G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2. Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

B. Except as provided in Section 2.C of this Exhibit D, in an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)	(a)

In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)	any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

(2)	(a) In the case of an Adjusted Property, such items shall

(1)	first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit C, and

(2)	second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B (1) of this Exhibit D; and

(b)	any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

(3)	all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

C. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Tennessee Business Corporation Act, or the TBCA, sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

MAA’s charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under Tennessee law. MAA’s charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under Tennessee law.

The indemnification provisions in the MAA charter and bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to the MAA directors and officers pursuant to the foregoing provisions or otherwise, MAA has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 22, 2013.

Mid-America Apartment Communities, Inc.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr. Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2013.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 22, 2013

* Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2013

* Alan B. Graf, Jr.	Director	August 22, 2013

* Ralph Horn	Director	August 22, 2013

* Philip W. Norwood	Director	August 22, 2013

* W. Reid Sanders	Director	August 22, 2013

* William B. Sansom	Director	August 22, 2013

* Gary Shorb	Director	August 22, 2013

*By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit Index	Description of Document

2.1	Agreement and Plan of Merger, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial Properties Trust and Colonial Realty Limited Partnership (attached as Annex A to the joint proxy statement/prospectus included in this registration statement).

3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.11	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

3.12	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 24, 2012, as filed with the Tennessee Secretary of State on May 25, 2012 (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed on May 25, 2012 and incorporated herein by reference).

3.13	Amended and Restated Bylaws of Mid-America Apartment Communities, Inc. (Filed as an Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 21, 2008 and incorporated herein by reference).

4.1	Form of Common Share Certificate of the Combined Corporation (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for fiscal year ended December 31, 1997 and incorporated herein by reference).

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities.

8.1*	Tax Opinion of Goodwin Procter LLP.

8.2*	Tax Opinion of Hogan Lovells US LLP.

9.1	Form of Voting Agreement, dated as of June 3, 2013, by and among Colonial Properties Trust, Colonial Realty Limited Partnership and certain shareholders of Mid-America Apartment Communities, Inc. (attached as Annex C to the joint proxy statement/prospectus included in this registration statement).

9.2	Form of Voting Agreement, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P. and certain shareholders of Colonial Properties Trust (attached as Annex D to the joint proxy statement/prospectus included in this registration statement).

10.1	Form of Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., a Tennessee limited partnership (attached as Annex I to the joint proxy statement/prospectus included in this registration statement).

21.1	List of Subsidiaries of Mid-America Apartment Communities, Inc. (incorporated by reference to Exhibit 21 to Mid-America Apartment Communities, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012).

23.1*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2*	Consent of Goodwin Procter LLP as to tax issues (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3*	Consent of Hogan Lovells US LLP as to tax issues (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.6*	Consent of Watkins Uiberall, PLLC, independent registered public accounting firm.

24.1**	Powers of Attorney (included on the signature page of this Registration Statement).

99.1**	Consent of J.P. Morgan Securities LLC.

99.2**	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.3*	Form of Proxy Card of Mid-America Apartment Communities, Inc.

99.4*	Form of Proxy Card of Colonial Properties Trust.

99.5**	Consent of Thomas H. Lowder named to become director of the Combined Corporation.

99.6**	Consent of James K. Lowder named to become director of the Combined Corporation.

99.7**	Consent of Claude B. Nielsen named to become director of the Combined Corporation.

99.8**	Consent of Harold W. Ripps named to become director of the Combined Corporation.

99.9**	Consent of John W. Spiegel named to become director of the Combined Corporation.

*	Filed herewith.
**	Previously filed with Mid-America Apartment Communities, Inc’s Registration Statement on Form S-4 (333-190027).